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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 5, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

STR Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	3081	27-1023344
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 Water Street
Enfield, CT 06082
(860) 749-8371
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Barry A. Morris
Executive Vice President and Chief Financial Officer
10 Water Street
Enfield, CT 06082
(860) 749-8371
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Alexander D. Lynch, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Alan F. Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "accelerated filer," "large accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Amount	Amount of Registration Fee

Common Stock, par value $0.01 per share	7,475,000	$21.46	$160,413,500	$11,438

(1)
Includes shares subject to the underwriters' over-allotment option, if any.

(2)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the high and low sale prices of our common stock on March 26, 2010.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 5, 2010

6,500,000 Shares

STR Holdings, Inc.

Common Stock

        All of the shares of common stock are being sold by the selling stockholders, which include entities affiliated with members of our board of directors and an affiliate of Credit Suisse Securities (USA) LLC, an underwriter participating in this offering. In addition, certain of our executive officers and directors are selling a total of            shares of common stock. We will not receive any proceeds from this offering.

        The underwriters have an option to purchase a maximum of 975,000 additional shares of common stock from the selling stockholders to cover over-allotment of shares. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

        Our common stock is listed on the New York Stock Exchange under the symbol "STRI." On April 1, 2010, the last reported sales price of our common stock on the NYSE was $22.60 per share.

        Investing in our common stock involves risks. See "Risk Factors" on page 11.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholders
Per Share	$	$	$
Total	$	$	$

        Delivery of the shares of common stock in book-entry form only will be made on or about                        , 2010.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Goldman, Sachs & Co.
Cowen and Company	Lazard Capital Markets	Macquarie Capital

The date of this prospectus is                        , 2010.

        You should rely only on the information contained in this document and any free writing prospectus prepared by us or on our behalf. We and the selling stockholders have not, and the underwriters have not, authorized anyone to provide you with any additional information or information that is different. This document may only be used where it is legal to sell these securities. The information in this document is only accurate as of the date of this document.

        "STR," "PhotoCap" and their respective logos are our trademarks. Solely for convenience, we refer to our trademarks in this prospectus without the ™ and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

i

PROSPECTUS SUMMARY

        This section summarizes key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. You should carefully review the entire prospectus, including the risk factors, the consolidated financial statements and the notes thereto, and the other documents to which this prospectus refers before making an investment decision. Unless the context requires otherwise, references in this prospectus to "STR," "we," "us," "our company" or similar terms refer to STR Holdings, Inc. and its subsidiaries and include the business conducted by us prior to our reorganization to a "C" corporation, which occurred in connection with our initial public offering on November 6, 2009. Unless otherwise indicated, references to our Solar manufacturing and production capacity are to estimated annual capacity.

 Our Company

        We are a global leader in each of our businesses: solar power module encapsulant manufacturing and consumer product quality assurance. Our Solar business is a leading global provider of encapsulants, which are specialty extruded sheets and film that hold a solar module together and protect the embedded semiconductor circuit. Encapsulants are a critical component used in solar modules. We supply solar module encapsulants to many of the major solar module manufacturers. We believe we were the primary supplier of encapsulants to each of our top 10 customers in 2009, which we believe is due to our superior product performance and customer service. Our encapsulants are used in both crystalline and thin-film solar modules.

        Our Quality Assurance business is a leader in the consumer products quality assurance market, and we believe our Quality Assurance business is the only global testing services provider exclusively focused on the consumer products market. Our Quality Assurance business provides inspection, testing and audit services that enable retailers and manufacturers to determine whether products and facilities meet applicable safety, regulatory, quality, performance and social standards.

Our Solar Business

        Our Solar business is a leading manufacturer of encapsulants, which are specialty extruded sheets and film that hold a solar module together and protect the embedded semiconductor circuit. We were the first to develop the original ethylene-vinyl-acetate, or EVA, encapsulants used in commercial solar module manufacturing in the 1970s in conjunction with the Jet Propulsion Laboratory of the California Institute of Technology under a NASA contract for the U.S. Energy Research and Development Administration, which later became known as the U.S. Department of Energy. We have no ongoing relationships with any of these agencies. We have sold our EVA encapsulants commercially since the late 1970s. We have continually improved our encapsulants, and we have developed many significant solar encapsulant innovations since we first commercialized our encapsulants, including encapsulants that maintain their dimensional stability and ultra-fast curing formulations. Our encapsulants are used in both of the prevailing solar panel technologies, crystalline and thin-film, and are valued by our customers because they maintain their size and shape throughout the solar module manufacturing process, have fast curing times and have demonstrated long-term stability. These attributes are critical to solar module manufacturers, which typically provide 20- to 25-year warranties of the performance of their solar modules and continually seek to maximize manufacturing yield and optimize efficiency. Despite the critical nature of encapsulant to solar cell applications, the encapsulant represents a small percentage of the overall manufacturing cost of the total solar module.

        Our PhotoCap products consist primarily of EVA, which is modified with additives and put through our proprietary manufacturing process to increase product stability and make the encapsulant suitable for use in extreme, long-term outdoor applications. The inclusion of specific additives results in a limited shelf life before our encapsulants must be integrated into a solar module, making stocking impractical. Encapsulants are made-to-order to customer specifications for use in their solar module manufacturing process.

Solar Market Opportunity

        Solar energy has emerged as one of the most rapidly growing renewable energy sources. A number of different technologies have been developed to harness solar energy. The most prevalent technology is the use of inter-connected photovoltaic, or PV, cells to generate electricity directly from sunlight. PV systems are used in industrial, commercial and residential applications. Higher global energy prices, increased environmental awareness and the desire for energy independence are accelerating the adoption of renewable energy sources, including solar. Governments around the world have also implemented various tariffs, tax credits and other incentives designed to encourage the use of renewable energy sources, including solar.

        According to Solarbuzz, an independent solar energy research firm, solar power industry revenues grew to approximately $34 billion in 2009 from approximately $4 billion in 2003.

        Regardless of the technology used to create solar energy from a PV system, the core component of the solar cell is the semiconductor circuit. To protect and preserve the embedded semiconductor circuit, solar module manufacturers typically use an encapsulant. Encapsulants are critical to the proper functioning of solar modules, as they protect cells from the elements, bond the multiple layers of a module (top surface, PV cells, and rear surface) together, and provide electrical insulation. Because encapsulants are a critical and integral component of solar modules, demand for encapsulants is expected to track the strong growth forecasted for the global PV market.

Competitive Strengths of Our Solar Business

        We believe that our Solar business possesses a number of key competitive strengths, including:

  •
  Primary Supplier to Leading Module Manufacturers.    Because our encapsulants are designed into our customers' manufacturing processes, offer long-term stability and substantial manufacturing efficiencies, and are a small part of the overall cost of the solar module, we believe our customers will continue to be reluctant to switch to other encapsulant suppliers. We believe we were the primary encapsulant supplier to each of our top 10 customers in 2009, which include many of the fastest growing solar module manufacturers. As our customers look to secure materials or access to our production capacity to support their module production, we have recently entered into, or are in negotiations to enter into, contracts that include periods of exclusivity and minimum purchase requirements. Although such contracts provide for the sale of encapsulants at lower prices than our shorter-term arrangements, they will provide greater predictability of demand. As of December 31, 2009, we had entered into contracts with five of our largest customers.

  •
  Superior Product Technology.    Our encapsulants, some of which have been in the field nearly 30 years, play a critical role in permanently bonding and protecting sensitive solar module components while helping to maintain solar module performance for extended periods under extreme environmental conditions. Our encapsulants are manufactured to be non-shrinking so that they maintain their size and shape throughout the solar module manufacturing process, thereby reducing manufacturing defects. In addition to providing dimensional stability, our highly engineered ultra-fast curing encapsulants provide for more rapid and efficient solar module manufacturing, enabling our customers to achieve higher throughput rates and reduce their production costs.

  •
  History of Innovation.    We have a long history of innovation. We, in conjunction with the predecessor to the U.S. Department of Energy, utilized our experience and technical expertise in the field of plastics to invent the original EVA encapsulant formulations used in commercial solar module manufacturing. In addition, we have developed many significant encapsulant innovations since we first introduced our encapsulants commercially in the late 1970s.

  •
  Global Manufacturing and Distribution Base.    We have invested heavily in developing our global production and distribution capacity through the construction and acquisition of new plants, by increasing the number of our production lines and by upgrading our manufacturing equipment to meet our customers' needs. We currently operate 15 production lines worldwide with total annual production capacity of 5,350 MW. We expect our global production capacity to increase to 6,350 MW throughout 2010.

  •
  Technical and Management Expertise.    Our senior management team includes seasoned veterans with diverse business experiences who provide a broad range of perspectives and have enabled us to proactively manage our rapid organic growth, including the substantial expansion of our manufacturing operations.

Growth Strategy of Our Solar Business

        Our objective is to enhance our position as a leading global provider of encapsulants to solar module manufacturers. Our strategies to meet that objective are:

  •
  Leverage Global Infrastructure.    Our manufacturing facilities are designed to provide the ability to expand our capacity to meet customer demand. To meet anticipated future growth in demand in the solar module market and increase our market share, we plan to continue to increase capacity by adding new production lines at our existing facilities or opening new facilities. Since 2003, we have invested $47.0 million to expand our production capacity. We added four 500 MW production lines in 2008 and two 500 MW production lines and a 100 MW production line in 2009, bringing our total global capacity to 5,350 MW as of December 31, 2009. We believe we can leverage our existing infrastructure to add capacity in targeted markets. For example, we recently completed the construction of a new manufacturing facility in Malaysia, which has initially been designed for up to 2,000 MW of capacity and can be expanded to accommodate up to 3,000 MW of capacity. The Malaysian facility currently has two 500 MW operational production lines, and we began shipping production quantities of encapsulants from that facility in the third quarter of 2009. During the first quarter of 2010, our Malaysian facility received a 500 MW production line from Connecticut and a 500 MW production line from Spain to meet shifting worldwide module demand from Europe to Asia. We expect our global production capacity to increase to 6,350 MW throughout 2010 and further expand in 2011.

  •
  Continue Product Innovation.    Throughout the history of our Solar business, we have continued to innovate our encapsulant technologies. We intend to leverage our technical experience and the expertise derived from our nearly 30 years of innovation to continue to develop new products and technologies to meet evolving customer needs and to maintain and enhance our competitive position. For example, we recently developed a new material specifically tailored to match the unique needs of thin-film solar technologies with superior moisture resistant properties that we believe surpass those of other commercially available products.

  •
  Asia Growth Strategy.    Our strategy for growing our Asia business is called 1 + China Growth Strategy. Our plant in Malaysia represents the beginning stages of the execution of this strategy utilizing Malaysia as a conduit to Asia. We provide encapsulants to many of the leading solar module manufacturers worldwide and intend to continue to seek new customer relationships. During 2009, global solar demand shifted as module manufacturers located in Asia, particularly in China, obtained market share from European competitors. Also, many Asian governments announced solar incentive programs in 2009 to increase the demand for solar energy in their respective countries, such as the Golden Sun and Building Integrated Photovoltaic Programs in

    China. Based on these two emerging market patterns, we are actively seeking to increase our market share in the Asia-Pacific region.

  •
  Further Reduce Manufacturing Costs.    We continuously seek to improve our competitive position by reducing our manufacturing costs, and we have identified a number of cost reduction opportunities. For example, we have made modifications to our production process to achieve higher throughput and yield and are developing an encapsulant that eliminates the use of a paper liner, which represents the second largest material-related cost of our encapsulants.

Our Quality Assurance Business

        We have offered quality assurance services since 1973. Our Quality Assurance business helps clients determine whether the products designed and manufactured by them or on their behalf meet applicable safety, regulatory, quality, performance and social standards. The primary clients for quality assurance services are large North American and European retailers that manage global supply chains of manufacturers, vendors and importers. In particular, retailers, importers and manufacturers that choose to outsource production to developing countries rely on our Quality Assurance services to ensure product quality and standards.

        Since forming our Quality Assurance business, we have expanded our Quality Assurance service offerings and have increased the scale of the business to meet the growing worldwide needs of the consumer products manufacturing industry. As of December 31, 2009, our Quality Assurance business had an extensive network of 17 laboratories, 72 inspection and audit offices and 21 sales offices in 36 countries across North America, South America, Europe, Asia, Indian sub-continent and Africa with an experienced team of over 1,000 scientists, technicians, engineers, auditors, trainers and inspectors. We have a broad client base, serving over 5,000 clients in 2009. Our Quality Assurance business's reputation for quality is demonstrated by our more than 40 internationally recognized accreditations and memberships.

Risks Affecting Our Business

        Our business is subject to numerous risks, as discussed more fully in the section entitled "Risk Factors" beginning on page 11 of this prospectus, which you should read in its entirety. In particular:

  •
  If demand for solar energy in general and solar modules in particular does not continue to develop or takes longer to develop than we anticipate, sales in our Solar business may not grow or may decline, which would negatively affect our financial condition and results of operations.

  •
  The impact of the current worldwide economic recession as well as volatility and disruption in the credit markets may continue to slow the growth of the solar industry, may continue to cause our customers to experience a reduction in demand for their products and related financial difficulties and may continue to adversely impact our Solar business.

  •
  A significant reduction or elimination of government subsidies and economic incentives or a change in government policies that promote the use of solar energy could have a material adverse effect on our business and prospects.

  •
  Our Solar business is dependent on a limited number of customers, which may cause significant fluctuations or result in declines in our Solar net sales.

  •
  Our Solar business's growth is dependent upon the growth of our key Solar customers and our ability to keep pace with our customers' growth.

  •
  Technological changes in the solar energy industry or our failure to develop and introduce or integrate new technologies could render our encapsulants uncompetitive or obsolete, which would adversely affect our business.

  •
  We typically rely upon trade secrets and contractual restrictions, and not patents, to protect our proprietary rights. Failure to protect our intellectual property rights may undermine our competitive position and protecting our rights or defending against third-party allegations of infringement may be costly.

  •
  We face competition in our Solar business from other companies producing encapsulants for solar modules.

  •
  Our failure to build and operate new manufacturing facilities and increase production capacity at our existing facilities to meet our customers' requirements could harm our business and damage our customer relationships in the event demand for our encapsulants increases. Conversely, expanding our production in times of overcapacity could have an adverse impact on our results of operations.

  •
  Our Solar business is exposed to risks related to running our facilities at full production capacity from time to time that could result in decreased net sales and affect our ability to grow our business in future periods.

  •
  The quality assurance testing markets are highly competitive, and many of the companies with which we compete have substantially greater resources and geographical presence than us.

  •
  Failure to maintain professional accreditations and memberships may affect our Quality Assurance business's ability to compete or generate net sales.

  •
  Damage to the professional reputation of our Quality Assurance business would adversely affect our Quality Assurance net sales and the growth prospects of our Quality Assurance business.

  •
  Our Quality Assurance business's growth depends on our ability to expand our operations and capacity and manage such expansion effectively.

  •
  Our future success depends on our ability to retain our key employees.

  •
  Our substantial international operations subject us to a number of risks.

  •
  We and our results of operations could be materially and adversely affected by violations of applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977.

DLJ Transactions

        On June 15, 2007, DLJ Merchant Banking Partners IV, L.P. and affiliated investment funds, or DLJMB, and its co-investors, together with members of our board of directors, our executive officers and other members of management, acquired 100% of the voting equity interests in our wholly-owned subsidiary, Specialized Technology Resources, Inc. for $365.6 million, including transaction costs. They acquired Specialized Technology Resources, Inc. for investment purposes. In connection with the acquisition, Specialized Technology Resources, Inc., as borrower, and STR Holdings LLC, as a guarantor, entered into a first lien credit facility providing for a fully drawn $185.0 million term loan facility and an undrawn $20.0 million revolving credit facility and a second lien credit facility providing for a fully drawn $75.0 million term loan facility, in each case, with Credit Suisse, as administrative agent and collateral agent.

        We refer to the foregoing transactions collectively as the "DLJ Transactions." DLJMB is an affiliate of Credit Suisse Securities (USA) LLC, an underwriter participating in this offering, and Credit Suisse, the administrative agent and collateral agent under our first and second lien credit facilities. For further information regarding the DLJ Transactions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—DLJ Transactions."

Corporate Reorganization and Initial Public Offering

        Prior to November 5, 2009, we conducted our business through STR Holdings LLC and its subsidiaries. STR Holdings (New) LLC, or NewCo, a Delaware limited liability company, was formed on September 30, 2009 as an indirect subsidiary of STR Holdings LLC and held no material assets and did not engage in any operations. Pursuant to the corporate reorganization on November 5, 2009, STR Holdings LLC liquidated. A subsidiary of NewCo merged with and into Specialized Technologies Resources, Inc., or STRI, a former subsidiary of STR Holdings LLC, and, as a result, STRI became a wholly-owned subsidiary of NewCo. The unitholders of STR Holdings LLC became unitholders of NewCo. On November 6, 2009, NewCo converted from a limited liability company into a Delaware 'C' corporation, named STR Holdings, Inc., and all outstanding units of NewCo automatically converted into a single class of common stock of STR Holdings, Inc.

        On November 12, 2009, we closed our initial public offering of 12,300,000 shares of common stock at an offering price of $10 per share, of which 3,300,000 shares were sold by the Company and 9,000,000 shares were sold by selling stockholders. On December 7, 2009, we closed the partial exercise of the over-allotment option granted by the selling stockholders given in connection with the initial public offering, which resulted in a total purchase of 1,695,000 shares at the initial public offering price of $10 per share. We did not receive any of the proceeds from the sale of the shares as a result of the exercise of the over-allotment option. For further information regarding the corporate reorganization and our initial public offering, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Corporate Reorganization and Initial Public Offering."

Recent Development

        Although complete financial statements for the three months ended March 31, 2010 are not yet available, on April 5, 2010, we provided updated guidance regarding our projected financial results. We affirmed our 2010 full year guidance of total net sales of $310 million to $330 million and 2010 diluted non-GAAP earnings per share (EPS) of $1.05 to $1.10. We also affirmed our first quarter guidance of total net sales of $77 million to $81 million and first quarter diluted non-GAAP EPS of $0.23 to $0.25. We anticipate that, due to recent strength in the global solar market and reductions in anticipated orders by certain key clients in our Quality Assurance business, the projected revenue mix between segments is expected to change from our previous full year guidance with higher anticipated Solar net sales in the range of $195 million to $205 million and lower anticipated Quality Assurance net sales in the range of $115 million to $125 million. For the first quarter of 2010, the projected revenue mix is expected to change from our previous guidance to a range of $53 million to $55 million for Solar net sales and a range of $24 million to $26 million for Quality Assurance net sales. Diluted GAAP EPS ranges for our 2010 full year and first quarter are $0.73 to $0.78 and $0.12 to $0.14, respectively.

        The following is a reconciliation of our diluted non-GAAP EPS guidance:

	First Quarter Ended March 31, 2010		Year Ended December 31, 2010
	Low	High	Low	High
	(Unaudited)		(Unaudited)
	(in millions, except per share data)
Net income	$4.8	$5.7	$30.6	$32.8
Adjustments to net income:
Amortization of deferred financing costs	0.3	0.3	1.3	1.3
Stock-based compensation expense	3.9	3.9	7.9	7.9
Amortization of intangibles	2.9	2.9	11.5	11.5
Tax effect of adjustments	(2.6)	(2.6)	(7.5)	(7.5)

Non-GAAP net income	$9.3	$10.2	$43.8	$46.0

Diluted shares outstanding	41.3	41.3	41.9	41.9

Diluted net income per share	$0.12	$0.14	$0.73	$0.78

Diluted non-GAAP net income per share	$0.23	$0.25	$1.05	$1.10

        We use the non-GAAP financial measure called non-GAAP earnings per share (EPS). We define non-GAAP EPS as net income not including the impact of amortization of deferred financing costs, stock-based compensation, intangible asset amortization expense and associated tax effect divided by the weighted average shares outstanding. It should be noted that diluted weighted average shares are determined on a GAAP basis and the resulting share count is used for computing both GAAP and non-GAAP diluted EPS.

        Management believes that non-GAAP EPS provides meaningful supplemental information regarding our performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current-period results with those of prior periods as well as with our peers. Non-GAAP EPS is one of the main metrics used by management and our board of directors to plan and measure our operating performance. In addition, non-GAAP EPS will be one of the metrics and, in the case of our chief executive officer and chief financial officer, the only metric used to determine annual bonus compensation for our executive officers under our management incentive plan.

        The financial data included in this Recent Development section has been prepared by, and is the responsibility of our management. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying financial data included in this Recent Development section. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. See "Risk Factors," "Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Executive Offices

        We are a Delaware corporation. Our principal executive offices are located at 10 Water Street, Enfield, Connecticut 06082, and our telephone number is (860) 749-8371. Our web address is www.strholdings.com. The information that appears on our web site is not part of, and is not incorporated into, this prospectus.

 The Offering

Common stock offered by the selling stockholders	6,500,000 shares.
Common stock outstanding	41,349,710 shares.
Option to purchase additional shares

The underwriters have an option to purchase a maximum of 975,000 additional shares of common stock from the selling stockholders. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds	We will not receive any proceeds from this offering.
Dividend policy	We do not anticipate paying any dividends on our common stock in the foreseeable future. See "Dividend Policy."
Risk factors

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 11 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

NYSE symbol	"STRI."
Conflicts of Interest

Affiliates of Credit Suisse Securities (USA) LLC own 10% or more of our common stock. Thus, Credit Suisse Securities (USA) LLC has a "conflict of interest" under the applicable provisions of Rule 2720 of the Financial Industry Regulatory Authority. For more information, see "Conflicts of Interest."

        Unless otherwise indicated, all information in this prospectus:

  •
  excludes 4,710,000 shares of our common stock reserved for future grants under our compensation plans, including 3,495,685 shares of common stock issuable upon the exercise of options; and

  •
  assumes no exercise of the underwriters' option to purchase additional shares.

 Summary Consolidated Financial and Other Data

        The following table sets forth our summary consolidated financial and other data for the periods and as of the dates indicated. The balance sheet data as of December 31, 2009 and the statement of operations and other data for each of (i) the years ended December 31, 2009 and 2008, (ii) the period from June 15 to December 31, 2007 and (iii) the period from January 1 to June 14, 2007 are derived from our consolidated financial statements included elsewhere in this prospectus.

        The basic and diluted net income per share and weighted average shares outstanding data for periods including and after June 15, 2007 in the summary consolidated financial and other data table presented below give effect to our corporate reorganization, as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Corporate Reorganization and Initial Public Offering."

        On June 15, 2007, DLJMB and its co-investors, together with members of our board of directors, our executive officers and other members of management, through STR Holdings LLC, acquired Specialized Technology Resources, Inc. All periods prior to June 15, 2007 are referred to as "Predecessor," and all periods including and after such date are referred to as "Successor." The consolidated financial statements for all Successor periods are not comparable to those of the Predecessor periods.

        Our historical results are not necessarily indicative of future operating results. You should read the information set forth below in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	For the Period from June 15 to December 31, 2007	For the Period from January 1 to June 14, 2007
	(in thousands, except per share and share data)
Statement of Operations Data:
Net sales—Solar	$149,521	$182,311	$52,967	$25,648
Net sales—Quality Assurance	115,424	106,267	56,317	39,112

Total net sales	264,945	288,578	109,284	64,760

Cost of sales—Solar	91,213	103,717	30,068	11,875
Cost of sales—Quality Assurance	75,759	70,930	35,620	25,225

Total cost of sales	166,972	174,647	65,688	37,100

Gross profit	97,973	113,931	43,596	27,660

Selling, general and administrative expenses	48,785	41,592	18,484	12,063
Provision for bad debt expense	1,403	1,950	562	384
Earnings on equity-method investments	(317)	(178)	(84)	(46)
Transaction costs	—	—	—	7,737

Operating income	48,102	70,567	24,634	7,522

Interest income	136	249	203	143
Interest expense	(17,068)	(20,809)	(13,090)	(2,918)
Foreign currency transaction loss	(134)	(1,007)	(76)	(32)
Unrealized gain (loss) on interest rate swap	1,995	(3,025)	(2,988)	—
Income before income tax expense	33,031	45,975	8,683	4,715
Income tax expense	10,042	17,870	4,572	3,983

Net income	$22,989	$28,105	$4,111	$732

Other comprehensive income:
Foreign currency translation	1,063	(1,805)	1,451	448

Total comprehensive income	$24,052	$26,300	$5,562	$1,180

Net income per share data:
Basic	$0.63	$0.78	$0.11	$0.08
Diluted	$0.61	$0.75	$0.11	$0.08
Weighted average shares outstanding(1)
Basic	36,638,402	36,083,982	35,846,880	8,632,893

Diluted	37,514,790	37,411,765	36,636,433	9,134,536

Other Data:
Amortization of intangibles	$11,503	$11,503	$6,231	$50
Capital expenditures	$17,833	$35,288	$10,064	$3,510
Balance Sheet Data:
Cash and cash equivalents	$69,149
Total assets	$645,860
Total debt	$240,506
Total stockholders' equity	$271,270

(1)
We have retrospectively adjusted our earnings per share and average shares outstanding for the Successor periods to reflect the conversion of units to shares resulting from the reorganization and conversion. See note 3 to our consolidated financial statements included elsewhere in this prospectus. We have not similarly adjusted our earnings per share for the Predecessor period.

 RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before making an investment in our company. If any of the following risks actually occurs, our business, results of operations or financial condition may be adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Solar Business

If demand for solar energy in general and solar modules in particular does not continue to develop or takes longer to develop than we anticipate, sales in our Solar business may not grow or may decline, which would negatively affect our financial condition and results of operations.

        We expect that a significant amount of the growth in our overall business will come from the sale of encapsulants by our Solar business. Because our encapsulants are used in the production of solar modules, our financial condition and results of operations and future growth are tied to a significant extent to the overall demand for solar energy and solar modules. The solar energy market is at a relatively early stage of development and the extent to which solar modules will be widely adopted is uncertain. Many factors may affect the viability and widespread adoption of solar energy technology and demand for solar modules, and in turn, our encapsulants, including:

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  cost-effectiveness of solar modules compared to conventional and non-solar renewable energy sources and products;

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  performance and reliability of solar modules compared to conventional and non-solar renewable energy sources and products;

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  availability and amount of government subsidies and incentives to support the development and deployment of solar energy technology;

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  rate of adoption of solar energy and other renewable energy generation technologies, such as wind, geothermal and biomass;

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  seasonal fluctuations related to economic incentives and weather patterns;

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  fluctuations in economic and market conditions that affect the viability of conventional and non-solar renewable energy sources, such as increases or decreases in the prices of fossil fuels and corn or other biomass materials;

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  the extent to and shape of, if any, the recovery from the worldwide economic recession, volatility and disruption in the credit markets that was experienced during 2009, which may slow the growth of the solar industry, may cause our customers to experience a reduction in demand for their products and related financial difficulties and may adversely impact our Solar business;

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  fluctuations in capital expenditures by end users of solar modules, which tend to decrease when the overall economy slows down;

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  the extent to which the electric power and broader energy industries are deregulated to permit broader adoption of solar electricity generation; and

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  the cost and availability of polysilicon and other key raw materials for the production of solar modules.

        For example, in 2009, we experienced a decline in our Solar business mainly due to decreased global demand for solar energy as a result of legislative changes, such as the cap in feed-in tariffs in Spain implemented in 2008, the global recession and the worldwide credit crisis.

        If demand for solar energy and solar modules fails to develop sufficiently, demand for our customers' products as well as demand for our encapsulants will decrease, and we may not be able to grow our business or Solar net sales and our financial condition and results of operations will be harmed.

A significant reduction or elimination of government subsidies and economic incentives or a change in government policies that promote the use of solar energy could have a material adverse effect on our business and prospects.

        Demand for our encapsulants depends on the continued adoption of solar energy and the resultant demand for solar modules. Demand for our products depends, in large part, on government incentives aimed to promote greater use of solar energy. In many countries in which solar modules are sold, solar energy would not be commercially viable without government incentives. This is because the cost of generating electricity from solar energy currently exceeds, and we believe will continue to exceed for the foreseeable future, the costs of generating electricity from conventional energy sources.

        The scope of government incentives for solar energy depends, to a large extent, on political and policy developments relating to environmental and energy concerns in a given country that are subject to change, which could lead to a significant reduction in, or a discontinuation of, the support for renewable energy in such country. Federal, state and local governmental bodies in many of the target markets for our Solar business, including Germany, Italy, Spain, the United States, France, Japan and South Korea, have provided subsidies and economic incentives in the form of feed-in tariffs, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar energy products to promote the use of solar energy and to reduce dependency on other forms of energy. These government economic incentives could be reduced or eliminated earlier than anticipated. For example, the German government recently has announced legislation that is expected to reduce feed-in tariffs beginning in the second half of 2010. This announcement has resulted in the pull-in of demand from solar module manufacturers due to increased end-user demand being driven by the incentive to purchase a solar system prior to the expected enactment of the decreased feed-in tariff incentives. As such, we may see atypical Solar sales during the first half of 2010 that may not occur during the second half of 2010. Also, in September 2008, the Spanish parliament adopted new legislation that decreased the feed-in tariff for solar energy by approximately 27% and capped its subsidized PV installations at 500 MW for 2009. This event drove an over-supply of solar module inventory in the supply chain during the first half of 2009 and was one of the main drivers behind our sales volume decline in 2009 compared to 2008.

        Moreover, electric utility companies, or generators of electricity from fossil fuels or other renewable energy sources, could also lobby for changes in the relevant legislation in their markets to protect their revenue streams. Reduced growth in or the reduction, elimination or expiration of government subsidies and economic incentives for solar energy, especially those in our target markets, could cause our Solar net sales to decline and harm our business.

Our Solar business is dependent on a limited number of customers, which may cause significant fluctuations or result in declines in our Solar net sales.

        The solar module industry is relatively concentrated. As a result, we sell substantially all of our encapsulants to a limited number of solar module manufacturers. We expect that our results of operations will, for the foreseeable future, continue to depend on the sale of encapsulants to a relatively small number of customers. Sales to First Solar accounted for 27.1%, 19.1% and 13.8% of our Solar net sales in the years 2009, 2008 and 2007, respectively. In addition, the top five customers in our Solar segment accounted for approximately 55.0%, 47.0% and 46.0% of our Solar net sales in 2009, 2008 and 2007, respectively. Furthermore, participants in the solar industry, including our customers, are experiencing pressure to reduce their costs. Because we are part of the overall supply chain to our customers, any cost pressures experienced by them may affect our business and results of operations. Our customers may not continue to generate significant Solar net sales for us. Conversely, we may be unable to meet the production demands of our customers or maintain these customer relationships. Also, new entrants into the solar module manufacturing industry, primarily from China, could negatively impact the demand for, and pricing of, our customers' products, which could reduce the demand for our encapsulants. We believe our European customers have lost market share to low-cost module manufacturers, primarily from China, that continue to penetrate the European solar market and whom we do not sell encapsulants to. We have lost market share in the European market due to emerging low-cost solar module manufacturers, primarily from China, and if we are not able to supply encapsulants to these new entrants in the future, we could lose further market share and also face competition from new encapsulant manufacturers.

        In addition, a significant portion of our outstanding accounts receivable is derived from sales to a limited number of customers. The accounts receivable from our top five Solar customers with the largest receivable balances represented 38.7% and 34.6% of our accounts receivable balance as of December 31, 2009 and December 31, 2008, respectively. Moreover, many solar companies are facing and may continue to face significant liquidity and capital expenditure requirements, and as a result, our customers may have trouble making payments owed to us, which could affect our business, financial condition and results of operations. Any one of the following events may cause material fluctuations or declines in our Solar net sales and have a material adverse effect on our business, financial condition and results of operations:

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  reduction, postponement or cancellation of orders from one or more of our significant customers;

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  reduction in the price one or more significant solar customers are willing to pay for our encapsulants;

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  selection by one or more solar customers of products competitive with our encapsulants;

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  loss of one or more significant solar customers and failure to obtain additional or replacement customers; and

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  failure of any of our significant solar customers to make timely payment for products.

Our Solar business's growth is dependent upon the growth of our key Solar customers and our ability to keep pace with our customers' growth.

        In addition to relying on a small number of customers, we believe we were the primary supplier to each of our top 10 Solar customers in 2009. The future growth and success in our Solar business depends on the ability of such customers to grow their businesses and our ability to meet any such growth, principally through the addition of manufacturing capacity. If our Solar customers do not increase production of solar modules, there will be no corresponding increase in encapsulant orders. Alternatively, in the event such customers grow their businesses, we may not be able to meet their increased demands, which would require such customers to find alternative sources for encapsulants. In addition, it is possible that customers for whom we are the exclusive supplier of encapsulants will seek to qualify and establish a secondary supplier of encapsulants, which would reduce our share with such customers and could increase that customer's pricing leverage. If our Solar customers do not grow their businesses or they find alternative sources for encapsulants to meet their demands, it could limit our ability to grow our business and increase our Solar net sales.

Technological changes in the solar energy industry or our failure to develop and introduce or integrate new technologies could render our encapsulants uncompetitive or obsolete, which would adversely affect our business.

        The solar energy market is rapidly evolving and competitive and is characterized by continually changing technology requiring continuous improvements in solar modules to increase efficiency and power output and improve aesthetics. This requires us and our customers to continuously invest significant financial resources to develop new solar module technology and enhance existing solar modules to keep pace with evolving industry standards and changing customer requirements and to compete effectively in the future. Our failure to further refine our encapsulant technology and develop and introduce new or enhanced encapsulants or other products, or our competitors' development of products and technologies that perform better or are more cost effective than our products, could cause our encapsulants to become uncompetitive or obsolete, which would adversely affect our business, financial condition and results of operations. Product development activities are inherently uncertain, and we could encounter difficulties in commercializing new technologies. As a result, our product development expenditures in our Solar business may not produce corresponding benefits.

        Moreover, we produce a component utilized in the manufacturing of solar modules. New solar technologies may emerge or existing technologies may gain market share that do not require encapsulants as we produce them, or at all. Also, manufacturing methods may emerge that could be more advanced or efficient than our current manufacturing capability. Such changes could result in decreased demand for our encapsulants or render them obsolete, which would adversely affect our business, financial condition and results of operations.

We typically rely upon trade secrets and contractual restrictions, and not patents, to protect our proprietary rights. Failure to protect our intellectual property rights may undermine our competitive position and protecting our rights or defending against third-party allegations of infringement may be costly.

        Protection of proprietary processes, methods, documentation and other technology is critical to our business. Failure to protect, monitor and control the use of our existing intellectual property rights could cause us to lose our competitive advantage and incur significant expenses. We typically rely on trade secrets, trademarks, copyrights and contractual restrictions to protect our intellectual property rights and currently do not hold any patents related to our Solar business. However, the measures we take to protect our trade secrets and other intellectual property rights may be insufficient. While we enter into confidentiality agreements with our Solar employees and third parties to protect our intellectual property rights, such confidentiality provisions related to our trade secrets could be breached and may not provide meaningful protection for our trade secrets. Also, others may independently develop technologies or products that are similar or identical to ours. In such case, our trade secrets would not prevent third parties from competing with us.

        Third parties or employees may infringe or misappropriate our proprietary technologies or other intellectual property rights, which could harm our business and operating results. Policing unauthorized use of intellectual property rights can be difficult and expensive, and adequate remedies may not be available.

        We are currently in litigation with a former employee, James P. Galica, in our Solar business and his current employer, JPS Elastomerics Corp., for the misappropriation and theft of our trade secrets. In August 2008, the jury determined that the technology for our polymeric sheeting product line is a trade secret. The jury also determined that our former employee and his current employer had not misappropriated our trade secrets. We have not decided if we will appeal the jury's determination. The jury also found that our former employee had breached his confidentiality agreement with us. Subsequently, the judge determined that JPS and Galica had violated the Massachusetts Unfair and Deceptive Trade Practices Act, finding that the technology for our polymeric sheeting product is a trade secret and that JPS and Galica had misappropriated our trade secrets. The judge awarded us compensatory and punitive damages, attorneys' fees and costs and issued a temporary injunction preventing JPS from manufacturing, marketing or selling the competing products, which are substantially similar to some of our encapsulants. The final amount of damages to be awarded to us, as well as the scope of a permanent injunction, is still pending before the court and will be determined by the presiding judge. JPS has filed a motion for reconsideration of the court's decision that JPS and Galica had violated the Massachusetts Unfair and Deceptive Trade Practices Act. Final judgment will not be entered until these pending matters are resolved. The court has ordered each party to brief the remaining issues. Upon entry of final judgment, JPS will have the right to appeal the judge's ruling, and we will have the right to appeal the jury's verdict. If JPS or Galica is successful on the appeals from both the jury's verdict and the judge's rulings, the result may be a new trial or a final determination that JPS may compete with us by continuing to sell a product that is substantially similar to some of our encapsulants. JPS may also be allowed to compete with us on some encapsulant products based on the court's ruling on the scope and duration of the permanent injunction. Further, in October 2009, counsel to JPS sent our counsel a letter demanding relief under the Massachusetts Unfair and Deceptive Trade Practices Act, the Sherman Antitrust Act, the Massachusetts Antitrust Act and the Lanham Act.

        We responded to JPS's letter and have had no further contact with JPS regarding their October 2009 letter. On October 20, 2009, JPS moved for reconsideration of the judgment against them under Massachusetts General Laws, chapter 93A. On November 19, 2009, the Court issued a Memorandum and Order Denying Further Modification of the Preliminary Injunction and Associated Directives. On December 10, 2009, JPS filed a petition for relief in the Massachusetts Appeals Court which the court denied. On December 21, 2009, JPS filed a notice of interlocutory appeal with the Massachusetts Appeals Court. On January 20, 2010, the parties filed a stipulation of dismissal of JPS's notice of interlocutory appeal. On March 25, 2010, the Court scheduled a hearing on permanent injunctive relief, attorney's fees and damages to be held on August 23, 2010.

We face competition in our Solar business from other companies producing encapsulants for solar modules.

        The market for encapsulants is highly competitive and continually evolving. We compete with a number of encapsulant manufacturers, some of which are large, global companies with substantial financial, manufacturing and logistics resources and strong customer relationships. If we fail to attract and retain customers for our current and future products, we will be unable to increase our revenues and market share. Our primary encapsulant competitors include Bridgestone Corporation, ETIMEX Primary Packaging GmbH and Mitsui Chemicals, Inc. We also expect to compete with new entrants to the encapsulant market, including those that may offer more advanced technological solutions, possess advanced or more efficient manufacturing capabilities or that have greater financial resources than we do. Further, as the China solar market matures, we expect other encapsulant providers from China and the greater Asian markets will compete with us. Our competitors may develop and produce or may be currently producing encapsulants that offer advantages over our products. A widespread adoption of any of these technologies could result in a rapid decline in our position in the encapsulant market and our revenues and adversely affect our margins.

Our failure to build and operate new manufacturing facilities and increase production capacity at our existing facilities to meet our customers' requirements could harm our business and damage our customer relationships in the event demand for encapsulants increases. Conversely, expanding our production in times of overcapacity could have an adverse impact on our results of operations.

        Prior to the fourth quarter of 2008, our manufacturing facilities generally operated at full production capacity, which constrained our ability to meet increased demand from our customers. The future success of our Solar business depends, in part, on our ability to increase production capacity to satisfy any increased demand from our customers. We may be unable to expand our Solar business, satisfy customer requirements, maintain our competitive position and improve profitability if we are unable to build and operate new manufacturing facilities and increase production capacity at our existing facilities to meet any increased demand for our Solar products. For example, if there are delays in our new Malaysian facility achieving target yields and output, we will not meet our target for adding capacity, which would limit our ability to increase encapsulant sales and result in lower than expected Solar net sales and higher than expected costs and expenses. Moreover, we may experience delays in receiving equipment and be unable to meet any increases in customer demand. Failure to satisfy customer demand may result in a loss of market share to competitors and may damage our relationships with key customers.

        In addition, due to the lead time required to produce the equipment used in our encapsulant manufacturing process, it can take up to a year to obtain new machines after they are ordered. Accordingly, we are required to order production equipment well in advance of expanding our facilities or opening new facilities and in advance of accepting additional customer orders. If such facilities are not expanded or completed on a timely basis or if anticipated customer orders do not materialize, we may not be able to generate sufficient Solar net sales to offset the costs of new production equipment, which could have an adverse impact on our results of operations. Furthermore, we rely on longer-term forecasts from our Solar customers to plan our capital expenditures. If these forecasts prove to be inaccurate, either we may have spent too much on capacity growth, which could require us to consolidate facilities, in which case our financial results would be adversely affected, or we may have spent too little on capital expenditures, in which case we may be unable to satisfy customer demand, which could adversely affect our business. Furthermore, our ability to establish and operate new manufacturing facilities and expand production capacity is subject to significant risks and uncertainties, including:

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  restrictions in the agreements governing our indebtedness that restrict the amount of capital that can be spent on manufacturing facilities;

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  inability to raise additional funds or generate sufficient cash flow from operations to purchase raw material inventory and equipment or to build additional manufacturing facilities;

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  delays and cost overruns as a result of a number of factors, many of which are beyond our control, such as increases in raw material prices and long lead times or delays with equipment vendors;

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  delays or denials of required approvals by relevant government authorities;

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  diversion of significant management attention and other resources;

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  inability to hire qualified personnel; and

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  failure to execute our expansion plan effectively.

        If we are unable to establish or successfully operate additional manufacturing facilities or to increase production capacity at our existing facilities, as a result of the risks described above or otherwise, we may not be able to expand our business as planned and our Solar net sales may be lower than expected. Alternatively, if we build additional manufacturing facilities or increase production capacity at our existing facilities, we may not be able to generate sufficient customer demand for our encapsulants to support the increased production levels, which would adversely affect our business and operating margins.

Our Solar business is exposed to risks related to running our facilities at full production capacity from time to time that could result in decreased Solar net sales and affect our ability to grow our business in future periods.

        Prior to the fourth quarter of 2008, our manufacturing facilities generally operated at full production capacity. If any of our current or future production lines or equipment were to experience any problems or downtime, such as in 2005 when one of our plants was without electricity for five days following a hurricane, we may not be able to shift production to new lines and may not be able to meet our production targets, which would result in decreased Solar net sales and adversely affect our customer relationships. As a result, our per-unit manufacturing costs would increase, we would be unable to increase sales as planned and our earnings would likely be negatively impacted. In addition, when our encapsulant production lines are running at full capacity, they are generally used solely to meet current customers' orders. As such, there is very limited production line availability to test new technologies or further refine existing technologies that are important for keeping pace with evolving industry standards and changing customer requirements and competing effectively in the future. Limitations in our ability to test new products or enhancements to our existing products could cause our encapsulants to become uncompetitive or obsolete, which would adversely affect our business.

We may be subject to claims that we have infringed, misappropriated or otherwise violated the patent or other intellectual property rights of a third party. The outcome of any such claims is uncertain and any unfavorable result could adversely affect our business, financial condition and results of operations.

        We may be subject to claims by third parties that we have infringed, misappropriated or otherwise violated their intellectual property rights. These claims may be costly to defend, and we ultimately may not be successful. An adverse determination in any such litigation could subject us to significant liability to third parties (potentially including treble damages), require us to seek licenses from third parties (which may not be available on reasonable terms, or at all), make substantial one-time or ongoing royalty payments, redesign our products or subject us to temporary or permanent injunctions prohibiting the manufacture and sale of our products, the use of our technologies or the conduct of our business. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation. In addition, we may have no insurance coverage in connection with such litigation and may have to bear all costs arising from any such litigation to the extent we are unable to recover them from other parties. Any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

We generally operate on a purchase order basis with our Solar customers, and their ability to cancel, reduce, or postpone orders could reduce our Solar net sales and increase our costs.

        Sales to our Solar customers are typically made through non-exclusive, short-term purchase order arrangements that specify prices and delivery parameters. The timing of placing these orders and the amounts of these orders are at our customers' discretion. Customers may cancel, reduce or postpone purchase orders with us prior to production on relatively short notice. If customers cancel, reduce or postpone existing orders or fail to make anticipated orders, it could result in the delay or loss of anticipated sales, which could lead to excess inventory and unabsorbed overhead costs. Because our encapsulants have a limited shelf life from the time they are produced until they are incorporated into a solar module, we may be required to sell any excess inventory at a reduced price, or we may not be able to sell it at all and incur an inventory write-off, which could reduce our Solar net sales and increase our costs. During the first half of 2009, we experienced postponements and cancellations in orders and, as a result, incurred approximately $1.0 million of inventory write-offs.

We may be unable to manage the expansion of our Solar operations effectively.

        We expect to expand our existing facilities and add new facilities to meet future demand for encapsulants. We recently completed expansions in our facilities in Connecticut and Spain. The production line qualification on our Malaysian facility has been completed, and we began shipping production quantities of encapsulants from that facility in the third quarter of 2009. To manage the potential growth of our operations, we will be required to improve operational and financial systems, procedures and controls, increase manufacturing capacity and output and expand, train and manage our growing employee base. Furthermore, management will be required to maintain and expand our relationships with our customers, suppliers and other third parties. Our Solar business's current and planned operations, personnel, systems, internal procedures and controls may not be adequate to support our future growth. If we are unable to manage the growth of our Solar business effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures.

Our dependence on a limited number of third-party suppliers for raw materials for our encapsulants and other significant materials used in our process could prevent us from timely delivering encapsulants to our customers in the required quantities, which could result in order cancellations and decreased revenues.

        We purchase resin and paper liner, the two main components used in our manufacturing process, from multiple third-party suppliers. If we fail to develop or maintain our relationships with these suppliers or our other suppliers, or if the suppliers' facilities are affected by events beyond our control, we may be unable to manufacture our encapsulants or our encapsulants may be available only for customers in lesser quantities, at a higher cost or after a long delay. We may be unable to pass along any price increases relating to materials costs to our customers, particularly in circumstances in which we have entered into fixed-price contracts with our customers, in which case our margins could be reduced. In addition, we do not maintain long-term supply contracts with our suppliers. Our inventory of raw materials for our encapsulants, including back-up supplies of resin, may not be sufficient in the event of a supply disruption. In 2005, we encountered a supply disruption when one of our resin suppliers had its facilities damaged by a hurricane, and another supplier had a reactor fire at the same time. This forced us to use our back-up supplies of resin. The failure of a supplier to supply materials and components, or a supplier's failure to supply materials that meet our quality, quantity and cost requirements in a timely manner, could impair our ability to manufacture our products to specifications, particularly if we are unable to obtain these materials and components from alternative sources on a timely basis or on commercially reasonable terms. If we are forced to change suppliers, our customers may require us to undertake testing to ensure that our encapsulants meet the customer's specifications.

Our Solar gross margins and profitability may be adversely affected by rising commodity costs.

        We are dependent on certain raw and other materials, particularly resin and paper, for the manufacture of our encapsulants. In addition, the cost of equipment used to manufacture our encapsulants is affected by steel prices. The prices for resin, paper and steel have been volatile over the past few years and could increase. For example, in 2010 the price of resin has increased. Any increases in the prices for the commodities and equipment we use in our Solar business may adversely affect our gross margins and results of operations, especially where we have entered into fixed-price contracts with our customers.

As a supplier to solar module manufacturers, disruptions in any other component of the supply chain to solar module manufacturers may adversely affect our customers and consequently limit the growth of our business and revenue.

        We supply a component to solar module manufacturers. As such, if there are disruptions in any other area of the supply chain for solar module manufacturers, it could affect the overall demand for our encapsulants. For example, the increased demand for polysilicon due to the rapid growth of the solar energy and computer industries and the significant lead time required for building additional capacity for polysilicon production led to an industry-wide shortage of polysilicon from 2005 through 2008, which is an essential raw material in the production of most of the solar modules produced by many of our customers. This and other disruptions to the supply chain may force our customers to reduce production, which in turn would decrease customer demand for our encapsulants and could adversely affect our Solar net sales. In addition, reduced orders for our encapsulants could result in underutilization of our production facilities and cause an increase of our marginal production cost. During the first half of 2009, we experienced postponements and cancellations in orders and, as a result, incurred approximately $1.0 million of inventory write-offs.

The sales cycle for our encapsulants can be lengthy, which could result in uncertainty and delays in generating Solar net sales.

        The integration and testing of our encapsulants with prospective customers' solar modules or enhancements to existing customers' solar modules requires a substantial amount of time and resources. A Solar customer may need up to one year to test, evaluate and adopt our encapsulants and qualify a new solar module, before ordering our encapsulants. Our Solar customers then need additional time to begin volume production of solar modules that incorporate our encapsulants. As a result, the complete sales cycle for our Solar business can be lengthy. We may experience a significant delay between the time we increase our expenditures for product development, sales and marketing efforts and inventory for our Solar business and the time we generate Solar net sales, if any, from these expenditures. In addition, because we typically do not have long-term commitments from our Solar customers, we must repeat the sales process on a continual basis even for existing customers that develop new solar modules or enhancements to their existing solar modules.

Our Solar business could be adversely affected by seasonal trends and construction cycles.

        We may be subject to industry-specific seasonal fluctuations in the future, particularly in climates that experience colder weather during the winter months, such as Germany. For example, in 2009, we experienced a decline in our Solar business mainly due to decreased global demand for solar energy as a result of legislative changes, such as the cap in feed-in tariffs in Spain implemented in 2008, the global recession and the worldwide credit crisis. There are various reasons for seasonality fluctuations, mostly related to economic incentives and weather patterns. In Germany, the construction of solar energy systems is concentrated in the second half of the calendar year, largely due to the annual reduction of the applicable minimum feed-in tariff. Recently, the German government has announced potential legislation that will probably reduce feed-in tariffs in the second half of 2010. This announcement has resulted in the pull-in of demand from solar module manufacturers due to increased end-user demand being driven by the incentive to purchase a solar system prior to the expected enactment of the decreased feed-in tariff incentives. As such, we may see atypical Solar sales during the first half of 2010 that may not occur during the second half of 2010. In the United States, solar module customers will sometimes make purchasing decisions towards the end of the year in order to take advantage of tax credits or for budgetary reasons. In addition, construction levels are typically slower in colder months. Accordingly, our business and results of operations could be affected by seasonal fluctuations in the future.

Problems with product quality or product performance, including defects, could result in a decrease in customers and Solar net sales, unexpected expenses and loss of market share.

        Our encapsulants are complex and must meet stringent quality requirements. Products as complex as our encapsulants may contain undetected defects, especially when first introduced. For example, our encapsulants may contain defects that are not detected until after they are shipped or are installed because we cannot test for all possible scenarios. These defects could cause us to incur significant costs, including costs to service or replace products, divert the attention of our engineering personnel from product development efforts and significantly affect our customer relations and business reputation. If we deliver products with defects, or if there is a perception that our products contain errors or defects, our credibility and the market acceptance and sales of our encapsulants could materially decline. In addition, we could be subject to product liability claims and could experience increased costs and expenses related to significant product liability claims or other legal judgments against us, or a widespread product recall by us or a solar module manufacturer. For example, during the second half of 2008, we recorded an accrual of $5.6 million relating to specific product performance matters, which amount represents management's best estimate of the costs to repair or replace such product. The majority of this accrual relates to a quality claim by one of our customers in connection with a non-encapsulant product that we purchased from a vendor in 2005 and 2006 and resold. We stopped selling this product in 2006 and are currently attempting to resolve this matter. We may increase our accruals in future periods or incur charges in excess of that amount, which would result in increased expenses in future periods that adversely affect our results of operations.

        The manufacturing process for our encapsulants is highly complex. Minor deviations in the manufacturing process can cause substantial decreases in yield and, in some cases, cause production to be suspended. We have from time to time experienced lower than anticipated manufacturing yields. This typically occurs during the production of new encapsulants or the installation and start-up of new process technologies or equipment. As we expand our production capacity, we may experience lower yields initially as is typical with any new equipment or process. If we do not achieve planned yields, our costs of sales could increase, and product availability would decrease resulting in lower Solar net sales than expected.

Changes to existing regulations in the utility sector and the solar energy industry may present technical, regulatory and economic barriers to the purchase and use of solar modules, which in turn may significantly reduce demand for our products.

        The market for power generation products is heavily influenced by government regulations and policies concerning the electric utility industry, as well as the internal policies of electric utility companies. These regulations and policies often relate to electricity pricing and technical interconnection of end user-owned power generation. In a number of countries, these regulations and policies are being modified and may continue to be modified. End users' purchases of alternative energy sources, including solar modules, could be deterred by these regulations and policies. For example, utility companies sometimes charge fees to larger, industrial customers for disconnecting from the electricity transmission grid or relying on the electricity transmission grid for back-up purposes. Such fees could increase the costs of using solar modules, which may lead to reduced demand for solar modules and, in turn, our encapsulants.

        We anticipate that solar modules and their installation will continue to be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters in various countries. Any new government regulations or utility policies pertaining to solar modules may result in significant additional expenses to our Solar customers, and their distributors and end users, which could cause a significant reduction in demand for solar modules and, in turn, our encapsulants.

Risks Related to Our Quality Assurance Business

The quality assurance testing markets are highly competitive, and many of the companies with which we compete have substantially greater resources and geographical presence than us.

        The quality assurance industry is highly competitive, and our Quality Assurance business competes in the United States and internationally with many well-established quality assurance and certification companies on the basis of technical and industry knowledge, pricing, geographic proximity, client service, timeliness, accuracy, marketing, breadth of service offering, level of consultation and actionable information and technical excellence in a given product category. Our global competitors operate in multiple geographic areas while other competitors operate locally. In addition, we compete with non-profit certification companies and in-house quality assurance programs maintained and operated by manufacturers and retailers themselves. The ability to increase or maintain our Quality Assurance net sales or gross margins in the global market or in various local markets may be limited as a result of actions by competitors.

        Our competitors may be able to provide clients with different or greater capabilities or benefits than we can provide in areas such as geographical presence, technical qualifications, price and the availability of human resources. The inability of our Quality Assurance business to compete effectively with respect to any of these or other factors could have a material adverse effect on our business, financial condition or results of operations. In order to remain competitive in the quality assurance testing industry, we must also keep pace with changing technologies and client preferences. If we are unable to expand our geographic presence and testing capacity, maintain or enter into strategic partnerships or differentiate our services from those of our competitors, our Quality Assurance business may not be able to obtain new clients or it may lose existing clients. Competitors may in the future adopt aggressive pricing policies and diversify their service offerings. In addition, new competitors or alliances among competitors may emerge and compete more effectively than our Quality Assurance business can. There is also a trend towards consolidation in certain markets that our Quality Assurance business serves, which may result in the emergence of new or bigger competitors. If we cannot offer prices, services or a quality of service at least comparable to those offered by our competitors, we could lose market share or our profitability may be affected. These competitive pressures could materially and adversely affect our business, financial condition and results of operations.

Failure to maintain professional accreditations and memberships may affect our Quality Assurance business's ability to compete or generate net sales.

        Our Quality Assurance clients rely on our numerous professional accreditations and memberships, including ISO 9000, ISO 17025, SA 8000 and Underwriters Laboratories, to ensure continued compliance with their quality assurance and social audit standards. Certain accreditations are granted for limited periods of time and are subject to periodic renewal. Any failure to meet our ongoing professional responsibilities could lead us to lose, either temporarily or on a permanent basis, one or more of such accreditations or memberships. In addition, a public authority or professional organization that has granted one or more accreditations or memberships to us could decide to unilaterally withdraw such accreditations and memberships. If our accreditations and memberships with these or other professional organizations are suspended or revoked, our clients may decrease the amount of business that they do with our Quality Assurance business, or stop doing business with us altogether, which would negatively affect our business, financial condition and results of operations.

Damage to the professional reputation of our Quality Assurance business would adversely affect our Quality Assurance net sales and the growth prospects of our Quality Assurance business.

        Our Quality Assurance business depends on longstanding relationships with our clients, including leading global retailers and consumer product manufacturers, for a significant portion of our Quality Assurance net sales. Product liability claims, poor performance, lax standards, violations of laws or regulations, employee misconduct, information security breaches or other action affecting our Quality Assurance business could damage our reputation. Providing quality assurance services for products for human use or consumption involves inherent legal and reputational risks and our success depends on the ability of our Quality Assurance business to maintain service quality for our existing clients. Service quality issues, real or alleged, or allegations of product defects, contamination, tampering, misbranding, spoliation, or other adulteration, even when false or unfounded, could tarnish the image of our Quality Assurance business and may cause our clients to choose other quality assurance providers. We also provide our clients with limited indemnities for our failure to meet applicable standards. Quality assurance testing protocols only identify known risks, and we have cleared products in the past that later were determined to present a previously unknown risk. No testing protocol can discern unknown risks but we may nevertheless be held liable for those risks. A significant product liability or other legal judgment against our Quality Assurance business, or a widespread product recall of a tested product, may adversely affect our profitability. Moreover, even if a product liability or consumer fraud claim is unsuccessful, has no merit or is not pursued, the negative publicity surrounding assertions against products or processes that our Quality Assurance business tested could adversely affect our reputation, which in turn could lead to a loss of existing clients or make it more difficult to attract new clients. If our Quality Assurance business's reputation is damaged, our net sales and growth prospects could be adversely affected.

Our Quality Assurance business's growth depends on our ability to expand our operations and capacity and manage such expansion effectively.

        In order to maintain our current clients and grow our Quality Assurance business, we must be able to meet increasing client demand, which requires additional space, equipment and human resources. The future success of our Quality Assurance business depends on our ability to increase our service capacity, and if we are unable to expand our operations, obtain testing equipment and hire additional qualified personnel, we may be unable to expand our Quality Assurance business and satisfy client demands. The testing equipment our Quality Assurance business uses is highly customized and is built to order, which results in significant lead times. Therefore, it can take several months to obtain, install and calibrate new equipment once ordered, and we must have the facilities available to accommodate it. Building a new testing facility can take up to a year.

        We have recently expanded our Quality Assurance operations and plan to continue to expand such operations, which can result in significant demands on administrative, operational and financial personnel and other resources. Additional expansion in existing or new markets could strain these resources and increase capital needs, and our personnel, systems, procedures, controls and existing space may not be adequate to support further expansion. Additionally, international growth in our Quality Assurance business may be limited by the fact that in some countries we are required to operate with a local strategic partner. Finding these partners may be difficult or impossible, and our arrangements with them may negatively affect our Quality Assurance net sales.

        Moreover, we have a limited number of laboratories in which to process engagements and a limited number of trained personnel to conduct inspections and audits. When these laboratories or our personnel resources are at capacity, we cannot accept more engagements. Our Quality Assurance clients may require capacity and resources greater than that which we can provide. If we cannot process engagements in the time our clients require due to capacity or other resource constraints, we may lose clients or experience a decline in engagements.

Our Quality Assurance business may lose money or experience reduced margins if we do not adequately estimate the cost of our Quality Assurance engagements.

        We perform the majority of our Quality Assurance engagements on a fixed-price basis. Fixed-price contracts require us to price our contracts by predicting expenditures in advance. In addition, some engagements obligate our Quality Assurance business to provide ongoing and other supporting or ancillary services on a fixed-price basis or with limitations on our ability to increase prices. When making proposals for engagements on a fixed-price basis, we rely on our estimates of costs and timing for completing the projects. These estimates reflect management's best judgment regarding our Quality Assurance business's capability to complete the task efficiently. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price contracts, including delays caused by factors outside our control, such as increased energy and labor costs, could result in losses or reduced margins. Unexpected costs and unanticipated delays may cause our Quality Assurance business to incur losses or reduced margins on fixed-price contracts. In addition, some of our Quality Assurance engagements are on a time-and material basis. While these types of contracts are generally subject to less uncertainty than fixed-price contracts, to the extent that actual labor and other costs are higher than the contract rates, these contracts may be less profitable or unprofitable.

Our failure to establish and maintain partnerships and other strategic alliances with other quality assurance providers may delay the expansion or provision of our services, harm our reputation and cause us to lose clients or prevent us from growing our Quality Assurance business.

        Our Quality Assurance business serves a diverse and global client base, which requires us to operate where such clients operate. We are required to work with a partner in certain countries either because of local laws and regulations or because such arrangements are customary to doing business in such countries. Also, we enter into and will continue to enter into strategic alliances with other quality assurance services in order to meet client demands in countries in which it may not be practicable for us to operate on a stand-alone basis. We do not generally have long-term contracts with our strategic partners, so they may cease doing business with us on relatively short or no notice. Yet if performance issues arise with respect to a strategic partner's services, such issues could damage our Quality Assurance business's reputation and exclusivity arrangements with such partners could prevent us from engaging in new strategic alliances for certain testing and inspection services in particular markets. In addition, we have also entered into joint venture agreements that restrict our ability to enter into certain product testing markets in specified geographic markets, either with another strategic partner or on our own. If we are unable to establish or maintain relationships with strategic partners, if such partners damage our reputation or if contract arrangements with such partners prevent us from entering certain testing markets, we could lose quality assurance clients or may not be able to expand our Quality Assurance business, either of which could have an adverse effect on our results of operations.

Our Quality Assurance business's failure to develop and protect its proprietary systems of design reviews and research processes could negatively affect its business and future growth.

        Similar to our Solar business, our Quality Assurance business does not rely on any patents and relies primarily on trade secrets, trademarks, copyrights and other contractual restrictions to protect our intellectual property. In addition to breaching confidentiality agreements, former employees and others may obtain knowledge of our Quality Assurance business's trade secrets through independent development or other legal means. Policing unauthorized use of proprietary technology can be difficult and expensive, and adequate remedies may not be available in the event of unauthorized use or disclosure of trade secrets. Any lawsuits to protect our Quality Assurance business's intellectual property may be costly and may divert management attention and other resources away from our business, and any such litigation may not be resolved in our favor. An adverse determination in any such litigation will impair our Quality Assurance business's intellectual property rights and may harm our business, prospects and competitive position. In addition, we have no insurance coverage against such litigation costs and have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties.

Our Quality Assurance business may be subject to professional liability claims and may not have adequate insurance coverage.

        Quality assurance testing protocols are only designed to identify known risks. In the past, our Quality Assurance business has cleared products that only later were determined to present a previously unknown risk. Testing protocols cannot discern unknown risks, for which we nevertheless may be held liable. Also, there may be a significant delay between the provision of services and the making of a related claim. While we maintain insurance for our Quality Assurance business to protect against losses from professional liability claims, such insurance may not be available, is subject to deductibles and may not be adequate to cover all the costs and expenses related to a significant professional liability or other legal judgment against us, which could adversely affect the results of operations of our Quality Assurance business.

        In addition, the insurance market could evolve in a manner unfavorable to us, resulting in increased premiums or making it impossible or much more expensive to obtain adequate insurance coverage. These factors could result in a substantial increase in our insurance costs, cause us to operate without insurance or cause us to withdraw from certain markets, which could have a significant adverse effect on our Quality Assurance business and related results of operations.

Changes in regulations applicable to our Quality Assurance business could have a significant effect on our business, financial condition, results of operations or future growth.

        Our Quality Assurance business conducts operations in a heavily regulated environment, with regulations differing, sometimes substantially, from one country to another. Regulations applicable to our Quality Assurance business may change either favorably or unfavorably for us. The strengthening or enforcement of regulations, while in some cases creating new business opportunities, may also create operating conditions that increase our operating costs, limit our business areas or more generally slow the development of our Quality Assurance business. In extreme cases, such changes in the regulatory environment could lead us to exit certain markets where we consider the regulation to be overly burdensome. In general, rapid and/or important changes in regulation could have a significant adverse effect on our business, financial condition, results of operations or future growth.

Risks Related to Our Businesses

The global financial crisis and adverse worldwide economic conditions may have significant effects on our business, financial condition and results of operations.

        The global financial crisis—which has included, among other things, significant reductions in available capital and liquidity, substantial reductions and/or fluctuations in equity and currency values and a worldwide recession may materially adversely affect both our Solar and Quality Assurance businesses. Factors such as lack of consumer spending, business investment and government spending, the volatility and weakness of the capital markets, and inflation all affect the business and economic environment and, ultimately, the amount and profitability of our business. In an economic downturn like the one experienced in 2009, which was characterized by higher unemployment, lower family income, lower corporate earnings, lower business investment and lower consumer spending, the demand for our products and services may be adversely affected. Continued market disruptions and broader economic downturns may affect our and our customers' access to capital, lead to lower demand for our products and services, increase our exposure to losses from bad debts or result in our customers ceasing operations, any of which could materially adversely affect our business, financial condition and results of operations.

        In recent years, the credit markets have experienced unprecedented levels of volatility and disruption. In many cases, the markets still have limited credit capacity for certain issuers, and lenders have requested more restrictive terms. The market for new debt financing is extremely limited and in some cases not available at all. In addition, the markets have increased the uncertainty that lenders will be able to comply with their previous commitments. If current levels of market disruption and volatility continue or worsen, we may not be able to refinance our existing debt, draw upon our revolving credit facility or incur additional debt, which may require us to seek other funding sources to meet our liquidity needs or to fund planned expansion. As such, we may not be able to obtain debt or other financing on reasonable terms, or at all. Furthermore, the tightening of credit in financial markets may delay or prevent our customers from securing funding adequate to operate their businesses and purchase our products and services and could lead to an increase in our bad debt levels.

Our future success depends on our ability to retain our key employees.

        We are dependent on the services of Dennis L. Jilot, our Chairman, President and Chief Executive Officer, Barry A. Morris, our Executive Vice President and Chief Financial Officer, Robert S. Yorgensen, our Vice President and President of STR Solar, Mark A. Duffy, our Vice President and President of STR Quality Assurance and other members of our senior management team. The loss of any member of our senior management team could have a material adverse effect on us. Members of our senior management team may terminate their employment with us upon little or no notice. There is a risk that we will not be able to retain or replace these key employees.

If we are unable to attract, train and retain technical personnel, our businesses may be materially and adversely affected.

        Our future success depends, to a significant extent, on our ability to attract, train and retain qualified technical personnel. There is substantial competition for qualified technical personnel for both our Solar and Quality Assurance businesses, and we may be unable to attract or retain our technical personnel. If we are unable to attract and retain qualified employees, our businesses may be materially and adversely affected.

Our substantial international operations subject us to a number of risks.

        We operate in 36 countries worldwide, we have encapsulant manufacturing facilities operating in Spain and Malaysia, and our Quality Assurance business annually conducts audits or inspections in over 100 countries. Of our total net sales, 44.2%, 49.3% and 57.5% were generated from outside the United States in the years ended December 31, 2009, 2008 and 2007, respectively, and we expect that our international operations will continue to grow. As such, our international operations are subject to a number of risks, including:

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  difficulty in enforcing agreements in foreign legal systems;

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  foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade and investment, including currency exchange controls;

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  potentially adverse tax consequences;

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  fluctuations in exchange rates may affect product demand and may adversely affect our profitability in U.S. dollars;

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  potential noncompliance with a wide variety of laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, or the FCPA, and similar non-U.S. laws and regulations;

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  inability to obtain, maintain or enforce intellectual property rights;

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  labor strikes, especially those affecting transportation and shipping;

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  risk of nationalization of private enterprises;

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  changes in general economic and political conditions in the countries in which we operate, including changes in the government incentives our Solar module manufacturing customers and their customers are relying on;

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  unexpected adverse changes in foreign laws or regulatory requirements, including those with respect to environmental protection, export duties and quotas;

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  disruptions in our business operations or damage to strategic assets that may not be recoverable from applicable insurance policies caused by potential unfavorable weather patterns and natural catastrophes in certain locations of the world including, but not limited to, earthquakes, typhoons and hurricanes;

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  difficulty with staffing and managing widespread operations; and

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  difficulty of and costs relating to compliance with the different commercial and legal requirements of the international markets in which we operate.

We and our results of operations could be materially and adversely affected by violations of applicable anti-corruption laws, including the FCPA.

        We operate in a number of countries throughout the world, including countries known to have a reputation for corruption, and are subject to the risk that our employees and agents may take actions that are determined to be in violation of anti-corruption laws, including the FCPA. Any violation of the FCPA or other anti-corruption laws could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions and might adversely affect our business, results of operations or financial condition. Other requirements can also be imposed on companies that violate the FCPA, including the appointment of a government-approved monitor or the implementation of enhanced compliance procedures. In addition, actual or alleged violations could damage our reputation and ability to do business and, if material, could be deemed a breach or event of default under our credit facilities. Further, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

        In late 2008, in the course of routine monitoring of our internal controls, our internal audit staff discovered certain payments made and expenses for entertainment provided to government officials in India from approximately 2006 to 2008 that may have been in violation of the FCPA as well as Indian law. The payments and entertainment expenses were related to our Quality Assurance business and totaled approximately $26,000. Upon discovering such payments and expenses and performing an initial review and evaluation with the assistance of an outside forensic accounting firm, our Audit Committee directed outside legal counsel to perform an investigation. Our internal audit staff, outside legal counsel or forensic accounting firm performed investigative procedures in 12 of our foreign locations where major international operations are conducted. In the course of that investigation, we discovered up to approximately $74,000 in additional expenses since 2003 in two other jurisdictions that also may be inconsistent with the requirements of the FCPA. Our internal investigation uncovered no evidence that the payments or expenses were related to (i) falsifying, altering or otherwise influencing the conduct of our Quality Assurance tests or test results or (ii) securing any government contracts.

        After completing our internal investigation, we made personnel changes in India and enhanced our FCPA-related policies and procedures, including providing additional ethical and FCPA training to key employees, enhancing our monitoring of expenses and other internal controls and appointing a chief compliance director. It is possible that despite our efforts, additional FCPA issues, or issues under anti-corruption laws of other jurisdictions, could arise in the future. Any failure by us to comply with the FCPA or anti-corruption laws in the future could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        In early June 2009, we self-reported the results of our inquiry to the U.S. Department of Justice, or the DOJ, and the enforcement division of the U.S. Securities and Exchange Commission, or the SEC. To our knowledge, the DOJ and SEC were not aware of this matter prior to our report. Shortly after our report, we provided additional information requested by the DOJ and SEC. Since providing that additional information, and as of the date of this filing, the DOJ has not responded to our report or requested any additional information from us. As of March 31, 2010, the DOJ has not informed us as to whether it intends to pursue this matter further. In addition, in connection with our initial public offering, the SEC advised us that because it does not appear that we were subject to the SEC's jurisdiction during the relevant period, the SEC does not intend to pursue this matter at this time. We cannot predict the outcome resulting from our report to the DOJ. Any criminal prosecution would be costly and time-consuming to defend and such defense may not be successful and would have a material adverse effect on our business, result in harm to our reputation and negatively impact our results of operations. In addition, any fines or penalties imposed by the DOJ could be substantial and any requirements imposed upon us by the DOJ could be difficult, time-consuming and expensive to implement and comply with and could result in difficulties in conducting business in foreign jurisdictions and maintaining existing and attracting new customer relationships. Any failure to comply with any such requirements could result in further prosecution, fines or penalties. Any adverse determination by the DOJ, if material, could also be deemed to be a breach of covenants and an event of default under our credit facilities, which could result in our being required to immediately repay the principal amount outstanding under such facilities and prevent us from borrowing under our revolving credit facility, and adversely affect our liquidity and financial condition.

Fluctuations in exchange rates could have an adverse effect on our results of operations, even if our underlying business results improve or remain steady.

        Our reporting currency is the U.S. dollar, and we are exposed to foreign exchange rate risk because a significant portion of our net sales and costs are currently denominated in a number of foreign currencies, primarily Euros, Hong Kong dollars, Chinese renminbi and British pounds sterling, which we convert to U.S. dollars for financial reporting purposes. We do not engage in any hedging activities with respect to currency fluctuations. Changes in exchange rates on the translation of the earnings in foreign currencies into U.S. dollars are directly reflected in our financial results. As such, to the extent the value of the U.S. dollar increases against these foreign currencies, it will negatively impact our net sales, even if our results of operations have improved or remained steady. While the currency of our net sales and costs are generally matched, to the extent our costs and net sales are not denominated in the same currency for a particular location, we could experience further exposure to foreign currency fluctuations. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign currency losses in the future.

Our indebtedness could adversely affect our financial health, harm our ability to react to changes to our business and prevent us from fulfilling our obligations under our indebtedness.

        As a result of the DLJ Transactions, we have a significant amount of indebtedness. As of December 31, 2009, we had total indebtedness of approximately $240.5 million. Based on that level of indebtedness and interest rates applicable at December 31, 2009, our annual interest expense, excluding the effect of interest rate swaps, would have been $9.9 million. Although we believe that our current cash flows will be sufficient to cover our annual interest expense, any increase in the amount of our indebtedness or any decline in the amount of cash available to make interest payments could require us to divert funds identified for other purposes for debt service and impair our liquidity position.

        Our indebtedness could also have other significant consequences. For example, it could:

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  increase our vulnerability to general economic downturns and adverse competitive and industry conditions;

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  require us to dedicate a substantial portion, if not all, of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate expenditures;

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  limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate, including our ability to build new facilities or acquire new equipment;

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  place us at a competitive disadvantage compared to competitors that have less debt;

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  limit our ability to raise additional financing on satisfactory terms or at all; and

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  adversely impact our ability to comply with the financial and other restrictive covenants in the agreements governing our credit facilities, which could result in an event of default under such agreements.

Increases in interest rates could increase interest payable under our variable rate indebtedness.

        We are subject to interest rate risk in connection with our variable rate indebtedness. Interest rate changes could increase the amount of our interest payments and thus negatively impact our future earnings and cash flows. We currently estimate that our annual interest expense on our floating rate indebtedness would increase by approximately $2.4 million, before giving effect to our interest rate swap, for each increase in interest rates of 1%. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do. Although we have hedging arrangements for a portion of our variable rate debt, they may prove inadequate or ineffective or we may not renew them when they expire in September 2010.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the agreements governing our credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, we had $20.0 million of borrowings available under our revolving credit facility as of December 31, 2009. If we incur additional debt above the levels currently in effect, the risks associated with our substantial leverage would increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness and to fund our operations will depend on our ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Specific events that might adversely affect our cash flow include the loss of a key customer or declines in orders for our products or decreased use of our services. Accordingly, we may not be able to generate cash to service our indebtedness, which could lead to a default under our credit agreements and adversely affect our financial condition.

We are a holding company with no business operations of our own and depend on our subsidiaries for cash.

        We are a holding company with no significant business operations of our own. Our operations are conducted through our subsidiaries. Dividends from, and cash generated by, our subsidiaries are our principal sources of cash to repay indebtedness, fund operations and pay dividends, if any, which such payment is prohibited under the terms of our credit facilities. Accordingly, our ability to repay our indebtedness, fund operations and pay any dividends to our stockholders is dependent on the earnings and the distributions of funds from our subsidiaries. The agreements governing our credit facilities significantly restrict our subsidiaries from paying dividends and otherwise transferring cash or other assets to us. In addition, our subsidiaries are permitted under the agreements governing our credit facilities to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us.

Restrictive covenants in the agreements governing our credit facilities may restrict our ability to pursue our business strategies.

        The agreements governing our credit facilities contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to pursue our business strategies or undertake actions that may be in our best interests. Our credit facilities include covenants restricting, among other things, our ability to:

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  incur or guarantee additional debt;

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  incur liens;

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  make loans and investments and complete acquisitions;

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  make capital expenditures;

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  declare or pay dividends, which such payment is prohibited under the terms of our credit facilities, redeem or repurchase common stock or make certain other restricted payments;

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  complete mergers, consolidations and dissolutions;

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  modify or prepay our second lien credit facility or other material subordinated indebtedness;

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  issue redeemable, convertible or exchangeable equity securities;

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  sell assets and engage in sale-leaseback transactions;

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  enter into transactions with affiliates; and

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  alter the nature of our business.

Compliance with environmental and health and safety regulations can be expensive, and noncompliance with these regulations may result in adverse publicity, potentially significant liabilities and monetary damages and fines.

        We are required to comply with federal, state, local and foreign laws and regulations regarding protection of the environment and health and safety. If more stringent laws and regulations are adopted in the future, the costs of compliance with these new laws and regulations could be substantial. If we do not comply with such present or future laws and regulations or related permits, we may be required to pay substantial fines, suspend production or cease operations. We use, generate and discharge hazardous substances, chemicals and wastes in our product development, testing and manufacturing activities. Any failure by us to control the use of, to remediate the presence of, or to restrict adequately the discharge of, such substances, chemicals or wastes could subject us to potentially significant liabilities, clean-up costs, monetary damages, fines or suspensions in our business operations.

We may undertake acquisitions, investments, joint ventures or other strategic alliances, which may have a material adverse effect on our ability to manage our business, and such undertakings may be unsuccessful.

        Acquisitions, joint ventures and strategic alliances may expose us to new operational, regulatory, market and geographic risks as well as risks associated with additional capital requirements.

        These risks include:

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  our inability to integrate new operations, personnel, products, services and technologies;

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  unforeseen or hidden liabilities, including exposure to lawsuits associated with newly acquired companies;

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  the diversion of resources from our existing businesses;

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  disagreement with joint venture or strategic alliance partners;

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  contravention of regulations governing cross-border investment;

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  failure to comply with laws and regulations, as well as industry or technical standards of the overseas markets into which we expand;

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  our inability to generate sufficient net sales to offset the costs and expenses of acquisitions, strategic investments, joint venture or other strategic alliances;

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  potential loss of, or harm to, employees or customer relationships;

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  diversion of our management's time; and

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  disagreements as to whether opportunities belong to us or the joint venture.

        Any of these events could disrupt our ability to manage our business, which in turn could have a material adverse effect on our financial condition and results of operations. Such risks could also result in our failure to derive the intended benefits of the acquisitions, strategic investments, joint ventures or strategic alliances, and we may be unable to recover our investment in such initiatives.

Risks Related to Our Common Stock and This Offering

As a public company, we are subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.

        We have historically operated our business as a private company. Since the completion of our initial public offering, we are required to file with the SEC annual and quarterly information and other reports that are specified in Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We are required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. We are also subject to other reporting and corporate governance requirements, including the requirements of the New York Stock Exchange, or the NYSE, and certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which impose significant compliance obligations upon us. As a public company, we are required to:

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  prepare and distribute periodic and current public reports and other stockholder communications in compliance with our obligations under the federal securities laws and NYSE rules;

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  create or expand the roles and duties of our board of directors and committees of the board;

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  institute more comprehensive financial reporting and disclosure compliance functions;

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  supplement our internal accounting and auditing function, including hiring additional staff with expertise in accounting and financial reporting for a public company;

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  enhance and formalize closing procedures at the end of our accounting periods;

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  enhance our internal audit and tax functions;

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  enhance our investor relations function;

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  establish new internal policies, including those relating to disclosure controls and procedures; and

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  involve and retain to a greater degree outside counsel and accountants in the activities listed above.

        These changes require a significant commitment of additional resources. We may not be successful in implementing these requirements and implementing them could adversely affect our business or operating results. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired.

Prior to December 31, 2009, our independent registered public accounting firm reported to us that we had material weaknesses and significant deficiencies in our internal controls.

        Our independent registered public accounting firm previously reported to us that at December 31, 2007, we had material weaknesses with respect to our controls in our financial accounting and reporting and tax functions and significant deficiencies in our internal controls over documentation of our information technology systems, general computer controls, policies and procedures, and the documentation of our overall internal control environment. Such controls are necessary in order to produce Public Company Accounting Oversight Board, or PCAOB, compliant financial statements. Under standards established by the PCAOB, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis, and a "significant deficiency" is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the registrant's financial reporting.

        For the year ended December 31, 2008, we remediated the material weakness related to our financial accounting and reporting function and partially remediated the material weakness related to our tax function. Our independent registered public accounting firm reported to us that at December 31, 2008, we had remaining significant deficiencies in our internal controls with respect to our tax function, our overall internal control structure and our information technology general computer controls.

        As of December 31, 2009, all remaining 2008 significant deficiencies have been fully remediated resulting in no remaining significant deficiencies or material weaknesses. Our remediation efforts during 2009 included hiring additional qualified personnel, providing additional training, implementing additional financial accounting controls and procedures and hiring a consultant to assist us in our procedure documentation and development of key controls with respect to our information technology systems.

We are in the process of implementing the standards required by Section 404 of the Sarbanes-Oxley Act of 2002, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 could have a material adverse effect on us.

        We are in the early stages of documenting and testing our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, which requires an annual management assessment of the effectiveness of our internal control over financial reporting. If, as a public company, we are not able to implement the requirements of Section 404 by December 31, 2010 or with adequate compliance, our independent registered public accounting firm may not be able to attest to the effectiveness of our internal control over financial reporting. If we are unable to maintain adequate internal control over financial reporting, we may be unable to report our financial information on a timely basis, may suffer adverse regulatory consequences or violations of applicable stock exchange listing rules and may breach the covenants under our credit facilities. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements.

        In addition, we will incur additional costs in order to comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff.

Insiders will continue to have substantial control over us after this offering, which could limit your ability to influence the outcome of key transactions, including a change of control.

        Our principal stockholders, directors and current executive officers and entities affiliated with them beneficially owned approximately 44.3% of the outstanding shares of our common stock at March 31, 2010 and will beneficially own approximately            % of the outstanding shares of our common stock following this offering (or            % if the underwriters exercise their option to purchase additional shares). As a result, these stockholders, if acting together, would be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. In addition, we have elected to opt out of Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder," and we will be able to enter into such transactions with our principal stockholders. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

We expect that our stock price will fluctuate significantly, which could cause the value of your investment to decline, and you may not be able to resell your shares at or above the public offering price.

        Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock regardless of our operating performance. The trading price of our common stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including:

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  market conditions in the broader stock market;

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  actual or anticipated fluctuations in our financial and operating results;

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  introduction of new products or services by us or our competitors;

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  issuance of new or changed securities analysts' reports or recommendations;

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  investor perceptions of us and the solar energy industry or quality assurance industry;

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  sales, or anticipated sales, of large blocks of our stock;

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  additions or departures of key personnel;

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  regulatory or political developments;

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  litigation and governmental investigations; and

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  changing economic conditions.

        These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.

        If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that such stockholders might sell shares of common stock could also depress the market price of our common stock. As of March 31, 2010, we had 41,349,710 shares of common stock outstanding. Of these shares, 20,495,000 will be freely tradable without restriction under the Securities Act upon the completion of this offering (assuming no exercise of the option to purchase additional shares). In connection with this offering, our directors, executive officers and the selling stockholders have entered into lock-up agreements described under "Underwriting" that expire 90 days after the date of this prospectus, subject to extension in certain circumstances. In addition, in connection with our initial public offering, our directors, executive officers, the selling stockholders in our initial public offering and substantially all of our other stockholders at such time entered into lock-up agreements described in "Underwriting" that expire on May 5, 2010, subject to extension in certain circumstances. Sales of these shares are also subject to the Rule 144 holding period requirements described in "Shares Eligible for Future Sale." After the lock-up agreements have expired and holding periods have elapsed and the lock-up periods set forth in our registration rights agreement have expired, 20,854,710 additional shares, some of which will be subject to vesting, will be eligible for sale in the public market. The market price of shares of our common stock may drop significantly when the restrictions on resale by these stockholders lapse. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our stock or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

Some provisions of Delaware law and our certificate of incorporation and bylaws may deter third parties from acquiring us and diminish the value of our common stock.

        Our certificate of incorporation and bylaws provide for, among other things:

  •
  restrictions on the ability of our stockholders to call a special meeting and the business that can be conducted at such meeting;

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  restrictions on the ability of our stockholders to remove a director or fill a vacancy on the board of directors;

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  our ability to issue preferred stock with terms that the board of directors may determine, without stockholder approval;

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  the absence of cumulative voting in the election of directors;

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  a prohibition of action by written consent of stockholders unless such action is recommended by all directors then in office; and

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  advance notice requirements for stockholder proposals and nominations.

        These provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a transaction involving a change of control of our company that is in the best interest of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging future takeover attempts.

We do not anticipate paying any cash dividends for the foreseeable future.

        We currently intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and to fund the development and growth of our business. We do not intend to pay any dividends to holders of our common stock and the agreements governing our credit facilities prohibit our payment of dividends. As a result, capital appreciation in the price of our common stock, if any, will be your only source of gain on an investment in our common stock. See "Dividend Policy."

Our certificate of incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities.

        Our certificate of incorporation provides for the allocation of certain corporate opportunities between us and DLJMB. Under these provisions, neither DLJMB, its affiliates and subsidiaries, nor any of their officers, directors, agents, stockholders, members or partners will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. For instance, a director of our company who also serves as a director, officer or employee of DLJMB or any of its subsidiaries or affiliates may pursue certain acquisition or other opportunities that may be complementary to our business and, as a result, such acquisition or other opportunities may not be available to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by DLJMB to itself or its subsidiaries or affiliates instead of to us. The terms of our certificate of incorporation are more fully described in "Description of Capital Stock."

 FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to inherent risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

        The forward-looking statements, including the projections, contained in this prospectus are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

        Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

 USE OF PROCEEDS

        All shares of our common stock offered by this prospectus will be sold by the selling stockholders. We will not receive any proceeds from this offering.

PRICE RANGE OF COMMON STOCK

        Our common stock began trading on the NYSE on November 6, 2009 under the symbol "STRI." Prior to that date, there was no public market for our common stock. At March 31, 2010, there were approximately 1,100 holders of record of our common stock.

        The table below sets forth for the periods indicated the high and low sales prices per share of our common stock reported on the NYSE since our initial public offering.

	Common Stock Price Range
	High	Low
2009
4th Quarter (beginning November 6, 2009)	16.56	9.50
2010
1st Quarter	$25.20	$15.06
2nd Quarter (through April 1, 2010)	23.51	22.40

DIVIDEND POLICY

        Since the DLJ Transactions, we have not declared or paid cash dividends on our shares. We do not anticipate paying any cash dividends on our common stock for the foreseeable future and are currently prohibited from doing so under the terms of our credit facilities. We intend to retain all available funds and any future earnings to fund the development and growth of our business and to reduce debt.

        Any future determination to pay dividends will be at the discretion of our board of directors and will take into account:

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  restrictions in our credit facilities;

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  general economic and business conditions;

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  our financial condition and results of operations;

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  our capital requirements and the capital requirements of our subsidiaries;

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  the ability of our operating subsidiaries to pay dividends and make distributions to us; and

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  such other factors as our board of directors may deem relevant.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2009.

        This table should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

As of December 31, 2009
(in thousands, except share data)
Cash and cash equivalents	$69,149

Debt:
Current portion of long-term debt	$1,981
Long-term debt, less current portion(1)	238,525

Total debt	$240,506

Stockholders' equity:
Preferred stock, $0.01 par value, 20,000,000 shares authorized; no shares issued and outstanding	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 41,349,710 shares issued and outstanding(2)	402
Additional paid-in capital	214,954
Retained earnings	55,205
Accumulated other comprehensive income	709

Total stockholders' equity	271,270

Total capitalization	$511,776

(1)
As of December 31, 2009, we had $20.0 million of availability under the $20.0 million revolving portion of our credit facilities.

(2)
Common stock issued and outstanding includes 40,166,397 shares of common stock and 1,183,313 shares of unvested restricted common stock, as of December 31, 2009, subject to future vesting based upon time, service and/or performance conditions.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth our selected historical consolidated financial data for the periods and as of the dates indicated. The balance sheet data as of December 31, 2009 and 2008 and the statement of operations data for each of (i) the years ended December 31, 2009 and 2008, (ii) the period from June 15 to December 31, 2007 and (iii) the period from January 1 to June 14, 2007 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 2007, 2006 and 2005 and the statement of operations and other data for the years ended December 31, 2006 and 2005 are derived from our audited financial statements that are not included in this prospectus.

        The basic and diluted net income per share and weighted average shares outstanding data for periods including and after June 15, 2007 in the selected historical consolidated financial data table presented below give effect to our corporate reorganization, as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Corporate Reorganization and Initial Public Offering."

        On June 15, 2007, DLJMB and its co-investors, together with members of our board of directors, our executive officers and other members of management, through STR Holdings LLC, acquired Specialized Technology Resources, Inc. All periods prior to June 15, 2007 are referred to as "Predecessor," and all periods including and after such date are referred to as "Successor." The consolidated financial statements for all Successor periods are not comparable to those of the Predecessor periods.

        The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	Period from June 15 to December 31, 2007	Period from January 1 to June 14, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
	(in thousands, except per share and share data)
Statement of Operations:
Net sales	$264,945	$288,578	$109,284	$64,760	$130,607	$114,862

Operating income	48,102	70,567	24,634	7,522	29,657	25,129

Net income	$22,989	$28,105	$4,111	$732	$15,294	$13,073

Net income per share/unit data:
Basic	$0.63	$0.78	$0.11	$0.08	$1.81	$1.60
Diluted	$0.61	$0.75	$0.11	$0.08	$1.68	$1.44
Weighted average shares outstanding:(1)
Basic	36,638,402	36,083,982	35,846,880	8,632,893	8,439,658	8,147,169
Diluted	37,514,790	37,411,765	36,636,433	9,134,536	9,122,840	9,102,179
Amortization of intangibles	$11,503	$11,503	$6,231	$50	$109	$109
Capital expenditures	$17,833	$35,288	$10,064	$3,510	$2,604	$5,142
Cash dividends declared per common share/unit	$—	$—	$—	$—	$—	$1.34
Balance Sheet Data (as of period end):
Cash and cash equivalents	$69,149	$27,868	$21,180	$—	$17,939	$8,305
Total assets	$645,860	$620,922	$575,157	$—	$77,640	$70,751
Total debt	$240,506	$257,521	$259,526	$—	$68,101	$74,762
Contingently redeemable units	$—	$2,930	$1,463	$—	$—	$—
Total stockholders'/ unitholders' equity (deficit)	$271,270	$211,967	$185,382	$—	$(9,397)	$(20,898)

(1)
We have retrospectively adjusted our earnings per share and average shares outstanding for the Successor periods to reflect the conversion of units to shares resulting from the reorganization and conversion. See note 3 to our consolidated financial statements included elsewhere in this prospectus. We have not similarly adjusted our earnings per share for the Predecessor periods.

 MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of the financial condition and results of our operations should be read together with "Selected Historical Consolidated Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a leading global provider of encapsulants to the solar module industry. Encapsulants, which are specialty extruded sheets and film that hold a solar module together and protect the embedded semiconductor circuit, are a critical component used in solar modules. Our PhotoCap products consist primarily of ethylene-vinyl-acetate, or EVA, which is modified with additives and put through our proprietary manufacturing process to increase product stability and make the encapsulant suitable for use in extreme, long-term outdoor applications. We supply solar module encapsulants to many of the major solar module manufacturers and we believe we were the primary supplier of encapsulants to each of our top 10 customers in 2009, which we believe is due to our superior products and customer service. Our encapsulants are used in both crystalline and thin-film solar modules. Our Solar segment net sales have increased from $9.9 million in 2003 to $149.5 million in 2009, representing a CAGR of 57.2%. In 2009, our Solar segment was impacted by decreased global demand for solar energy as a result of legislative changes, such as the cap in feed-in tariffs in Spain implemented in late 2008, the global recession and the worldwide credit crisis. Also, our European encapsulant customers have lost market share to emerging low-cost solar module manufacturers, primarily from China, that continue to penetrate the solar market.

        Our Quality Assurance business is a leader in the consumer products quality assurance market, and we believe our Quality Assurance business represents the only global testing service provider exclusively focused on the consumer products market. Our Quality Assurance business provides inspection, testing, auditing and consulting services that enable retailers and manufacturers to determine whether products and facilities meet applicable safety, regulatory, quality, performance and social standards. Our Quality Assurance net sales have increased from $66.5 million in 2003 to $115.4 million in 2009, representing a CAGR of 9.6%.

        We were founded in 1944 as a plastics research and development company. We launched our Quality Assurance business in 1973, and we commenced sales of our Solar encapsulant products in the late 1970s.

DLJ Transactions

        On June 15, 2007, DLJ Merchant Banking Partners IV, L.P. and affiliated investment funds, or DLJMB, and its co-investors, together with members of our board of directors, our executive officers and other members of management, acquired 100% of the voting equity interests in our wholly-owned subsidiary, Specialized Technology Resources, Inc., for $365.6 million, including transaction costs. In connection with the acquisition:

  •
  DLJMB and its co-investors contributed $145.7 million in cash for approximately 81.6% of the voting equity interests in STR Holdings LLC;

  •
  Dennis L. Jilot, our Chairman, President and Chief Executive Officer, Barry A. Morris, our Executive Vice President and Chief Financial Officer, and Robert S. Yorgensen, our Vice

    President and President of STR Solar, exchanged a portion of their existing equity investments in Specialized Technology Resources, Inc., valued at approximately $11.5 million, for approximately 6.4% of the voting equity interests in STR Holdings LLC;

  •
  other stockholders of Specialized Technology Resources, Inc., including some current and former employees and former directors, exchanged a portion of their existing equity investments in Specialized Technology Resources, Inc., valued at approximately $21.5 million, for approximately 12.0% of the voting equity interests in STR Holdings LLC;

  •
  Specialized Technology Resources, Inc., as borrower, and STR Holdings LLC, as a guarantor, entered into a first lien credit facility providing for a fully drawn $185.0 million term loan facility and an undrawn $20.0 million revolving credit facility and a second lien credit facility providing for a fully drawn $75.0 million term loan facility, in each case, with Credit Suisse, as administrative agent and collateral agent; and

  •
  with the cash contributed from DLJMB and certain of its co-investors and the borrowings under our first lien and second lien credit facilities, STR Holdings LLC (i) purchased the remaining shares of stock in Specialized Technology Resources, Inc., for $324.7 million, (ii) repaid $61.7 million of debt held by Specialized Technology Resources, Inc., (iii) settled Specialized Technology Resources, Inc. stock options for $1.5 million, (iv) paid financing costs of $7.9 million and transaction costs of $4.4 million; and (v) retained the remaining $5.5 million in proceeds for working capital purposes.

        We refer to the foregoing transactions collectively as the "DLJ Transactions."

Corporate Reorganization and Initial Public Offering

        Prior to November 5, 2009, we conducted our business through STR Holdings LLC and its subsidiaries. STR Holdings (New) LLC , or NewCo, a Delaware limited liability company, was formed on September 30, 2009 as an indirect subsidiary of STR Holdings LLC and held no material assets and did not engage in any operations.

        Pursuant to the corporate reorganization on November 5, 2009, STR Holdings LLC liquidated. A subsidiary of NewCo merged with and into Specialized Technologies Resources, Inc., or STRI, a former subsidiary of STR Holdings LLC, and, as a result, STRI became a wholly-owned subsidiary of NewCo. The unitholders of STR Holdings LLC became unitholders of NewCo. On November 6, 2009, NewCo converted from a limited liability company into a Delaware 'C' corporation, named STR Holdings, Inc., and the outstanding units of NewCo converted into a single class of common stock of STR Holdings, Inc.

        On November 12, 2009, we closed our initial public offering of 12,300,000 shares of common stock at an offering price of $10 per share, of which 3,300,000 shares were sold by us and 9,000,000 shares were sold by selling stockholders, resulting in net proceeds to us of approximately $25.0 million after deducting underwriting discounts, commissions and other offering costs of approximately $7.8 million. Effective with the conversion of NewCo into STR Holdings, Inc., our outstanding units were automatically converted into shares of common stock and restricted common stock. In connection with the initial public offering, we repaid $15.0 million of borrowings under our first lien credit facility, and also paid $2.6 million to terminate an advisory services and monitoring agreement we entered into in connection with the acquisition of STRI by DLJMB. We did not receive any proceeds from the sale of shares by the selling stockholders, which included entities affiliated with members of our board of directors and an affiliate of Credit Suisse Securities (USA) LLC, an underwriter that participated in the initial public offering, and each of our executive officers.

        Under the STR Holdings LLC Agreement, STR Holdings LLC's Class A, B, C, D, E and F units were subject to a priority distribution of shares of common stock in the event of an initial public offering. In connection with the initial public offering, the priority distribution of shares was based on our equity value as represented by the initial public offering price. For the units issued in connection with the DLJ Transactions, the shares of common stock were distributed as follows: (i) first, the Class A unitholders received an aggregate amount of common stock equal in value to their aggregate capital contributions; and (ii) second, a pro rata distribution was made with respect to the Class A, B, C, D and F units until the Class A unitholders received an aggregate amount of common stock equal in value to 2.5 times their aggregate capital contributions; and (iii) finally, a pro rata distribution was made of the remaining shares to each Class A, B, C, D, E and F unitholder based upon the number of units held by each unitholder. Class C and D incentive units that were issued in 2008 did not convert nor did any of the Class E incentive units that were issued as a result of not meeting the required aggregate value distribution thresholds.

        The following table presents the number of shares of common stock and unvested restricted common stock issued for the respective units upon conversion. The number of shares of common stock and unvested restricted common stock issued was based upon the vesting provisions of the outstanding units and reflect the units vested and unvested at the date of conversion:

Class of Units	Shares of Common Stock	Shares of Unvested Restricted Common Stock	Total Shares of Common Stock
A units	35,352,504	397,491	35,749,995
B units	195,053	—	195,053
C units	542,685	553,588	1,096,273
D units	176,211	217,884	394,095
E units	—	—	—
F units	478,578	95,716	574,294

Total	36,745,031	1,264,679	38,009,710

        On December 7, 2009, we closed the partial exercise of the over-allotment option granted by the selling stockholders given in connection with the initial public offering, which resulted in a total purchase of 1,695,000 shares at the initial public offering price of $10 per share. We did not receive any of the proceeds from the sale of the shares as a result of the exercise of the over-allotment option.

Our Business Segments

        We operate in two business segments: Solar and Quality Assurance.

        The following table sets forth our net sales for each segment and the percentage of total net sales by segment for the periods presented.

	Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
	$	%	$	%	$	%
	(dollars in thousands)
Net sales—Solar	$149,521	56%	$182,311	63%	$78,615	45%
Net sales—Quality Assurance	115,424	44%	106,267	37%	95,429	55%

Total net sales	$264,945	100%	$288,578	100%	$174,044	100%

Solar

        Our Solar segment manufactures encapsulants for sale to solar module manufacturers. Our Solar customer base is comprised of over 130 solar module manufacturers. Our Solar segment grew rapidly through 2008 and became our largest segment in terms of net sales beginning in the first quarter of 2008. In 2009, our Solar segment was impacted by decreased global demand for solar energy as a result of legislative changes, such as the cap in feed-in tariffs in Spain implemented in late 2008, the global recession and the worldwide credit crisis. Operations for our Solar segment are conducted in five locations in the United States, Spain and Malaysia. For the years ended December 31, 2009, 2008 and 2007, our Solar net sales were $149.5 million, $182.3 million and $78.6 million, respectively.

        We expect the following factors to affect our Solar segment's results of operations in future periods:

  •
  Industry trends.  The future performance of our Solar segment depends on the solar power industry as a whole. The solar power industry is impacted by a variety of factors, including environmental concerns, energy costs, worldwide economic conditions, government subsidies and incentives, the availability of polysilicon and other factors. For example, we expect an increase in demand for solar energy in the United States as a result of the American Recovery and Reinvestment Act passed in February 2009, which provides financial incentives for the development of renewable energy, as well as other renewable energy legislative initiatives. China, France, Taiwan, Japan and other countries have also announced significant plans to increase their use of renewable energy, including solar. However, Germany and Italy are proposing additional reductions that we expect to take place in the second half of 2010, which may create additional demand during the first half of 2010 at the expense of the second half of 2010.

  •
  Customer demand.  The solar module industry is relatively concentrated. As a result, we sell substantially all of our encapsulants to a limited number of solar module manufacturers. We expect that our results of operations will, for the foreseeable future, continue to depend on the sale of encapsulants to a relatively small number of customers and will, in turn, be dependent on their growth. Sales to First Solar accounted for 27.1%, 19.1%, and 13.8% of our Solar net sales in the years ended December 31, 2009, 2008 and 2007, respectively. As of December 31, 2009, we had entered into contracts with five of our largest customers. As a result, we expect sales volume to these customers to increase; however, the increase in volume will be offset, in part, by volume pricing concessions. In addition, the top five customers in our Solar segment accounted for approximately 55.0%, 47.0% and 46.0% of our Solar net sales in the years ended December 31, 2009, 2008 and 2007, respectively. Because we are part of the overall supply chain to our customers, any cost pressures or supply chain disruptions experienced by them may affect our business and results of operations.

  •
  Pricing.  During 2009, overall solar industry capacity exceeded demand causing an over-supply of inventory in the solar module supply chain. Increased competition from low cost countries, particularly China, and continued vertical integration of many manufacturers in the solar supply chain contributed to the increase in capacity, while the after shocks from the change in feed-in tariff in Spain during 2008, the negative impact from the global recession that persisted during the first half of 2009 and the lack of project financing caused by the credit crisis reduced overall solar module demand. These events caused many module manufacturers to significantly reduce the average selling price of their modules.

  From an industry standpoint, the reduction in module selling prices has improved rates of return on solar investments and is a long-term industry trend that we believe will help to bring grid-parity closer to a reality. Since the sale of more modules drives our growth, we will continue to partner with our customers and provide competitively priced, high quality encapsulant to aid them in reducing the overall cost of solar power.

  For 2009, we experienced a price decline of 7% from the prior year. Encapsulant pricing has been more resilient than other areas of the solar supply chain. We attribute this to several factors. Namely, our product is differentiated in terms of quality. These differences, which include greater dimensional stability, faster curing times and superior long-term stability, can have a substantial impact on factory yields and lifetime module output. And with our encapsulant typically representing less than five percent of the cost of a module, our product continues to present a compelling internal rate of return. However, we do expect pricing pressure to continue throughout the industry and while we expect to be affected to a lesser degree than many other parts of the supply chain, we will not be immune. We are currently anticipating continued pricing pressure during 2010 that will negatively impact our net sales and net income.

  •
  Production capacity.  To meet anticipated future growth in demand in the solar module market and increase our market share, we plan to continue to increase capacity by adding new production lines at our existing facilities or opening new facilities. We added four 500 MW production lines in 2008 and two 500 MW production lines and a 100 MW production line in 2009, bringing our total global capacity to 5,350 MW. At the end of 2008, we completed the construction of a new manufacturing facility in Malaysia, which has initially been designed for up to 2,000 MW of capacity and can be expanded to accommodate up to 3,000 MW of capacity. The Malaysian facility currently has two 500 MW operational production lines and we began shipping production quantities of encapsulants from that facility in the third quarter of 2009. An increase in capacity allows us to produce and sell more encapsulants and should permit us to decrease our manufacturing costs per unit by leveraging our global management, manufacturing and distribution base. As of December 31, 2009, our encapsulant manufacturing capacity was 5,350 MW. During the first quarter of 2010, our Malaysian facility received a 500 MW production line from Connecticut and a 500 MW production line from Spain to meet shifting worldwide module demand from Europe to Asia. We expect our global production capacity to increase to 6,350 MW throughout 2010.

Quality Assurance

        Our Quality Assurance segment offers services that help clients determine whether the products designed and manufactured by them or on their behalf meet applicable safety, regulatory, quality, performance and social standards. These services, which include testing, inspection, auditing and consulting, are provided to retailers and manufacturers worldwide. We have a broad client base, serving over 5,000 clients in 2009. For the years ended December 31, 2009, 2008 and 2007, our Quality Assurance net sales were $115.4 million, $106.3 million and $95.4 million, respectively.

        We expect our Quality Assurance segment to be impacted by the desire of product designers, retailers and manufacturers to meet applicable safety, regulatory, quality, performance and social standards and to ensure that product quality and standards are met as retailers, importers and manufacturers choose to outsource production to developing countries. To meet the demand for quality assurance services, we have developed an extensive network of 17 laboratories, 72 inspection and audit offices and 21 sales offices in 36 countries across North America, South America, Europe, Asia, Indian sub-continent and Africa. In addition, we have more than 40 internationally recognized accreditations and memberships.

        We expect the following factors to affect our Quality Assurance segment's results of operations in future periods:

  •
  Industry trends.  Manufacturers and consumer products companies are increasingly seeking to determine whether the products designed or manufactured by them or on their behalf meet applicable safety, regulatory, quality, performance and social standards. This growth is expected to result from a variety of factors, including shorter product life-cycles and mass customization, as well as increasing regulatory oversight and requirements. For example, in February 2009, certain provisions of the Consumer Product Safety Improvement Act of 2008 became effective with respect to certain children's products, requiring the consumer product industry to have independent testing performed prior to distribution of the products. Additional provisions of this legislation are expected to become effective during 2010. We also expect that growth will be impacted by worldwide economic conditions.

  •
  Geographic locations.  Consumer products manufacturing occurs on a global basis, and many manufacturers operate in multiple countries on multiple continents. In addition, many retailers, importers and manufacturers are outsourcing production to developing countries. Accordingly, retailers, importers and manufacturers are seeking quality assurance providers with testing capabilities for their specific products in the countries where their products are being manufactured.

  •
  Competition.  The quality assurance market is highly competitive and our ability to obtain new clients and retain existing clients will be impacted by competitive and other factors.

  •
  Accreditations.  In order to provide quality assurance services for specific types of products or in specific geographic locations, quality assurance service providers are required to obtain and maintain accreditations and memberships in a variety of countries and geographic regions.

Components of Net Sales and Expenses

Net Sales—Solar

        Our Solar net sales are primarily derived from the sale of encapsulants to both crystalline and thin-film solar module manufacturers. We expect that our results of operations, for the foreseeable future, will depend primarily on the sale of encapsulants to a relatively small number of our existing customers. Sales to First Solar accounted for 27.1%, 19.1%, and 13.8% of our Solar net sales in the years ended December 31, 2009, 2008 and 2007, respectively. The top five customers in our Solar segment accounted for approximately 55.0%, 47.0% and 46.0% of our Solar net sales in the years ended December 31, 2009, 2008 and 2007, respectively.

        Sales to our Solar customers have been typically made through non-exclusive, short-term purchase order arrangements that specify prices and delivery parameters but do not obligate the customer to purchase any minimum amounts. As our customers look to secure materials or access to our production capacity to support their module production, we have recently entered into, or are in negotiations to enter into, contracts that include periods of exclusivity and minimum purchase requirements. Although such contracts provide for the sale of encapsulants at lower prices than our shorter-term arrangements, they will provide greater predictability of demand. As of December 31, 2009, we had entered into contracts with five of our largest customers.

        Our Solar net sales are affected by our ability to meet customer demand, both in terms of encapsulant production and timing of delivery. We have five encapsulant manufacturing facilities, located in the United States, Spain and Malaysia. Our expansion strategy, guided by our customers' forecasts of their demand for our products and independent research on solar energy, is to meet our customers' anticipated growing demands and serve the markets in which they operate by adding production lines and facilities as our customers, and the market for our products generally grow. We expect a larger proportion of our Solar net sales to be in the Asia-Pacific region in 2010 and beyond.

        Demand for our encapsulants depends, in large part, on government incentives aimed to promote greater use of solar energy. The German government recently has announced legislation that we expect to reduce feed-in tariffs in the second half of 2010. We believe this announcement has resulted in the pull-in of demand from solar module manufacturers due to increased end-user demand being driven by the incentive to purchase a solar system prior to the expected enactment of the decreased feed-in tariff incentives. As such, we may see atypical Solar sales during 2010 compared to historical patterns.

        Pricing of our encapsulants is impacted by the competition faced by our customers, and the quality and performance of our encapsulant formulations, including their impact on improving our customers' manufacturing yields, their history in the field, our ability to meet our customers' delivery requirements, overall supply and demand levels in the industry and our customer service and technical support. While our encapsulant pricing has not decreased as rapidly as other parts of the solar module supply chain, we expect our encapsulant pricing to be negatively impacted by increased competition. We currently anticipate continued price reductions during 2010.

Net Sales—Quality Assurance

        We generate net sales in our Quality Assurance segment primarily by providing inspection, testing and audit services to our clients. We enter into contracts on a fixed price, time and material, or a cost-plus fixed fee basis. We also provide services on a non-contract basis pursuant to a fixed price list.

        We have a broad client base, serving over 5,000 clients in 2009, with our top five clients accounting for approximately 22.1%, 18.0% and 18.2% of our Quality Assurance net sales in the years ended December 31, 2009, 2008 and 2007, respectively. Our Quality Assurance business operates a network of 17 laboratories, 72 inspection and audit offices and 21 sales offices in 36 countries across North America, South America, Europe, Asia, Indian sub-continent and Africa. In addition, because our Quality Assurance business serves a diverse and global client base, we strive to operate where such clients operate and where the products they purchase are manufactured. We are required to work with a partner in certain countries either because of local laws and regulations or because such arrangements are customary to doing business in such countries. Also, we may enter into strategic alliances with other quality assurance providers in order to meet client demands in countries where it may not be practicable for us to operate on a stand-alone basis.

        Net sales in our Quality Assurance segment are typically lower in the first quarter of the year, in part due to the impact of holiday seasons on consumer products businesses. Pricing of our Quality Assurance services is based on pricing in the quality assurance industry, which is generally highly competitive.

Cost of Sales—Solar

        In our Solar segment, we manufacture all of the products that we sell. Our cost of sales in our Solar segment consists of our costs associated with raw materials and other components, direct labor, manufacturing overhead, salaries, other personnel-related expenses, write-off of excess or obsolete inventory, quality control, freight, insurance, disposition of defective product and depreciation and amortization of intangibles as a result of the DLJ Transactions. Resin constitutes the majority of our raw materials and components costs, and paper liner is the second largest cost. The price and availability of resin and paper liner are subject to market conditions affecting supply and demand. In 2010, the price of resin has increased, which could impact our gross profit, especially where we have entered into fixed-price contracts, and generally increases as demand rises and as oil and gas prices rise. Paper prices have also been volatile. We have also experienced price increases in the equipment used in our production lines over the past three years.

        Overall, we expect our Solar cost of sales, as a percentage of Solar net sales, to increase over the next several years due to (i) reduced pricing in response to lower overall solar module industry pricing driven by increased competition faced by our customers and reduced average selling price related to volume discounts and (ii) increased commodity costs, partially offset by more efficient absorption of fixed costs driven by economies of scale, geographic diversification into lower-cost manufacturing regions, production efficiencies and continued cost reduction efforts.

Cost of Sales—Quality Assurance

        In our Quality Assurance segment, we conduct our testing primarily at our facilities and incur travel expense when performing inspections and audits. Our cost of sales in our Quality Assurance segment consists primarily of our costs associated with direct labor, operational overhead, laboratory supplies, salaries and other personnel-related expenses, travel expenses, insurance, depreciation and amortization of intangibles. Labor and benefits represented our largest cost of Quality Assurance sales in the years 2009, 2008 and 2007 at 29.2%, 30.8% and 41.1% of Quality Assurance net sales, respectively. Although we expect our Quality Assurance cost of sales to increase as we expand our operations, we believe our Quality Assurance cost of sales as a percentage of Quality Assurance net sales will be positively affected by the expansion of operations in sites with lower operating costs, such as China and the Indian sub-continent.

Gross Profit

        Gross profit is affected by numerous factors, including our average selling prices, fluctuations in foreign exchange rates, seasonality, our manufacturing costs and the effective utilization of our facilities. Another factor impacting gross profit is the time required for new production facilities and the expansion of existing facilities to reach full production capacity. As a result, gross profit varies from quarter to quarter and year to year.

Selling, General and Administrative Expenses

        Our selling and marketing expenses consist primarily of salaries, travel, commissions and other personnel-related expenses for employees engaged in sales, marketing and support of our products and services, trade shows and promotions. General and administrative expenses consist of outside professional fees and expenses for our executive, finance, administrative, information technology and human resource functions.

        Our selling, general and administrative expenses have increased in absolute terms over the past three years primarily as a result of increased headcount resulting from the strengthening of our management and corporate infrastructure, particularly in our finance and information technology departments, and increasing marketing and legal costs.

        We expect our selling and marketing expenses to increase in absolute terms as we expand our direct sales force and increase our sales and marketing activities. However, we do not expect them to increase significantly as a percentage of total net sales. We expect our general and administrative expenses will increase in absolute terms and as a percentage of net sales in the shorter term as a result of the additional costs associated with operating as a public company.

Provision for Bad Debt Expense

        We reserve for estimated losses that may result from the inability of our customers to make required payments. We review the collectability of our receivables on an ongoing basis and reserve for uncollectible accounts after reasonable collection efforts have been made and collection is deemed questionable.

Earnings on Equity-Method Investments

        We own 50% of the shares of CTC-Asia, Ltd., a joint venture with Le Centre Technique Cuir Chaussure Maroquinerie, or CTC, which operates a laboratory in Hong Kong primarily involved in the testing of leather products. At December 31, 2009 and December 31, 2008, our investment in CTC-Asia, Ltd. was $0.9 million and $0.6 million, respectively, and classified as Other noncurrent assets in the consolidated balance sheets.

Transaction Costs

        During the period from January 1 to June 14, 2007, we incurred and expensed our transaction costs in connection with the DLJ Transactions, including merger and acquisition advisory fees, bonus payments and professional fees.

Interest Income

        Interest income is comprised of interest income earned on our cash and cash equivalents and short-term investments.

Interest Expense

        Interest expense consists primarily of interest on borrowings under our credit facilities entered into in connection with the DLJ Transactions.

        On October 5, 2009, we entered into an amendment to the first lien credit agreement and an amendment to the second lien credit agreement. The amendments for both credit agreements permitted us to enter into certain corporate reorganization transactions, including replacing STR Holdings LLC with STR Holdings (New) LLC as a guarantor under each credit agreement. The amendments and the repayment of $15.0 million of borrowings under our first lien credit facility with the proceeds from the initial public offering resulted in deferred financing costs of $1.1 million, which are being amortized to interest expense over the remaining term of the credit agreements.

Other Income (Expense) Items

        Other income (expense) includes foreign currency transaction gains and losses and unrealized gains and losses on our interest rate swap. We were required under the terms of both our first lien and second lien credit facilities to fix our interest costs on at least 50% of the principal amount of our funded indebtedness within three months of entering into the credit facility for a minimum of three years. To manage our interest rate exposure and fulfill the requirements under our credit facilities, effective September 13, 2007, we entered into a $200.0 million notional principal amount interest rate swap agreement with Credit Suisse International that effectively converted a portion of our debt under our credit facilities from a floating interest rate to a fixed interest rate. The notional principal amount decreased to $130.0 million on October 1, 2008 and will remain at that amount until the agreement terminates on September 30, 2010. Under the interest rate swap agreement, we pay interest at 4.622% and receive the floating three-month LIBOR rate from Credit Suisse International on the notional principal amount. As of December 31, 2009, our interest rate swap had a fair value of a liability of $4.0 million. Unrealized gains and losses on this interest rate swap represent the change in the fair value of the interest rate swap based on the floating interest rate and an assessment of counterparty credit risk.

Income Taxes

        Income tax expense is comprised of federal, state, local and foreign taxes based on income in multiple jurisdictions and changes in uncertain tax positions.

Critical Accounting Policies

        Our discussion and analysis of our consolidated financial position and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, net sales and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates including those related to bad debts, valuation of inventory, long-lived intangible and tangible assets, goodwill, product performance matters, income taxes and stock-based compensation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

        The accounting policies we believe to be most critical to understanding our financial results and condition and that require complex and subjective management judgments are discussed below.

Revenue Recognition and Accounts Receivable

        We recognize revenue when evidence of an arrangement exists, delivery of the product or service has occurred and title and risk of loss have passed to the customer, the sales price is fixed or determinable and collectibility of the resulting receivable is reasonably assured.

        Our Solar business recognizes revenue from the manufacture and sale of its products either at the time of shipping or at the time the product is received at the customer's port or dock, depending upon terms of the contract.

        Our Quality Assurance business performs testing, quality assurance and compliance consulting on a fixed-price, time and material, or a cost plus fixed-fee basis. The majority of our Quality Assurance contracts provide one service deliverable to the client, and revenue is recognized upon completion of such service when a report is provided to the client.

        A limited number of Quality Assurance contracts include the performance of multiple service offerings in an integrated package and are more long term in nature. The amount of revenue recognized for these contracts amounted to approximately $3.7 million, $5.0 million and $4.5 million in the year ended December 31, 2009, the year ended December 31, 2008 and the year ended December 31, 2007, respectively. These contracts are accounted for under Accounting Standards Codification, or ASC, 605 Revenue Recognition. ASC 605 requires contract consideration in which multiple service offerings are provided under a single contract to be allocated to each specific service offering based on each portion of the contract's respective fair value in proportion to the contract's total fair value. We have determined that each deliverable under these contracts is a separate unit of accounting that possesses fair value that is represented by price lists and historical billing practices. We recognize revenue on each contract deliverable when the services have been completed and communicated to our client. Contractual termination provisions exist by which either party may cancel the contract with written notice. Upon notice, we are contractually entitled to receive compensation for all services performed up to and through the termination period.

        Billing for these contracts occurs on a pre-determined schedule or at the end of the contractual term. Unbilled receivables represent revenue that has been recognized but not billed, while billings in excess of earned revenues represent billings to clients in excess of revenues recognized on contracts.

Allowance for Doubtful Accounts

        We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We review the collectability of our receivables on an ongoing basis and write off accounts receivable after reasonable collection efforts have been made and collection is deemed questionable or the debt uncollectible.

Inventory Valuation

        Our finished goods inventories are made-to-order and possess a shelf life of six to nine months from the date of manufacture. Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis and includes both the costs of acquisition and the costs of manufacturing. These costs include direct material, direct labor and fixed and variable indirect manufacturing costs, including depreciation and amortization.

        We write inventory down to net realizable value when it is probable that our finished goods inventories carrying cost is not fully recoverable through sale or other disposition. Our write down considers overall market conditions, customer inventory levels, legal or contractual provisions and age of the finished goods inventories.

        Prior to 2009, obsolescence was not a significant factor in the valuation of inventory. Due to the recessionary economic environment during the early part of 2009, some customers canceled or delayed the delivery of orders after the product was manufactured but not yet shipped. As such, $1.0 million of inventory write downs were recorded during the first half of the year ended December 31, 2009.

Intangible Assets

        We account for business acquisitions using the purchase method of accounting and record definite-lived intangible assets separately from goodwill. Intangible assets are recorded at their estimated fair value based at the date of acquisition.

        Our intangible assets include our customer relationships, trademarks, proprietary technology and accreditations as a result of the DLJ Transactions.

        Our customer relationships consist of the value associated with existing contractual arrangements as well as expected value to be derived from future contract renewals of our Solar and Quality Assurance customers. We determined their value using the income approach. Their useful life was determined by consideration of a number of factors, including our longstanding customer base and historical attrition rates.

        Our trademarks represent the value of our STR and Photocap trademarks. We determined their value using the "relief-from-royalty" method. The useful life of trademarks was determined by consideration of a number of factors, including elapsed time and anticipated future cash flows.

        Our proprietary technology represents the value of our Solar manufacturing processes. We determined its value using the "relief-from-royalty" method. The useful life of proprietary technology was determined by consideration of a number of factors, including elapsed time, prior innovations and potential future technological changes.

        Our accreditations represent the value of our Quality Assurance business's technical skills and ability to provide worldwide product testing, inspection and audits under applicable standards. We determined their value using the cost approach. The useful life for accreditations was determined by consideration of a number of factors, including the duration such accreditations were expected to be in effect and anticipated future cash flows.

        Determining the fair value and useful lives of our intangible assets requires management's judgment and involves the use of significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates, asset lives and market royalty rates, among other items. While we believe our estimates are reasonable, different assumptions regarding items such as future cash flows and volatility in the markets we serve could affect our evaluations and result in a future impairment charge to the carrying amount of our intangible assets.

        In accordance with ASC 350—Intangibles—Goodwill and Other, we assess the impairment of our definite-lived intangible assets whenever changes in events or circumstances indicate that the carrying value of such assets may not be recoverable. During each reporting period, we assess if the following factors are present, which would cause an impairment review: a significant or prolonged decrease in sales that are generated under our trademarks and accreditations; loss of a significant customer or reduction in our customers' demand for our products driven by competition they encounter, a significant adverse change in the extent to or manner in which we use our accreditations, trademarks or proprietary technology; such assets becoming obsolete due to new technology or manufacturing processes entering the markets or an adverse change in legal factors, such as the change in feed-in tariff policy implemented by the Spanish government in 2008 or any potential plans to divest or dispose of such intangible assets. We have assessed these factors during 2009 and concluded that no impairment indicators exist that would require an impairment valuation assessment. However, if we experience significant future reductions in our Solar net sales or a significant reduction of existing government incentives in the solar industry that are not offset by potential increases in solar programs in other countries, such as the United States and China, certain of our intangible assets may be subject to future potential impairment.

Long-Lived Assets

        In accordance with ASC 360—Property, Plant, and Equipment, we evaluate the carrying value of our long-lived assets, including property, plant and equipment, for impairment when events or changes in circumstances indicate the carrying value of an asset may not be recoverable. If a long-lived asset is found to be impaired, the amount recognized for impairment is based on the difference between the carrying value and the asset's fair value. Fair value is estimated based upon discounted future cash flows or other reasonable estimates of fair market value.

Goodwill

        Goodwill represents the excess of the purchase price consideration over the estimated fair value for the individual assets acquired and liabilities assumed. As a result of the DLJ Transactions, we allocated the goodwill to each of our reportable segments, Solar and Quality Assurance, which are our reporting units, based on the acquired net assets and on management's expectations regarding the extent to which each segment would benefit from the synergies of the acquired business. Our two reportable segments were determined to be our reporting units because they are two distinct operating segments, each of which is managed by its own president. Additionally, our board of directors and chief executive officer review financial information and allocate resources at the level of our reporting segments. We do not amortize goodwill, but instead test goodwill for impairment in accordance with the two-step method described in ASC 350. We perform our annual impairment review of goodwill in the fourth quarter, and also perform a review if at any time facts and circumstances warrant. In assessing if there is impairment to goodwill, we first determine the fair value of our two reporting units. We substantially passed the first step of the two-step impairment testing method in the fourth quarter of 2009. At that time, step one of the impairment analysis described in ASC 350 resulted in approximately $107.6 million of excess fair value over the carrying value. The excess of fair value over carrying value was approximately $53.0 million, or 17%, and $54.6 million, or 34%, for our Solar and Quality Assurance segments, respectively. If the fair value of either of our two segments were to be less than its carrying value, we would allocate the current fair value of the segment to the assets and liabilities of the segment to estimate the segment's goodwill. If such implied goodwill was less than the carrying value of such goodwill, we would record an impairment charge for the amount of such difference.

        The estimate of fair value of each reporting unit was derived from the income approach that estimates the fair value of each of the reporting units using a discounted cash flow method. This method was considered the most appropriate technique to estimate the fair value of the reporting units in the absence of market based comparable acquisition transaction activity caused by the global recession. The estimates of future cash flows used were consistent with the objective of measuring fair value and incorporate assumptions that marketplace participants would use in their estimates of fair value, such as growth rates, discount rates and capital structure. In order to derive the fair value of each of the reporting units using the discounted cash flow method, the discount rate for each reporting unit was calculated. A discount rate is generally used in asset valuation as the rate at which a series of future cash flows or earnings is reduced to present value. In the goodwill impairment calculation, we based our assumption of a discount rate on the use of a weighted average cost of capital method. In calculating the weighted average cost of capital for each reporting unit, we believe income risk is best determined by comparing it to the risk levels of guideline companies that operate in either of our business segments. Using these guideline companies, we calculated a weighted average cost of capital based on inputs that marketplace participants would use to discount their projected cash flow for each reporting unit.

Product Performance Accrual

        We typically do not provide contractual warranties on our products. However, on limited occasions, we incur costs to service our products in connection with specific product performance matters. Anticipated future costs for product performance matters are recorded as part of cost of sales and accrued liabilities for specific product performance matters when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. During the second half of 2008, we recorded an accrual of $5.6 million relating to specific product performance matters, which amount represents management's best estimate of the costs to repair or replace such product. The majority of this accrual relates to a quality claim by one of our customers in connection with a non-encapsulant product that we purchased from a vendor in 2005 and 2006 and resold. We stopped selling this product in 2006 and are currently attempting to resolve this matter.

Income Taxes

        We operate in multiple taxing jurisdictions and are subject to the jurisdiction of a number of U.S. and non-U.S. tax authorities and to tax agreements and treaties among those authorities. Operations in these jurisdictions are taxed on various bases, including income before taxes as calculated in accordance with jurisdictional regulations.

        We account for income taxes using the asset and liability method in accordance with ASC 740—Income Taxes. Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating loss and tax credit carry forwards. We estimate our deferred tax assets and liabilities using the enacted tax laws expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled, and will recognize the effect of a change in tax laws on deferred tax assets and liabilities in the results of our operations during the period that includes the enactment date. We record a valuation allowance to reduce our deferred tax assets if we determine that it is more likely than not that some or all of the deferred tax assets will not be realized.

        ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and how companies should recognize, measure, present and disclose uncertain tax positions that have been or are expected to be taken. Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the appropriate taxing authority has completed its examination even though the statute of limitations remains open, or the statute of limitation expires. Interest and penalties related to uncertain tax positions are recognized as part of our provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.

Stock-Based Compensation

        ASC 718—Compensation—Stock Compensation, addresses accounting for share-based awards, including stock options, with compensation expense measured using fair value and recorded over the requisite service or performance period of the award.

        The fair value of stock options issued in November 2009 in connection with our initial public offering was determined using the Black-Scholes option pricing model. Our assumptions about stock-price volatility have been based exclusively on the implied volatilities of other publicly traded options to buy stock with contractual terms closest to the expected term of options granted to our employees. The expected term represents the estimated time until employee exercise considering vesting schedules and using the Hull-White model. The risk-free interest rate for periods within the contractual life of the award is based on the U.S. Treasury 10 year zero-coupon strip yield in effect at the time of grant. The expected dividend yield was based on the assumption that no dividends are expected to be paid in the foreseeable future.

Year Ended December 31, 2009
Volatility	61.61%
Risk-free interest rates	1.96%
Expected term	2.7 to 4.9 Years
Dividend yield	0.00%
Weighted average grant-date fair value:	$4.59

        In 2007 and 2008, we had previously issued restricted incentive units for purposes of equity compensation to members of management, employees and directors. Some of these units were subsequently converted into shares of either common or restricted common stock based on the amounts vested at the time of our initial public offering.

        The fair value of each incentive unit granted during the year ended December 31, 2008 and the period from June 15 to December 31, 2007 was determined on the respective date of the grant using a Black-Scholes option-pricing model that used the assumptions noted in the following table, along with the associated weighted average fair values. The expected volatilities are based on a peer group of companies. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the incentive units. The expected term represented the estimated time until a liquidity event. The expected dividend yield was based on the assumption that no dividends were expected to be distributed in the near future.

	Year Ended December 31, 2008		Period from June 15 to December 31, 2007
Volatility	60.00%		52.72%
Risk-free interest rates	1.71%		4.98%
Expected term	2.2	Years	3.47	Years
Dividend yield	0.00%		0.00%
Weighted average grant-date fair value:
Service-based	$7.26		$2.85
Performance-based	$8.16		$3.22

Consolidated Results of Operations

        For purposes of the following discussion and analysis of our operating results, our consolidated net sales, costs and expenses for the year ended December 31, 2007 have been presented on a pro forma basis, as if the DLJ Transactions had taken place on January 1, 2007. Pro forma adjustments include amortization expense of acquired intangible assets, increased cost of goods sold expense due to the step up of our inventory to fair value, increased depreciation expense due to the step up to fair value of property, plant and equipment, increased interest expense associated with increased borrowings and the associated tax effect of those adjustments.

        We believe the presentation of our pro forma results of operations for the year ended December 31, 2007 provides important information on the full year effect of the DLJ Transactions for use in comparing our results of operations during these periods to our results in prior and future periods. The pro forma consolidated results of operations do not purport to represent our actual results of operations for the successor and predecessor periods in 2007 or what our actual consolidated results of operations would have been had the DLJ Transactions actually occurred on January 1, 2007, nor are they necessarily indicative of our future consolidated results of operations.

        The following table sets forth our consolidated results of operations for the predecessor period from January 1 to June 14, 2007, the successor period from June 15 to December 31, 2007 and the pro forma year ended December 31, 2007.

	Successor	Predecessor
			Pro Forma
	Period from June 15 to December 31, 2007	Period from January 1 to June 14, 2007
			Year Ended December 31, 2007
			(Unaudited)
	(dollars in thousands)
Statement of Operations Data:
Net sales—Solar	$52,967	$25,648	$78,615
Net sales—Quality Assurance	56,317	39,112	95,429

Total net sales	109,284	64,760	174,044

Cost of sales—Solar	30,068	11,875	46,194
Cost of sales—Quality Assurance	35,620	25,225	62,797

Total cost of sales	65,688	37,100	108,991

Gross profit	43,596	27,660	65,053
Selling, general and administrative expenses	18,484	12,063	30,157
Provision for bad debt expense	562	384	946
Earnings on equity-method investments	(84)	(46)	(130)
Transaction costs	—	7,737	7,737

Operating income	24,634	7,522	26,343
Interest income	203	143	346
Interest expense	(13,090)	(2,918)	(24,422)
Foreign currency transaction losses	(76)	(32)	(108)
Unrealized loss on interest rate swap	(2,988)	—	(2,988)

Income (loss) before income tax expense	8,683	4,715	(829)
Income tax expense	4,572	3,983	3,291

Net income (loss)	$4,111	$732	$(4,120)

        The following tables set forth our consolidated results of operations in dollars and as a percentage of total net sales, or in the case of segment cost of sales, the percentage of solar net sales and quality assurance net sales, as applicable, for the fiscal years ended December 31, 2009 and December 31, 2008, and the pro forma fiscal year ended December 31, 2007.

			Pro Forma
	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
			(Unaudited)
	(dollars in thousands)
Statement of Operations Data:
Net sales—Solar	$149,521	$182,311	$78,615
Net sales—Quality Assurance	115,424	106,267	95,429

Total net sales	264,945	288,578	174,044

Cost of sales—Solar	91,213	103,717	46,194
Cost of sales—Quality Assurance	75,759	70,930	62,797

Total cost of sales	166,972	174,647	108,991

Gross profit	97,973	113,931	65,053
Selling, general and administrative expenses	48,785	41,592	30,157
Provision for bad debt expense	1,403	1,950	946
Earnings on equity-method investments	(317)	(178)	(130)
Transaction costs	—	—	7,737

Operating income	48,102	70,567	26,343
Interest income	136	249	346
Interest expense	(17,068)	(20,809)	(24,422)
Foreign currency transaction loss	(134)	(1,007)	(108)
Unrealized gain (loss) on interest rate swap	1,995	(3,025)	(2,988)

Income (loss) before income tax expense	33,031	45,975	(829)
Income tax expense	10,042	17,870	3,291

Net income (loss)	$22,989	$28,105	$(4,120)

			Pro Forma
	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
			(Unaudited)
	(dollars in thousands)
Statement of Operations Data:
Net sales—Solar	56.4%	63.2%	45.2%
Net sales—Quality Assurance	43.6%	36.8%	54.8%
Total net sales	100.0%	100.0%	100.0%
Cost of sales—Solar	61.0%	56.9%	58.8%
Cost of sales—Quality Assurance	65.6%	66.8%	65.8%
Total cost of sales	63.0%	60.5%	62.6%
Gross profit	37.0%	39.5%	37.4%
Selling, general and administrative expenses	18.4%	14.4%	17.3%
Provision for bad debt expense	0.5%	0.7%	0.5%
Earnings on equity-method investments	0.1%	0.1%	0.1%
Transaction costs	0.0%	0.0%	4.4%
Operating income	18.2%	24.5%	15.1%
Interest income	0.1%	0.1%	0.2%
Interest expense	(6.4)%	(7.2)%	(14.0)%
Foreign currency transaction loss	(0.1)%	(0.3)%	(0.1)%
Unrealized gain (loss) on interest rate swap	0.8%	(1.0)%	(1.7)%
Income (loss) before income tax expense	12.5%	15.9%	(0.5)%
Income tax expense	3.8%	6.2%	1.9%
Net income (loss)	8.7%	9.7%	(2.4)%

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Net Sales

	Years Ended December 31,
	2009		2008		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%
Net sales—Solar	$149,521	56.4%	$182,311	63.2%	$(32,790)	(18.0)%
Net sales—Quality Assurance	$115,424	43.6%	$106,267	36.8%	$9,157	8.6%

Total net sales	$264,945	100%	$288,578	100%	$(23,633)	(8.2)%

        Net sales decreased $23.6 million, or 8.2%, to $264.9 million for the year ended December 31, 2009 from $288.6 million in 2008 as a result of a decrease in our Solar sales, partially offset by increased sales in our Quality Assurance business.

Net Sales—Solar

        Net sales in our Solar segment decreased $32.8 million, or 18.0%, to $149.5 million for the year ended December 31, 2009 from $182.3 million in 2008. Volume decreased 10% as our European operations were negatively impacted by the change in Spanish feed-in tariff policy in late 2008. Also, the negative global economic and lending environment limited the amount of financing available to fund major projects, which further reduced the number of end market installations and solar module demand during much of 2009. Pricing decreased 7% due to overall industry competition and in conjunction with the signing of contracts with five of our customers. The weakening of the Euro against the U.S. dollar negatively impacted our 2009 net sales in Solar by 1%.

        Although 2009 net sales in our Solar segment have decreased compared to 2008 net sales on a year over year basis, fourth quarter 2009 net sales increased by $15.0 million or 42% on a sequential basis from third quarter 2009 net sales of $35.3 million. The majority of such increase was volume driven by improved user demand for solar modules primarily due to increased sales in Germany and Italy. The increased demand in these countries was due to proposed changes in feed-in tariffs anticipated for the second half of 2010. End users have increased their purchase of solar panels prior to the anticipated reductions of feed-in tariffs that reduce the return on their investment. This has led to an increase in solar module sales and increased demand for our encapsulants. As such, we may see increased Solar sales during the first half of 2010 that may not occur during the second half of 2010.

        Our European net sales decreased in 2009 by $32.1 million, or 36%, from the corresponding 2008 period and amounted to $57.1 million in 2009. Sales in Europe were negatively impacted by foreign currency translation fluctuations, as the Euro weakened versus the U.S. dollar by approximately 5% in 2009 compared to its value in 2008. Our European Solar business was also negatively impacted by industry-wide decreased demand in Germany and Spain in the first six months of 2009. During the latter part of 2008, the Spanish government changed its feed-in tariff policy, capping its subsidized PV installations at 500 MW for 2009. Also, our European customers have lost market share to low-cost module manufacturers, primarily from China, that continue to penetrate the European solar market. These events caused our European net sales in 2009 to be negatively impacted by a 30% reduction in volume, reduced pricing of 4% and a 2% unfavorable foreign currency impact.

        Our U.S. Solar business generated net sales of $85.8 million, representing a decrease of $7.4 million, or 8%, during 2009 compared to 2008. Of this decrease, $6.6 million of these sales were generated by our Malaysian plant which became operational in the third quarter of 2009. Overall, U.S. Solar sales volumes increased 1% after the impact of transferring customer orders to our Malaysian plant and were offset by a negative price impact of 9%. We entered into contracts with five of our largest customers and sales were negatively impacted by lower unit pricing in these contracts.

Net Sales—Quality Assurance

        Net sales in our Quality Assurance segment increased $9.2 million, or 8.6%, to $115.4 million for the year ended December 31, 2009 from $106.3 million in 2008, primarily as a result of increased volume in the United States and Asia, partially offset by a decline in Europe. U.S. Quality Assurance sales growth was driven by our social responsibility auditing business as well as increased testing of private label products, as retailers are ensuring their products possess the same or higher level of quality as premium brands. In addition, toy-related testing increased as new U.S. safety regulations became effective in February 2009. Net sales in Asia also increased due to a higher level of testing performed for toy manufacturers that distribute their products in the United States to comply with the new U.S. safety regulations.

Cost of Sales

	Years Ended December 31,
	2009		2008		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%
Cost of sales—Solar	$91,213	34.4%	$103,717	35.9%	$(12,504)	(12.1)%
Cost of sales—Quality Assurance	$75,759	28.6%	$70,930	24.6%	$4,829	6.8%

Total cost of sales	$166,972	63.0%	$174,647	60.5%	$(7,675)	(4.4)%

        Cost of sales decreased $7.6 million, or 4.4%, to $167.0 million for the year ended December 31, 2009 from $174.6 million in 2008 mainly as a result of the decrease in our Solar net sales as noted above, partially offset by increased net sales in our Quality Assurance business. Our Solar segment accounted for 54.6% of our total cost of sales for the year ended December 31, 2009 compared to 59.4% for our total cost of sales for the year ended December 31, 2008.

Cost of Sales—Solar

        Cost of sales in our Solar segment decreased $12.5 million, or 12.1%, to $91.2 million for the year ended December 31, 2009 from $103.7 million in 2008. The decrease in our Solar segment's cost of sales was mainly due to reduced European sales volume, lower raw material costs and improved product performance matter expense of $5.0 million. These drivers were partially offset by $1.2 million of increased depreciation expense, $0.9 million of incremental operating costs associated with our recently opened Malaysian facility which did not occur in 2008, $1.0 million of inventory write-offs that occurred in the second quarter of 2009 and $2.3 million of increased labor and benefit costs to support our manufacturing infrastructure.

        Non-cash intangible asset amortization expense of $8.4 million was included in cost of sales for the years ended December 31, 2009 and 2008, respectively.

Cost of Sales—Quality Assurance

        Cost of sales in our Quality Assurance segment increased $4.8 million, or 6.8%, to $75.8 million for the year ended December 31, 2009 from $70.9 million in 2008. The increase in our Quality Assurance's cost of sales was due to $0.9 million for increased depreciation expense, $0.4 million for increased rent expense, $0.3 million for laboratory supplies and $2.9 million for increased direct costs and labor expense mainly due to increased sales volume growth.

        Non-cash intangible asset amortization expense of $3.1 million was included in cost of sales for the years ended December 31, 2009 and 2008, respectively.

Gross Profit

	Years Ended December 31,
	2009		2008		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%
Gross profit	$97,973	37.0%	$113,931	39.5%	$(15,958)	(14.0)%

        Gross profit decreased $15.9 million, or 14.0%, to $98.0 million for the year ended December 31, 2009 from $113.9 million for the year ended December 31, 2008 primarily due to the sales decline in our Solar segment. As a percentage of sales, gross profit decreased 250 basis points from 39.5% for the year ended December 31, 2008 to 37.0% for the year ended December 31, 2009.

        For the year ended December 31, 2009, gross profit decreased as a percentage of sales primarily due to lower pricing and a reduction in operating leverage of fixed costs associated with our Solar sales volume decline. Also, we generated a lower mix of net sales in our higher margin Solar business, which accounted for 56.4% and 63.2% of our consolidated net sales for the years ended December 31, 2009 and 2008, respectively. We also incurred $1.0 million of inventory write-offs in our Solar segment during the second quarter of 2009. These negative impacts to the 2009 gross margin percentage more than offset $5.0 million of lower product performance matter expense and a 110 basis point gross margin expansion for the year ended December 31, 2009 in our Quality Assurance business resulting from improved labor cost efficiency based on better operating leverage associated with the sales growth and efforts to streamline our Quality Assurance testing processes and improve turn-around time.

        Non-cash intangible asset amortization expense of $11.5 million reduced gross profit for the years ended December 31, 2009 and 2008, respectively.

Selling, General and Administrative Expenses

	Years Ended December 31,
	2009		2008		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%
Selling, general and administrative expenses	$48,785	18.4%	$41,592	14.4%	$7,193	17.3%

        Selling, general and administrative expenses increased 17.3% for the year ended December 31, 2009 compared to the corresponding period in the prior year. Non-cash stock-based compensation expense increased by approximately $5.1 million, mainly due to the issuance of stock options in connection with our initial public offering. At the initial public offering date, we issued stock options for incentive units that only partially converted or did not convert to common shares. The options have accelerated vesting clauses as of January 31, 2010. The first quarter of 2010 will also be negatively impacted by $3.3 million associated with this issuance, with total stock based compensation for the first quarter of 2010 amounting to $3.8 million. We project that, based on our current stock options issued and outstanding, our stock-based compensation expense will be approximately $1.3 million per quarter beginning in the second quarter of 2010 for the remainder of 2010.

        Due to the initial public offering, $2.6 million was paid in conjunction with the termination of pre-initial public offering monitoring agreements. Salaries and benefits increased $2.9 million in 2009 due to increased headcount in our sales, information technology and finance functions necessary to support our anticipated growth and becoming a public company. The increase was partially offset by lower professional fees of $4.0 million compared to the same period in 2008 due to the non-recurrence of legal fees associated with protecting our proprietary technology and re-audits of our financial statements incurred in preparation for the filing of our initial Form S-1 with the SEC made during 2008.

Provision for Bad Debt Expense

	Years Ended December 31,
	2009		2008		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%
Provision for bad debt expense	$1,403	0.5%	$1,950	0.7%	$(547)	(28.1)%

        Provision for bad debt expense decreased $0.5 million, or 28.1%, to $1.4 million for the year ended December 31, 2009 from $2.0 million for 2008. This reduction is primarily the result of the avoidance of a $1.0 million increase in 2008 that did not occur again in 2009.

Interest Expense

	Years Ended December 31,
	2009		2008		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%
Interest expense	$(17,068)	(6.4)%	$(20,809)	(7.2)%	$(3,741)	(18.0)%

        Interest expense decreased $3.7 million, or 18.0%, to $17.1 million for the year ended December 31, 2009 from $20.8 million for the year ended December 31, 2008. This reduction was primarily the result of decreases in applicable interest rates on our variable rate debt.

Other Income (Expense) Items

	Years Ended December 31,
	2009		2008		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%
Other income (expense)	$1,997	0.8%	$(3,783)	(1.3)%	$5,780	152.8%

        During the year ended December 31, 2009, we incurred a $2.0 million unrealized gain on our interest rate swap entered into during 2007 as a requirement under our credit facilities compared to a $3.0 million loss in the corresponding 2008 period. Foreign currency transaction losses decreased $0.9 million during the year ended December 31, 2009 to a loss of $0.1 million from a loss of $1.0 million during the year ended December 31, 2008.

Income Taxes

	Years Ended December 31,
	2009		2008		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%
Income taxes	$10,042	3.8%	$17,870	6.2%	$(7,828)	(43.8)%

        Income tax expense decreased $7.8 million to $10.0 million for the year ended December 31, 2009 from $17.9 million in 2008. Our effective tax rate for the year ended December 31, 2009 was 30.4% compared to the federal statutory rate of 35% and our effective tax rate for the year ended December 31, 2008 of 38.9%. The lower 2009 effective tax rate benefited from income tax refunds received on prior year amended returns of approximately $1.0 million and reductions to deferred tax liabilities. We estimate that our normalized effective rate for 2010 will approximate 36%. However, not included in our estimated effective rate is an $0.8 million Advanced Energy Project tax credit that we received in January of 2010 under the American Recovery and Reinvestment Act of 2009. This item will be accounted for as a discrete item during the first quarter of 2010 and will provide a one time benefit to our projected effective tax rate. On a longer term basis, we should see improvement in our effective tax rate of 36% as we begin to benefit from our 10 year tax holiday in Malaysia that commences in the second quarter of 2010.

Net Income

	Years Ended December 31,
	2009		2008		Change
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	%
Net income	$22,989	8.7%	$28,105	9.7%	$(5,116)	(18.2)%

        Net income decreased $5.1 million to $23.0 million for the year ended December 31, 2009 from net income of $28.1 million in 2008 primarily due to the reduction in net sales, increased inventory write-offs and depreciation expense and overall increase in selling, general and administrative expense. These items were partially offset by decreased interest expense on our variable rate debt, gain on our interest rate swap, lower product performance matter expense and our lower 2009 effective tax rate.

Segment Results of Operations

        We report our business in two segments: Solar and Quality Assurance. The accounting policies of the segments are the same as those described in the footnotes to the accompanying consolidated financial statements. We measure segment performance based on total revenues and Adjusted EBITDA. See note 17 to our consolidated financial statements for a definition of Adjusted EBITDA and further information. Corporate overhead, that is not allocated to our segments, and therefore is not incorporated in the presentation below, includes expenses associated with corporate headquarters, the executive management team and certain centralized functions that benefit us but are not attributable to the segments such as finance and certain legal costs. The discussion that follows is a summary analysis of total revenues and the primary changes in Adjusted EBITDA by segment.

Solar

	Years Ended December 31,
	2009	2008	Change
	Amount	Amount	Amount	%
Net Sales	$149,521	$182,311	$(32,790)	(18.0)%

Adjusted EBITDA	$67,253	$83,042	$(15,789)	(19.0)%

Adjusted EBITDA as % of Segment Net Sales	45.0%	45.6%

        Adjusted EBITDA as percentage of net sales for this business segment decreased for the year ended December 31, 2009 compared to 2008 due to lower gross margins driven by the reduction in net sales, lower absorption of fixed costs and $1.0 million of inventory write-offs that more than offset $5.0 million of lower product performance matter expense. Partially offsetting the negative impact of lower gross margins was a reduction to selling, general and administrative expenses of $0.6 million based on $3.1 million of lower professional fees related to legal costs, partially offset by increased staffing and infrastructure expense.

Quality Assurance

	Years Ended December 31,
	2009	2008	Change
	Amount	Amount	Amount	%
Net Sales	$115,424	$106,267	$9,157	8.6%

Adjusted EBITDA	$22,857	$17,586	$5,271	30.0%

Adjusted EBITDA as % of Segment Net Sales	19.8%	16.6%

        Adjusted EBITDA as a percentage of net sales for this business segment increased for the year ended December 31, 2009 compared to 2008 due to higher gross margins driven by the increase in sales volume. Selling, general and administrative expenses increased by $3.0 million primarily driven by $0.5 million of professional fees and $2.2 million of labor and benefits expense primarily due to increased sales and information technology staff.

Year Ended December 31, 2008 Compared to Pro Forma Year Ended December 31, 2007

Net Sales

        Net sales increased $114.5 million, or 65.8%, to $288.6 million for the year ended December 31, 2008 from $174.0 million for the pro forma year ended December 31, 2007. This increase was primarily the result of higher sales volumes to our existing Solar customers. Our Solar segment accounted for 63.2% of our total net sales for the year ended December 31, 2008 compared to 45.2% for the pro forma year ended December 31, 2007.

        Net sales in our Solar segment increased $103.7 million, or 131.9%, to $182.3 million for the year ended December 31, 2008 from $78.6 million for the pro forma year ended December 31, 2007. This increase was primarily the result of strong demand for our encapsulants from existing customers that we were able to meet with capacity from new manufacturing lines.

        Net sales in our Quality Assurance segment increased $10.8 million, or 11.4%, to $106.3 million for the year ended December 31, 2008 from $95.4 million for the pro forma year ended December 31, 2007. This increase was primarily the result of increased demand from our existing Quality Assurance clients, particularly in the United States and Asia.

Cost of Sales

        Cost of sales increased $65.7 million, or 60.2%, to $174.6 million for the year ended December 31, 2008 from $109.0 million for the pro forma year ended December 31, 2007. This increase was primarily the result of increased sales volume in our Solar segment.

        Cost of sales in our Solar segment increased $57.5 million, or 124.5%, to $103.7 million for the year ended December 31, 2008 from $46.2 million for the pro forma year ended December 31, 2007. This increase was primarily the result of higher labor and raw material costs of $42.2 million to support our higher net sales, higher indirect labor and benefits costs of $6.3 million and $5.6 million of product performance support costs.

        Cost of sales in our Quality Assurance segment increased $8.1 million, or 13.0%, to $70.9 million for the year ended December 31, 2008 from $62.8 million for the pro forma year ended December 31, 2007. This increase was primarily the result of increased labor and travel expenses of $2.7 million to support our higher net sales volume, and higher indirect labor and benefits costs of $3.7 million.

Gross Profit

        Gross profit increased $48.9 million, or 75.1%, to $113.9 million for the year ended December 31, 2008 from $65.1 million for the pro forma year ended December 31, 2007. This increase was primarily the result of increased Solar sales. As a percentage of sales, gross profit increased 210 basis points to 39.5% for the year ended December 31, 2008 from 37.4% for the pro forma year ended December 31, 2007. Such increase was due to higher growth in our higher margin Solar segment and manufacturing economies of scale associated with capacity expansion, partially offset by higher raw material and product performance support costs in our Solar segment.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased $11.4 million, or 37.9%, to $41.6 million for the year ended December 31, 2008 from $30.2 million for the pro forma year ended December 31, 2007. This increase was primarily the result of increased professional fees of $11.6 million, resulting primarily from the re-audit of our prior year financial statements in preparation for our initial public offering. As a percentage of net sales, selling, general and administrative expenses decreased 290 basis points from 17.3% for the pro forma year ended December 31, 2007 to 14.4% for the year ended December 31, 2008 due to operating leverage associated with the increase in sales.

Provision for Bad Debt Expense

        Provision for bad debt expense increased $1.0 million or 100% to $2.0 million for the year ended December 31, 2008 from $1.0 million for the pro forma year ended December 31, 2007. The increase was directly related to one European solar customer that is no longer a customer.

Transaction Costs

        No transaction costs in connection with the DLJ Transactions were incurred for the year ended December 31, 2008. During the period from January 1 to June 14, 2007, we incurred and expensed our transaction costs in connection with the DLJ Transactions. Total transaction costs incurred during that period were $7.7 million, consisting primarily of $4.2 million in merger and acquisition advisory fees, $2.5 million in bonus payments and $0.8 million in professional fees.

Interest Income

        Interest income decreased $0.1 million, or 28.0%, to $0.2 million for the year ended December 31, 2008 from $0.3 million for the pro forma year ended December 31, 2007. This decrease was primarily the result of lower prevailing interest rates applicable to our cash deposits.

Interest Expense

        Interest expense decreased $3.6 million, or 14.8%, to $20.8 million for the year ended December 31, 2008 from $24.4 million for the pro forma year ended December 31, 2007. This decrease was primarily the result of decreases in applicable interest rates on our debt.

Other Income (Expense) Items

        During the year ended December 31, 2008, we incurred a $3.0 million unrealized loss on our interest rate swap entered into as a requirement under our credit facilities. Foreign currency transaction losses increased $0.9 million during the year ended December 31, 2008 to a loss of $1.0 million from a loss of $0.1 million during the pro forma year ended December 31, 2007.

Income Taxes

        Income tax expense increased $14.6 million to $17.9 million for the year ended December 31, 2008 from $3.3 million for the pro forma year ended December 31, 2007. Our effective tax rate for the year ended December 31, 2008 was 38.9% compared to the statutory rate of 35.0%, primarily due to higher state income tax expense associated with our Solar business's increased profitability and repatriation of foreign earnings.

Net Income

        Net income increased $32.2 million to $28.1 million for the year ended December 31, 2008 from a net loss of $4.1 million for the pro forma year ended December 31, 2007. This increase was primarily the result of higher sales volume to our existing Solar customers and increased demand from our existing Quality Assurance clients, particularly in the United States and Asia, partially offset by higher raw material, labor, travel and product performance support costs, professional fees and taxes.

2007 Consolidated Results of Operations—Actual

        Set forth below is a discussion of our results of operations for both the period from January 1 to June 14, 2007 and the period from June 15 to December 31, 2007. As a result of the DLJ Transactions, our consolidated financial statements for 2007 are not comparable to prior or subsequent periods, primarily as a result of significantly increased interest, depreciation and amortization expenses.

Net Sales

        Net sales were $64.8 million for the period from January 1 to June 14, 2007 and $109.3 million for the period from June 15 to December 31, 2007. The increase in net sales during the period from June 15 to December 31, 2007 reflected higher sales volume primarily due to sales to our existing Solar customers.

Cost of Sales

        Cost of sales was $37.1 million for the period from January 1 to June 14, 2007 and $65.7 million for the period from June 15 to December 31, 2007. Cost of sales for the period from June 15 to December 31, 2007 included $1.1 million additional depreciation expense as a result of the step up of fair value of property, plant and equipment, $0.9 million related to the write-up to fair value of acquired inventory being sold and expensed to cost of goods sold, and $4.7 million amortization expense associated with acquired assets.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses were $12.1 million for the period from January 1 to June 14, 2007 and $18.5 million for the period from June 15 to December 31, 2007. The increase in selling, general and administrative expenses for the period from June 15 to December 31, 2007 reflect higher labor and benefit expenses and professional fees offset by lower management advisory fee expense paid to DLJMB as compared to our previous owners.

Provision for Bad Debt Expenses

        Provision for bad debt expenses were $0.4 million for the period from January 1 to June 14, 2007 and $0.6 million for the period from June 15 to December 31, 2007.

Transaction Costs

        Transaction costs were $7.7 million for the period from January 1 to June 14, 2007 related to the DLJ Transactions. We did not incur transaction costs in connection with the DLJ Transactions during the period from June 15 to December 31, 2007.

Interest Income

        Interest income was $0.1 million for the period from January 1 to June 14, 2007 and $0.2 million for the period from June 15 to December 31, 2007.

Interest Expense

        Interest expense was $2.9 million for the period from January 1 to June 14, 2007 and $13.1 million for the period from June 15 to December 31, 2007. The higher interest expense during the period from June 15 to December 31, 2007 resulted from higher borrowings and deferred financing costs associated with the DLJ Transactions.

Other Income (Expense) Items

        We incurred a foreign currency transaction loss of approximately $32,000 during the period from January 1 to June 14, 2007. During the period from June 15 to December 31, 2007, we incurred $3.0 million of unrealized loss on our interest rate swap entered into as a requirement under our credit facilities and a foreign currency transaction loss of $0.1 million.

Income Taxes

        Income taxes were $4.0 million, an effective tax rate of 84.5%, for the period from January 1 to June 14, 2007 and $4.6 million, an effective tax rate of 52.7%, for the period from June 15 to December 31, 2007. The increase in effective tax rate for the period from January 1 to June 14, 2007 reflected the non-deductibility of certain transaction costs.

Net Income

        Net income was $0.7 million for the period from January 1 to June 14, 2007 and $4.1 million for the period from June 15 to December 31, 2007.

Quarterly Consolidated Results of Operations

        The following tables set forth our consolidated results of operations, other data and Adjusted EBITDA on a quarterly basis for the year ended December 31, 2009 and the year ended December 31, 2008.

	Year Ended December 31, 2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Unaudited)
	(dollars in thousands)
Statement of Operations Data:
Net sales—Solar	$34,187	$29,643	$35,362	$50,329
Net sales—Quality Assurance	23,928	29,920	31,956	29,620

Total net sales	58,115	59,563	67,318	79,949

Cost of sales—Solar	20,794	20,273	21,837	28,309
Cost of sales—Quality Assurance	17,199	18,905	20,155	19,500

Total cost of sales	37,993	39,178	41,992	47,809

Gross profit	20,122	20,385	25,326	32,140
Selling, general and administrative expenses	10,888	9,533	9,566	18,798
Provision for bad debt expense	400	952	20	31
Earnings on equity-method investments	(36)	(123)	(68)	(90)

Operating income	8,870	10,023	15,808	13,401
Interest income	14	56	46	20
Interest expense	(4,059)	(4,209)	(4,195)	(4,605)
Foreign currency transaction gain (loss)	(360)	(83)	(133)	442
Unrealized gain on interest rate swap	569	18	316	1,092

Income before income tax expense	5,034	5,805	11,842	10,350
Income tax expense	1,921	2,675	3,955	1,491

Net income	$3,113	$3,130	$7,887	$8,859

Other Data:
Amortization of intangibles—Solar	$2,108	$2,108	$2,108	$2,108
Amortization of intangibles—Quality Assurance	768	768	767	768

Total amortization of intangibles	$2,876	$2,876	$2,875	$2,876

Stock based compensation—Solar	$92	$82	$75	$1,427
Stock based compensation—Quality Assurance	96	56	51	809
Stock based compensation—Corporate	216	451	733	3,220

Total stock based compensation	$404	$589	$859	$5,456

Adjusted EBITDA:(1)
Adjusted EBITDA—Solar	$15,138	$11,621	$16,485	$24,009
Adjusted EBITDA—Quality Assurance	2,826	7,045	7,137	5,849
Adjusted EBITDA—Corporate	(3,309)	(2,215)	(1,069)	(1,886)

Total Adjusted EBITDA	14,655	16,451	22,553	27,972
Depreciation and amortization	(5,626)	(5,886)	(5,938)	(5,931)
Interest income	14	56	46	20
Interest expense	(4,059)	(4,209)	(4,195)	(4,605)
Income tax expense	(1,921)	(2,675)	(3,955)	(1,491)
Management advisory fees	(150)	(150)	(149)	(2,775)
Unrealized gain on interest rate swap	569	18	316	1,092
Stock-based compensation	(404)	(589)	(859)	(5,456)
Loss on disposal of property, plant and equipment	(1)	(9)	—	(57)
Earnings on equity-method investments	36	123	68	90

Net income	$3,113	$3,130	$7,887	$8,859

	Year Ended December 31, 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Unaudited)
	(dollars in thousands)
Statement of Operations Data:
Net sales—Solar	$39,291	$46,582	$48,134	$48,304
Net sales—Quality Assurance	21,986	28,873	28,333	27,075

Total net sales	61,277	75,455	76,467	75,379

Cost of sales—Solar	19,947	23,136	26,324	34,310
Cost of sales—Quality Assurance	16,861	18,177	18,273	17,619

Total cost of sales	36,808	41,313	44,597	51,929

Gross profit	24,469	34,142	31,870	23,450
Selling, general and administrative expenses	9,096	12,547	11,845	8,104
Provision for bad debt expense	208	389	129	1,224
Earnings on equity-method investments	—	—	(74)	(104)
Transaction costs	—	—	—	—

Operating income	15,165	21,206	19,970	14,226
Interest income	61	40	44	104
Interest expense	(5,111)	(5,542)	(5,366)	(4,790)
Foreign currency transaction gain (loss)	335	(107)	(696)	(539)
Unrealized (loss) gain on interest rate swap	(4,377)	4,090	172	(2,910)

Income before income tax expense	6,073	19,687	14,124	6,091
Income tax expense	2,279	7,508	5,219	2,864

Net income	$3,794	$12,179	$8,905	$3,227

Other Data:
Amortization of intangibles—Solar	$2,108	$2,108	$2,108	$2,108
Amortization of intangibles—Quality Assurance	768	768	767	768

Total amortization of intangibles	$2,876	$2,876	$2,875	$2,876

Stock based compensation—Solar	$109	$109	$94	$92
Stock based compensation—Quality Assurance	115	114	99	97
Stock based compensation—Corporate	243	243	220	217

Total stock based compensation	$467	$466	$413	$406

Adjusted EBITDA:(1)
Adjusted EBITDA—Solar	$21,110	$24,580	$21,924	$15,428
Adjusted EBITDA—Quality Assurance	1,014	5,608	5,550	5,414
Adjusted EBITDA—Corporate	(240)	(2,336)	(353)	(362)

Total Adjusted EBITDA	21,884	27,852	27,121	20,480
Depreciation and amortization	(4,894)	(4,959)	(5,078)	(6,317)
Interest income	61	40	44	104
Interest expense	(5,111)	(5,542)	(5,366)	(4,790)
Income tax expense	(2,279)	(7,508)	(5,219)	(2,864)
Management advisory fees	(163)	(162)	(162)	(151)
Unrealized (loss) gain on interest rate swap	(4,377)	4,090	172	(2,910)
Stock-based compensation	(467)	(466)	(413)	(406)
Gain on disposal of property, plant and equipment	—	—	—	3
Earnings on equity-method investments	—	—	74	104
Non-recurring items	(860)	(1,166)	(2,268)	(26)

Net income	$3,794	$12,179	$8,905	$3,227

(1)
We define Adjusted EBITDA as net income before interest income and expense, income tax expense, depreciation, amortization, stock-based compensation expense, transaction fees, equity earnings on investments and certain non-recurring income and expenses from the results of operations.

        We present Adjusted EBITDA because it is the main metric used by our management and our board of directors to plan and measure our operating performance. Our management believes that Adjusted EBITDA is useful to investors because Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. We also believe Adjusted EBITDA is useful to our management and investors as a measure of comparative operating performance from period to period. The DLJ Transactions had a significant impact on our capital structure and resulted in accounting charges that make period to period comparisons of our core operations difficult and resulted in expenses that may not be indicative of our future operating performance. For example, as a result of the DLJ Transactions, we incurred significant non-cash amortization charges and increased interest expense. Adjusted EBITDA removes the impact of changes to our capital structure (primarily interest expense) and asset base (primarily depreciation and amortization resulting from the DLJ Transactions). By reporting Adjusted EBITDA, we provide a basis for comparison of our business operations between current, past and future periods. In addition, measures similar to Adjusted EBITDA are the main metrics utilized to measure performance based bonuses paid to our executive officers and certain managers and are used to determine compliance with financial covenants under our credit facilities.

        Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined in accordance with generally accepted accounting principles, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Although we use Adjusted EBITDA as a measure to assess the operating performance of our business, Adjusted EBITDA has significant limitations as an analytical tool because it excludes certain material costs. For example, it does not include interest expense, which has been a necessary element of our costs. Because we use capital assets, depreciation expense is a necessary element of our costs and ability to generate revenue. In addition, the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of this measure. Adjusted EBITDA also does not include the payment of taxes, which is also a necessary element of our operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of our operating performance has material limitations. Because of these limitations management does not view Adjusted EBITDA in isolation and also uses other measures, such as net income, net sales, gross margin and operating income, to measure operating performance.

Financial Condition, Liquidity and Capital Resources

        We have financed our operations primarily through cash provided by operations. From 2003 through 2009, net cash provided by operating activities has been sufficient to fund our working capital needs and capital expenditures. As of December 31, 2009, our principal sources of liquidity consisted of $70.2 million of cash and short-term investments and $20.0 million of availability under the $20.0 million revolving portion of our first lien credit facilities. Our total indebtedness was $240.5 million as of December 31, 2009.

        Our principal needs for liquidity have been, and for the foreseeable future will continue to be, for capital expenditures, debt service and working capital. The main portion of our capital expenditures has been and is expected to continue to be for expansion. Working capital requirements have increased as a result of our overall growth in prior years and the need to fund higher accounts receivable and inventory. We believe that our cash flow from operations, available cash and cash equivalents and available borrowings under the revolving portion of our credit facilities will be sufficient to meet our liquidity needs, including for capital expenditures, through at least the next 12 months. We anticipate that to the extent that we require additional liquidity, it will be funded through borrowings under our credit facilities, the incurrence of other indebtedness, additional equity financings or a combination of these potential sources of liquidity.

        Although we have no plans to do so, if we decide to pursue one or more strategic acquisitions, we may incur additional debt, if permitted under our existing credit facilities, or sell additional equity to finance the purchase of those businesses.

Cash Flows

Cash Flow from Operating Activities

        Net cash provided by operating activities was $47.9 million for the year ended December 31, 2009. Cash provided by operating activities was attributable to $23.0 million in net income and non-cash expenses, including $23.4 million of depreciation and amortization and $7.3 million of stock-based compensation.

        Net cash provided by operating activities was $47.7 million for the year ended December 31, 2008. Cash provided by operating activities was attributable to $28.1 million in net income and non-cash expenses, including $21.2 million of depreciation and amortization, $1.8 million of stock-based compensation and the $3.0 million unrealized loss on our interest rate swap transaction.

        Net cash provided by operating activities was $12.1 million for the period from June 15 to December 31, 2007. This was primarily attributable to net income of $4.1 million and non-cash expenses, including depreciation and amortization, stock-based compensation and the unrealized loss on our interest rate swap transaction.

        Net cash provided by operating activities was $5.5 million for the period from January 1 to June 14, 2007. This was primarily attributable to net income of $0.7 million and non-cash expenses, including depreciation and amortization and stock-based compensation, as well as an increase in net operating assets of $2.0 million.

Cash Flow from Investing Activities

        Net cash used for investing activities was $18.8 million for the year ended December 31, 2009. We reduced our capital expenditure activity from the prior year due to the current negative economic conditions and having sufficient capacity for expected business levels. We also have a certificate of deposit in the amount of $1.0 million with a greater than 90 day maturity.

        Net cash used for investing activities for the year ended December 31, 2008 was $35.3 million for capital expenditures.

        Net cash used for investing activities was $327.0 million for the period from June 15 to December 31, 2007 for amounts paid in connection with the DLJ Transactions as well as capital expenditures. Net cash used for investing activities was $3.5 million for the period from January 1 to June 14, 2007 for capital expenditures.

Cash Flow from Financing Activities

        Net cash provided by financing activities was $11.4 million for the year ended December 31, 2009 resulting from initial public offering net proceeds of $30.9 million offset by increased debt repayments of $15.0 million during 2009 as a result of our debt agreement mandatory pre-payment on the initial public offering date. Also, cash payments of $1.1 million and $1.3 million were incurred in connection with our initial public offering and amendment of our debt agreements, respectively.

        Net cash used in financing activities was $5.3 million for the year ended December 31, 2008 primarily for payment of equity issuance costs of $3.3 million and $2.0 million for debt repayments.

        Net cash provided by financing activities was $335.3 million for the period from June 15 to December 31, 2007 due to the receipt of proceeds from the issuance of equity and the incurrence of debt in connection with the DLJ Transactions. Net cash used in financing activities was $6.1 million for the period from January 1 to June 14, 2007 for the repayment of indebtedness.

Capital Expenditures

        We had capital expenditures of $17.8 million, $35.3 million and $13.6 million in the year ended December 31, 2009, the year ended December 31, 2008 and the periods from January 1 to June 14 and June 15 to December 31, 2007, respectively.

        For our Solar segment, we had capital expenditures of $7.2 million, $25.9 million and $9.0 million in the year ended December 31, 2009, the year ended December 31, 2008 and the periods from January 1 to June 14 and June 15 to December 31, 2007, respectively. Our Solar capital expenditures for these periods consisted primarily of equipment costs associated with the addition of new production lines and construction costs for our recently opened Malaysia facility.

        For our Quality Assurance segment, we had capital expenditures of $10.5 million, $8.9 million and $3.9 million in the year ended December 31, 2009, the year ended December 31, 2008 and the periods from January 1 to June 14 and June 15 to December 31, 2007, respectively. Our Quality Assurance capital expenditures for these periods consisted primarily of costs associated with equipment purchases for testing equipment, information systems and laboratory expansion in China and the Indian sub-continent.

        For corporate, we had capital expenditures of $0.1 million, $0.5 million and $0.7 million in the year ended December 31, 2009, the year ended December 31, 2008 and the periods from January 1 to June 14 and June 15 to December 31, 2007, respectively. Our corporate capital expenditures for these periods consisted primarily of costs for new information systems.

        We expect 2010 consolidated capital expenditures to be approximately $20.1 million, of which Solar capital expenditures represent approximately $8.0 million, Quality Assurance capital expenditures represent approximately $11.8 million and corporate capital expenditures represent approximately $0.3 million.

Credit Facilities

        In connection with the DLJ Transactions, we entered into a first lien credit facility and a second lien credit facility on June 15, 2007, which we refer to collectively as our "credit facilities", in each case with Credit Suisse, as administrative agent and collateral agent. The first lien credit facility consists of a $185.0 million term loan facility, which matures on June 15, 2014, and a $20.0 million revolving credit facility, none of which was outstanding at December 31, 2009, which matures on June 15, 2012. The second lien credit facility consists of a $75.0 million term loan facility, which matures on December 15, 2014. The revolving credit facility includes a sublimit of $15.0 million for letters of credit.

        The obligations under each credit facility are unconditional and are guaranteed by us and substantially all of our existing and subsequently acquired or organized domestic subsidiaries. The first lien credit facility and related guarantees are secured on a first-priority basis, and the second lien credit facility and related guarantees are secured on a second-priority basis, in each case, by security interests (subject to liens permitted under the credit agreements governing the credit facilities) in substantially all tangible and intangible assets owned by us, the obligors under the credit facilities, and each of our other domestic subsidiaries, subject to certain exceptions, including limiting pledges of voting stock of foreign subsidiaries to 66% of such voting stock.

        Borrowings under the first lien credit facility bear interest at a rate equal to (1) in the case of term loans, at our option (i) the greater of (a) the rate of interest per annum determined by Credit Suisse, from time to time, as its prime rate in effect at its principal office in the City of New York, and (b) the federal funds rate plus 0.50% per annum (the "base rate"), and in each case plus 1.50% per annum or

(ii) the LIBO plus 2.50% and (2) in the case of the revolving loans, at our option (subject to certain exceptions) (i) the base rate plus 1.50% when our total leverage ratio (as defined in the first lien credit facility) is greater than or equal to 5.25 to 1.00 ("leverage level 1"), the base rate plus 1.25% when our total leverage ratio is greater than or equal to 4.50 to 1.00 but less than 5.25 to 1.00 ("leverage level 2") and the base rate plus 1.00% when our total leverage ratio is less than 4.50 to 1.00 ("leverage level 3") or (ii) the LIBO plus 2.50% in the case of leverage level 1, 2.25% in the case of leverage level 2 and 2.00% in the case of leverage level 3. Borrowings under the second lien credit facility bear interest at a rate equal to, at our option (i) the base rate plus 6.00% or (ii) the LIBO plus 7.00%. For the first five years of the second lien credit facility, we have the option to pay interest in cash or in kind, by increasing the outstanding principal amount of the loans by the amount of accrued interest. Interest paid in kind on the second lien credit facility will be at the rate of interest applicable to such loan described above plus an additional 1.50% per annum. If we default on the payment of any principal, interest, or any other amounts due under the credit facilities, we will be obligated to pay default interest. The default interest rate on principal payments will equal the interest rate applicable to such loan plus 2.00% per annum, and the default interest rate on all other payments will equal the interest rate applicable to base rate loans plus 2.00% per annum.

        As of December 31, 2009 and December 31, 2008, the weighted average interest rate under our credit facilities was 4.14% and 4.27%, respectively, before the effect of our interest rate swap. At the rate in effect on December 31, 2009 and assuming an outstanding balance of $240.4 million as of December 31, 2009, our annual debt service obligations would be $11.8 million, consisting of $9.9 million of interest and $1.9 million of scheduled principal payments. See "—Contractual Obligations and Other Commitments" for the effects of the principal prepayment made in November 2009.

        In addition to paying interest on outstanding principal under the credit facilities, we are required to pay a commitment fee at a rate equal to 0.50% per annum on the daily unused commitments available to be drawn under the revolving portion of the first lien credit facility. We are also required to pay letter of credit fees, with respect to each letter of credit issued, at a rate per annum equal to the applicable LIBO margin for revolving credit loans on the average daily amount of undrawn letters of credit plus the aggregate amount of all letter of credit disbursements that have not been repaid by us. We are also required to pay fronting fees, with respect to each letter of credit issued, at a rate specified by the issuer of the letters of credit and to pay Credit Suisse certain administrative fees from time to time, in its role as administrative agent. The term loans under the first lien credit facilities amortize in quarterly installments of 0.25% of the principal amount. Under certain circumstances, we may be required to reimburse the lenders under our credit facilities for certain increased fees and expenses caused by a change of law.

        We are generally required to prepay term loan borrowings under the credit facilities with (1) 100% of the net cash proceeds we receive from non-ordinary course asset sales or as a result of a casualty or condemnation, (2) 100% of the net cash proceeds we receive from the issuance of debt obligations other than debt obligations permitted under the credit agreements, (3) 50% of the net cash proceeds of a public offering of equity and (4) 50% (or, if our leverage ratio is less than 5.25 to 1.00 but greater than or equal to 4.50 to 1.00, 25%) of excess cash flow (as defined in the credit agreements). Under the credit facilities, we are not required to prepay borrowings with excess cash flow if our leverage ratio is less than 4.50 to 1.00. Subject to a limited exception, all mandatory prepayments will first be applied to the first lien credit facility until all first lien obligations are paid in full and then to the second lien facility.

        The first lien credit facility requires us to maintain certain financial ratios, including a maximum first lien debt ratio (based upon the ratio of indebtedness under the first lien credit facility to consolidated EBITDA, as defined in the first lien credit facility), a maximum total leverage ratio (based upon the ratio of total indebtedness, net of unrestricted cash and cash equivalents, to consolidated

EBITDA) and a minimum interest coverage ratio (based upon the ratio of consolidated EBITDA to consolidated interest expense), which are tested quarterly. Based on the formulas set forth in the first lien credit agreement, as of December 31, 2009, we were required to maintain a maximum first lien debt ratio of 4.25 to 1.00, a maximum total leverage ratio of 6.25 to 1.00 and a minimum interest coverage ratio of 1.65 to 1.00. The second lien credit facility requires us to maintain a maximum total leverage ratio tested quarterly. Based on the formulas set forth in the second lien credit agreement, as of December 31, 2009, we were required to maintain a maximum total leverage ratio of 6.50 to 1.00. As of December 31, 2009, our first lien debt ratio was 1.13 to 1.00, our total leverage ratio was 2.03 to 1.00 and our interest coverage ratio was 4.90 to 1.00.

        The financial ratios required under the first and second lien facilities become more restrictive over time. Based on the formulas set forth in the first lien credit agreement, as of March 31, 2010 and March 31, 2011, we are required to maintain a maximum first lien debt ratio of 4.00 to 1.00 and 3.00 to 1.00, respectively, a maximum total leverage ratio of 6.00 to 1.00 and 5.00 to 1.00, respectively, and a minimum interest coverage ratio of 1.80 to 1.00 and 2.00 to 1.00, respectively. Based on the formulas set forth in the second lien credit agreement, as of March 31, 2010 and March 31, 2011, we are required to maintain a maximum total leverage ratio of 6.25 to 1.00 and 5.25 to 1.00, respectively.

        The credit agreements also contain a number of affirmative and restrictive covenants including limitations on mergers, consolidations and dissolutions; sales of assets; sale-leaseback transactions; investments and acquisitions; indebtedness; liens; affiliate transactions; the nature of our business; a prohibition on dividends and restrictions on other restricted payments; modifications or prepayments of our second lien credit facility or other material subordinated indebtedness; and issuing redeemable, convertible or exchangeable equity securities. Under the credit agreements, we are permitted maximum annual capital expenditures of $12.0 million in the fiscal year ending December 31, 2007, with such limit increasing by $1.0 to $2.0 million for each fiscal year thereafter. Capital expenditure limits in any fiscal year may be increased by 40.0% of the excess of consolidated EBITDA for such fiscal year over baseline EBITDA for that year, which is defined as $50.0 million for the fiscal year ending December 31, 2009 and increasing by $5.0 million per year thereafter. The capital expenditure limitations are subject to a two-year carryforward of the unused amount from the previous fiscal year which will be approximately $15 million for the year ending December 31, 2010.

        The credit agreements contain events of default that are customary for similar facilities and transactions, including a cross-default provision with respect to other material indebtedness (which, with respect to the first lien credit agreement, would include the second lien credit agreement and with respect to the second lien credit agreement, would include the first lien credit agreement) and an event of default that would be triggered by a change of control, as defined in the credit agreements. As of December 31, 2009, we were in compliance with all of our covenants and other obligations under the credit agreements.

        On October 5, 2009, we entered into an amendment to the first lien credit agreement and an amendment to the second lien credit agreement. The amendments for both credit agreements permitted us to enter into certain corporate reorganization transactions, including replacing STR Holdings LLC with STR Holdings (New) LLC as a guarantor under each credit agreement. STR Holdings, Inc. became a guarantor under each credit agreement as corporate successor to STR Holdings (New) LLC on November 6, 2009. We were required under the terms of both our first lien and second lien credit facilities to fix our interest costs on at least 50% of the principal amount of our funded indebtedness within three months of entering into the credit facility for a minimum of three years. To manage our interest rate exposure and fulfill the requirements under our credit facilities, effective September 13, 2007, we entered into a $200.0 million notional principal amount interest rate swap agreement with Credit Suisse International that effectively converted a portion of our debt under our credit facilities from a floating interest rate to a fixed interest rate. The notional principal amount decreased to $130.0 million on October 1, 2008 and will remain at that amount until the agreement terminates on September 30, 2010. Under the interest rate swap agreement, we pay interest at 4.622% and receive the floating three-month LIBOR rate from Credit Suisse International on the notional principal amount.

        In addition, one of our foreign subsidiaries maintains a line of credit facility in the amount of $0.5 million (0.5 million Swiss francs) bearing an interest rate of approximately 4.25% and 4.75% as of December 31, 2009 and December 31, 2008, respectively. The purpose of the credit facility is to provide funding for the subsidiary's working capital as deemed necessary during the normal course of business. The facility was not utilized as of December 31, 2009 and December 31, 2008.

Contractual Obligations and Other Commitments

        As of December 31, 2009, our contractual obligations and other commitments were as follows:

	Payments Due by Period
	Total	2010	2011-2012	2013-2014	Thereafter
	(dollars in thousands)
Long-term debt obligations(a)	$240,375	$1,850	$3,700	$234,825	$—
Interest costs(b)	44,149	9,947	19,664	14,538	—
Capital lease obligations(a)	131	131	—	—	—
Operating lease obligations	11,220	4,428	3,896	1,450	1,446
Other contractual obligations(c)	—	—	—	—	—

Total	$295,875	$16,356	$27,260	$250,813	$1,446

(a)
Represents principal payments only. No mandatory payment is required until June 30, 2011 due to the $15.0 million payment made in conjunction with our initial public offering. However, we plan to continue to make such debt payments based on the original required maturity schedule.

(b)
Represents estimated interest costs in such period based on interest rates for our outstanding long-term debt in effect as of December 31, 2009.

(c)
Other contractual obligations exclude our ASC 740 liabilities for unrecognized tax benefits. See note 12 to our consolidated financial statements included elsewhere in this prospectus.

Off-Balance Sheet Arrangements

        We have no off-balance sheet financing arrangements.

Qualitative and Quantitative Disclosures about Market Risk

Foreign Exchange Risk Management

        We have foreign currency exposure related to our operations outside of the United States. This foreign currency exposure arises primarily from the translation or re-measurement of our foreign subsidiaries' financial statements into U.S. dollars. Fluctuations in the rate of exchange between the U.S. dollar and foreign currencies could adversely affect our consolidated results of operations. For the years ended December 31, 2009, 2008 and 2007, approximately $117.2 million, or 44.2%, $142.2 million, or 49.3% and $100.1 million, or 57.5%, respectively, of our net sales were denominated in foreign currencies. We expect that the percentage of our net sales denominated in foreign currencies will increase in the foreseeable future as we expand our international operations. Selling, marketing and general costs related to these foreign currency net sales are largely denominated in the same respective currency, thereby partially offsetting our foreign exchange risk exposure. However, for net sales not denominated in U.S. dollars, if there is an increase in the rate at which a foreign currency is exchanged for U.S. dollars, it will require more of the foreign currency to equal a specified amount of U.S. dollars than before the rate increase. In such cases and if we price our products in the foreign currency, we will receive less in U.S. dollars than we did before the rate increase went into effect. If we price our products or services in U.S. dollars and competitors price their products in local currency, an increase in the relative strength of the U.S. dollar could result in our price not being competitive in a market where business is transacted in the local currency.

        In addition, our assets and liabilities of foreign operations are recorded in foreign currencies and translated into U.S. dollars. If the U.S. dollar increases in value against these foreign currencies, the value in U.S. dollars of the assets and liabilities recorded in these foreign currencies will decrease. Conversely, if the U.S. dollar decreases in value against these foreign currencies, the value in U.S. dollars of the assets and liabilities originally recorded in these foreign currencies will increase. Thus, increases and decreases in the value of the U.S. dollar relative to these foreign currencies have a direct impact on the value in U.S. dollars of our foreign currency denominated assets and liabilities, even if the value of these items has not changed in their original currency.

        We do not engage in any hedging activities related to this exchange rate risk. As such, a 10% change in the U.S. dollar exchange rates in effect as of December 31, 2009 would cause a change in consolidated net assets of approximately $7.7 million and a change in net sales of approximately $11.7 million.

Interest Rate Risk

        We are exposed to interest rate risk in connection with our first lien term loan facility, our second lien term loan facility and any borrowings under our revolving credit facility. Our first lien and second lien facilities bear interest at floating rates based on the LIBOR or the greater of the prime rate or the federal funds rate plus an applicable borrowing margin. Borrowings under our revolving credit facility bear interest at floating rates based on the LIBOR or a base rate plus an applicable borrowing margin. For variable rate debt, interest rate changes generally do not affect the fair value of the debt instrument, but do impact future earnings and cash flows, assuming other factors are held constant.

        To manage our interest rate exposure and fulfill requirements under our credit facilities, effective September 13, 2007, we entered into an interest rate swap with Credit Suisse International that effectively converted a portion of our debt under our credit facilities from a floating interest rate to a fixed interest rate. As of December 31, 2009 and December 31, 2008, our interest rate swap agreement was for a $130.0 million notional principal amount that expires on September 30, 2010 under our credit facilities and had a fair value of a liability of $4.0 million and $6.0 million, respectively. Such amount was reduced from the December 31, 2007 notional amount of $200.0 million on October 1, 2008. Based on the amount outstanding under our first lien and second lien facilities at December 31, 2009, a change of one percentage point in the applicable interest rate, before the effect of our interest rate swap, would cause an increase or decrease in interest expense of approximately $2.4 million on an annual basis. For further information on the interest rate swap agreement, see "Components of Net Sales and Expenses—Other Income (Expense) Items" above and note 8 to our audited consolidated financial statements included elsewhere in this prospectus.

Commodity Price Risk

        The major raw material that we purchase for production of our encapsulants for our Solar segment is resin, and paper liner is the second largest raw material cost. The price and availability of these materials are subject to market conditions affecting supply and demand. In particular, the price of many of our raw materials can be impacted by fluctuations in petrochemical and pulp prices. Additionally, our distribution costs can be impacted by fluctuations in diesel prices. We currently do not have a hedging program in place to manage fluctuations in commodity prices.

Effects of Inflation

        Inflation generally affects us by increasing costs of raw materials, labor and equipment. We do not believe that inflation had any material effect on our results of operations in the periods presented in our financial statements.

Recently Issued Accounting Standards

        In June 2009, the FASB issued The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FAS No. 162 which was codified as ASC 105. ASC 105 requires that the FASB Accounting Standards Codification (the "Codification") become the source of authoritative U.S. generally accepted accounting principles recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative generally accepted accounting principles for SEC registrants. We adopted the provisions of ASC 105 effective July 1, 2009, which did not have an impact on our results of operations or financial position.

        In June 2009, the FASB issued a standard related to Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140. The standard requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor's beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. The standard must be applied as of the beginning of the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. The standard will not have an impact on our consolidated financial statements.

        In June 2009, the FASB issued a standard Amendments to FASB Interpretation No. 46(R). The standard requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise's involvement in a variable interest entity. The enhanced disclosures are required for any enterprise that holds a variable interest in a variable interest entity. The standard is effective as of the beginning of the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The standard will not have an impact on our consolidated financial statements.

        In October 2009, the FASB issued Accounting Standards Update No. 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. ASC 605-25 addresses the accounting for these arrangements and enables vendors to account for product and services (deliverables) separately rather than as a combined unit. The amendment will significantly improve the reporting of these transactions to more closely resemble their underlying economics, eliminate the residual method of allocation and improve financial reporting with greater transparency of how a vendor allocates revenue in its arrangements. The amendment in this update will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The standard will not have an impact on our consolidated financial statements.

 INDUSTRY AND MARKET DATA

        This prospectus includes industry and market data that we obtained from various sources, including industry publications, filings of public companies in our industry and internal research and estimates. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Industry and market data could prove inaccurate because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from sources cited herein.

        We typically sell our encapsulants in square meters. However, because the solar industry's standard measurement for production volume and capacity is in MW, we convert our capacity and production volume from square meters to MW depending on the applicable conversion efficiencies that are specific to our customers and whether the module is thin-film or crystalline silicon. The conversion ranges from a rate of 9,000 to 16,000 square meters of encapsulant per MW. This rate is based on our calculations using publicly available information, our industry experience and assumptions that our management believes to be appropriate and reasonable. Certain production capacity and market metrics included in this prospectus are based on these calculations. Our calculations may not be accurate, and we may change the methodology of our calculations in the future as new information becomes available. In that case, period to period comparisons of such metrics may not be meaningful in the future.

 SOLAR POWER INDUSTRY

Solar Energy Overview

        Solar energy has emerged as one of the most rapidly growing renewable energy sources. A number of different technologies have been developed to harness solar energy. The most prevalent technology is the use of inter-connected photovoltaic , or PV, cells to generate electricity directly from sunlight. Solar energy has many advantages over other existing renewable energy sources and traditional non-renewable energy sources relative to environmental impact, fuel price and delivery risk, distributed nature of generation and matching of peak generation with demand.

        PV systems have been used to produce electricity for several decades. However, technological advances during the past decade and rising costs of electricity, combined with the recognition of the advantages of solar power as a renewable energy source and the availability of government subsidies and incentives for solar power, have led to solar power becoming one of the fastest growing renewable energy technologies.

        According to Solarbuzz, an independent solar energy research firm, solar power industry revenues grew to approximately $34 billion in 2009 from approximately $4 billion in 2003.

        One of the key drivers of the growing demand for solar power is government incentive programs for the development of solar energy, which make solar energy more cost competitive. In recent years, the largest growth in the demand for solar energy has been in the European Union where government incentives are typically in the form of feed-in tariffs in which utility companies are legally obligated to purchase electricity from renewable energy sources at a guaranteed rate that is higher than the standard grid electricity price. However, some European countries are gradually reducing these incentives. For example, in 2008, Spain enacted new legislation that capped the incentive rate at 500 MW and Germany had an out of cycle reduction mainly in response to the reduced cost of panels and internal rate of returns in excess of what is required to stimulate growth. Germany and Italy are proposing additional reductions that are expected to take place in the second half of 2010. In the United States, government incentive programs are generally in the form of tax credits, loan guarantees and grants. The United States, China and a number of other countries have recently enacted new legislation supporting solar energy. Government incentive programs have developed in response to the increasing scarcity and rising prices of conventional energy sources, the desire for energy security/energy independence to counter perceived geopolitical supply risks surrounding fossil fuels, increasing concerns about environmental pollution from fossil fuels and the consequent tightening of emission controls and changing consumer preferences toward renewable energy sources.

        Despite the favorable conditions for the adoption of solar electricity generation, solar energy continues to represent only a small fraction of the world's energy output.

Solar Energy Systems

        Solar electricity is primarily generated by PV systems that are comprised of solar modules, mounting structures and electrical components. PV systems are either grid-connected or off-grid. Grid-connected systems are connected to the electricity transmission and distribution grid and feed solar electricity into the end-user's electrical system and/or the grid. Such systems are commonly mounted on the rooftops of buildings, integrated into building facades or installed on the ground using support structures and range in size from 2-3 kilowatts to multiple MW. Off-grid PV systems are typically much smaller and are frequently used in remote areas where they may be the only source of electricity for the end-user.

Solar Modules

        PV cells are semiconductor devices that act as converters, taking sunlight and converting it directly into electricity by a process known as the photovoltaic effect. A solar module is an assembly of PV cells that are electrically inter-connected, laminated and framed in a durable and weatherproof package.

        There are two primary commercialized categories of solar cells: crystalline silicon and thin-film. PV devices can be manufactured using different semiconductor materials, including mono- and poly-crystalline silicon for silicon cells, and amorphous silicon, gallium arsenide, copper indium gallium selenide and cadmium telluride for thin-film cells. In 2009, approximately 82% of PV cell production used crystalline silicon-based technology. However, due to lower production costs, it is expected that thin-film modules will account for an increasing percentage of PV cell production. Solarbuzz forecasts that the thin-film share will increase from approximately 18% in 2009 to roughly 20% of total PV cell production by 2014 in its "Green World Scenario," which we believe represents the most appropriate of three forecast scenarios published by Solarbuzz because it balances further growth resulting from increased development of governmental incentive programs with measured growth in industry production capacity.

Encapsulants

        Regardless of the technology used to create solar energy from a PV system, the core component of the solar cell is the semiconductor circuit. To protect and preserve the embedded semiconductor circuit, solar module manufacturers typically use an encapsulant. Encapsulants are critical to the proper functioning of solar modules, as they protect cells from the elements, bond the multiple layers of a module together, and provide electrical insulation. Encapsulants must incorporate high optical transparency, stability at high temperatures and high levels of ultraviolet radiation, good adhesion to different module materials, adequate mechanical compliance to accommodate stresses induced by differences in thermal expansion coefficients between glass and cells, and good dielectric properties (electrical insulation). Even slight deteriorations of any of these properties of the encapsulant over time could significantly impair the electrical output of the solar module, which is of critical importance in the solar industry where solar module manufacturers typically provide 20- to 25-year warranties for their products.

        Over the years, various encapsulant materials have been used in solar modules, including ethylene-vinyl-acetate (EVA), polyvinyl butyral (PVB) and silicone. EVA is the most commonly used material. EVA is modified with additives to increase stability and make the encapsulant suitable for use in long-term outdoor applications, such as solar modules.

        During the solar module assembly process, the encapsulation process is typically accomplished by vacuum lamination, wherein a "pre-lam" stack (as depicted in the diagram below) is fashioned into a singular part comprising multiple layers. Thin sheets of EVA are inserted between the PV cells and typically the top and rear surfaces. Heating the "sandwich" then causes the EVA to cure, thus bonding the module into one piece. This step occurs towards the end of the manufacturing process and is critical to the entire solar module as there is only one opportunity to laminate correctly.

*
Thin-film graphic is not representative of all thin-film modules, which can vary significantly in structure.

        Shrinkage can occur during the manufacturing process and may result in voids, or holes, in the encapsulant, during module lamination, which are considered defects and cause for rejection of the entire panel. If there is a void in an encapsulant in the field, moisture can cause delamination and increase the possibility of corrosion. Due to direct exposure to the elements, the encapsulant is susceptible to several performance failures that can jeopardize the integrity and performance of the entire solar module and lead to significant warranty costs for solar module manufacturers. The most significant failures include:

  •
  Browning—the propensity of an encapsulant to "brown" after long-term exposure to ultraviolet (UV) light leading to a permanent loss of transparency. As the encapsulant loses its transparency, the entire solar module loses its ability to convert sunlight into electricity.

  •
  Module delamination—the loss of adhesion between the encapsulant and other module layers. Delamination in the field can occur in cases where the encapsulant was improperly cured or where incompatibilities between the encapsulant and other module components exist. Most of the delamination observed in the field has occurred at the interface between the encapsulant and the front surface of the solar cells in the module. Delamination is more frequent and more severe in hot and humid climates, sometimes occurring after less than five years of exposure. Delamination first causes a performance loss due to optical de-coupling of the encapsulant from the cells. Of greater concern from a module lifetime perspective is the likelihood that the void resulting from the delamination will provide a preferential location for moisture accumulation, greatly increasing the possibility of corrosion failures in metallic contacts.

        Despite the critical nature of encapsulant to solar cell applications, the encapsulant represents a small percentage of the overall manufacturing cost of the total solar module.

 BUSINESS

Overview

        We are a leading global provider of encapsulants to the solar module industry. Encapsulants are a critical component used in solar modules. We supply solar module encapsulants to many of the major solar module manufacturers and believe we were the primary supplier of encapsulants to each of our top 10 customers in 2009, which we believe is due to our superior product performance and customer service. Our encapsulants are used in both crystalline and thin-film solar modules.

        Our Quality Assurance business is a leader in the consumer products quality assurance market, and we believe our Quality Assurance business is the only global testing services provider exclusively focused on the consumer products market. Our Quality Assurance business provides inspection, testing and audit services that enable retailers and manufacturers to determine whether products and facilities meet applicable safety, regulatory, quality, performance and social standards.

        See note 17 to our consolidated financial statements for additional information regarding our results of operations by segment and geographic area included elsewhere in this prospectus.

Our Solar Business

        We are a leading manufacturer of encapsulants that are specialty extruded sheets and film used in the production of solar modules. We were the first to develop the original EVA encapsulants used in commercial solar module manufacturing in the 1970s in conjunction with the Jet Propulsion Laboratory of the California Institute of Technology under a NASA contract for the U.S. Energy Research and Development Administration, which later became known as the U.S. Department of Energy. We have no ongoing relationships with any of these agencies. We have sold our EVA encapsulants commercially since the late 1970s. We have continually improved our encapsulants, and we have developed many significant solar encapsulant innovations since we first commercialized our encapsulants, including encapsulants that maintain their dimensional stability and ultra-fast curing formulations. Our encapsulants are used in both of the prevailing solar panel technologies, crystalline and thin-film, and are valued by our customers because they maintain their size and shape throughout the solar module manufacturing process, have fast curing times and have demonstrated long-term stability. These attributes are critical to solar module manufacturers, which typically provide 20- to 25-year warranties of the performance of their solar modules and continually seek to maximize manufacturing yield and optimize efficiency. Despite the critical nature of encapsulant to solar cell applications, the encapsulant represents a small percentage of the overall manufacturing cost of the total solar module.

        Our PhotoCap products consist primarily of EVA, which is modified with additives and put through our proprietary manufacturing process to increase product stability and make the encapsulant suitable for use in extreme, long-term outdoor applications. The inclusion of specific additives results in a limited shelf life before our encapsulants must be integrated into a solar module, making stocking impractical. Encapsulants are made-to-order to customer specifications for use in their solar module manufacturing process.

Our Competitive Strengths

        We believe that our Solar business possesses a number of key competitive strengths, including:

  •
  Primary Supplier to Leading Module Manufacturers.    Because our encapsulants are designed into our customers' manufacturing processes, offer long-term stability and substantial manufacturing efficiencies, and are a small part of the overall cost of the solar module, we believe our customers will continue to be reluctant to switch to other encapsulant suppliers. We believe we were the primary encapsulant supplier to each of our top 10 customers in 2009, which include many of the fastest growing solar module manufacturers. As our customers look to secure materials or access to our production capacity to support their module production, we have recently entered into, or are in negotiations to enter into, contracts that include periods of exclusivity and minimum purchase requirements. Although such contracts provide for the sale of encapsulants at lower prices than our shorter-term arrangements, they will provide greater predictability of demand. As of December 31, 2009, we had entered into contracts with five of our largest customers. We supply encapsulants to both crystalline silicon and thin-film solar module manufacturers. We believe we are well positioned to grow with the leading solar module manufacturers in the rapidly expanding solar module industry. We believe that our customers select our encapsulants because of their high quality and superior performance, our ability to meet their delivery requirements and our customer service and technical support.

  •
  Superior Product Technology.    Our encapsulants play a critical role in permanently bonding and protecting sensitive solar module components while helping to maintain solar module performance for extended periods under extreme environmental conditions. Our products, some of which have been in the field nearly 30 years, are designed to provide superior long-term clarity, which is critical to helping our customers meet their advertised and guaranteed performance levels throughout the solar module life. Our encapsulants are manufactured to be non-shrinking so that they maintain their size and shape throughout the solar module manufacturing process, thereby reducing manufacturing defects. In addition to providing dimensional stability, our highly engineered ultra-fast curing encapsulants provide for more rapid and efficient solar module manufacturing, enabling our customers to achieve higher throughput rates and reduce their production costs. We believe our customers recognize the value of our products because they are able to avoid manufacturing defects on the factory floor and the warranty costs associated with quality issues in installed panels and our products assist them in achieving high throughput and yield in their manufacturing processes.

  •
  History of Innovation.    We have a long history of innovation. We, in conjunction with the predecessor to the U.S. Department of Energy, utilized our experience and technical expertise in the field of plastics to invent the original EVA encapsulant formulations used in commercial solar module manufacturing. In addition, we have developed many significant encapsulant innovations since we first introduced our encapsulants commercially in the late 1970s. Our key innovations include:

  •
  non-shrinking encapsulants that provide superior dimensional stability;

  •
  ultra-fast curing encapsulants;

  •
  lay-flat laminates that increase efficiency for solar module manufacturers;

  •
  flame-retardant encapsulants;

  •
  enhanced long-term encapsulant clarity and stability; and

  •
  encapsulants tailored to thin-film solar modules.

  •
  Global Manufacturing and Distribution Base.  We have invested heavily in developing our global production and distribution capacity through the construction and acquisition of new plants, by increasing the number of our production lines and by upgrading our manufacturing equipment to meet our customers' needs. We currently operate 15 production lines in five locations in the United States, Spain and Malaysia, with total global capacity of 5,350 MW as of December 31, 2009. We believe we are the only encapsulant provider with manufacturing and distribution capabilities in the United States, Europe and Asia, which provides us with a significant competitive advantage. Our multiple locations allow us to better meet the delivery requirements of our customers and to reduce shipping costs. In addition, our multiple locations provide us with additional manufacturing space to allow us to increase capacity to meet evolving customer needs, reduce risks relating to any production disruptions at a single facility and provide superior customer service in the local language and in the local time zone.

  •
  Technical and Management Expertise.    Our senior management team includes seasoned veterans with diverse business experiences who provide a broad range of perspectives and have enabled us to proactively manage our rapid organic growth, including the substantial expansion of our manufacturing operations. Our Vice President and STR Solar's President, Robert Yorgensen, has been with us for 24 years. During his tenure, Mr. Yorgensen has played a critical role in the technical development of our encapsulant products and has overseen the development of our major encapsulant innovations. Our senior management team, engineers and plant managers are also critical to the success of our product development efforts and maintaining the high quality of our products and our superior customer service.

Our Growth Strategy

        Our objective is to enhance our position as a leading global provider of encapsulants to solar module manufacturers. Our strategies to meet that objective are:

  •
  Leverage Global Infrastructure.    Our manufacturing facilities are designed to provide the ability to expand our capacity to meet customer demand. To meet anticipated future growth in demand in the solar module market and increase our market share, we plan to continue to increase capacity by adding new production lines at our existing facilities or opening new facilities. Since 2003, we have invested $47.0 million to expand our production capacity. We added four 500 MW production lines in 2008 and two 500 MW production lines and a 100 MW production line in 2009, bringing our total global capacity to 5,350 MW as of December 31, 2009. We believe we can leverage our existing infrastructure to add capacity in targeted markets. For example, we recently completed the construction of a new manufacturing facility in Malaysia, which has initially been designed for up to 2,000 MW of capacity and can be expanded to accommodate up to 3,000 MW of capacity. The Malaysian facility currently has two 500 MW operational production lines, and we began shipping production quantities of encapsulants from that facility in the third quarter of 2009. During the first quarter of 2010, our Malaysian facility received a 500 MW production line from Connecticut and a 500 MW production line from Spain to meet shifting worldwide module demand from Europe to Asia. We expect our global production capacity to increase to 6,350 MW throughout 2010 and further expand in 2011. It normally takes a year for one of our production lines to become operational. As such, our 2011 expansion plans will require capital outlays in 2010, for which we believe we have sufficient liquidity to fund.

  We believe that our Malaysian plant will enhance our competitive position in various Asian markets and will allow us to take advantage of shorter shipping times and lower logistics costs, a lower cost workforce and lower raw material costs and operating expenses.

  •
  Continue Product Innovation.    Throughout the history of our Solar business, we have continued to innovate our encapsulant technologies. We intend to leverage our technical experience and the expertise derived from our nearly 30 years of innovation to continue to develop new products and technologies to meet evolving customer needs and to maintain and enhance our competitive position. For example, we recently introduced our ultra-fast cure encapsulants, which significantly reduce manufacturing times, resulting in increased throughput in the module manufacturing processes of our customers. We also are developing a new backskin product that we expect to complement our existing Solar business. In addition, we have developed a new material specifically tailored to match the unique needs of thin-film solar technologies with superior moisture resistant properties that we believe surpass those of other commercially available products. Our new thermoplastic thin-film encapsulant offers a 100% increase in lamination throughput and by improving moisture protection and allowing for less edge delete, provides up to 10% increased output from the same solar panel. As of December 31, 2009, we have a version of this product in customer trials.

    During 2010, we plan to increase our investments in product development, including the addition of technical personnel and research scientists as well as a dedicated research and development facility to accelerate new product innovations.

  •
  Asia Growth Strategy.    Our strategy for growing our Asia business is called 1 + China Growth Strategy. Our plant in Malaysia represents the beginning stages of the execution of this strategy utilizing Malaysia as a conduit to Asia. We provide encapsulants to many of the leading solar module manufacturers worldwide and intend to continue to seek new customer relationships. During 2009, global solar demand shifted as module manufacturers located in Asia, particularly in China, obtained market share from European competitors. Also, many Asian governments announced solar incentive programs in 2009 to increase the demand for solar energy in their respective countries, such as the Golden Sun and Building Integrated Photovoltaic Programs in China. Based on these two emerging market patterns, we are actively seeking to increase our market share in the Asia-Pacific region.

  We are focused on increasing our participation in the Asian market through our Malaysian facility. The strategic location of this plant also serves as an advantageous gateway to other parts of Asia besides China, including Korea, Japan, India and Taiwan. We have also expanded our local sales team, obtained local market intelligence and seeded the Asian market with our product. Also, many of the Asia module manufacturers have announced expansion plans with the proposed construction of plants in the United States. We believe we will also obtain market share with these customers as they penetrate North America due to our strong U.S. manufacturing base.

  We have begun product qualification with many of these potential customers, which is a process that can take over a year, and anticipate adding some of them as customers during 2010.

  •
  Further Reduce Manufacturing Costs.    We continuously seek to improve our competitive position by reducing our manufacturing costs, and we have identified a number of cost reduction opportunities. For example, we have made modifications to our production process to achieve higher throughput and yield and are developing an encapsulant that eliminates the use of a paper liner, which represents the second largest material-related cost of our encapsulants. We have also qualified multiple suppliers for each of our raw materials, and continue to identify additional suppliers to improve our negotiating position and lower our raw material costs. In addition, the locations of our plants allow us to reduce delivery and other logistical costs.

Our Solar Products

        We have 14 commercial encapsulant formulations. We develop our formulations internally, drawing on our considerable accumulated experience and in conjunction with our customers to meet their varying requirements. Our encapsulant formulations offer a range of properties and processing attributes, including various curing times and temperatures that align with the requirements of our customers' lamination processes and module constructions. Our formulations can be used in both crystalline and thin-film modules, except that we have developed a non-EVA encapsulant specifically for thin-film solar modules.

Our Solar Markets and Customers

        Our customers are solar module manufacturers located in the United States, Europe and Asia. Our largest customers include manufacturers of both crystalline silicon and thin-film modules and include many of the world's largest solar module manufacturers. In 2009, we believe we were the primary supplier of encapsulants to each of our top 10 customers. First Solar accounted for 27.1%, 19.1% and 13.8% of our Solar net sales in the years 2009, 2008 and 2007, respectively. Our top five customers in our Solar segment accounted for approximately 55.0%, 47.0% and 46.0% of our Solar net sales in 2009, 2008 and 2007, respectively.

        We typically sell our encapsulants on a purchase order basis or through supply contracts that are less than one year and specify prices and delivery parameters but can be canceled or postponed prior to production. We have contracts with five of our largest customers and also have long-term and prepayment arrangements with some of our customers. In addition, we provide technical support to our customers and work with our customers when they are qualifying solar modules that utilize our products, which can take from two months to over a year.

        Historically, our sales strategy has focused on developing long-term relationships with solar module manufacturers and working with them during their product development efforts. We intend to increase our marketing and sales efforts by building a sales organization at each of our Solar manufacturing facilities. We also are exploring the use of independent sales consultants and distributors in relation to our Asian growth strategy.

Our Solar Operations

Facilities and Equipment

        We have five production facilities. The manufacturing facilities are located in Enfield, Connecticut; Somers, Connecticut; St. Augustine, Florida; Asturias, Spain; and Johor, Malaysia.

        We currently operate 15 production lines worldwide with total annual production capacity of 5,350 MW. We expect our global production capacity to increase to 6,350 MW throughout 2010.

        Our production lines incorporate our proprietary technology and processes. We rely on third-party equipment manufacturers to produce our manufacturing lines to our specifications, which we then further customize in-house. The majority of our production lines are interchangeable by having the capability to produce our 14 EVA formulations and can be used in any of our facilities. As such, this provides us with flexibility in meeting shifting trends in global module demand.

Encapsulant Production Process

        Our production process typically begins by mixing EVA pellets with several additives to give the encapsulant its desired properties. The mixture is then melted, homogenized, pressurized and forced through a die to create an "EVA curtain," forming a continuous encapsulant sheet. The sheet then progresses to downstream equipment in a proprietary process, is wound into rolls with paper liner, slit to the desired width and packaged for shipment to customers.

        Our manufacturing quality program is ISO 9000 certified. We have a high level of automation at each of our facilities that includes real-time monitoring of the process. Such automation provides consistency across our facilities so that with few exceptions, we can typically manufacture customer orders at any of our locations. In addition, our inventory monitoring system allows us to efficiently plan our production schedule by location.

        Furthermore, we test our products in real-time and at a high frequency after production. Each of our manufacturing facilities is supervised by a quality manager, who maintains quality assurance programs, and has discretion to discard products that do not meet required standards.

Raw and Other Materials

        Resin and paper liner are the two primary materials used in our process, with resin accounting for more than half of our direct manufacturing costs. A number of additives as well as packaging materials represent the remainder of our raw material costs.

        We have multiple qualified vendors for resin. We typically carry a six week supply of resin to provide protection against supply interruptions resulting from inclement weather, natural disasters and strikes. The stock is distributed among our production facilities and warehouses so that a disruptive event in one location would not affect our ability to continue production at our other facilities. We have qualified resin suppliers local to each of our manufacturing facilities and continue to qualify additional local resin suppliers.

        We have multiple qualified suppliers of paper liner. Our primary paper suppliers are located in the United States and Europe, and we purchase paper based on pricing and required lead times. Our main U.S. paper supplier has an Asian distribution network, and we are working to identify local paper suppliers in Asia.

Our Solar Competition

        We compete with a number of encapsulant manufacturers, including Bridgestone, Etimex and Mitsui. We also face limited competition from suppliers of non-EVA encapsulants. Over the years, various encapsulant materials have been used in solar modules, including PVB and silicone. Some of our competitors are large, global companies with substantial financial, manufacturing and logistics resources and strong customer relationships. Also, low-cost solar module manufacturers are emerging in Asia, primarily in China, which compete with our customers. As the China solar market matures, we expect other encapsulant providers from China and the greater Asian markets to compete with us. We compete on the basis of several factors, including:

  •
  product performance, including quality, customer service and superior technology;

  •
  delivery timing and logistics;

  •
  production capacity; and

  •
  price.

        We believe our relations with the leading solar module manufacturers, the proven performance of our products, our history of innovation, our global manufacturing base, our technical knowledge and management expertise provide us with significant competitive advantages.

Qualification and Certification

        Design certification programs for solar modules measure the performance of solar modules under simulated environmental conditions. In certifying their solar modules, our customers must test any solar module with the encapsulant utilized in their product. The certification and qualification tests related to any solar modules are defined in the following standards: IEC 61215 (crystalline silicon) and IEC 61646 (thin-film).

        A successful qualification test program typically means that the tested models/types of solar modules have been subjected to and passed the minimum requirements of the relevant test standards. Qualification or certification does not guarantee any performance but is designed to provide reasonable assurance that the solar modules of the tested model or type will perform reliably under field conditions.

        Under guidelines developed by the IEC/TC82/WG2 committee in 2000, modifications to the encapsulation system for solar modules can require retesting of the solar module. Such guidelines call for various retesting if there is any change in the chemistry of the encapsulant used in the solar module.

Our Quality Assurance Business

        We have offered quality assurance services since 1973. Since forming our Quality Assurance business, we have expanded our service offerings and have increased the scale of the business to meet the growing worldwide needs of the consumer products industry. Our Quality Assurance business is a leader in the consumer products quality assurance market, and we believe our Quality Assurance business is the only global testing services provider exclusively focused on the consumer products market. We offer services that help clients determine whether the products designed and manufactured by them or on their behalf meet applicable safety, regulatory, quality, performance and social standards.

        Our consumer products Quality Assurance business includes corporate social responsibility auditing, laboratory testing, inspections and associated consultancy services. The primary markets for these services include clients in diverse industries such as electronics, footwear and leather goods, hard goods, textiles, toys and toy premiums, over-the-counter pharmaceuticals, nutritional supplements, food, household chemicals and health and beauty aids. We also provide laboratory and non-laboratory technical services required to bring engineered plastic materials and products to the marketplace. In addition, we work with brand owners and retailers to ensure that their supply chain partners comply with applicable local legal requirements, worker welfare and health and safety standards, as well as corporate codes of conduct.

        Because our Quality Assurance business serves a diverse and global client base, we strive to operate where our clients operate. Our Quality Assurance business has an extensive network of 17 laboratories, 72 inspection and audit offices and 21 sales offices in 36 countries across North America, South America, Europe, Asia, Indian sub-continent and Africa. With an experienced team of over 1,000 scientists, technicians, engineers, auditors, trainers and inspectors, our Quality Assurance business enables retailers to effectively manage their quality control systems and helps promote the introduction of safe and high-quality products to the marketplace. We sell our Quality Assurance services through our direct sales force and sales and marketing efforts. We are required to work with a partner in certain countries either because of local laws and regulations or because such arrangements are customary to doing business in such countries. Also, we may enter into strategic alliances with other quality assurance providers in order to meet client demands in countries where it may not be practicable for us to operate on a stand-alone basis.

        Growth in the global consumer products testing industry is driven by factors such as increasing globalization of consumer products manufacturing in developing countries, the movement towards shorter product life-cycles and mass customization, as well as increasing regulatory oversight and requirements. The primary clients for consumer product quality assurance services are large North American and European retailers that manage global supply chains of manufacturers, vendors and importers. In particular, retailers, importers and manufacturers that choose to outsource production to developing countries rely on quality assurance services to evaluate product quality and standards.

        Quality Assurance Competition    Our consumer product testing and quality assurance services compete with:

  •
  captive services—in-house quality assurance programs maintained and operated by retailers themselves;

  •
  global competitors—including Bureau Veritas Group, Intertek Group plc and SGS SA, who compete with us in the majority of our service offerings and industries, all three of which are larger and have greater geographic coverage than us;

  •
  local competitors—smaller, local competition is generally highly specialized and effective in situations in which a client's needs are limited to the few services that these competitors offer; and

  •
  non-profit competitors—non-profit certification companies and standards-setting institutes that are usually more focused on safety and social issues but are increasingly offering product testing services.

        The development of a technical reputation, the depth of industry knowledge and internationally recognized accreditations are the primary barriers to entry for large-scale competitors. The key competitive factors include the level of technical and industry knowledge, pricing, geographic footprint, level of client service, timeliness, accuracy, marketing, breadth of service offering, level of consultation and information usefulness and technical excellence in a given product category.

        Quality Assurance Data Management System    We believe the features in our Quality Assurance Data Management System provide us with a strong competitive advantage. Through a host of web-based tools presently in use and in development, we provide real-time vendor monitoring, on-demand report generation, quality trending and defect analysis. These features allow clients to view the performance of particular vendors and place some vendors on reduced inspection programs, which in turn reduces costs. Furthermore, this information provides quality managers with an opportunity to demonstrate the cost of quality and the effectiveness of their program. We plan to enhance these tools to allow clients to place orders, pay invoices and view an even greater amount of information via the Internet.

        Quality Assurance Accreditations    Our Quality Assurance business's reputation for quality is demonstrated by our more than 40 internationally recognized accreditations and memberships, which require us to meet and maintain varying standards and requirements. Each quality assurance location is required to maintain a quality management system and is expected to continue to add industry-specific technical proficiency accreditations. Our Quality Assurance business is accredited for social compliance auditing by the Fair Labor Association, Social Accountability International (SA 8000), Worldwide Responsible Apparel Production, The International Council of Toy Industries and is a signatory of the United Nations Global Compact and a member of Business For Social Responsibility. In addition, we were the first foreign company to receive the Commodity Inspection and Quarantine (CIQ) accreditation from the Chinese government, a requirement for all inspection companies conducting operations in China.

        We also actively participate in quality assurance industry trade organizations, including the Ethical Trading Initiative, Business Social Compliance Initiative and Initiative Clause Sociale.

Key Global Accreditations and Memberships

United States

•  Underwriters Laboratories Inc. (UL)
   (Certified Engineering and Administrative Agency)

•  International Organization for Standardization (ISO) 17025
   Accreditation

•  Worldwide Responsible Apparel Production (WRAP)

•  Cashmere and Camel Hair Manufacturers Institute
   (CCMI)

•  International Safe Transit Association (ISTA)

•  Social Accountability International (SAI)

•  International Council of Toy Industries (ICTI) (Accredited
   Auditor) SA8000 (Accredited Auditor)

•  FDA Registered

•  ISO 9001 2008 Certified

 Europe

•  United Kingdom Accreditation Service (UKAS) (Notified
   Body)

•  ISO 17025 Accreditation in U.K., Switzerland and Turkey

 Brazil

•  Institutes for the Quality of Toys and Children's Articles
   (IQB) (Approved Laboratory)

•  International Register of Certified Auditors (IRCA)

 Hong Kong

•  Hong Kong Accreditation Service (HKAS) (Accredited
   Laboratory)

•  United Kingdom Accreditation Service (UKAS)
   (Accredited Laboratory)

     •  International Safe Transit Association (ISTA) (Certified
   Laboratory)

•  Laboratory Accreditation, Correlation, Evaluation (LACE)
   Textile Laboratory Accreditation Scheme (Approved
   Laboratory)

 Membership

•  American Association of Textile Chemists and Colorists
   (AATCC)

•  American Society for Testing And Materials (ASTM)

•  British Standards Institute (BSI)

•  The Business and Institutional Furniture Manufacturers
   Association (BIFMA) International

•  Hong Kong Apparel Society Limited (HKAS)

•  Federation of Hong Kong Industries (FHKI)

•  Occupational Safety & Health Council (OSHC)

 Accreditation / Laboratory Approval

•  China National Accreditation Service for Conformity
   Assessment (CNAS)

•  International Electrotechnical Commission, Worldwide
   System for Conformity Testing and Certification of
   Electrotechnical Equipment and Components (IECEE)

•  International Safe Transit Association (ISTA)

•  Taiwan Accreditation Foundation (TAF)

Quality Assurance Clients

        Our Quality Assurance business has established relationships with many global retailers and manufacturers of consumer products, which we believe is the result of our relationship-based sales approach. We have a broad client base, serving over 5,000 clients in 2009, with our top five clients accounting for approximately 22.1%, 18.0% and 18.2% of our Quality Assurance net sales in the years ended December 31, 2009, 2008 and 2007, respectively.

Financial Information About Our Segments and Geographic Areas

        Financial information about our segments and geographic areas is included in "Management's Discussion and Analysis" and note 17 to our audited consolidated financial statements included elsewhere in this prospectus.

Properties

        Our principal executive offices are located at 10 Water Street, Enfield, Connecticut 06082. As of December 31, 2009, our Solar business had five production facilities and our Quality Assurance business operated a network of 17 laboratories, 72 inspection and audit offices and 21 sales offices in 36 countries across North America, South America, Europe, Asia, Indian sub-continent and Africa.

        The following tables summarize information regarding our significant owned and leased properties as of December 31, 2009:

Location	Square Feet	Owned/Leased
Corporate
Enfield, Connecticut*	11,000	Owned
Solar
Asturias, Spain	105,000	Owned
Johor, Malaysia	80,000	Owned
Somers, Connecticut	42,000	Leased
St. Augustine, Florida	23,500	Leased
Enfield, Connecticut*	18,000	Owned
Quality Assurance
Shenzhen, China	75,000	Leased
Hong Kong, China	61,000	Leased
Shanghai, China	45,000	Leased
Canton, Massachusetts	44,000	Leased
Enfield, Connecticut*	40,500	Owned
Reading, United Kingdom	30,000	Leased
Taipei, Taiwan	18,000	Leased
Haryana, India	16,500	Leased
Steinach, Switzerland	16,000	Leased
Nottingham, United Kingdom	12,000	Leased

*
Co-located.

        From time to time, we evaluate our production and service needs and may consolidate facilities or open future facilities.

Intellectual Property

        We own a number of trademarks, service marks, trade secrets and other intellectual property rights that relate to our products and services. Our intellectual property consists of 14 encapsulant formulations, as well as several processes and sub-processes, a service mark on our corporate logo and our trademarks "STR" and "PhotoCap." As appropriate, we require employees, suppliers and customers to execute confidentiality agreements.

        We typically rely on trade secrets, rather than patents, to protect our proprietary processes, methods, documentation and other technology, including our encapsulant formulations, as well as certain other business information. Patent protection requires a costly and uncertain federal registration process that would place our confidential information in the public domain. However, we do hold a provisional global patent and we have filed a patent application with respect to one of our Solar products in development due to the specific nature of the product. Typically, we utilize trade secrets to protect the formulations and processes we use to manufacture our products, including our encapsulants, and also to safeguard our proprietary formulations and methods. We believe we can effectively protect our trade secrets indefinitely through use of confidentiality agreements and other security measures. While we enter into confidentiality agreements with our employees and third parties to protect our intellectual property rights, such confidentiality provisions related to our trade secrets could be breached and may not provide meaningful protection for our trade secrets. Also, others may independently develop technologies or products that are similar or identical to ours. In such case, our trade secrets would not prevent third parties from competing with us.

Employees

        As of December 31, 2009, we employed approximately 2,200 people on a full or part-time basis. We maintain a non-unionized workforce, with the exception of some employees in our Solar manufacturing facility in Spain where unions are required and our Quality Assurance facilities in mainland China, where union representation is more typical. We have not experienced any significant work stoppages during the past five years.

Legal Proceedings

        From time to time, we are and have been a party to litigation that arises in the ordinary course of our business. We have no material litigation pending at this time other than as set forth below.

Galica/JPS

        In October 2007, we filed a complaint against defendants James P. Galica and JPS Elastomerics Corp. in the Massachusetts Superior Court in Hampshire County. Galica left our employment in mid-2005. JPS hired Galica in the fall of 2006. Shortly after hiring Galica, JPS introduced a product that competes with certain of our Solar business's products and appeared to substantially incorporate technology we use in our encapsulant, also known as the polymeric sheeting product line. We believe that this technology provides us with a competitive advantage in the marketplace. Our complaint alleged six separate claims. Specifically, we alleged that JPS and Galica violated Massachusetts General Laws, chapter 93A, §§ 42 and 42A, misappropriated trade secrets, and violated the Massachusetts Unfair and Deceptive Trade Practices Act. Additionally, our complaint alleged breaches of contract, breaches of the implied covenant of good faith and fair dealing, and breaches of fiduciary duty against Galica. We sought both monetary and injunctive relief. The trial was completed in August 2008. The jury, which deliberated on all counts except the chapter 93A claim and the request for injunctive relief, determined that the technology for our polymeric sheeting product line is a trade secret. The jury also determined that JPS and Galica had not misappropriated our trade secrets. We have not decided if we will appeal the jury's determination. The jury also found that Galica had breached his confidentiality agreement with us. Subsequently, the judge, ruling on the chapter 93A claims and the request for injunctive relief, determined that JPS and Galica had violated the Massachusetts Unfair and Deceptive Trade Practices Act, finding that the technology for our polymeric sheeting product is a trade secret and that JPS and Galica had misappropriated our trade secrets. The judge awarded us compensatory and punitive damages, attorneys' fees and costs and issued a temporary injunction preventing JPS from manufacturing, marketing or selling the competing products, which are substantially similar to some of our encapsulants. The final amount of damages to be awarded to us, as well as the scope of a permanent injunction, is still pending before the court and will be determined by the presiding judge. JPS has filed a motion for reconsideration of the court's decision that JPS and Galica had violated the Massachusetts Unfair and Deceptive Trade Practices Act. Final judgment will not be entered until these pending matters are resolved. The court has ordered each party to brief the remaining issues. Upon entry of final judgment, JPS will have the right to appeal the judge's ruling, and we will have the right to appeal the jury's verdict. If JPS or Galica is successful on the appeals from both the jury's verdict and the judge's rulings, the result may be a new trial or a final determination that JPS may compete with us by continuing to sell a product that is substantially similar to some of our encapsulants. JPS may also be allowed to compete with us on some encapsulant products based on the court's ruling on the scope and duration of the permanent injunction. Further, in October 2009, counsel to JPS sent our counsel a letter demanding relief under the Massachusetts Unfair and Deceptive Trade Practices Act, the Sherman Antitrust Act, the Massachusetts Antitrust Act and the Lanham Act.

        We responded to JPS's letter and have had no further contact with JPS regarding their October 2009 letter. On October 20, 2009, JPS moved for reconsideration of the judgment against them under Massachusetts General Laws, chapter 93A. On November 19, 2009, the Court issued a Memorandum and Order Denying Further Modification of the Preliminary Injunction and Associated Directives. On December 10, 2009, JPS filed a petition for relief in the Massachusetts Appeals Court which the court denied. On December 21, 2009, JPS filed a notice of interlocutory appeal with the Massachusetts Appeals Court. On January 20, 2010, the parties filed a stipulation of dismissal of JPS's notice of interlocutory appeal. On March 25, 2010, the Court scheduled a hearing on permanent injunctive relief, attorney's fees and damages to be held on August 23, 2010.

Environmental Regulation

        We are subject to a variety of environmental, health and safety, and pollution-control laws and regulations in the jurisdictions in which we operate. We do not believe the costs of compliance with these laws and regulations will be material. We use, generate and discharge hazardous substances, chemicals and wastes at some of our facilities in connection with our product development, testing and manufacturing activities. Any failure by us to control the use of, to remediate the presence of or to restrict adequately the discharge of such substances, chemicals or wastes could subject us to potentially significant liabilities, clean-up costs, monetary damages and fines or suspensions in our business operations. In addition, some of our facilities are located on properties with a history of use involving hazardous substances, chemicals and wastes and may be contaminated. Although we have not incurred, and do not currently anticipate, any material liabilities in connection with such contamination, we may be required to make expenditures for environmental remediation in the future.

 MANAGEMENT

Executive Officers and Directors

        The following table sets forth the names and ages, as of March 31, 2010, of our executive officers and directors. The descriptions below include each such person's service as a board member or a manager of STR Holdings, Inc. and our predecessor.

Name	Age	Position
Dennis L. Jilot	62	Chairman, President and Chief Executive Officer
Barry A. Morris	55	Executive Vice President and Chief Financial Officer
Robert S. Yorgensen	46	Vice President and President, STR Solar
Mark A. Duffy	47	Vice President and President, STR Quality Assurance
Scott S. Brown	53	Director
John A. Janitz	67	Director
Andrew M. Leitch	66	Director
Jason L. Metakis	33	Director
Dominick J. Schiano	55	Director
Susan C. Schnabel	48	Director
Ryan M. Sprott	37	Director

        Dennis L. Jilot.    Dennis L. Jilot has been our President and Chief Executive Officer and a director since 1997 and has been our Chairman since 2002. Prior to joining us, Mr. Jilot was Executive Vice President of Corning Clinical Laboratories, President and Chief Executive Officer of Corning Nichols Institute and President and Chief Operating Officer of MetPath Incorporated. Mr. Jilot holds a B.S. from the University of Wisconsin at Stevens Point and completed the Executive M.B.A. program at the University of Virginia Darden School of Business. Mr. Jilot was selected to serve on our board of directors in light of his substantial experience as a director and our Chairman, his long history of senior executive leadership positions at other large companies, his in-depth understanding of our business and the markets in which we compete and the continuity his service provides to our board of directors as a whole.

        Barry A. Morris.    Barry A. Morris joined us as our Vice President and Chief Financial Officer in 2002 and became our Executive Vice President in September 2008. Prior to joining us, Mr. Morris was Chief Financial Officer of General Bearing Corporation as well as Director of Financial Services and Corporate Controller for BTR Inc. He holds an M.B.A. from the University of Connecticut and a B.S. from American International College.

        Robert S. Yorgensen.    Robert S. Yorgensen became our Vice President in November 2008 and has been the President of STR Solar since 1997. Mr. Yorgensen has been employed by us for 24 years. Mr. Yorgensen has held a variety of positions with us, including Extruded Products Manager and Senior Technical Specialist of Materials RD&E and Specialty Manufacturing, Technical Specialist of Materials RD&E and Specialty Manufacturing and Project Leader of Development Engineering and Specialty Manufacturing. He holds a Bachelor of Technology, Mechanical Engineering from the University of Connecticut and an A.S. from Hartford State Technical College.

        Mark A. Duffy.    Mark A. Duffy joined us in August 2009 as President of STR Quality Assurance. Mr. Duffy has 25 years of experience in a wide range of consumer products and food ingredients businesses. Most recently, Mr. Duffy spent seven years as President for Griffith Laboratories USA. Prior to that, he was the Vice President of Sales, North America for the Johnson Wax Professional, a division of SC Johnson. Previously, Mr. Duffy was Director of Sales for Food Service for the Quaker Oats Company, a subsidiary of PepsiCo. He also held several sales and marketing positions of increasing responsibility in the Food Service Division of Nestle USA. He holds a B.S. from Boston College.

        Scott S. Brown.    Scott S. Brown has served on our board of directors since our initial public offering in November 2009. Mr. Brown is the Chief Executive Officer of New Energy Capital LLC, which invests in, owns and operates renewable energy and distributed generation projects. He has held that position since January 2004. Between 2001 and December 2003, Mr. Brown was Chief Executive Officer of Sinclair Brown Associates, a management and investment consulting firm. Previously, Mr. Brown was on the founding management team of First Solar and President and Chief Executive Officer of Glasstech Solar, Inc., a manufacturer of semiconductor equipment for the photovoltaic industry. Between 1998 and 2005, Mr. Brown was a member of the National Advisory Board of the National Renewable Energy Laboratory. He holds a B.A. from Dartmouth College and a J.D. from Harvard Law School. Mr. Brown was selected to serve on our board of directors in light of his extensive experience in the fields of renewable energy, corporate governance and project development, his experience as a well-known industry speaker for clean energy and his in-depth understanding of the solar business and the markets in which we compete.

        John A. Janitz.    John A. Janitz has served on our board of directors since June 2007. Since March 2007, Mr. Janitz has been a Principal at Evergreen Capital Partners LLC, an investment firm that provides advisory services to and co-invests with DLJ Merchant Banking Partners, an affiliate of Credit Suisse. From October 2003 to March 2007, he served as Co-Managing Principal for Questor Management Company, a turnaround capital investment firm based in Michigan. Mr. Janitz engaged in various advisory and consulting arrangements with several private equity firms from October 2001 until February 2003. Mr. Janitz serves as chairman of RathGibson, Inc.'s board of directors and as a director of RG Tube Holdings LLC, the parent company of RathGibson, Inc. Mr. Janitz holds a B.S. from Villanova University and an M.B.A. from Eastern Michigan University. Mr. Janitz was selected to serve on our board of directors in light of his valuable leadership experience, his extensive experience serving as a director for both public and private companies, his prior senior executive experience and his significant operational and strategic business expertise.

        Andrew M. Leitch.    Andrew M. Leitch has served on our board of directors since our initial public offering in November 2009. Mr. Leitch was a senior partner with Deloitte & Touche LLP for over 27 years, last serving as the Vice Chairman of the Management Committee, Hong Kong from September 1997 through his retirement in March 2000. Mr. Leitch has served as a director and chairman of the board of Blackbaud Inc. and as a director and chairman of the audit committee of Cardium Therapeutics Inc. since February 2004 and August 2007, respectively. Mr Leitch served as director and chairman of the audit committee of Aldila, Inc. from May 2004 through February 2010. Mr. Leitch also serves as a director of various private companies. He is a Certified Public Accountant in the state of New York, and a Chartered Accountant in Ontario, Canada. Mr. Leitch was selected to serve on our board of directors in light of his extensive experience as a director of various public and private companies, serving as the chairman of certain boards and audit committees and as a member of certain compensation committees and governance committees, and his extensive understanding of U.S. and international financial accounting principles, systems of internal control and corporate governance principles.

        Jason L. Metakis.    Jason L. Metakis has served on our board of directors since June 2007. Mr. Metakis joined Donaldson, Lufkin and Jenrette's Investment Banking Division in 1999 and DLJ Merchant Banking Partners in 2001, and is currently a Vice President of DLJ Merchant Banking Partners. Mr. Metakis received an A.B. from Harvard College and an M.B.A. from Harvard Business School. Mr. Metakis was selected to serve on our board of directors in light of his substantial business background in finance, capital markets, strategic planning and mergers and acquisitions.

        Dominick J. Schiano.    Dominick J. Schiano has served on our board of directors since June 2007. Since March 2007, Mr. Schiano has been a Principal at Evergreen Capital Partners LLC, an investment firm that provides advisory services to and co-invests with DLJ Merchant Banking Partners. From September 2003 to March 2007, he served as a Managing Director of Questor Management Company.

From September 1997 to January 2003, he served at Textron, Inc. as Executive Vice President and Chief Financial Officer of Textron Fastening Systems, Inc. and most recently, as Executive Vice President and General Manager at Textron Fastening Systems, Inc.—Threaded Products Group. Prior to that, Mr. Schiano held roles of increasing responsibility in finance, mergers and acquisitions and operations at Emerson Electric Co., Gulf+Western Industries Inc., Wickes Companies, Inc. and TRW Inc. Mr. Schiano serves as a director and member of the audit committee of Material Sciences Corporation and RG Tube Holdings LLC, the parent company of RathGibson, Inc. Mr. Schiano attended Long Island University. Mr. Schiano was selected to serve on our board of directors in light of his significant experience in senior management and directorships with senior executive responsibilities in the areas of finance, mergers and acquisitions, operations and business strategy development and his extensive business acumen.

        Susan C. Schnabel.    Susan C. Schnabel has served on our board of directors since June 2007. Ms. Schnabel is a Partner at DLJ Merchant Banking Partners where she has served as a Managing Director since 1998. Ms. Schnabel joined Donaldson, Lufkin and Jenrette's Investment Banking Division in 1990. In 1997, she left Donaldson, Lufkin and Jenrette's Investment Banking Division to serve as Chief Financial Officer of PetSmart, Inc., a specialty retailer of pet products and supplies, and joined DLJ Merchant Banking Partners in her present capacity in 1998. Ms. Schnabel is also a director of Pinnacle Gas Resources, Inc. and Rockwood Holdings, Inc. as well as other private portfolio companies. Ms. Schnabel received a B.S. from Cornell University and an M.B.A. from Harvard Business School. Ms. Schnabel was selected to serve on our board of directors in light of her leadership, business experience, experience serving as a director on eleven public and private boards in the past five years, extensive knowledge of various industries and significant expertise in corporate governance principles.

        Ryan M. Sprott.    Ryan M. Sprott has served on our board of directors since June 2007. Mr. Sprott joined CSFB Private Equity in 1998 and DLJ Merchant Banking Partners in 2001 and is currently a Managing Director and Partner of DLJ Merchant Banking Partners. From 1996 to 1998, he worked in the Natural Resources Group of Credit Suisse's Investment Banking Division. Mr. Sprott is also a director of Healthmarkets, Inc., a provider, through its insurance subsidiaries, of health protection products to the self-insured and of Hard Rock Hotel Holdings, LLC, an operator of the Hard Rock Hotel and Casino in Las Vegas, as well as various private companies. Mr. Sprott received a B.S. and an M.B.A. from the University of Kansas. Mr. Sprott was selected to serve on our board of directors in light of his sound energy industry experience, vast understanding of our industry and experience serving as a director of two other public companies and eight other private companies in the past five years.

Director Independence

        Our board of directors affirmatively determined that Messrs. Brown, Leitch, Metakis and Sprott and Ms. Schnabel are independent directors under the applicable rules of the NYSE and that Messrs. Brown and Leitch are also independent directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. In accordance with NYSE rules, a majority of our directors are independent.

Board of Directors

        Our business and affairs are managed under the direction of our board of directors. Our bylaws provide that our board of directors will consist of between three and fifteen directors. Our board of directors is composed of eight directors.

        Our executive officers and key employees serve at the discretion of our board of directors.

Board Committees

        Our board of directors has the authority to appoint committees to perform certain management and administration functions. Our board of directors has three committees: the audit committee, the compensation committee and the nominating and corporate governance committee.

Audit Committee

        We have an audit committee consisting of Messrs. Leitch, Brown and Schiano, with Mr. Leitch serving as chair of the audit committee. The audit committee has responsibility for, among other things:

  •
  overseeing management's maintenance of the reliability and integrity of our accounting policies and financial reporting processes, our disclosure practices and the audits of our financial statements;

  •
  overseeing management's establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

  •
  overseeing management's establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policy;

  •
  engaging independent counsel, independent auditors and other advisers as the audit committee deems necessary;

  •
  reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings;

  •
  reviewing and assessing the adequacy of a formal written charter on an annual basis;

  •
  preparing the audit committee report required by SEC rules to be included in our annual report;

  •
  reviewing and approving all related person transactions for potential conflict of interest situations on an ongoing basis;

  •
  determining compensation of and reviewing the performance of the independent accountants and appointing or terminating the independent accountants and considering and approving, in advance, any non-audit services proposed to be performed by the independent accountants; and

  •
  handling such other matters that are specifically delegated to the audit committee by our board of directors from time to time.

        The SEC rules and the NYSE rules require us to have all independent audit committee members within one year of the effective date of our registration statement for our initial public offering (e.g., November 6, 2010). Our board of directors affirmatively determined that Messrs. Leitch and Brown meet the definition of "independent directors" for purposes of serving on an audit committee under applicable SEC and NYSE rules, and we intend to comply with this independence requirement within the time period specified. In addition, our board of directors has determined that each member of our audit committee is financially literate and Mr. Leitch qualifies as our "audit committee financial expert."

Compensation Committee

        We have a compensation committee consisting of Messrs. Sprott and Metakis and Ms. Schnabel, with Mr. Sprott serving as chair of the compensation committee. The compensation committee has responsibility for, among other things:

  •
  recommending to our board of directors for consideration the compensation and benefits of our executive officers and key employees;

  •
  monitoring and reviewing our compensation and benefit plans;

  •
  administering our stock and other incentive compensation plans and programs and preparing recommendations and periodic reports to the board of directors concerning these matters;

  •
  preparing the compensation committee report required by SEC rules to be included in our annual report;

  •
  preparing recommendations and periodic reports to the board of directors as appropriate; and

  •
  handling such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Nominating and Corporate Governance Committee

        We have a nominating and corporate governance committee consisting of Ms. Schnabel and Messrs. Metakis and Sprott, with Ms. Schnabel serving as chair of the nominating and corporate governance committee. The nominating and corporate governance committee has responsibility for, among other things:

  •
  recommending persons to be selected by our board of directors as nominees for election as directors and to fill any vacancies on the board;

  •
  reviewing annually board composition, including independence, judgment, business specialization, technical skills, diversity and other desired qualities;

  •
  considering and recommending to our board of directors qualifications for the position of director and policies concerning the composition of the board;

  •
  monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance;

  •
  considering and recommending to our board of directors other actions relating to corporate governance; and

  •
  handling such other matters that are specifically delegated to the nominating and corporate governance committee by our board of directors from time to time.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee. No interlocking relationship exists between any member of the compensation committee (or other committee performing equivalent functions) of any other company.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The code of business conduct and ethics will be available on our web site at www.strholdings.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our web site.

Executive Officers

        Each of our executive officers has been appointed by our board of directors and will serve until his or her successor is duly appointed and qualified.

 EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

        For 2009, our named executive officers were:

  •
  Dennis L. Jilot, Chairman, President and Chief Executive Officer;

  •
  Barry A. Morris, Executive Vice President and Chief Financial Officer;

  •
  Robert S. Yorgensen, Vice President and President, STR Solar;

  •
  Mark A. Duffy, Vice President and President, STR Quality Assurance, who we hired in August 2009; and

  •
  John F. Gual, our former Vice President and Chief Operating Officer, who retired in April 2009.

Overview and Process

        Our compensation approach is necessarily tied to our stage of development. Historically, our board of directors approved the compensation of our executive officers in part in reliance on the recommendations of our chief executive officer and the compensation committee of our board of directors, which includes the input of our largest equity holders. Prior to the DLJ Transactions, only Mr. Jilot had an employment agreement with us that provided for an annual base salary with annual increases in the sole discretion of our board of directors. Our other named executive officers' compensation was determined in the sole discretion of our board of directors in reliance on recommendations made by our chief executive officer and our compensation committee. Bonus payments and grants of options and restricted stock were determined in the sole discretion of our board of directors.

        In connection with the DLJ Transactions, Messrs. Morris, Yorgensen and Gual entered into employment agreements with us and in August 2009, Mr. Duffy entered into an employment agreement with us, in each case that provide for annual base salary increases that are in the sole discretion of our board of directors, bonus compensation pursuant to our management incentive plan based upon mutually agreed upon goals with the board of directors and eligibility to receive incentive units in the discretion of management. We entered into a new employment agreement with Mr. Jilot in July 2008 that provides for annual base salary increases in the sole discretion of our board of directors and, consistent with past practice, bonus compensation pursuant to our management incentive plan based upon mutually agreed upon goals with the board of directors and eligibility to receive incentive units in the discretion of management.

        Our compensation committee, which consists entirely of independent directors, has overall responsibility for evaluating and approving the compensation of our executive officers and overseeing and administering our executive compensation programs and initiatives. As we continue to gain experience as a public company since our initial public offering in November 2009, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. For example, over time we may reduce our reliance upon subjective determinations made by our board of directors in favor of a more empirically based approach that involves benchmarking against peer companies.

Principles of Our Executive Compensation Program

        We have sought to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards and fixed versus contingent payments and awards in ways that we believe are most appropriate to motivate our executive officers. Our executive compensation program is designed to:

  •
  attract and retain talented and experienced executives in the competitive solar manufacturing and quality assurance industries;

  •
  motivate and reward executives whose knowledge, skills and performance are critical to our success;

  •
  align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

  •
  ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

  •
  foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our company; and

  •
  compensate our executives in a manner that incentivizes them to manage our business to meet our long-range objectives.

        Our compensation committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our chief executive officer. For all other named executive officers, the compensation committee meets outside the presence of all executive officers except our chief executive officer. Since our initial public offering, our chief executive officer reviews annually each other named executive officer's performance with the compensation committee and recommend appropriate base salary, cash performance awards and grants of long-term equity incentive awards for all other executive officers. Based on these recommendations from our chief executive officer and in consideration of the objectives described above and the principles described below, the compensation committee approves the annual compensation packages of our executive officers other than our chief executive officer. The compensation committee also annually analyzes our chief executive officer's performance and determine his base salary, cash performance awards and grants of long-term equity incentive awards based on its assessment of his performance with input from any consultants engaged by the compensation committee.

        In determining the compensation of our executive officers, we are guided by the following key principles:

  •
  Competition.    Compensation should reflect the competitive marketplace, so we can retain, attract and motivate talented executives.

  •
  Accountability for Business Performance.    Compensation should be tied to our financial performance to hold executives accountable for their contributions to our performance as a whole through the performance of aspects of our business for which they are responsible.

  •
  Accountability for Individual Performance.    Compensation should be tied to the individual's performance to encourage and reflect individual contributions to our performance. We consider individual performance as well as performance of the businesses and responsibility areas that an individual oversees, and we weigh these factors as we consider appropriate in assessing a particular individual's performance.

  •
  Alignment with Stockholder Interests.    Compensation should be tied to our financial performance through equity awards to align the interests of our executive officers and key employees with those of our stockholders.

  •
  Fair and Equitable Compensation.    The total compensation program should be fair and equitable to both our executive officers and our stockholders and should be fair relative to the compensation paid to other professionals in our organization.

Components of Our Executive Compensation Program

        Our executive compensation program currently consists of:

  •
  base salary;

  •
  cash incentive awards linked to corporate and business segment performance under our management incentive plan;

  •
  periodic grants of long-term equity-based compensation, such as restricted stock and stock options;

  •
  other executive benefits and perquisites; and

  •
  employment agreements, which contain termination and change of control benefits.

        We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders.

        Base Salary.    The primary component of compensation of our executives has historically been base salary. We believe that the base salary element is required in order to provide our executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions. The base salary of our named executive officers is reviewed on an annual basis.

        Mr. Jilot's 2009 base salary was $500,000 pursuant to the terms of his employment agreement.

        For 2009, each of Messrs. Morris and Yorgensen received a base salary of $254,038, which included increases to their 2008 base salaries based on merit and cost of living adjustments.

        Mr. Duffy's 2009 annual base salary pursuant to his employment agreement is $250,000, which was determined to be equal to the 2009 base salary of his predecessor, Mr. Gual. Mr. Duffy's base salary of $81,731 in 2009 was the pro rata share of his annual salary amount based on his start date in August 2009. Mr. Gual's base salary of $81,731 in 2009 was based on his pro rata share of his annual salary amount based on his retirement date in April 2009.

        For the year ended December 31, 2008 and the period from June 15 to December 31, 2007, the base salaries of Messrs. Morris, Yorgensen and Gual were established in their respective employment agreements that they entered into in connection with the DLJ Transactions. For 2008, our compensation committee made recommendations to the non-employee members of our board of directors as to the base salary to be paid to Mr. Jilot, our Chairman, President and Chief Executive Officer, based on:

  •
  his background and circumstances, including his experience and skills;

  •
  our knowledge of the competitive factors within the industries in which we operate;

  •
  his job responsibilities; and

  •
  our expectations as to the performance and contributions of Mr. Jilot and our judgment as to his potential future value to us.

        Historically, we have not applied specific formulas to set base salaries, nor have we sought to benchmark base salaries against similarly situated companies.

        The base salaries paid to our named executive officers in 2009, 2008 and 2007 are set forth below in the Summary Compensation Table.

        Cash Incentive Awards.    We believe that cash incentive awards focus our executive officers' efforts and reward executive officers for annual results of operations that help create value for our stockholders. For 2009, our cash incentive awards for our named executive officers were tied to the achievement of free cash flow and EBITDA targets set forth for each named executive officer pursuant to our management incentive plan. Pursuant to Mr. Jilot's individual targets set forth pursuant to our management incentive plan, Mr. Jilot was eligible to receive a bonus payment of up to 100% of his base salary as of January 1, 2009, and each of Messrs. Morris and Yorgensen were eligible to receive a bonus payment of up to 80% of such officer's base salary as of January 1, 2009. In 2009, Mr. Duffy was eligible to receive a bonus payment of not less than a pro-rata share for the portion of the year ended December 31, 2009 in which he was employed by us of 40% of his base salary as of August 24, 2009. In 2010, each of Messrs. Jilot, Morris and Yorgensen will be eligible to receive a bonus payment equal to the same percentage of such officer's base salary as of January 1, 2010 as he was eligible to receive in 2009. In 2010, Mr. Duffy will be eligible to receive a bonus payment of up to 80% of his base salary as of January 1, 2010.

        The financial performance criteria established for the named executive officers in connection with the management incentive plan for 2009 were as follows:

      Dennis L. Jilot

Performance Objective & Weight	Threshold	Target	Maximum
Free cash flow — 50%	12.5%	25.0%	50.0%
STR EBITDA — 50%	12.5%	25.0%	50.0%

Total	25.0%	50.0%	100.0%

      Barry A. Morris

Performance Objective & Weight	Threshold	Target	Maximum
Free cash flow — 50%	10.0%	20.0%	40.0%
STR EBITDA — 50%	10.0%	20.0%	40.0%

Total	20.0%	40.0%	80.0%

      Robert S. Yorgensen

Performance Objective & Weight	Threshold	Target	Maximum
Free cash flow — 40%	8.0%	16.0%	32.0%
Solar EBITDA — 60%	12.0%	24.0%	48.0%

Total	20.0%	40.0%	80.0%

      Mark A. Duffy

Performance Objective & Weight	Threshold	Target	Maximum
Free cash flow — 50%	10.0%	20.0%	40.0%
QA EBITDA — 50%	10.0%	20.0%	40.0%

Total	20.0%	40.0%	80.0%

        We calculated our 2009 cash incentive awards as follows:

  •
  If a Threshold performance target is not met, no cash award is granted to the executive officer for that performance objective.

  •
  If free cash flow or EBITDA meets or exceeds our Threshold performance target but does not meet our Target performance target, such officer would be entitled to an award equal to the product of (i) his Base Salary, (ii) the Target Bonus Percentage for such performance objective and (iii) a Bonus Multiplier for such performance objective. The Bonus Multiplier is calculated as follows:

5 x	Actual performance target Target performance target	— 4
  •
  If free cash flow or EBITDA meets our Target performance target, such officer would be entitled to an award equal to the product of (i) his Base Salary and (ii) the Target Bonus Percentage for such performance objective.

  •
  If free cash flow or EBITDA exceeds our Target performance target but does not meet our Maximum performance target, such officer would be entitled to an award equal to the product of (i) his Base Salary, (ii) the Target Bonus Percentage for such performance objective, and (iii) a Bonus Multiplier for such performance objective, up to the Maximum Bonus Percentage. Such Bonus Multiplier is calculated as follows:

Free Cash Flow Bonus Multiplier:
5 x	Actual performance target Target performance target	— 4

EBITDA Bonus Multiplier:
10 x	Actual performance target Target performance target	— 9
  •
  If free cash flow or EBITDA exceeds our Maximum performance target, such officer would be entitled to an award equal to the product of (i) his Base Salary and (ii) the Maximum Bonus Percentage for such performance objective.

        The specific 2009 amounts associated with the Threshold, Target and Maximum performance targets for Messrs. Jilot and Morris are set forth in the table below (dollars in thousands).

Objective & Weight	Threshold	Target	Maximum
Free cash flow — 50%	$29,842.1	$33,157.9	$39,789.5
STR EBITDA — 50%	$108,212.9	$120,236.6	$132,260.3

        The specific 2009 amounts associated with the Threshold, Target and Maximum performance targets for Mr. Yorgensen are set forth in the table below (dollars in thousands).

Objective & Weight	Threshold	Target	Maximum
Free cash flow — 40%	$29,842.1	$33,157.9	$39,789.5
Solar EBITDA — 60%	$91,408.6	$101,565.1	$111,721.6

        The specific 2009 amounts associated with the Threshold, Target and Maximum performance targets for Mr. Duffy are set forth in the table below (dollars in thousands).

Objective & Weight	Threshold	Target	Maximum
Free cash flow — 50%	$29,842.1	$33,157.9	$39,789.5
Quality Assurance EBITDA — 50%	$21,206.3	$23,562.5	$25,918.8

        The actual amount of the annual cash performance bonus paid or awarded to a named executive is subject to the discretion of our compensation committee, and the amount can be impacted by significant external events, individual employment status and unusual business events. As a result, our board of directors may from time to time exercise its discretion and award annual cash performance bonuses in excess of the performance achieved by named executives or reduce or eliminate on a pro rata basis annual cash performance bonuses to all management incentive plan participants, including our named executives, who had achieved their performance goals. In 2009, Messrs. Morris and Yorgensen were each awarded a transaction bonus for work related to our initial public offering, as set forth in the "Bonus" column in the Summary Compensation Table. The actual management incentive plan bonuses paid for each named executive are reflected in the column entitled "Non-Equity Incentive Plan Compensation" of the Summary Compensation Table set forth herein. The tables below reflect the actual performance achieved in 2009 for the above mentioned performance metrics (dollars in thousands).

Objective	Actual
Free cash flow(1)	$30,504.9
EBITDA(2)	$83,595.7
Quality Assurance EBITDA(2)	$24,184.7
Solar EBITDA(2)	$67,259.2

(1)
Free cash flow for purposes of the 2009 management incentive plan is net cash provided by (used for) operating activities, less capital expenditures, plus unbudgeted expenses related to our initial public offering.

(2)
EBITDA, Quality Assurance EBITDA or Solar EBITDA, as applicable, for purposes of the 2009 management incentive plan is Adjusted EBITDA, or Adjusted EBITDA for such segment, plus unbudgeted expenses related to our initial public offering, plus loss on disposal of fixed assets and plus bonus expense.

        For example, we calculated our cash incentive award in 2009 for Mr. Jilot as follows:

        In 2009, our actual free cash flow did not exceed our Target performance target but exceeded the Threshold amount. Therefore, Mr. Jilot was entitled to an award equal to the product of (i) his Base Salary, (ii) the Threshold Bonus Percentage for such performance objective and (iii) the Bonus Multiplier for such performance objective. In 2009, (i) Mr. Jilot's salary was $500,000, (ii) the Threshold Bonus Percentage for this performance objective was 50% and (iii) the Bonus Multiplier was 0.6, and therefore he received an award of $74,993 when we exceeded our Threshold performance target. In 2009, our actual EBITDA did not exceed the Threshold performance target. Consequently, Mr. Jilot did not receive an award. The sum of Mr. Jilot's awards was $74,993 which is reported in column (5) of the Summary Compensation Table.

        Long-Term Equity-Based Compensation.    We believe that our long-term performance is fostered by a compensation methodology that compensates executive officers through the use of equity-based awards, such as stock options, restricted stock awards and other rights to receive compensation based on the value of our common stock. We also believe that when our executive officers possess an ownership interest in us, they have a continuing stake in our long-term success.

        Prior to the DLJ Transactions, our long-term equity incentive compensation program was in the form of stock option and restricted stock awards. In connection with the DLJ Transactions, we granted equity awards to our named executive officers and certain members of our board of managers pursuant to the terms set forth in the STR Holdings LLC Agreement, which permitted the grant of incentive units to our and our subsidiaries' employees and service providers by the board of managers of STR Holdings LLC. In allocating the number of Class C, D and E incentive units awarded to our named executive officers in connection with the DLJ Transactions, our board of managers considered each individual's compensation package and made a subjective determination of the number of incentive units that would be appropriate to retain and motivate each executive officer in his position. Our board of managers also considered individual responsibilities of our named executive officers, including Mr. Jilot's responsibility for our overall performance, Mr. Morris's responsibility for finance and other administrative functions and Mr. Yorgensen's responsibility for our solar business, which is a critical component of our business and a significant element of our growth strategy, and Mr. Gual's responsibility for our quality assurance business, which is a key component of our business. The Class B units were granted to Messrs. Morris and Yorgensen in connection with the DLJ Transactions as part of a deferred compensation arrangement.

        Under Mr. Jilot's employment agreement dated July 18, 2008, because the initial public offering was completed after April 1, 2009, Mr. Jilot received $6.0 million of phantom A units divided by the fair market value of a Class A unit as of April 1, 2009. We entered into an amendment to Mr. Jilot's employment agreement on September 3, 2009, which modified the terms of his equity compensation grant. In connection with our corporate reorganization on November 5, 2009, Mr. Jilot was issued 223,464 Class A units, which converted into 441,656 shares of our common stock, which vest as described under "—Employment Agreements" below.

        Restricted stock received by Class A, C, D and F unitholders of STR Holdings LLC, and then STR Holdings (New) LLC, in connection with the corporate reorganization vests on the same terms as those units vested. In connection with our initial public offering and the corporate reorganization, outstanding Class A, B, C, D and F incentive units converted into 38,009,710 shares of our common stock, which included the conversion of unvested Class A, C, D and F incentive units into 1,264,679 shares of our restricted stock that continue to vest in accordance with their respective terms. The Class B units vested at issuance, the Class E units were cancelled in the corporate reorganization and the restricted stock received in respect of Class A, C and F units all vest over time. The restricted stock received in respect of Class D units have both time and performance-based vesting components. The restricted stock received upon the conversion of Class D units vest in one-fifth installments as of the end of our fiscal year if our equity valuation for such fiscal year is not less than the performance target for such year as set forth in each holder's respective restricted stock agreement. Our performance target for each fiscal year is based on a multiple of management's projections of Consolidated EBITDA (as defined and calculated under our credit facilities) for such fiscal year less the amount of estimated net indebtedness for such year. For our named executive officers, if our actual equity valuation is 85% or greater of the estimated value of our equity at the end of such fiscal year, the performance target is met and the restricted stock received upon conversion of Class D units will vest for that fiscal year. There is also a one year catch-up provision for vesting of the restricted stock received upon conversion of Class D units pursuant to which any such restricted stock that does not vest for a fiscal year may vest in the subsequent fiscal year if the performance target is met in the subsequent year. For a discussion of the vesting, forfeiture and transfer restrictions relating to the incentive units and restricted stock received in the corporate reorganization, see "Certain Relationships and Related Person Transactions—STR Holdings LLC Agreement" and "—Incentive Unit Grant Agreements and Restricted Stock Agreements—Vesting."

        In addition, in connection with our initial public offering, our board of directors adopted a new equity benefit plan as described under "—2009 Equity Incentive Plan" pursuant to which a total of 4,750,000 shares of our common stock were authorized for issuance. In connection with our initial public offering and under the 2009 Equity Incentive Plan, we granted certain employees and directors options to purchase a total of 2,721,073 shares of our common stock at an exercise price equal to the initial public offering price, including option grants to Messrs. Jilot, Morris, Yorgensen and Duffy to purchase 402,812, 379,758, 441,010 and 461,966 shares of our common stock, respectively. In addition, in connection with our initial public offering and under the 2009 Equity Incentive Plan, we granted certain employees options to purchase 774,612 shares of our common stock at exercise prices ranging from $12.81 to $21.50, including option grants at an exercise price of $12.81 to Messrs. Jilot, Morris and Yorgensen to purchase 209,505, 122,211 and 200,775 shares of our common stock, respectively. In order to maintain the economic incentives set forth in the original units granted to our current executive officers, directors and employees, our compensation committee decided to grant options to such individuals in connection with our initial public offering and our corporate reorganization. See "Certain Relationships and Related Person Transactions—Corporate Reorganization." The options granted in connection with our initial public offering to Messrs. Jilot, Morris and Yorgensen, as well as to other employees that held Class C, D, and E units, began to vest on January 31, 2010 and vest proportionately and on the same schedule as their Class C, D and E units that converted into our common stock (including restricted common stock) in connection with our corporate reorganization. The options received by Messrs. Morris and Yorgensen in respect of their Class B units vested in full on January 31, 2010. For a description of vesting terms for the Class B, C, D and E units, see "Certain Relationships and Related Person Transactions—Incentive Unit Grant Agreements and Restricted Stock Agreements—Vesting." Mr. Duffy's options vest over a period from January 31, 2010 through September 30, 2014. The remaining options granted to employees in connection with our initial public offering vest monthly over four years from the grant date with initial vesting occurring on January 31, 2010. The compensation committee of our board of directors will determine, subject to the employment agreements, any future equity awards that each named executive officer will be granted pursuant to the 2009 Equity Incentive Plan. Shares subject to awards that expire or are cancelled or forfeited, or that are repurchased by us pursuant to the terms of the agreements, will again become available for issuance under the plan.

        Restricted Common Stock.    Shares of restricted common stock are awards of our common stock that vest in accordance with the terms and conditions established in the applicable governing document. Holders of restricted common stock have all rights with respect to voting and dividends as holders of our common stock.

        Other Executive Benefits and Perquisites.    We provide the following benefits to our executive officers on the same basis as other eligible employees:

  •
  health and dental insurance;

  •
  life insurance;

  •
  long-term and short-term disability;

  •
  a 401(k) and profit sharing plan; and

  •
  a Section 125 cafeteria plan.

        We provide a qualified matching contribution of up to 2.5% to eligible employees, including our executive officers, who participate in our 401(k) and profit sharing plan.

        Employment Agreements and Termination and Change of Control Benefits.    We have employment agreements with each of our named executive officers. We entered into employment agreements with Messrs. Morris and Yorgensen in connection with the DLJ Transactions, we entered into an employment agreement with Mr. Jilot in July 2008, which was subsequently amended in September 2009, and we entered into an employment agreement with Mr. Duffy in August 2009.

        The primary purpose of the agreements is to establish the terms of employment and to protect both us and the executive. We are provided with reasonable protections that the executive will perform at acceptable levels and will not compete with or recruit employees from us during or after the termination of employment. The executive is provided financial protection in the event of certain reasons for termination of employment in recognition of the executive's professional career and a forgoing of present and future career options. The employment agreements provide for severance payments in the event of certain categories of termination. See "—Potential Payments Upon Termination or Change of Control" and "—Employment Agreements."

Summary Compensation Table

        The following table sets forth certain information with respect to compensation for the years ended December 31, 2009, December 31, 2008 and December 31, 2007 earned by or paid to our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock/Unit Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Dennis L. Jilot	2009	$500,000	$—	$6,000,000	$2,757,228	$74,993	$255,921	$9,588,142
Chairman, President and	2008	500,000	—	—	—	500,000	75,502	1,075,502
Chief Executive Officer	2007	422,600	—	1,417,898	—	422,600	297,525	2,560,623
Barry A. Morris	2009	$254,038	$200,000	$—	$2,201,449	$29,997	$32,447	$2,717,931
Executive Vice President and	2008	226,346	125,000	—	—	172,000	21,569	544,915
Chief Financial Officer	2007	210,110	600,000	1,293,313	—	154,544	16,143	2,274,110
Robert S. Yorgensen	2009	$254,038	$75,000	$—	$2,867,487	$23,998	$33,272	$3,253,795
Vice President and	2008	243,077	—	—	—	188,000	23,254	454,331
President, STR Solar	2007	230,238	900,000	1,535,860		169,840	13,121	2,849,059
Mark A. Duffy	2009	$81,731	$125,000	$—	$2,397,604	$35,616	$4,581	$2,644,532
Vice President and President,	2008	—	—	—	—	—	—	—
STR Quality Assurance	2007	—	—	—	—	—	—	—
John F. Gual	2009	$81,731	$—	$—	$—	$—	$5,718	$87,449
Former Vice President, Chief	2008	243,076	—	—	—	75,200	30,894	349,170
Operating Officer (Retired in	2007	230,218	600,000	1,004,348	—	109,645	20,092	1,964,303
April 2009)

(1)
The amounts reported in this column reflect the amounts paid in 2009 pursuant to each executive's employment agreement and take into account salary increases. For more information regarding these arrangements, see "—Employment Agreements."

(2)
"Bonus" represents discretionary cash amounts paid in excess of amounts payable under the management incentive plan. Mr. Duffy earned a one-time 2009 bonus payment in connection with his employment agreement. Mr. Morris and Mr. Yorgensen each received a one-time transaction bonus of $200,000 and $75,000, respectively, in 2009. Mr. Morris earned a one-time 2008 bonus payment in connection with work related to our initial public offering. Messrs. Morris, Yorgensen and Gual earned one-time 2007 bonus payments in connection with the consummation of the DLJ Transactions.

(3)
Reported amounts in the table above represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Previously reported amounts for the years ended December 31, 2008 and 2007 have been restated in this regard. For purposes of the tables above and below, the effects of estimated forfeitures are excluded.

(4)
Reported amounts in this table represents the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718 as of the grant date. For purposes of the table above, the effects of estimated forfeitures are excluded.

(5)
Reflects annual performance bonuses earned by the named executive officers pursuant to their employment agreements and the management incentive plan and based upon the named executive officers' respective base salaries as of January 1, 2009. Such amounts are payable in the following year once the respective year's financial statements have been audited. These annual performance bonuses are defined as non-equity incentive plan compensation by the rules and regulations of the SEC.

(6)
This column includes 401(k) and profit sharing contributions to eligible employees, our Section 125 cafeteria plan, term life insurance, disability insurance, long-term care insurance and other personal benefits. The amounts included in that column include the following:

Name	Year	401(k) Match(a)	Profit Sharing Plan(a)	Section 125 Plan(b)	Term Life Insurance(c)	Disability Insurance(c)	Long-Term Care Insurance(c)	Other Personal Benefits(d)
Dennis L. Jilot	2009	$6,125	$11,500	$8,962	$5,510	$5,444	$2,765	$215,615
	2008	$5,750	$11,250	$6,328	$5,510	$5,444	$765	$38,455
	2007	$5,625	$7,700	$6,572	$5,510	$5,444	$2,765	$263,909
Barry A. Morris	2009	$6,125	$11,500	$13,098	$—	$—	$—	$1,724
	2008	$5,750	$10,689	$5,130	$—	$—	$—	$—
	2007	$5,344	$7,131	$3,668	$—	$—	$—	$—
Robert S. Yorgensen	2009	$6,125	$11,500	$13,743	$—	$—	$—	$1,904
	2008	$5,750	$11,250	$6,254	$—	$—	$—	$—
	2007	$5,625	$5,640	$1,856	$—	$—	$—	$—
Mark A. Duffy	2009	$—	$—	$4,581	$—	$—	$—	$—
	2008	$—	$—	$—	$—	$—	$—	$—
	2007	$—	$—	$—	$—	$—	$—	$—
John F. Gual (Retired in April 2009)	2009	$2,054	$—	$3,238	$—	$—	$—	$426
	2008	$5,750	$11,250	$5,278	$—	$—	$—	$8,616
	2007	$5,625	$7,662	$2,675	$—	$—	$—	$4,130

(a)
Reflects amounts of contributions paid to such executive in each fiscal year under 401(k) matching and our profit sharing plan for eligible employees.

(b)
We maintain a Section 125 cafeteria plan that allows our employees to set aside pre-tax dollars to pay for certain benefits. This amount represents payments made by us on the employee's behalf towards a Section 125 cafeteria benefits plan.

(c)
Represents premiums paid by us for applicable insurance policies.

(d)
In 2009, Mr. Jilot received $199,056 pursuant to an advisory services and monitoring agreement that Mr. Jilot entered into with us in connection with the DLJ Transaction, $7,380 for a country club membership, $2,706 of related spouse travel reimbursement, $5,000 for accounting services in connection with his employment agreement, $1,294 in flexible income and $179 related to an auto rental reimbursement.

Other personal benefits in 2008 for Mr. Jilot include $28,980 paid to Mr. Jilot pursuant to an advisory services and monitoring agreement Mr. Jilot entered into with us in connection with the DLJ Transactions, $7,180 for a country club membership and $2,295 for legal fees incurred in connection with his employment agreement.

Mr. Morris received $1,136 of related spouse travel reimbursement and $588 of flexible income in 2009. Mr. Yorgensen received $1,608 of related spouse travel reimbursement and $296 in flexible income in 2009.

Mr. Gual received $8,616 and $4,130 for a country club membership in 2008 and 2007 respectively.

2009 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2009 with respect to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)
Dennis L. Jilot	n/a	$125,000	$250,000	$500,000
Units/Stock	4/1/2009				441,656			$6,000,000
Options	11/6/2009					402,812	$10.00	$1,902,448
Options	11/6/2009					209,505	$12.81	$854,780
Barry A. Morris	n/a	$50,000	$100,000	$200,000
Options	11/6/2009					379,758	$10.00	$1,702,828
Options	11/6/2009					122,211	$12.81	$498,621
Robert S. Yorgensen	n/a	$50,000	$100,000	$200,000
Options	11/6/2009					441,010	$10.00	$2,048,325
Options	11/6/2009					200,775	$12.81	$819,162
Mark A. Duffy(2)	n/a	$50,000	$100,000	$200,000
Options	11/6/2009					461,966	$10.00	$2,397,604
John F. Gual (Retired in April 2009)	—	—	—	—	—	—	—	—

(1)
Reflects annual cash performance awards earned by the named executive officers under our management incentive plan. The amounts in the "threshold," "target" and "maximum" columns reflect for each named executive officer a percentage of base salary for such named executive officer which we discussed above under the heading "—Cash Incentive Awards." Awards are calculated and payable based on a comparison between actual adjusted EBITDA and budgeted adjusted EBITDA and actual free cash flow and budgeted free cash flow, based upon the named executive officers' respective base salaries as of January 1, 2009. If a "threshold" performance target is not met, no cash award is granted to an officer for their performance objective.

(2)
Pursuant to Mr. Duffy's employment agreement, he is guaranteed a minimum payout of 40% of his pro-rated 2009 salary.

Outstanding Equity Awards

        The following table sets forth certain information with respect to outstanding equity awards of our named executive officers as of December 31, 2009 with respect to the named executive officers. The market value of the shares in the following table is the fair value of such shares at December 31, 2009.

	Option Awards
		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Dennis L. Jilot
Common Stock(2)					527,672	$8,289,727
Common Stock(3)							41,401	$650,410
Options(4)	318,893		$10.00	11/6/2019
Options(5)		83,919	$10.00	11/6/2019
Options(4)	209,505		$12.81	11/6/2019
Barry A. Morris
Common Stock(6)					84,526	$1,327,903
Common Stock(3)							24,151	$379,412
Options(7)	326,582		$10.00	11/6/2019
Options(5)		53,176	$10.00	11/6/2019
Options(4)	122,211		$12.81	11/6/2019
Robert S. Yorgensen
Common Stock(6)					138,865	$2,181,569
Common Stock(3)							39,676	$623,310
Options(8)	358,443		$10.00	11/6/2019
Options(5)		82,567	$10.00	11/6/2019
Options(4)	200,775		$12.81	11/6/2019
Mark A. Duffy
Options(9)	461,966		$10.00	11/6/2019
John F. Gual (Retired in April 2009)	—	—	—	—	—	—	—	—

(1)
Market value of unvested shares is based on December 31, 2009 closing price of $15.71.

(2)
382,769 shares of restricted stock will vest ratably on a monthly basis over the 52 months following December 31, 2009 and 144,903 shares of restricted stock will vest ratably on a monthly basis over the 30 months following December 31, 2009.

(3)
Assuming the performance targets are met in each applicable fiscal year as set forth in the named executive officer's respective restricted stock agreement, unvested restricted stock will vest over the two years following December 31, 2009.

(4)
31/60 of the shares subject to the option vested on January 31, 2010. The remaining shares subject to the option will vest ratably on a monthly basis over the 29 months following January 31, 2010.

(5)
3/5 of the shares subject to the option vested on January 31, 2010. Assuming the performance targets are met in each applicable fiscal year as set forth in the named executive officer's respective option agreement, the remaining shares subject to the option will vest annually over the two years following December 31, 2009.

(6)
Unvested shares of restricted stock shares will vest ratably on a monthly basis over the 30 months following December 31, 2009.

(7)
238,713 shares subject to the option, including 144,784 shares subject to the option received in respect of Class B units that did not vest on the date of our initial public offering as intended, vested on January 31, 2010. The remaining shares subject to the option will vest ratably on a monthly basis over the 29 months following January 31, 2010.

(8)
211,770 shares subject to the option, including 54,982 shares subject to the option received in respect of Class B units that did not vest on the date of our initial public offering as intended, vested on January 31, 2010. The remaining shares subject to the option will vest ratably on a monthly basis over the 29 months following January 31, 2010.

(9)
38,497 shares subject to the option vested on January 31, 2010. The remaining shares subject to the option will vest ratably on a monthly basis over the 55 months following January 31, 2010.

Stock Vested

        The following table sets forth certain information with respect to shares vesting during the year ended December 31, 2009 with respect to the named executive officers. No options were exercisable in 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Dennis L. Jilot Common Stock	137,548	$785,399
Barry A. Morris Common Stock	45,891	$262,038
Robert S. Yorgensen Common Stock	75,386	$430,454
Mark A. Duffy Common Stock	—	$—
John F. Gual (Retired in April 2009) Common Stock	—	$—

(1)
The shares acquired on vesting include the retrospective restatement of units from January 1, 2009 to November 5, 2009 as if they were converted to shares using our conversion ratios described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Corporate Reorganization and Initial Public Offering."

(2)
For shares acquired subsequent to our initial public offering, value realized on vesting was calculated by multiplying the number of shares acquired upon vesting at closing market price of shares on the last day prior to each vesting date. For shares acquired on vesting prior to our initial public offering, the value realized on vesting was calculated assuming the corporate reorganization and the initial public offering price of $10.00 per share.

Pension Benefits

        In the years ended December 31, 2009, 2008 and 2007, our named executive officers received no pension benefits and had no accumulated pension benefits.

Nonqualified Deferred Compensation

        In the years ended December 31, 2009, 2008 and 2007, our named executive officers received no nonqualified deferred compensation and had no deferred compensation balances.

Potential Payments upon Termination or Change of Control

        The information below describes and quantifies certain compensation that would become payable under each named executive officer's employment agreement if, as of December 31, 2009, his employment had been terminated, there was a change of control or if the DLJMB investors transferred or sold 50% or more of their original beneficial ownership in us to third parties. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.

        Mr. Jilot is entitled to payments upon termination pursuant to his employment agreement. Messrs. Morris, Yorgensen and Duffy are entitled to payments upon termination of their employment pursuant to their respective employment agreements. If terminated for any reason, each of Messrs. Jilot, Morris, Yorgensen and Duffy, or such executive's estate, will be entitled to receive a lump sum comprised of (i) his annual base salary through the date of termination; (ii) any expenses owed to him pursuant to his employment agreement; (iii) any accrued vacation pay owed to him pursuant to his employment agreement; (iv) any amounts arising from his participation in, or benefits under, any employee benefit plans, programs or arrangements; and (v) any amounts which may be due to him under his restricted stock agreements with us. If Mr. Jilot is terminated for any reason, he will be entitled to receive a pro rata portion of a bonus payment he would have been eligible to receive for the applicable period of the calendar year ending on the termination date.

        If Mr. Jilot is terminated without cause (including pursuant to his death or disability) or if he terminates his employment with good reason, he (or his estate) will be entitled to receive, in addition to the payments described above, his then current base salary for 27 months from the date of termination, a pro rata portion of any bonus payment he would have been eligible to receive, continued coverage for Mr. Jilot under our health, life insurance and retirement plans for 27 months and continued paid coverage for Mr. Jilot, his wife and any eligible dependents under all group health benefit plans for 27 months.

        If any of Messrs. Morris, Yorgensen or Duffy is terminated without cause (other than pursuant to such executive's death or disability) or if he terminates his employment for good reason, he will be entitled to receive the same benefits as described for Mr. Jilot above, except the executive will only receive such benefits for a period of 12 months following the termination. If Mr. Duffy is terminated without cause, he will be entitled to additionally receive in a lump sum any awarded but unpaid annual bonus for the fiscal year prior to the year in which he was terminated.

        Under Mr. Jilot's employment agreement dated July 18, 2008, if an initial public offering had not occurred by April 1, 2009, Mr. Jilot was to receive $6.0 million of Class A units divided by the fair market value of a Class A unit as of April 1, 2009. We entered into an amendment to Mr. Jilot's employment agreement on September 3, 2009, which modified the terms of his equity compensation grant. The amendment provided for either (a) the issuance of 223,464 Class A units upon the earlier of an initial public offering or our conversion to an entity treated as a corporation for tax purposes or (b) the issuance of 223,464 phantom Class A units if neither such initial public offering nor such conversion occurs prior to December 31, 2009, in each case with an aggregate fair market value of $6.0 million as of April 1, 2009. In connection with our conversion to an entity treated as a corporation for tax purposes in connection with our corporate reorganization, 223,464 Class A units were issued to Mr. Jilot on November 5, 2009, which converted into 441,656 shares of our common stock. The amendment provides that the equity compensation grant began to vest after April 2009 in equal 1/60th installments as of the last day of each of the 60 successive calendar months. If Mr. Jilot remains employed in his current capacity as Chairman, President and Chief Executive Officer as of July 18, 2012, he will become fully vested in his restricted stock that he received in respect of his Class A units. Upon a change of control or if Mr. Jilot is terminated without cause (including pursuant to his death or disability) or resigns with good reason, any unvested shares of restricted stock received upon conversion of the Class A units granted in connection with the amendment will vest immediately.

        In addition, upon the earlier to occur of December 31, 2015, the sale of our company or termination of either Mr. Morris's or Mr. Yorgensen's employment for any reason, Messrs. Morris and Yorgensen are entitled to bonus payments based on a formula set forth in their respective employment agreements that is tied to distribution amounts each executive would have received with respect to their units if our assets were sold at their fair market value. Based on such formulas, the maximum bonus amount Mr. Morris could receive is $1,447,843 and the maximum bonus amount Mr. Yorgensen could receive is $549,860. Such amounts could be less depending on the company's fair market value at such payment date.

        The following table summarizes the potential payments to Messrs. Jilot, Morris, Yorgensen and Duffy assuming that such events occurred as of December 31, 2009.

	Severance Amounts ($)	Benefits ($)	Benefit Continuation ($)	Vested Stock ($)(1)	Accelerated Vesting of Restricted Stock and Options ($)(2)	Total ($)
Dennis L. Jilot
Termination for any reason (other than without cause or for good reason)	$$574,993	$33,548	$—	$25,119,017	$—	$25,727,558
Termination without cause or for good reason(3)	$1,699,993	$33,548	$40,408	$25,119,017	$8,623,755	$35,516,723
Change of control(4)(5)	$—	$—	$—	$25,119,017	$11,847,758	$36,966,776
Barry A. Morris
Termination for any reason (other than without cause or for good reason)	$1,701,881	$—	$—	$3,108,129	$—	$4,810,010
Termination without cause or for good reason(3)	$2,239,954	$—	$16,938	$3,108,129	$2,332,695	$7,697,716
Change of control(4)(5)	$—	$—	$—	$3,108,129	$4,230,146	$8,786,118
Robert S. Yorgensen
Termination for any reason (other than without cause or for good reason)	$803,898	$—	$—	$6,118,495	$—	$6,922,393
Termination without cause or for good reason(3)	$1,335,972	$—	$18,498	$6,118,495	$2,807,108	$10,280,073
Change of control(4)(5)	$—	$—	$—	$6,118,495	$5,905,294	$12,573,649
Mark A. Duffy
Termination for any reason (other than without cause or for good reason)(6)	$81,731	$—	$—	$—	$—	$81,731
Termination without cause or for good reason(3)	$280,809	$—	$18,498	$—	$703,415	$1,002,722
Change of control(4)(5)	$—	$—	$—	$—	$2,637,826	$2,637,826

(1)
The amounts reported in this column reflect the aggregate fair market value, based on the closing price of $15.71 of our common stock as of December 31, 2009, of vested common stock held by such executive on December 31, 2009.

(2)
The amounts reported in this column reflect the aggregate fair market value, based on the closing price of $15.71 of our common stock as of December 31, 2009, of unvested restricted stock and options held by such executive on December 31, 2009 that would accelerate upon such termination or change of control. Accelerated option amounts are calculated based on the spread between the closing price on December 31, 2009 and the exercise price of the option.

(3)
Under the respective restricted stock and/or option agreements, if the executive is terminated without cause or the executive terminates his employment for good reason, unvested restricted common stock and unvested options that vest solely based on time will vest in additional installments as such restricted or options would have vested had the executive been employed by us for an additional year.

(4)
Upon a change of control, all unvested restricted stock and options held by the executives will vest in full. In addition, under the STR Holdings, Inc. Agreement, all unvested shares will vest in full after an initial public offering if the DLJMB investors transfer or sell more than 50% of their original beneficial ownership in us to third parties. See "Certain Relationships and Related Person Transactions—Incentive Unit Grant Agreements—Vesting."

(5)
Assumes no termination of the executive in connection with such event.

(6)
If Mr. Duffy is terminated for any reason other than without cause or for good reason, he will also be required to reimburse us $125,000, the amount of his signing bonus received on August 24, 2009. See "—Employment Agreements."

Employment Agreements

        We have entered into employment agreements with each of Mr. Jilot, our Chairman, President and Chief Executive Officer, Mr. Morris, an Executive Vice President and our Chief Financial Officer, Mr. Yorgensen, our Vice President and President of STR Solar, and Mr. Duffy, Vice President and President of STR Quality Assurance. We entered into a new employment agreement with Mr. Jilot on July 18, 2008 and an amendment to that employment agreement on September 3, 2009, we entered into an employment agreement with Mr. Duffy on August 17, 2009 and we entered into employment agreements with Messrs. Morris and Yorgensen in connection with the DLJ Transactions on June 15, 2007.

        We had entered into an employment agreement with Mr. Gual, our former Vice President and Chief Operating Officer, who retired in April 2009. Other than salary through his retirement date, no amounts were paid out or are owed to Mr. Gual pursuant to his employment agreement due to his retirement.

        Pursuant to their respective employment agreements as of January 1, 2009, Mr. Jilot's base salary was $500,000, Mr. Morris's base salary was $250,000 and Mr. Yorgensen's base salary was $250,000. Each of Messrs. Jilot, Morris and Yorgensen is eligible to receive an annual performance bonus in an amount of up to 100%, 80% and 80%, respectively, of his annual base salary as of January 1 based on performance goals set by our board of directors for a particular fiscal year. Each of Messrs. Morris's and Yorgensen's base salaries increased to $257,500 on June 8, 2009 for the remainder of 2009, resulting in paid salary compensation of $254,038 to each of them in 2009.

        Pursuant to Mr. Duffy's employment agreement as of August 31, 2009, Mr. Duffy's base salary is $250,000. Mr. Duffy was eligible to receive an annual performance bonus in an amount of up to 80% of his annual base salary based on performance goals set by our chief executive officer and our board of directors for a particular fiscal year. For purposes of the 2009 fiscal year, Mr. Duffy was entitled to not less than a pro-rata share of such bonus for the portion of the 2009 fiscal year in which he was employed by us. Additionally, Mr. Duffy received a signing bonus of $125,000 on August 24, 2009, to be reimbursed to us if he is terminated for cause or he resigns without good reason before August 24, 2010. In connection with our initial public offering and pursuant to his employment agreement, Mr. Duffy was granted an option to purchase 461,966 shares of our common stock at $10.00 per share with an aggregate grant date fair value of $2,397,604.

        Messrs. Jilot, Morris, Yorgensen and Duffy are entitled to certain benefits if their employment is terminated or upon other events. See "—Potential Payments Upon Termination or Change of Control."

        We may terminate any executive's employment due to physical or mental disability. Messrs. Morris, Yorgensen and Duffy may be terminated if the executive is unable to perform his duties for 120 consecutive calendar days or an aggregate of 180 days out of any consecutive 12-month period. In the case of Mr. Jilot, disability is based upon the long-term disability insurance policy we maintain for his benefit and if he is unable to perform his duties for 120 consecutive calendar days or an aggregate of 180 days out of any consecutive 12-month period.

        The initial term of Mr. Jilot's agreement expires on July 18, 2012, with such term automatically extending for one-year periods unless we or Mr. Jilot give notice at least 90 days prior to the expiration of the applicable term. The initial terms of Messrs. Morris's, Yorgensen's and Duffy's agreements expire on June 15, 2010, June 15, 2010 and August 24, 2012, respectively, with such terms automatically extending for one-year periods unless we or the executive give notice at least 60 days prior to the expiration of the applicable term.

        Under Mr. Jilot's employment agreement dated July 18, 2008, if an initial public offering had not occurred by April 1, 2009, Mr. Jilot was to receive $6.0 million of Class A units divided by the fair market value of a Class A unit as of April 1, 2009. We entered into an amendment to Mr. Jilot's employment agreement on September 3, 2009, which modified the terms of his equity compensation grant. The amendment provided for either (a) the issuance of 223,464 Class A units upon the earlier of an initial public offering or our conversion to an entity treated as a corporation for tax purposes or (b) the issuance of 223,464 phantom Class A units if neither such initial public offering nor such conversion occurs prior to December 31, 2009, in each case with an aggregate fair market value of $6.0 million as of April 1, 2009. In connection with our conversion to an entity treated as a corporation for tax purposes in connection with our corporate reorganization, 223,464 Class A units were issued to Mr. Jilot on November 5, 2009, which converted into 441,656 shares of our common stock. The amendment provides that the equity compensation grant began to vest after April 2009 in equal 1/60th installments as of the last day of each of the 60 successive calendar months. If Mr. Jilot remains employed in his current capacity as Chairman, President and Chief Executive Officer as of July 18, 2012, he will become fully vested in his restricted stock that he received in respect of his Class A units. Upon a change of control or if Mr. Jilot is terminated without cause (including pursuant to his death or disability) or resigns with good reason, any unvested shares of restricted stock received upon conversion of the Class A units granted in connection with the amendment will vest immediately.

        Prior to being amended, Mr. Jilot's employment agreement provided for the issuance of Class A units if an initial public offering did not occur by April 1, 2009. Effective as of April 1, 2009, a total of 223,464 phantom A units, with an estimated grant date fair value of $6.0 million, were granted to Mr. Jilot. This grant was accounted for as a liability—classified award and, accordingly, compensation expense and a liability of $552 was recorded prior to our initial public offering for the vested portion of the award. In connection with our corporate reorganization on November 5, 2009, Mr. Jilot was issued 223,464 Class A units, which converted into 441,656 shares of our common stock and, as a result, the liability was reclassified as an equity-based award.

Non-Competition and Non-Solicitation

        Each of our named executive officers has entered into non-competition and non-solicitation agreements with us. Pursuant to such agreements, each named executive officer has agreed not to compete with us for one year following such executive's date of termination. In addition, each named executive officer may not solicit any of our employees during the term of his employment or one year following such executive's date of termination. We have the option to extend each executive's non-competition and non-solicitation period for an additional year. If we extend Mr. Jilot's term, we must provide six months' prior notice to Mr. Jilot and pay him severance under his employment agreement during that year as if he had been terminated by us without cause. However, we are not required to continue any of Mr. Jilot's medical or health benefits during such period if they are substantially duplicative of benefits provided to him during the year by another employer. If we extend the non-competition and non-solicitation period of Messrs. Morris, Yorgensen or Duffy, we must provide six months' notice to the executive, pay such executive his annual base salary, payable over 12 months, and extend his participation in our health, life insurance and retirement plans through the extended period.

2009 Equity Incentive Plan

        In connection with our initial public offering, we adopted the STR Holdings, Inc. 2009 Equity Incentive Plan, or the 2009 Plan. The 2009 Plan provides for grants of stock options, stock appreciation rights, restricted stock, dividend equivalents and other stock-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, are eligible for grants under the 2009 Plan. The purpose of the 2009 Plan is to provide incentives that will attract, retain and motivate highly competent officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. The following is a summary of the material terms of the 2009 Plan, but does not include all of the provisions of the 2009 Plan. For further information about the 2009 Plan, we refer you to the complete copy of the 2009 Plan, which we have filed as an exhibit to the registration statement of which this prospectus forms a part.

        Administration.    The 2009 Plan provides for its administration by the compensation committee of our board of directors, any committee designated by our board of directors to administer the 2009 Plan or our board of directors. Among the committee's powers are to determine the form, amount and other terms and conditions of awards, clarify, construe or resolve any ambiguity in any provision of the 2009 Plan or any award agreement and adopt such rules, forms, instruments and guidelines for administering the 2009 Plan as it deems necessary or proper. All actions, interpretations and determinations by the committee or by our board of directors are final and binding.

        Shares Available.    The 2009 Plan made available an aggregate of 4,750,000 shares of our common stock, subject to adjustments. In the event that any outstanding award expires, is forfeited, cancelled or otherwise terminated without consideration, shares of our common stock allocable to such award, including the unexercised portion of such award, shall again be available for the purposes of the 2009 Plan. If any award is exercised by tendering shares of our common stock to us, either as full or partial payment, in connection with the exercise of such award under the 2009 Plan or to satisfy our withholding obligation with respect to an award, only the number of shares of our common stock issued net of such shares tendered will be deemed delivered for purposes of determining the maximum number of shares of our common stock then available for delivery under the 2009 Plan.

        Eligibility for Participation.    Members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to participate in the 2009 Plan. The selection of participants is within the sole discretion of the committee.

        Types of Awards.    The 2009 Plan provides for the grant of stock options, including incentive stock options and nonqualified stock options, collectively, "options," stock appreciation rights, shares of restricted stock, or "restricted stock," rights to dividend equivalents and other stock-based awards, collectively, the "awards." The committee will, with regard to each award, determine the terms and conditions of the award, including the number of shares subject to the award, the vesting terms of the award, and the purchase price for the award. Awards may be made in assumption of or in substitution for outstanding awards previously granted by us or our affiliates, or a company acquired by us or with which we combine.

        Award Agreement.    Awards granted under the 2009 Plan shall be evidenced by award agreements (which need not be identical) that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant's employment, as determined by the committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the 2009 Plan and any such award agreement, the provisions of the 2009 Plan shall prevail.

        Options.    An option granted under the 2009 Plan will enable the holder to purchase a number of shares of our common stock on set terms. Options shall be designated as either a nonqualified stock option or an incentive stock option. An option granted as an incentive stock option shall, to the extent it fails to qualify as an incentive stock option, be treated as a nonqualified option. None of us, including any of our affiliates or the committee, shall be liable to any participant or to any other person if it is determined that an option intended to be an incentive stock option does not qualify as an incentive stock option. Each option shall be subject to terms and conditions, including exercise price, vesting and conditions and timing of exercise, consistent with the 2009 Plan and as the committee may impose from time to time.

        The exercise price of an option granted under the 2009 Plan may not be less than 100% of the fair market value of a share of our common stock on the date of grant, provided the exercise price of an incentive stock option granted to a person holding greater than 10% of our voting power may not be less than 110% of such fair market value on such date. The committee will determine the term of each option at the time of grant in its discretion; however, the term may not exceed ten years (or, in the case of an incentive stock option granted to a ten percent stockholder, five years).

        Stock Appreciation Rights.    A stock appreciation right entitles the holder to receive, upon its exercise, the excess of the fair market value of a specified number of shares of our common stock on the date of exercise over the grant price of the stock appreciation right. The payment of the value may be in the form of cash, shares of our common stock, other property or any combination thereof, as the committee determines in its sole discretion. Stock appreciation rights may be granted alone or in tandem with any option at the same time such option is granted (a "tandem SAR"). A tandem SAR is only exercisable to the extent that the related option is exercisable and expires no later than the expiration of the related option. Upon the exercise of all or a portion of a tandem SAR, a participant is required to forfeit the right to purchase an equivalent portion of the related option (and vice versa). Subject to the terms of the 2009 Plan and any applicable award agreement, the grant price (which shall not be less than 100% of the fair market value of a share of our common stock on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any stock appreciation right shall be determined by the committee. The committee may impose such other conditions or restrictions on the exercise of any stock appreciation right as it may deem appropriate.

        Restricted Stock.    The committee may, in its discretion, grant awards of restricted stock. Restricted stock may be subject to such terms and conditions, including vesting, as the committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares of our common stock. The committee shall require the participant to deliver a duly signed stock power, endorsed in blank, relating to shares of our common stock covered by such an award. The committee shall also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. Unless otherwise determined by the committee and set forth in the award agreement, a participant holding restricted stock will have the right to vote and receive dividends with respect to such restricted stock.

        Dividend Equivalents.    The committee may grant dividend equivalents based on the dividends declared on shares that are subject to any award. The grant of dividend equivalents shall be treated as a separate award. Such dividend equivalents shall be converted to cash or shares by such formula and at such time and subject to such limitations as may be determined by the committee. As determined by the committee, dividend equivalents granted with respect to any option or stock appreciation right may be payable regardless of whether such option or stock appreciation right is subsequently exercised.

        Other Stock-Based Awards.    The committee, in its sole discretion, may grant awards of shares of our common stock and awards that are valued, in whole or in part, by reference to, or are otherwise based on the fair market value of, such shares (the "other stock-based awards"). Such other stock-based awards shall be in such form, and dependent on such conditions, as the committee shall determine, including, without limitation, the right to receive one or more shares of our common stock (or the equivalent cash value of such stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Subject to the provisions of the 2009 Plan, the committee shall determine to whom and when other stock-based awards will be made, the number of shares of our common stock to be awarded under (or otherwise related to) such other stock-based awards, whether such other stock-based awards shall be settled in cash, shares of our common stock or a combination of cash and such shares, and all other terms and conditions of such awards.

        Transferability.    Except as provided by the terms of any applicable stockholders agreement or unless otherwise determined by the committee, an award shall not be transferable or assignable by a participant except in the event of his death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against us or any of our subsidiaries or affiliates. Any permitted transfer of the awards to heirs or legatees of a participant shall not be effective to bind us unless the committee has been furnished with written notice thereof and a copy of such evidence as the committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the 2009 Plan and any award agreement.

        Stockholder Rights.    Except as otherwise provided in the applicable award agreement, a participant has no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

        Adjustment of Awards.    Notwithstanding any other provision of the 2009 Plan, in the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares of our common stock, exchange of shares of our common stock, dividend in kind, extraordinary cash dividend, or other like change in capital structure (other than normal cash dividends) to our stockholders, or any similar corporate event or transaction, the committee, to prevent dilution or enlargement of participants' rights under the 2009 Plan, shall determine whether and the extent to which it should, in its sole discretion, as applicable, (a) substitute or adjust the number and kind of shares of stock or other securities that may be issued under the 2009 Plan, the number and kind of shares of our common stock or other securities subject to outstanding awards, and/or where applicable, the exercise price, base value or purchase price applicable to such awards; (b) grant a right to receive one or more payments of securities, cash and/or property (which right may be evidenced as an additional award under the 2009 Plan) in respect of any outstanding award; or (c) provide for the settlement of any outstanding award (other than a stock option or stock appreciation right) in such securities, cash and/or other property as would have been received had the award been settled in full immediately prior to such corporate event or transaction; provided, however, that in the case of an adjustment made in accordance with (b) or (c) above, the right to any securities, cash and/or property may be issued subject to the same vesting schedule as the outstanding award being adjusted; and provided, further, that any adjustment shall comply with Section 409A of the Code, to the extent applicable. Should the vesting of any award be conditioned upon our attainment of performance conditions, our board of directors may make such adjustments to the terms and conditions of such awards and the criteria therein to recognize unusual and nonrecurring events affecting us or in response to changes in applicable laws, regulations or accounting principles.

        In the event we are a party to a merger or consolidation or similar transaction (including a change of control), unless otherwise prohibited under applicable law or by the applicable rules and regulations of national securities exchanges or unless the committee determines otherwise in an award agreement, the committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding awards, including, without limitation, the continuation or assumption of such outstanding awards under the 2009 Plan by us (if we are the surviving company or corporation) or by the surviving company or corporation or its parent; substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding awards; accelerated exercisability, vesting and/or lapse of restrictions under all then outstanding awards immediately prior to the occurrence of such event, upon written notice, provided that any outstanding awards must be exercised, to the extent then exercisable, within fifteen days immediately prior to the scheduled consummation of the event, or such other period as determined by the committee (in either case contingent upon the consummation of the event) at the end of which period such awards shall terminate to the extent not so exercised within such period; and cancellation of all or any portion of outstanding awards for fair value (as determined in the sole discretion of the committee) which, in the case of options and stock appreciation rights, may equal the excess, if any, of the value of the consideration to be paid in the change of control transaction to holders of the same number of shares subject to such awards (or, if no such consideration is paid, fair market value of our shares of common stock subject to such outstanding awards or portion thereof being canceled) over the aggregate option price or grant price, as applicable, with respect to such awards or portion thereof being canceled.

        Amendment and Termination.    Our board of directors may amend, alter, suspend, discontinue or terminate the 2009 Plan or any portion thereof or any award (or award agreement) thereunder at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made (i) without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the 2009 Plan and (ii) without the consent of the participant, if such action would materially diminish any of the rights of any participant under any award granted to such participant under the 2009 Plan; provided, however, the committee may amend the 2009 Plan, any award or any award agreement in such manner as it deems necessary to permit the granting of awards meeting the requirements of applicable laws.

        Compliance with Code Section 409A.    To the extent that the 2009 Plan and/or awards are subject to Section 409A of the Code, the committee may, in its sole discretion and without a participant's prior consent, amend the 2009 Plan and/or awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the 2009 Plan and/or any award from the application of Section 409A, (b) preserve the intended tax treatment of any such award, or (c) comply with the requirements of Section 409A, Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date of the grant. The 2009 Plan shall be interpreted at all times in such a manner that the terms and provisions of the 2009 Plan and awards comply with Section 409A and any guidance issued thereunder.

Neither we nor the committee has any obligation to take any action to prevent the assessment of any excise tax on any person with respect to any award under Section 409A, and none of us or any of our subsidiaries or affiliates, or any of our employees or representatives, has any liability to a participant with respect thereto.

Director Compensation

        Prior to our initial public offering, our directors did not receive compensation for their services as directors, except for the reimbursement of reasonable and documented costs and expenses incurred by directors in connection with attending any meetings of the board of directors or any committee thereof. Certain members of our board of directors received incentive unit grants and, directly or indirectly, fees from us pursuant to advisory services and monitoring agreements entered into in connection with the DLJ Transactions. See "Certain Relationships and Related Person Transactions—Advisory Services and Monitoring Agreements."

        As a result of our initial public offering, each of Messrs. Janitz, Schiano, Brown and Leitch received 10,000 shares of restricted stock, which vest annually in equal installments over four years. For each year of continued service thereafter, each of Messrs. Janitz, Schiano, Brown and Leitch will receive an annual grant of restricted stock equal to $45,000 divided by the closing price of our common stock on the date of such grant, which will vest annually in equal installments over three years.

        The following table sets forth all director compensation information for the year ended December 31, 2009.

Director Compensation Table

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total Compensation
Scott S. Brown	$11,778	$100,000	$—	$—	$111,778
John A. Janitz	$9,778	$100,000	$782,831	$75,000	$967,609
Andrew M. Leitch	$15,667	$100,000	$—	$—	$115,667
Jason L. Metakis	$—	$—	$—	$—	$—
Dominick J. Schiano	$11,778	$100,000	$782,831	$75,000	$967,609
Susan C. Schnabel	$—	$—	$—	$—	$—
Ryan M. Sprott	$—	$—	$—	$—	$—

(1)
Represents the aggregate grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718 as of the grant date. For purposes of the table above, the effects of estimated forfeitures are excluded. In connection with our initial public offering, we granted to each of Messrs. Brown, Janitz, Leitch and Schiano 10,000 shares of restricted stock, which vests annually in equal installments over four years.

(2)
Represents the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718 as of the grant date. For purposes of the table above, the effects of estimated forfeitures are excluded. In connection with our initial public offering, we granted to each of Messrs. Janitz and Schiano options to purchase 185,505 shares of our common stock at an exercise price equal to the initial public offering price of $10 per share. Of the 185,505 shares subject to the options granted to each of Messrs. Janitz and Schiano, 154,587 shares vested on January 31, 2010 and the remaining 30,918 shares will vest on June 15, 2010.

(3)
Represents such director's share of an annual advisory fee paid to Evergreen Capital Partners, LLC, an affiliate of Messrs. Janitz and Schiano, pursuant to the advisory services and monitoring agreement that Evergreen entered into with us in connection with the DLJ Transactions and was terminated in connection with our initial public offering.

        The following table sets forth the number of shares of restricted common stock held by our directors as of December 31, 2009, which will vest in full on June 15, 2010.

Director	Restricted Common Stock
John A. Janitz	53,126
Dominick J. Schiano	53,126

Compensation of Directors—Retainer and Meeting Fees

        As a result of our initial public offering, directors who are our employees or employees of our subsidiaries or affiliated with DLJMB (other than Messrs. Janitz and Schiano) will no longer receive compensation for their service as members of either our board of directors or board committees. Messrs. Janitz and Schiano and all other non-employee directors not affiliated with DLJMB will be paid quarterly in arrears:

  •
  a base annual retainer of $50,000 in cash;

  •
  an additional annual retainer of $25,000 in cash to Andrew Leitch who is the chair of our audit committee and an additional annual retainer of $10,000 in cash to each director who is the chair of a committee other than our audit committee; and

  •
  a fee of $2,000 for each board and committee meeting attended.

        We will also reimburse all directors for reasonable expenses incurred to attend meetings of our board of directors or committees.

Indemnification of Officers and Directors

        Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law, or DGCL. We have established directors' and officers' liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

        In addition, our certificate of incorporation provides our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

        In addition, prior to the completion of our initial public offering, we entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement to the fullest extent permitted under the DGCL.

        There is no pending litigation or proceeding naming any of our directors or officers for which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        Set forth below is a description of certain relationships and related person transactions between us or our subsidiary, Specialized Technology Resources, Inc., and our directors, executive officers and holders of more than 5% of our voting securities for the years ended December 31, 2009, 2008 and 2007. We believe that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties.

Merger, Subscription and Contribution Agreements

        On April 21, 2007, STR Acquisition, Inc. entered into an agreement and plan of merger with us and Specialized Technology Resources, Inc., which was amended on June 15, 2007. The merger agreement provided for a series of transactions pursuant to which we, whose members include DLJMB, our named executive officers and members of our board of directors acquired all of the equity interests in Specialized Technology Resources, Inc.

        In connection with the DLJ Transactions, we entered into subscription agreements with our institutional investors pursuant to which each investor agreed to purchase Class A units of STR Holdings LLC for $10 per unit. Pursuant to the subscription agreements, DLJMB, Credit Suisse/CFIG STR Investors SPV, LLC and The Northwestern Mutual Life Insurance Company purchased 10,019,690; 1,050,000; and 3,000,000 Class A units, respectively, at the closing of the merger. In connection with the DLJ Transactions, our directors John A. Janitz and Dominick J. Schiano each acquired a pecuniary interest in 109,845 of the Class A units held by DLJMB for $10 per unit. Messrs. Janitz and Schiano had no voting or dispositive power over these Class A units.

        Also in connection with the DLJ Transactions, we entered into contribution agreements, directly or indirectly, with our executive officers Messrs. Jilot, Morris and Yorgensen, and our former Vice President and Chief Operating Officer, Mr. Gual, who retired in April 2009, pursuant to which they contributed the securities held by them in Specialized Technology Resources, Inc. prior to the merger in exchange for our Class A units valued at $10 per unit. Pursuant to the contribution agreements, Messrs. Jilot, Morris, Yorgensen and Gual received 1,000,000; 5,216; 145,018; and 265,000 Class A units, respectively.

        In addition, we entered into contribution agreements with affiliates of J.H. Whitney & Co., which owned a majority of the equity interests in our predecessor prior to the DLJ Transactions. Pursuant to these contribution agreements, affiliates of J.H. Whitney & Co., which includes an entity affiliated with our former director Michael R. Stone, contributed a portion of the securities held by J.H. Whitney & Co. in Specialized Technology Resources, Inc. prior to the merger in exchange for our Class A units valued at $10 per unit. Pursuant to these contribution agreements, affiliates of J.H. Whitney & Co. received 1,550,000 Class A units, including 750,000 Class A units received by an affiliate of Mr. Stone. We also entered into similar contribution agreements with our former directors Michael A. Choukas and Paul R. Vigano. Pursuant to the contribution agreements, Messrs. Choukas and Vigano received 100,000 and 20,000 Class A units, respectively.

STR Holdings LLC Agreement

        On March 20, 2008, we and our limited liability company members entered into a third amended and restated limited liability company agreement which governed our operations as a limited liability company. In connection with our corporate reincorporation and our initial public offering, we converted into a corporation, and the STR Holdings LLC Agreement no longer governs our operations.

        STR Holdings LLC created a board of managers of seven persons to manage our company and business affairs. Of the seven managers, up to five could have been designated by DLJMB, one was designated by members affiliated with J.H. Whitney & Co. and one was the chief executive officer. Under the STR Holdings LLC Agreement, Class A unitholders had one vote for each Class A unit held, and the holders of Class B, C, D, E and F incentive units had no voting or consent rights with respect to such units held by them.

        The STR Holdings LLC Agreement set forth the rights of the Class A, B, C, D, E and F unitholders as well as the vesting and forfeiture provisions of the Class C, D, E and F incentive units. The Class B units vested upon their issuance. The Class A, B, C, D, E and F units converted into 38,009,710 shares of our common stock in connection with our corporate reorganization, which included the conversion of unvested Class A, C, D, E and F incentive units into 1,264,679 shares of our restricted stock that continue to vest in accordance with their respective terms as described below under "—Incentive Unit Grant Agreements and Restricted Stock Agreements—Vesting." In accordance with the STR Holdings LLC Agreement, the final allocation of shares among the classes of outstanding units of STR Holdings LLC was based on the initial public offering price of our common stock.

        The STR Holdings LLC Agreement included indemnification provisions by STR Holdings LLC in favor of the board of managers, each current and former manager, each current and former Class A unitholder and any of their respective affiliates.

Registration Rights Agreement

        In connection with our initial public offering, we entered into a registration rights agreement with the holders of shares of our common stock that acquired such shares in our corporate reorganization, which include DLJMB, Credit Suisse/CFIG STR Investors SPV, LLC, The Northwestern Mutual Life Insurance Company, the MRS Trust, and Messrs. Jilot, Morris, Yorgensen, Gual, Janitz, Schiano, Choukas and Vigano. Under the terms of the Registration Rights Agreement, we have, among other things, agreed to use our best efforts to effect registered offerings upon request from the DLJMB entities and to grant incidental or "piggyback" registration rights with respect to any registrable securities held by any DLJMB entity or other parties to the agreement.

        Our obligation to effect any demand for registration by the DLJMB entities is subject to certain conditions, including that we need not effect (1) more than six demand registrations, (2) more than one demand registration during any four-month period and (3) any demand registration unless the anticipated aggregate offering price is in excess of $20 million. The selling stockholders have not used any of their demand registrations. In connection with any registration effected pursuant to the terms of the registration rights agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration will be paid by the persons including such registrable securities in any such registration. We have also agreed to indemnify the holders of registrable securities against all claims, losses, damages and liabilities with respect to each registration effected pursuant to the registration rights agreement.

        The registration rights agreement provides that 50% of such holder's shares of common stock acquired in connection with our corporate reorganization will not be eligible for sale until 180 days following the expiration of the lock-up agreement entered into with the underwriters at the time of our initial public offering and the remaining shares of our common stock acquired by them in our corporate reorganization will not become eligible for sale until the date that is 271 days following the expiration of the lock-up agreement with the underwriters, except pursuant to the exercise of the registration rights described above. The right to sell shares of our common stock pursuant to the registration rights agreement will be made subject to the lock-up agreement between those holders and the underwriters which, unless waived, will prevent such holders from exercising this right until at least 90 days after the date of this prospectus.

        In connection with the DLJ Transactions and pursuant to the STR Holdings LLC Agreement, we granted registration rights described above to all our limited liability company members, the same parties listed above. The registration rights agreement pursuant to the STR Holdings LLC Agreement terminated in connection with our corporate reorganization.

Advisory Services and Monitoring Agreements

DLJ Transactions

        On June 15, 2007, we entered into two separate advisory services and monitoring agreements, (i) one with DLJ Merchant Banking, Inc., an affiliate of DLJMB, Westwind STR Advisors, LLC, an affiliate of our former director Michael R. Stone, and Dennis L. Jilot, our Chairman, President and Chief Executive Officer, and (ii) one with Evergreen Capital Partners, LLC, an affiliate of our directors John A. Janitz and Dominick J. Schiano. Each agreement includes indemnification provisions by us in favor of each advisor and its affiliates against all claims, liabilities, losses, damages and expenses incurred by such advisor arising out of or related to the performance by such advisor of the services pursuant to the agreement. Pursuant to these respective agreements, each advisor agreed to provide us assistance with operational, financial and transactional analyses as well as financial and business monitoring services. We paid each of DLJ Merchant Banking, Inc., Westwind and Mr. Jilot on a quarterly basis their pro rata portion (DLJ Merchant Banking, Inc.—84.525%; Westwind—9.679%; Mr. Jilot—5.796%) of the $500,000 annual monitoring fee. Under the agreement with DLJ Merchant Banking, Inc., Westwind and Mr. Jilot, we incurred fees of approximately $451,605, $487,900 and $270,800 for the year ended December 31, 2009, the year ended December 31, 2008 and the period from June 15 to December 31, 2007, respectively. We also agreed under this agreement to pay certain expenses and fees incurred by DLJ Merchant Banking, Inc. or its designees in connection with the provision of services under its agreement with us. We paid Evergreen, on a quarterly basis, a $150,000 annual monitoring fee. Under the agreement with Evergreen, we incurred fees of $150,000, $150,000 and $81,250 for the year ended December 31, 2009, the year ended December 31, 2008 and the period from June 15 to December 31, 2007, respectively.

        In addition, Westwind, Mr. Jilot and Evergreen provided us with operational, financial and transactional analysis prior to and in connection with the DLJ Transactions. In consideration for such services, we made one-time payments during the year ended December 31, 2007 to Westwind, Mr. Jilot and Evergreen of approximately $164,500, $98,500 and $1.4 million, respectively. The one-time fees paid in connection with the DLJ Transactions were in addition to the annual advisory fees paid to Westwind, Mr. Jilot and Evergreen under their respective advisory services and monitoring agreements.

        The agreement with DLJ Merchant Banking, Inc., Westwind and Mr. Jilot terminated with respect to Westwind when Mr. Stone resigned from our board of managers in 2008 and automatically terminated with respect to DLJ Merchant Banking, Inc. and Mr. Jilot in connection with our initial public offering. In connection with such termination, we were required to make final payments to DLJ Merchant Banking, Inc. and Mr. Jilot of approximately $2.4 million and approximately $0.2 million, respectively, representing the present value of all annual monitoring fees remaining under the term of the agreement. The agreement with Evergreen was terminated in connection with our initial public offering in November 2009.

JHW

        On January 1, 2004, Specialized Technology Resources, Inc. entered into an amended and restated management services agreement with JHW Management Services, LLC, an affiliate of J.H. Whitney & Co. Pursuant to the management services agreement, we paid management fees to JHW Management Services of approximately $687,500 during the period from January 1 to June 14, 2007. Also pursuant to the management services agreement, JHW Management Services paid Mr. Jilot a monthly fee, which amounted to approximately $135,000 during the period from January 1 to June 14, 2007. The management services agreement was terminated in connection with the DLJ Transactions.

Incentive Unit Grant Agreements and Restricted Stock Agreements

        In connection with the DLJ Transactions, we entered into incentive unit grant agreements with, among others, current and former executive officers and certain current and former members of our board of directors pursuant to which we granted Class B, C, D, E and F incentive units in STR Holdings LLC. Under Mr. Jilot's employment agreement dated July 18, 2008, if an initial public offering had not occurred by April 1, 2009, Mr. Jilot was to receive $6.0 million of Class A units divided by the fair market value of a Class A unit as of April 1, 2009. We entered into an amendment to Mr. Jilot's employment agreement on September 3, 2009, which modified the terms of his equity compensation grant. The amendment provided that we would issue Mr. Jilot 223,464 Class A units upon certain events, including our corporate reorganization and initial public offering, that were subject to vesting. For further information, see "—Potential Payments Upon Termination or Change of Control" and "—Employment Agreements."

        In connection with our corporate reorganization and initial public offering, the incentive unit grant agreements terminated and holders of unvested incentive units received restricted stock pursuant to restricted stock agreements with the same vesting terms as were applicable to their unvested incentive units.

Vesting

        The restricted stock Mr. Jilot received for his unvested Class A units in connection with our corporate reorganization and initial public offering vests in equal 1/60th installments as of the last day of each successive 60 calendar months after April 2009. If Mr. Jilot remains employed in his current capacity as Chairman, President and Chief Executive Officer as of July 18, 2012, any restricted stock he received in respect of his Class A units will vest in full. Upon a change of control or if Mr. Jilot is terminated without cause (including pursuant to his death or disability) or resigns with good reason, any restricted stock he received in respect of his Class A units will vest immediately. The Class A units converted into 35,749,995 shares of our common stock in connection with our initial public offering, which included the conversion of unvested Class A units into 397,491 shares of our restricted stock that have continued to vest as described above.

        The Class B units vested in full at their issuance. The Class B units converted into 195,053 shares of our common stock in connection with our initial public offering.

        The restricted stock received by holders of unvested Class C units in connection with our corporate reorganization and initial public offering vest over five years in equal 1/60th installments as of the last day of each of the 60 successive calendar months beginning after the date of issuance of the Class C units. Upon a change of control, the restricted stock received in respect of Class C units will vest in full. In addition, such restricted stock will vest in its entirety if the DLJMB investors transfer or sell more than 50% or more of their original beneficial ownership in us to third parties. If an executive officer that holds restricted stock that converted from Class C units is terminated by us without cause or resigns for good reason, the unvested restricted stock that would have vested had the executive officer been employed by us for an additional 12 months will vest immediately. The Class C units converted into 1,096,273 shares of our common stock in connection with our corporate reorganization and initial public offering, which included the conversion of unvested Class C incentive units into 553,588 shares of our restricted stock that have continued to vest as described above.

        The restricted stock received by holders of unvested Class D units in connection with our corporate reorganization and initial public offering vest in equal one-fifth installments following each of the five successive fiscal years following the grand of the Class D units, beginning with the fiscal year ended December 31, 2007, if the equity valuation for such fiscal year is no less than the performance target for such year set forth in each holder's respective restricted stock agreement, or the STR Holdings LLC Agreement prior to the initial public offering. If the performance target for any of the first four fiscal years is not attained, then the unvested one-fifth installment for the previous fiscal year

(or any prior fiscal year for which the respective units have not vested) will vest and become exercisable as the end of the first fiscal year thereafter in which the equity valuation for such fiscal year is no less than the performance target for such year. Upon a change of control, all unvested restricted stock received with respect to Class D units (including for any one unvested fiscal year) will vest in full. In addition, the restricted stock received with respect to Class D units will vest in its entirety if the DLJMB investors transfer or sell more than 50% or more of their original beneficial ownership in us to third parties. The Class D units converted into 394,095 shares of our common stock in connection with our corporate reorganization, which included the conversion of unvested Class D incentive units into 217,884 shares of our restricted stock that continue to vest as described above. See "Executive and Director Compensation—Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Long-Term Equity-Based Compensation," for additional information regarding vesting of restricted stock received with respect to Class D units.

        The Class E units granted in connection with the DLJ Transactions had the same vesting schedule and acceleration terms as our Class C units. The Class E units were cancelled in the corporate reorganization.

        Fifty percent of the Class F units vested at issuance. Of the remaining 50%, an additional two-thirds vested on the last two anniversaries of the issuance date. The restricted stock received by holders of unvested Class F units in connection with our corporate reorganization and initial public offering will vest in full on June 15, 2010, the third anniversary of the issuance date. Upon a change of control, the restricted stock received with respect to unvested Class F units will vest in full. In addition, the restricted stock received with respect to Class F units will vest in its entirety if the DLJMB investors transfer or sell more than 50% or more of their original beneficial ownership in us to third parties. In addition, our board of directors may accelerate the vesting of any restricted stock received with respect to Class F units so long as such acceleration applies equally to all holders of such restricted stock. The Class F units converted into 574,294 shares of our common stock, which included the conversion of unvested Class F incentive units into 95,716 shares of our restricted stock that will vest as described above.

Ownership

        The following table sets forth the number and class of units received by each named executive officer and director and the number of shares of common stock and restricted common stock into which they converted in connection with our corporate reorganization and our initial public offering on November 6, 2009:

	Class A Units	Class B Units	Class C Units	Class D Units	Class E Units	Class F Units	Number of Shares of Unrestricted Common Stock	Number of Shares of Restricted Common Stock
Dennis L. Jilot	1,223,464	—	296,809	106,003	106,003	—	2,197,214	614,155
Barry A. Morris	5,216	144,784	173,139	61,835	61,835	—	254,719	126,388
John F. Gual (Retired in April 2009)(1)	265,000	—	73,584	30,034	26,280	—	624,921	—
Robert S. Yorgensen	145,018	54,982	284,442	101,586	101,586	—	509,582	207,637
John A. Janitz(2)	—	—	—	—	—	265,008	215,629	43,126
Dominick J. Schiano(2)	—	—	—	—	—	265,008	215,629	43,126

(1)
Upon Mr. Gual's retirement in April 2009, he forfeited 136,656 Class C units, 45,052 Class D units and 48,806 Class E units. The units above are net of this forfeiture.

(2)
Does not include grants of 10,000 shares of restricted common stock made in connection with our initial public offering.

        In addition, in connection with the DLJ Transactions, we entered into incentive unit grant agreements, directly or indirectly, with our former directors Michael R. Stone and Michael A. Choukas pursuant to which we granted Mr. Stone 27,781 Class F units and Mr. Choukas 3,704 Class C units, which vested in accordance with the STR Holdings LLC Agreement. The Class F units converted into 27,126 shares of our common stock in connection with our initial public offering, which included the conversion of unvested Class F incentive units into 4,521 shares of our restricted stock that will vest in full on June 15, 2010. The Class C units converted into 3,616 shares of our common stock in connection with our initial public offering, which included the conversion of unvested Class C units into 1,928 shares of our restricted stock that continue to vest as described above under "—Vesting."

Corporate Reorganization

        Prior to our initial public offering, we conducted our business through STR Holdings LLC and its subsidiaries. STR Holdings (New) LLC, or NewCo, a Delaware limited liability company, was formed on September 30, 2009 as an indirect subsidiary of STR Holdings LLC and held no material assets and did not engage in any operations. Prior to the consummation of our initial public offering, STR Holdings LLC entered into a corporate reorganization, whereby the unitholders of STR Holdings LLC became unitholders of NewCo, which then converted into a Delaware "C" corporation and was renamed STR Holdings, Inc on November 6, 2009. As a result of the conversion, the holders of outstanding vested Class A, B, C, D, E and F units of STR Holdings LLC received an aggregate of 36,745,031 shares of common stock of STR Holdings, Inc. and the holders of unvested Class A, C, D, E and F incentive units of STR Holdings LLC received an aggregate of 1,264,679 shares of restricted stock of STR Holdings, Inc. that have continued to vest as described above under "—Incentive Unit Grant Agreements and Restricted Stock Agreements—Vesting."

        Under the STR Holdings LLC Agreement, our class A, B, C, D, E and F units were subject to a priority distribution of shares of common stock in the event of an initial public offering. In connection with our initial public offering, the priority distribution of shares was based on our equity value as represented by the initial public offering price of $10.00 per share. For the units issued in connection with the DLJ Transactions, the shares of common stock were distributed as follows: (i) first, the Class A unitholders received an aggregate amount of common stock equal in value to their aggregate capital contributions; (ii) second, a pro rata distribution was made with respect to the Class A, B, C, D and F units until the Class A unitholders received an aggregate amount of common stock equal in value to 2.5 times their aggregate capital contributions; and (iii) finally, a pro rata distribution was made of the remaining shares to each Class A, B, C, D, E and F unitholder based upon the number of units held by each unitholder. Holders of Class C and D incentive units that were issued in 2008 received distributions on the same basis as described above, provided that such holders only received their pro rata distribution of shares after shares with an aggregate value of approximately $505.5 million had been distributed to the holders of the previously outstanding units. The Class E incentive units were cancelled in our corporate reorganization. This priority distribution applied on the same terms to the units of NewCo received by unitholders of STR Holdings LLC in connection with the corporate reorganization. Accordingly, the final allocation of shares among the classes of outstanding units of NewCo was based on our initial public offering price of $10.00 per share.

STR Holdings (New) LLC Agreement

        NewCo was formed in September 2009 in order to effect the corporate reorganization that occurred prior to the consummation of our initial public offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Corporate Reorganization and Initial Public Offering." NewCo was comprised of the same board of managers and executive officers as STR Holdings LLC. In order to effectuate the corporate reorganization and our initial public offering, NewCo amended and restated its limited liability company agreement to provide substantially the same terms, including registration rights, as the STR Holdings LLC Agreement. See "—Registration Rights Agreement" above.

Board Compensation

        Directors who are our employees or employees of our subsidiaries or affiliated with DLJMB (other than Messrs. Janitz and Schiano) receive no compensation for their service as members of either our board of directors or board committees. Messrs. Janitz and Schiano and all other non-employee members of our board of directors not affiliated with DLJMB are compensated as set forth under "Executive and Director Compensation—Director Compensation." Also, Messrs. Janitz and Schiano received Class F incentive units in connection with the DLJ Transactions. For more information regarding these arrangements, see "Executive and Director Compensation—Director Compensation."

Employment Agreements

        We have entered into employment agreements with each of Messrs. Jilot, Morris, Yorgensen and Duffy. We also had an employment agreement with Mr. Gual prior to his retirement in April 2009. For more information regarding these agreements, see "Executive and Director Compensation—Employment Agreements" and "—Potential Payments Upon Termination or Change of Control."

Indemnification Agreements

        We entered into indemnification agreements with each of our directors and executive officers in connection with our initial public offering in November 2009. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

Credit Facilities and Interest Rate Swap Agreement

        In connection with the DLJ Transactions, we entered into a first lien credit facility and a second lien credit facility on June 15, 2007, in each case with Credit Suisse, as administrative agent and collateral agent. The borrowings under the first and second lien credit facilities were used to pay consideration, fees and expenses related to our acquisition of Specialized Technology Resources, Inc. Credit Suisse is an affiliate of DLJMB and receives fees from us pursuant to the terms of the credit facilities. Under the first lien credit agreement and the second lien credit agreement, we are obligated to pay Credit Suisse aggregate annual administrative agent fees of $175,000. For more information regarding the credit facilities, see "Description of Material Indebtedness."

        In connection with our credit facilities, we entered into an interest rate swap agreement with Credit Suisse International effective September 13, 2007. Credit Suisse International is an affiliate of DLJMB. Under the interest rate swap agreement, we pay interest at 4.622% and receive the floating three-month LIBOR rate from Credit Suisse International on the notional principal amount, which was $200.0 million until September 30, 2008 and is currently $130.0 million. For more information regarding the interest rate swap agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Components of Net Sales and Expenses—Other Income (Expense) Items."

Policies for Approval of Related Person Transactions

        We have adopted a written policy relating to the approval of related person transactions. Our audit committee reviews and approves or ratifies all relationships and related person transactions between us and (i) our directors, director nominees, executive officers, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. Our compliance director is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

        As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the committee will consider:

  •
  our relationship with the related person;

  •
  the nature of the related person's interest in the transaction;

  •
  the availability of other sources of comparable products or services;

  •
  the materiality of the transaction to the related person and to us, including, without limitation, the amount of transaction;

  •
  whether the transaction was in the ordinary course of our business and was proposed and considered in the ordinary course of our business; and

  •
  the importance of the transaction to us.

        Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the audit committee will provide all material information concerning the transaction to the audit committee.

 PRINCIPAL AND SELLING STOCKHOLDERS

        The following table shows information regarding the beneficial ownership of our common stock (1) immediately prior to and (2) as adjusted to give effect to this offering by:

  •
  each person or group who is known by us to own beneficially more than 5% of our common stock;

  •
  each member of our board of directors and each of our named executive officers;

  •
  all members of our board of directors and our executive officers as a group; and

  •
  the selling stockholders.

For further information regarding material transactions between us and certain of our selling stockholders, see "Certain Relationships and Related Person Transactions."

        Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 41,349,710 shares of common stock outstanding. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of capital stock held by them. Unless otherwise indicated, the address for each holder listed below is STR Holdings, Inc., 10 Water Street, Enfield, CT 06082.

Ownership

	Shares Beneficially Owned Before this Offering			Shares Beneficially Owned After this Offering(1)			Shares Beneficially Owned After this Offering Assuming Full Exercise of the Option in Purchase Additional Shares
Name of Beneficial Owner	Number of Shares	Percentage	Shares Offered(2)	Number of Shares	Percentage		Number of Shares	Percentage
5% Stockholders:
DLJ Merchant Banking Partners IV, L.P. and affiliated funds(3)(4)	14,004,376	33.9%				%			%
The Northwestern Mutual Life Insurance Company(4)(5)	4,193,056	10.1%				%			%
Federated Investors, Inc.(6)	2,312,282	5.6%				%			%
Named Executive Officers and Directors:
Dennis L. Jilot(7)	2,526,571	6.1%				%			%
Barry A. Morris(8)	660,546	1.6%				%			%
Robert S. Yorgensen(9)	966,661	2.3%				%			%
Mark A. Duffy(10)	69,293	*				%			%
John F. Gual(11)	441,934	1.1%				%			%
Scott S. Brown	10,000	*				%			%
John A. Janitz(4)(12)	360,203	*				%			%
Andrew M. Leitch	10,000	*				%			%
Jason L. Metakis(13)	—	—				%			%
Dominick J. Schiano(4)(12)	360,203	*				%			%
Susan C. Schnabel(14)	—	—				%			%
Ryan M. Sprott(14)	—	—				%			%

All directors and executive officers as a group(13)(14)	5,405,411	12.6%				%			%
Other Selling Stockholders:

*
Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
Beneficial ownership does not include any shares that may be purchased in this offering, but does include any shares of restricted stock and options (to the extent such options are required to be included in beneficial ownership under SEC rules).

(2)
If the underwriters exercise their option to purchase additional shares of our common stock, the additional shares sold by the selling stockholders will be allocated pro rata among all the selling stockholders based upon the share offered amounts in the preceding table.

(3)
Includes 7,257,689 shares held by DLJ Merchant Banking Partners IV, L.P., 3,798,694 shares held by DLJ Offshore Partners IV, L.P., 558,149 shares held by DLJ Merchant Banking Partners IV (Pacific), L.P., and 2,389,844 shares held by MBP IV Plan Investors, L.P. prior to the offering.

In connection with this offering, DLJ Merchant Banking Partners IV, L.P., DLJ Offshore Partners IV, L.P., DLJ Merchant Banking Partners IV (Pacific), L.P. and MBP IV Plan Investors, L.P. are selling            ,            ,             and            of shares of our common stock, respectively. Assuming full exercise of the underwriters' option to purchase additional shares, DLJ Merchant Banking Partners IV, L.P., DLJ Offshore Partners IV, L.P., DLJ Merchant Banking Partners IV (Pacific), L.P. and MBP IV Plan Investors, L.P. will sell an additional                        ,                         ,             and            shares of our common stock, respectively.

The members of the investment committee of DLJ Merchant Banking IV, L.P. have voting and dispositive power over the shares of common stock held by DLJ Merchant Banking Partners IV, L.P. and its affiliated funds. The investment committee consists of Newton Aguiar, Nicole S. Arnaboldi, Edward A. Johnson, Neal Pomroy, Susan C. Schnabel, Ryan M. Sprott and Colin A. Taylor. Each of Ms. Arnaboldi, Ms. Schnabel and Messrs. Aguiar, Johnson, Pomroy, Sprott and Taylor disclaim beneficial ownership of the shares held by DLJ Merchant Banking Partners IV, L.P. and its affiliated entities, except to the extent of her or his pecuniary interest therein.

The address for DLJ Merchant Banking Partners IV, L.P. and its affiliates is c/o DLJ Merchant Banking, Inc., Eleven Madison Avenue, New York, NY 10010.

Credit Suisse, a Swiss bank, owns the majority of the voting stock of Credit Suisse Holdings (USA), Inc., a Delaware corporation, which in turn owns all of the voting stock of Credit Suisse (USA) Inc., a Delaware corporation ("CS-USA"). The entities discussed in the above paragraph are merchant banking funds managed by indirect subsidiaries of CS-USA and form part of Credit Suisse's asset management business. The ultimate parent company of Credit Suisse is Credit Suisse Group AG ("CSG"). CSG disclaims beneficial ownership of the reported common stock that is beneficially owned by its direct and indirect subsidiaries. The address for CS-USA and CSG is Eleven Madison Avenue, New York, NY 10010.

(4)
These selling stockholders are affiliates of registered broker-dealers. Each such selling stockholder purchased the securities held by such selling stockholder in the ordinary course of business and at the time of purchase, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(5)
Shares of common stock are owned directly by The Northwestern Mutual Life Insurance Company ("Northwestern Mutual"). Northwestern Investment Management Company, LLC, a wholly owned company of Northwestern Mutual, serves as an investment advisor to Northwestern Mutual with respect to all of such shares and shares voting and investment power with respect to such shares. As such, Northwestern Investment Management Company, LLC may be deemed a beneficial owner of such shares. Jeffrey J. Lueken and David A. Barras, the Vice President—Securities and Managing Director—Securities of Northwestern Investment Management Company LLC, respectively, also may be deemed to be indirect beneficial owners with shared voting power and dispositive power with respect to such shares. Messrs. Lueken and Barras disclaim any such beneficial ownership except to the extent of any pecuniary interest therein. Northwestern Investment Management Company, LLC's principal place of business is 720 East Wisconsin Avenue, Milwaukee, WI, 53202. It is organized under Delaware law.

(6)
Information in the table and this footnote is based solely upon information contained in a Schedule 13G filed with the SEC by Federated Investors Inc. on February 10, 2010. As of December 31, 2009, Federated Investors Inc. had shared dispositive power over 2,286,866 shares and shared voting power over 2,286,866 shares. Federated Investors Inc.'s principal place of business is Federated Investors Tower, Pittsburgh, PA 15222-3779.

(7)
Includes 1,128,886 shares of common stock held directly by Mr. Jilot, of which 358,579 shares are subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010, and 1,397,685 shares of common stock held by The Dennis L. and Linda L. Jilot Family Trust prior to the offering. Mr. Jilot is a co-trustee and a beneficiary of The Dennis L. and Linda L. Jilot Family Trust. In connection with this offering, Mr. Jilot is selling            shares of our common stock and The Dennis L. and Linda L. Jilot Family Trust is selling            shares of our common stock. Assuming full exercise of the underwriters' option to purchase additional shares, Mr. Jilot and The Dennis L. and Linda L. Jilot Family will sell an additional            and            shares of our common stock, respectively. Mr. Jilot and Linda L. Jilot are co-trustees of The Dennis L. and Linda L. Jilot Family Trust and have equal voting and dispositive power over the shares of stock held by The Dennis L. and Linda L. Jilot Family Trust.

(8)
Includes 354,025 shares that are subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010.

(9)
Includes 398,655 shares that are subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010.

(10)
Includes 69,293 shares that are subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010.

(11)
Mr. Gual, our former Vice President and Chief Operating Officer, retired in April 2009. Includes 351,934 shares held directly by Mr. Gual and 90,000 shares held by the John F. Gual 2009 Grantor Retained Annuity Trust dated November 6, 2009.

(12)
Each selling stockholder has a pecuniary interest in 153,530 shares of common stock held by the DLJMB affiliate, MBP IV Plan, Investors, L.P. See "Certain Relationships and Related Person Transactions—Merger, Subscription and Contribution Agreements." Each selling stockholder has no voting or dispositive power over these shares of common stock and is not deemed to beneficially own such shares. For each selling stockholder, includes 154,587 shares that are subject to options that are currently exercisable or exercisable within 60 days of March 31, 2010.

(13)
Does not include shares held by DLJ Merchant Banking Partners IV, L.P. and its affiliated entities. By virtue of his affiliation with DLJ Merchant Banking Partners, Mr. Metakis may be deemed to have or share beneficial ownership of the shares held by DLJ Merchant Banking Partners IV, L.P. and its affiliated entities. Mr. Metakis disclaims beneficial ownership of such shares, except to the extent of his pecuniary interests therein.

(14)
Does not include shares held by DLJ Merchant Banking Partners IV, L.P. and its affiliated entities. Each of Ms. Schnabel and Mr. Sprott is a partner and member of the Investment Committee of DLJ Merchant Banking Partners and may be deemed to beneficially own the shares of common stock held by DLJ Merchant Banking Partners IV, L.P. and its affiliated entities. Each of Ms. Schnabel and Mr. Sprott disclaims beneficial ownership of the shares held by DLJ Merchant Banking Partners IV, L.P. and its affiliated entities, except to the extent of her or his direct pecuniary interests therein.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our certificate of incorporation and bylaws.

Authorized Capitalization

        Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2010, there were 41,349,710 shares of common stock outstanding, and there are no outstanding shares of preferred stock.

Common Stock

Voting Rights

        Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law, with each share of common stock entitling its holder to one vote. Holders of our common stock do not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of common stock.

Dividend Rights

        Holders of common stock will share equally in any dividend declared by our board of directors, subject to the rights of the holders of any outstanding preferred stock.

Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

        Our stockholders have no preemptive or other rights to subscribe for additional shares. All holders of our common stock are entitled to share equally on a share-for-share basis in any assets available for distribution to common stockholders upon our liquidation, dissolution or winding up. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable.

Registration Rights

        Certain of our stockholders have certain registration rights with respect to our common stock pursuant to a registration rights agreement. For further information regarding this agreement, see "Certain Relationships and Related Person Transactions—Registration Rights Agreement."

Preferred Stock

        Our board of directors is authorized to provide for the issuance of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. As of the date of this prospectus, there are no outstanding shares of preferred stock.

Anti-Takeover Effects of the DGCL and Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        Our bylaws provide that special meetings of the stockholders may be called only upon the request of not less than a majority of the combined voting power of the voting stock, upon the request of a majority of the board, or upon the request of the chief executive officer. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

        Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our certificate of incorporation provides that removal of a director without cause requires approval by at least 75% of shares of common stock entitled to vote. Our bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of our company.

Stockholder Action by Written Consent

        Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company's certificate of incorporation provides otherwise. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing by such stockholders, unless such action is recommended by all directors then in office.

Business Combinations under Delaware Law

        Our certificate of incorporation expressly states that we have elected not to be governed by Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts that are not approved by a company's board of directors. Although we have elected to opt out of the statute's provisions, we could elect to be subject to Section 203 in the future.

Corporate Opportunities and Transactions with DLJMB

        In recognition that officers, directors, agents, stockholders, members or partners of DLJMB and its affiliates or subsidiaries may serve as our directors, officers, employees or agents, and that DLJMB, its affiliates and subsidiaries, or any of their officers, directors, agents, stockholders, members or partners, may acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or clients of ours, our certificate of incorporation provides for the allocation of certain corporate opportunities between us and DLJMB. As set forth in our certificate of incorporation, neither DLJMB nor any of its affiliates or subsidiaries, nor any of their officers, directors, agents, stockholders, members or partners have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. If DLJMB acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity and DLJMB will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if a director, officer, employee or agent of our company who is also a officer, director, agent, stockholder, member or partner of DLJMB or any of its affiliates or subsidiaries acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and DLJMB, we will not have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such person in writing, solely, in his or her capacity as a director, officer, employee or agent of our company.

Listing

        Our common stock is listed on the NYSE under the symbol "STRI."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

 DESCRIPTION OF MATERIAL INDEBTEDNESS

        In connection with the DLJ Transactions, we entered into a first lien credit facility and a second lien credit facility on June 15, 2007, as each may have been amended from time to time, which we refer to collectively in this prospectus as our "credit facilities," in each case with Credit Suisse, as administrative agent and collateral agent. Set forth below is a summary of the terms of our credit facilities. This summary is not a complete description of all of the terms of the agreements. The agreements setting forth the principal terms and conditions of our credit facilities are filed as exhibits to the registration statement of which this prospectus forms a part.

        General.    The first lien credit facility consists of a $185.0 million term loan facility, which matures on June 15, 2014, and a $20.0 million revolving credit facility, none of which was outstanding at December 31, 2009, which matures on June 15, 2012. The second lien credit facility consists of a $75.0 million term loan facility, which matures on December 15, 2014. The revolving credit facility includes a sublimit of $15.0 million for letters of credit.

        The obligations under each credit facility are unconditional and are guaranteed by us and substantially all of our existing and subsequently acquired or organized domestic subsidiaries. The first lien credit facility and related guarantees are secured on a first-priority basis, and the second lien credit facility and related guarantees are secured on a second-priority basis, in each case, by security interests (subject to liens permitted under the credit agreements governing the credit facilities) in substantially all tangible and intangible assets owned by us, the obligors under the credit facilities, and each of our other domestic subsidiaries, subject to certain exceptions, including limiting pledges of voting stock of foreign subsidiaries to 66% of such voting stock.

        Interest and Fees.    Borrowings under the first lien credit facility bear interest at a rate equal to (1) in the case of term loans, at our option (i) the greater of (a) the rate of interest per annum determined by Credit Suisse, from time to time, as its prime rate in effect at its principal office in the City of New York, and (b) the federal funds rate plus 0.50% per annum (the "base rate"), and in each case plus 1.50% per annum or (ii) the LIBO plus 2.50% and (2) in the case of the revolving loans, at our option (subject to certain exceptions) (i) the base rate plus 1.50% when our total leverage ratio (as defined in the first lien credit facility) is greater than or equal to 5.25 to 1.00 ("leverage level 1"), the base rate plus 1.25% when our total leverage ratio is greater than or equal to 4.50 to 1.00 but less than 5.25 to 1.00 ("leverage level 2") and the base rate plus 1.00% when our total leverage ratio is less than 4.50 to 1.00 ("leverage level 3") or (ii) the LIBO plus 2.50% in the case of leverage level 1, 2.25% in the case of leverage level 2 and 2.00% in the case of leverage level 3. Borrowings under the second lien credit facility bear interest at a rate equal to, at our option (i) the base rate plus 6.00% or (ii) the LIBO plus 7.00%. For the first five years of the second lien credit facility, we have the option to pay interest in cash or in kind, by increasing the outstanding principal amount of the loans by the amount of accrued interest. Interest paid in kind on the second lien credit facility will be at the rate of interest applicable to such loan described above plus an additional 1.50% per annum. If we default on the payment of any principal, interest, or any other amounts due under the credit facilities, we will be obligated to pay default interest. The default interest rate on principal payments will equal the interest rate applicable to such loan plus 2.00% per annum, and the default interest rate on all other payments will equal the interest rate applicable to base rate loans plus 2.00% per annum.

        As of December 31, 2009 and December 31, 2008, the weighted average interest rate under our credit facilities was 4.14% and 4.27%, respectively, before the effect of our interest rate swap. At the rate in effect on December 31, 2009 and assuming an outstanding balance of $240.4 million as of December 31, 2009, our annual debt service obligations would be $11.8 million, consisting of $9.9 million of interest and $1.9 million of scheduled principal payments.

        In addition to paying interest on outstanding principal under the credit facilities, we are also required to pay a commitment fee at a rate equal to 0.50% per annum on the daily unused commitments available to be drawn under the revolving portion of the first lien credit facility. We are required to pay letter of credit fees, with respect to each letter of credit issued, at a rate per annum equal to the applicable LIBO margin for revolving credit loans on the average daily amount of undrawn letters of credit plus the aggregate amount of all letter of credit disbursements that have not been repaid by us. We are also required to pay fronting fees, with respect to each letter of credit issued, at a rate specified by the issuer of the letters of credit and to pay Credit Suisse certain administrative fees from time to time, in its role as administrative agent. The term loans under the first lien credit facilities amortize in quarterly installments of 0.25% of the principal amount. Under certain circumstances, we may be required to reimburse the lenders under our credit facilities for certain increased fees and expenses caused by a change of law.

        Prepayments.    We are generally required to prepay term loan borrowings under the credit facilities with (1) 100% of the net cash proceeds we receive from non-ordinary course asset sales or as a result of a casualty or condemnation, (2) 100% of the net cash proceeds we receive from the issuance of debt obligations other than debt obligations permitted under the credit agreements, (3) 50% of the net cash proceeds of a public offering of equity and (4) 50% (or, if our leverage ratio is less than 5.25 to 1.00 but greater than or equal to 4.50 to 1.00, 25%) of excess cash flow (as defined in the credit agreements). Under the credit facilities, we are not required to prepay borrowings with excess cash flow if our leverage ratio is less than 4.50 to 1.00. Subject to a limited exception, all mandatory prepayments will first be applied to the first lien credit facility until all first lien obligations are paid in full and then to the second lien facility.

        Covenants.    The first lien credit facility requires us to maintain certain financial ratios, including a maximum first lien debt ratio (based upon the ratio of indebtedness under the first lien credit facility to consolidated EBITDA, as defined in the first lien credit facility), a maximum total leverage ratio (based upon the ratio of total indebtedness, net of unrestricted cash and cash equivalents, to consolidated EBITDA) and a minimum interest coverage ratio (based upon the ratio of consolidated EBITDA to consolidated interest expense), which are tested quarterly. Based on the formulas set forth in the first lien credit agreement, as of December 31, 2009, we were required to maintain a maximum first lien debt ratio of 4.25 to 1.00, a maximum total leverage ratio of 6.25 to 1.00 and a minimum interest coverage ratio of 1.65 to 1.00. The second lien credit facility requires us to maintain a maximum total leverage ratio tested quarterly. Based on the formulas set forth in the second lien credit agreement, as of December 31, 2009, we were required to maintain a maximum total leverage ratio of 6.50 to 1.00. As of December 31, 2009, our first lien debt ratio was 1.13 to 1.00, our total leverage ratio was 2.03 to 1.00 and our interest coverage ratio was 4.90 to 1.00.

        The financial ratios required under the first and second lien facilities become more restrictive over time. Based on the formulas set forth in the first lien credit agreement, as of March 31, 2010 and March 31, 2011, we are required to maintain a maximum first lien debt ratio of 4.00 to 1.00 and 3.00 to 1.00, respectively, a maximum total leverage ratio of 6.00 to 1.00 and 5.00 to 1.00, respectively, and a minimum interest coverage ratio of 1.80 to 1.00 and 2.00 to 1.00, respectively. Based on the formulas set forth in the second lien credit agreement, as of March 31, 2010 and March 31, 2011, we are required to maintain a maximum total leverage ratio of 6.25 to 1.00 and 5.25 to 1.00, respectively.

        The credit agreements also contain a number of affirmative and restrictive covenants including limitations on mergers, consolidations and dissolutions; sales of assets; sale-leaseback transactions; investments and acquisitions; indebtedness; liens; affiliate transactions; the nature of our business; a prohibition on dividends and restrictions on other restricted payments; modifications or prepayments of our second lien credit facility or other material subordinated indebtedness; and issuing redeemable, convertible or exchangeable equity securities. Under the credit agreements, we are permitted maximum annual capital expenditures of $12.0 million in the fiscal year ending December 31, 2007, with such limit increasing by $1.0 to $2.0 million for each fiscal year thereafter. Capital expenditure limits in any fiscal year may be increased by 40.0% of the excess of consolidated EBITDA for such fiscal year over baseline EBITDA for that year, which is defined as $50.0 million for the fiscal year ending December 31, 2009 and increasing by $5.0 million per year thereafter. The capital expenditure limitations are subject to a two-year carry-forward of the unused amount from the previous fiscal year which will be approximately $15 million for the year ending December 31, 2010. The credit agreements contain events of default that are customary for similar facilities and transactions, including a cross-default provision with respect to other material indebtedness (which, with respect to the first lien credit agreement, would include the second lien credit agreement and with respect to the second lien credit agreement, would include the first lien credit agreement) and an event of default that would be triggered by a change of control, as defined in the credit agreements, and which is not expected to be triggered by this offering. As of December 31, 2009, we were in compliance with all of our covenants and other obligations under the credit agreements.

        On October 5, 2009, we entered into an amendment to the first lien credit agreement and an amendment to the second lien credit agreement. The amendments for both credit agreements permitted us to enter into certain corporate reorganization transactions, including replacing STR Holdings LLC with STR Holdings (New) LLC as a guarantor under each credit agreement. STR Holdings, Inc. became a guarantor under each credit agreement as corporate successor to STR Holdings (New) LLC on November 6, 2009.

        We were required under the terms of both our first lien and second lien credit facilities to fix our interest costs on at least 50% of the principal amount of our funded indebtedness within three months of entering into the credit facility for a minimum of three years. To manage our interest rate exposure and fulfill the requirements under our credit facilities, effective September 13, 2007, we entered into a $200.0 million notional principal amount interest rate swap agreement with Credit Suisse International that effectively converted a portion of our debt under our credit facilities from a floating interest rate to a fixed interest rate. The notional principal amount decreased to $130.0 million on October 1, 2008 and will remain at that amount until the agreement terminates on September 30, 2010. Under the interest rate swap agreement, we pay interest at 4.622% and receive the floating three-month LIBOR rate from Credit Suisse International on the notional principal amount.

 SHARES ELIGIBLE FOR FUTURE SALE

        Future sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock. The number of shares available for future sale into the public markets is subject to legal and contractual restrictions, some of which are described below. The expiration of these restrictions will permit sales of substantial amounts of our common stock in the public market or could create the perception that these sales could occur, which could adversely affect the market price for our common stock. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

Sale of Restricted Securities

        After this offering, there will be outstanding 41,349,710 shares. Of these shares, all of the 20,495,000 shares sold in our initial public offering and this offering will be freely tradable without restriction under the Securities Act of 1933, as amended, or the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock that will be outstanding after this offering are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 under the Securities Act, which is summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities may be sold subject to compliance with Rule 144 under the Securities Act without regard to the prescribed six-month holding period under Rule 144 under the Securities Act.

Lock-Up Arrangements

        In connection with this offering, we, each of our directors and executive officers and the selling stockholders have entered into lock-up arrangements described under "Underwriting" that restrict the sale of shares of our common stock for up to 90 days after the date of this prospectus, subject to extension in certain circumstances. In addition, in connection with our initial public offering, we, each of our directors and executive officers, the selling stockholders in the initial public offering and substantially all of our other stockholders entered into lock-up agreements, or the IPO lock-up agreements, that restrict the sale of shares of our common stock until May 5, 2010, subject to extension in certain circumstances. In addition, in connection with a registration rights agreement that was entered into with certain stockholders in connection with our initial public offering, 50% of the shares of our common stock acquired by holders of our equity and incentive units in connection with our corporate reorganization will not be eligible for sale until 180 days following the expiration of the IPO lock-up agreement (other than the shares sold in this offering) and the remaining shares of our common stock acquired by them in our corporate reorganization will not become eligible for sale until the date that is 271 days following the expiration of the IPO lock-up agreement. Accordingly, 10,447,355 shares of our common stock, some of which will be subject to vesting, will be available for resale 180 days following the expiration of the IPO lock-up agreement, and 10,407,355 shares of our common stock, some of which will be subject to vesting, will be eligible for sale on the date that is 271 days following the expiration of the IPO lock-up agreement.

        In addition, following the expiration of the lock-up period in connection with this offering, DLJMB will have the right, subject to certain conditions, to require us to register the sale of their remaining shares of our common stock under federal securities laws. If DLJMB exercises this right, our other existing stockholders may require us to register their registrable securities. By exercising their registration rights, and selling a large number of shares, the selling stockholders could cause the prevailing market price of our common stock to decline.

        Following the lock-up periods set forth in the registration rights agreement described above, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

        The shares of our common stock sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares of our common stock held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 under the Securities Act or otherwise. Rule 144 under the Securities Act permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  one percent of the total number of shares of our common stock outstanding; or

  •
  the average weekly reported trading volume of our common stock for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement for restricted securities, notice requirements and the availability of current public information about us.

        Rule 144 under the Securities Act also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 under the Securities Act without regard to the current public information requirements of Rule 144 under the Securities Act.

Equity Incentive Plan

        On November 6, 2009, we filed a Form S-8 registration statement under the Securities Act to register shares of our common stock subject to options outstanding or reserved for issuance under our 2009 Equity Incentive Plan. The shares covered by this registration statement are eligible for sale in the public markets, subject to vesting restrictions and the lock-up restrictions described above.

 MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

        The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock that may be relevant to you if you are a non-U.S. Holder. In general, a "non-U.S. Holder" is any person or entity that is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual or a foreign estate or trust. This discussion is based on current law, which is subject to change, possibly with retroactive effect. This discussion is limited to non-U.S. Holders who hold shares of common stock as capital assets within the meaning of the U.S. Internal Revenue Code. Moreover, this discussion is for general information only and does not address all the tax consequences that may be relevant to you in light of your personal circumstances, nor does it discuss special tax provisions, which may apply to you if you relinquished U.S. citizenship or residence.

        If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

        If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a holder of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and the partners in such partnership, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

        EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

Dividends

        We do not anticipate paying any dividends on our common stock in the foreseeable future. See "Dividend Policy." If dividends are paid on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, it will constitute a return of capital that reduces, but not below zero, a non-U.S. Holder's adjusted tax basis in our common stock. Any remainder will constitute gain from the sale or exchange of the common stock. If dividends are paid, as a non-U.S. Holder, you will be subject to withholding of U.S. federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, you must properly file with the payor an Internal Revenue Service Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid to a non-U.S. Holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty.

        If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of yours, those dividends will be subject to U.S. federal income tax on a net basis at applicable graduated individual or corporate rates but will not be subject to withholding tax, provided an Internal Revenue Service Form W-8ECI, or successor form, is filed with the payor. If you are a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

        You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid with respect to your common stock. In addition, if you are required to provide an Internal Revenue Service Form W-8ECI or successor form, as discussed above, you must also provide your tax identification number.

        If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

        As a non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain recognized on a sale or other disposition of common stock unless:

  •
  the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of yours (in which case you will be taxed in the same manner as a U.S. person, and if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

  •
  you are an individual who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met (in which case you will be subject to a 30% tax on the gain); or

  •
  we are or become a U.S. real property holding corporation ("USRPHC"). We believe that we are not currently, and are not likely not to become, a USRPHC. Even if we were to become a USRPHC, gain on the sale or other disposition of common stock by you generally would not be subject to U.S. federal income tax provided:

  •
  the common stock was "regularly traded on an established securities market"; and

  •
  you do not actually or constructively own more than 5% of the common stock during the shorter of (i) the five-year period ending on the date of such disposition or (ii) the period of time during which you held such shares.

Federal Estate Tax

        Individuals, or an entity the property of which is includable in an individual's gross estate for U.S. federal estate tax purposes, should note that common stock held at the time of such individual's death will be included in such individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

        We must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.

        Backup withholding is generally imposed (currently at a 28% rate) on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will be subject to backup withholding tax with respect to dividends paid on your common stock unless you certify your non-U.S. status. Dividends subject to withholding of U.S. federal income tax as described above in "—Dividends" would not be subject to backup withholding.

        The payment of proceeds of a sale of common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-U.S. status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, backup withholding will not apply but such payments will be subject to information reporting, unless such broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished in a timely manner to the Internal Revenue Service.

Recent Legislation

        Recent legislation generally imposes a withholding tax of 30% on payments to certain foreign entities, after December 31, 2012, of dividends on and the gross proceeds of dispositions of U.S. common stock, unless various U.S. information reporting and due diligence requirements generally relating to U.S. owners of and account holders with those entities have been satisfied. These new requirements are different from, and in addition to, the beneficial owner certification requirements described above. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

 UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated                                    , 2010, we and the selling stockholders, which include entities affiliated with members of our board of directors and an affiliate of Credit Suisse Securities (USA) LLC, an underwriter participating in this offering, and each of our executive officers, have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are acting as representatives, the following respective numbers of shares of common stock:

Underwriters	Number of Shares
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Cowen and Company, LLC
Lazard Capital Markets LLC
Macquarie Capital (USA) Inc.

Total	6,500,000

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The selling stockholders have granted to the underwriters a 30-day option to purchase up to 975,000 additional outstanding shares from the selling stockholders at the public offering price less the underwriting discounts and commissions. The option may be exercised only if the underwriters sell more shares than the total number set forth in the table above.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover of this prospectus and to selling group members at that price less a selling concession of $            per share. The underwriters and selling group members may allow a discount of $            per share on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers. The offering of the shares by the underwriters is subject to receipt and acceptance subject to the underwriters' right to reject any order in whole or in part.

        The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per share		Total
	Without Exercise of Option to Purchase Additional Shares	With Exercise of Option to Purchase Additional Shares	Without Exercise of Option to Purchase Additional Shares	With Exercise of Option to Purchase Additional Shares
Expenses payable by us	$	$	$	$
Underwriting discounts and commissions paid by the selling stockholders	$	$	$	$

        In addition, in connection with our initial public offering, we granted options under our 2009 Equity Incentive Plan to two of our directors, Messrs. Janitz and Schiano, who are affiliated with Credit Suisse Securities (USA) LLC, to purchase 185,505 and 185,505 shares, respectively, of our common stock, at an exercise price equal to the initial public offering price. Of these options 154,587 and 154,587 vested on January 31, 2010 and the remaining will vest on June 15, 2010. Also, each of

Messrs. Janitz and Schiano received a grant of 10,000 shares of restricted stock, which vest annually in equal installments over four years. The options and the restricted stock are subject to a lock-up arrangement under FINRA Rule 5110(g)(1) that restricts the sale of such options and restricted stock until May 5, 2010. The options and restricted stock are deemed to be underwriting compensation by FINRA.

        We are paying expenses of the selling stockholders as required under the registration rights agreement in connection with the offering.

        We have agreed, subject to certain exceptions, that we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, issuance, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. for a period of 90 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. waive, in writing, such an extension.

        Our directors, executive officers and the selling stockholders have agreed, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. for a period of 90 days after the date of this prospectus, provided however that shares acquired in this offering or in open market purchases will generally not be subject to the foregoing restrictions if a filing under the Exchange Act is not required in connection with such disposition. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. waive, in writing, such an extension.

        In connection with our initial public offering, all of our directors and officers and substantially all of our stockholders at such time entered into lock-up agreements substantially similar to the contractual lock-up described above, except that such lock-up agreements expire on May 5, 2010, subject to extension in certain circumstances.

        We and the selling stockholders have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        Our common stock is listed on the NYSE under the symbol "STRI."

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financial and brokerage activities. Certain of the underwriters and their respective affiliates have in the past and may in the future perform various financial advisory, investment banking and other services for us, our affiliates and our officers in the ordinary course of business, for which they received and will receive customary fees and expenses. In particular, certain affiliates of Credit Suisse Securities (USA) LLC are lenders under our senior credit facilities. In addition, an affiliate of Credit Suisse Securities (USA) LLC is the counterparty to our interest rate swap agreement. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

        On June 15, 2007, DLJ Merchant Banking Partners IV, L.P., and affiliated investment funds, or DLJMB, acquired a controlling interest in us. At such time, we entered into an advisory services and monitoring agreement with DLJ Merchant Banking, Inc., an affiliate of DLJMB, and certain other parties unaffiliated with DLJMB. Pursuant to the terms of the advisory services and monitoring agreement, DLJ Merchant Banking, Inc. provided us assistance with operational, financial, and transactional analyses as well as financial and business monitoring services. DLJ Merchant Banking, Inc. was paid a customary annual fee in connection with such services. The advisory services and monitoring agreement automatically terminated upon the consummation of our initial public offering. In connection with such termination, we agreed to make a final payment to DLJ Merchant Banking, Inc. of approximately $2.4 million, representing the present value of all annual monitoring fees remaining under the current term of the advisory services and monitoring agreement. In addition, pursuant to the STR Holdings LLC Agreement, DLJMB had the right to appoint five of the seven members of our board of managers. The STR Holdings LLC Agreement and this right have not been in effect since the consummation of our initial public offering. DLJMB and DLJ Merchant Banking, Inc. are affiliates of Credit Suisse Securities (USA) LLC.

        Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. If the underwriters sell more shares than could be covered by the option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  •
  In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        The shares may be offered and sold in the United States and certain jurisdictions outside the United States in which such an offer and sale is permitted.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the "FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.

CONFLICTS OF INTEREST

        Affiliates of Credit Suisse Securities (USA) LLC own 10% or more of our common stock. Thus, Credit Suisse Securities (USA) LLC has a "conflict of interest" under the applicable provisions of Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. In accordance with Rule 2720, Credit Suisse Securities (USA) LLC will not make sales to discretionary accounts without the prior written consent of the customer.

LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the common stock offered hereby on behalf of us. The underwriters are being represented by Davis Polk & Wardwell LLP, Menlo Park, California.

EXPERTS

        The consolidated financial statements for STR Holdings, Inc. and subsidiaries at December 31, 2009 and 2008, and for the years ended December 31, 2009 and 2008, and for the period from January 1 through June 14, 2007 and for the period from June 15 through December 31, 2007, included in this prospectus have been so included in reliance upon the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        On February 22, 2008, Specialized Technology Resources, Inc.'s (STRI) Board of Directors, in contemplating an initial public offering, appointed PricewaterhouseCoopers LLP (PwC) as its independent registered public accounting firm to audit its 2005, 2006, and 2007 financial statements; the 2005 and 2006 fiscal years were previously audited by UHY LLP (UHY). The members of STRI's audit committee participated in and approved the decision to appoint PwC as STRI's independent registered public accounting firm. On February 22, 2008, UHY was also engaged to perform an audit of the financial statements of STRI for the period from January 1, 2007 through June 14, 2007 and the period from June 15, 2007 through December 31, 2007. On May 29, 2008, UHY completed its audit of these financial statements.

        On February 22, 2008, STRI's Board of Directors dismissed UHY as STRI's independent accountant, subject to the completion of its audit of STRI's financial statements for 2007.

        The reports of UHY on the STRI financial statements at December 31, 2005, 2006, and 2007, for the years ended December 31, 2005 and 2006, for the period from January 1, 2007 through June 14, 2007 and for the period from June 15, 2007 through December 31, 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The reports of UHY do not appear herein as the financial statements previously audited by UHY have been reaudited by PwC.

        During the years ended December 31, 2005 and 2006, the period from January 1, 2007 through June 14, 2007, the period from June 15, 2007 through December 31, 2007 and through May 29, 2008, there were no disagreements with UHY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of UHY, would have caused it to make reference thereto in its reports on the financial statements for such periods.

        During the years ended December 31, 2005 and 2006, the period from January 1, 2007 through June 14, 2007, the period from June 15, 2007 through December 31, 2007 and through May 29, 2008, there have been no reportable events involving UHY (as defined in Item 304(a)(1)(v) of Regulation S-K).

        We have requested that UHY furnish us with a letter addressed to the SEC stating whether or not UHY agrees with the above statements. A copy of such letter, dated October 7, 2009, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

        During the years ended December 31, 2005 and 2006, the period from January 1, 2007 through June 14, 2007, the period from June 15, 2007 through December 31, 2007 and through February 22, 2008 we had not consulted with PricewaterhouseCoopers LLP regarding any of the matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to STR Holdings, Inc. and the common stock offered hereby, you should refer to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the STR Holdings, Inc. registration statement and the exhibits and schedules thereto may be inspected without charge at the public reference room maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any portion of the registration statements and the filings may be obtained from such offices upon payment of prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 551-8090. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC's public reference rooms and the website of the SEC referred to above.

        You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

STR Holdings, Inc.
10 Water Street
Enfield, CT 06082
Attn: Investor Relations
(860) 749-8371

 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-4

Consolidated Statements of Operations and Comprehensive Income for the years ended December 31, 2009 and 2008, the period from June 15 to December 31, 2007, and the period from January 1 to June 14, 2007

F-5

Consolidated Statements of Changes in Stockholders' / Unitholders' Equity (Deficit) for the years ended December 31, 2009 and 2008, the period from June 15 to December 31, 2007, and the period from January 1 to June 14, 2007

F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008, the period from June 15 to December 31, 2007, and the period from January 1 to June 14, 2007	F-7
Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of STR Holdings, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income, of changes in stockholders'/ unitholders' equity (deficit), and of cash flows present fairly, in all material respects, the financial position of STR Holdings, Inc. and subsidiaries (Successor Company) at December 31, 2009 and 2008 and the results of their operations and their cash flows for the years ended December 31, 2009 and 2008, and for the period from June 15, 2007 to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule of valuation and qualifying accounts for the Successor Company presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
March 19, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of STR Holdings, Inc.:

        In our opinion, the accompanying consolidated statements of operations and comprehensive income, of changes in stockholders'/ unitholders' equity (deficit), and of cash flows for the period from January 1, 2007 to June 14, 2007, present fairly, in all material respects, the results of operations and cash flows of STR Holdings, Inc. and subsidiaries (Predecessor Company) for the period from January 1, 2007 to June 14, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule of valuation and qualifying accounts for the Predecessor Company presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
July 31, 2008

STR Holdings, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

All amounts in thousands except share / unit and per share / unit amounts

	December 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$69,149	$27,868
Short-term investments	1,001	—
Accounts receivable, trade, less allowances for doubtful accounts of $2,468 and $3,015 in 2009 and 2008, respectively	33,744	36,454
Unbilled receivables	2,462	3,349
Inventories	12,267	18,771
Prepaid expenses and other current assets	3,513	2,115
Current deferred tax assets	2,987	1,681

Total current assets	125,123	90,238
Property, plant and equipment, net	68,895	62,516
Intangible assets, net	216,163	227,666
Goodwill	223,359	223,299
Deferred financing costs	5,797	6,194
Deferred tax assets	5,240	5,200
Other noncurrent assets	1,283	5,809

Total assets	$645,860	$620,922

LIABILITIES, CONTINGENTLY REDEEMABLE UNITS AND STOCKHOLDERS' / UNITHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$1,981	$2,015
Book overdraft	685	571
Interest rate swap liability	4,018	—
Accounts payable	10,404	13,632
Billings in excess of earned revenues	4,630	5,863
Accrued liabilities	14,680	14,637
Income taxes payable	3,587	10,352

Total current liabilities	39,985	47,070
Long-term debt, less current portion	238,525	255,506
Interest rate swap liability	—	6,013
Other long-term liabilities	3,118	4,621
Deferred tax liabilities	92,962	92,815

Total liabilities	374,590	406,025

COMMITMENTS AND CONTINGENCIES (Note 15)
Contingently redeemable units	—	2,930
Stockholders' / unitholders' equity
Preferred stock, $0.01 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 41,349,710 issued and outstanding in 2009 (Note 10)	402	—
Units
Class A—17,864,924 units authorized and outstanding in 2008	—	178,649
Class F—588,171 units authorized and outstanding in 2008	—	1,456
Additional paid-in capital	214,954	—
Retained earnings	55,205	32,216
Accumulated other comprehensive income (expense), net	709	(354)

Total stockholders' / unitholders' equity	271,270	211,967

Total liabilities, contingently redeemable units and stockholders' / unitholders' equity	$645,860	$620,922

See accompanying notes to these consolidated financial statements.

STR Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

All amounts in thousands except share and per share amounts

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	For the Period from June 15 to December 31, 2007	For the Period from January 1 to June 14, 2007
Net sales—Solar	$149,521	$182,311	$52,967	$25,648
Net sales—Quality Assurance	115,424	106,267	56,317	39,112

Total net sales	264,945	288,578	109,284	64,760

Cost of sales—Solar	91,213	103,717	30,068	11,875
Cost of sales—Quality Assurance	75,759	70,930	35,620	25,225

Total cost of sales	166,972	174,647	65,688	37,100

Gross profit	97,973	113,931	43,596	27,660
Selling, general and administrative expenses	48,785	41,592	18,484	12,063
Provision for bad debt expense	1,403	1,950	562	384
Earnings on equity-method investments	(317)	(178)	(84)	(46)
Transaction costs	—	—	—	7,737

Operating income	48,102	70,567	24,634	7,522
Interest income	136	249	203	143
Interest expense	(17,068)	(20,809)	(13,090)	(2,918)
Foreign currency transaction loss	(134)	(1,007)	(76)	(32)
Unrealized gain (loss) on interest rate swap	1,995	(3,025)	(2,988)	—

Income before income tax expense	33,031	45,975	8,683	4,715
Income tax expense	10,042	17,870	4,572	3,983

Net income	$22,989	$28,105	$4,111	$732
Other comprehensive income:
Foreign currency translation	1,063	(1,805)	1,451	448

Total comprehensive income	$24,052	$26,300	$5,562	$1,180

Net income per share (Note 3):
Basic	$0.63	$0.78	$0.11	$0.08

Diluted	$0.61	$0.75	$0.11	$0.08

Weighted average shares outstanding (Note 3):
Basic	36,638,402	36,083,982	35,846,880	8,632,893

Diluted	37,514,790	37,411,765	36,636,433	9,134,536

See accompanying notes to these consolidated financial statements.

STR Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' / UNITHOLDERS' EQUITY (DEFICIT)

All amounts in thousands except share / unit and per share / unit amounts

	Common Stock Class A		Common Stock Class B		Units Class A		Units Class F
									Common Stock			Accumulated Other Comprehensive (Loss) Income		Retained Earnings (Accumulated Deficit)	Total Stockholders' / Unitholders' Equity (Deficit)
											Additional Paid-In Capital		Treasury Stock
	Issued	Amount	Issued	Amount	Issued	Amount	Issued	Amount	Issued	Amount
PREDECESSOR:
Balance at December 31, 2006	8,464	$85	8,942	$89	—	$—	—	$—	—	$—	$82	$1,468	$(10,353)	$(768)	$(9,397)
Adoption of ASC 740	—	—	—	—	—	—	—	—	—	—	—	—	—	(883)	(883)
Share based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	732	732
Tax benefit from exercise of stock options	—	—	—	—	—	—	—	—	—	—	351	—	—	—	351
Net income	—	—	—	—	—	—	—	—	—	—	33	—	—	—	33
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	448	—	—	448

Balance at June 14, 2007	8,464	$85	8,942	$89	—	$—	—	$—	—	$—	$466	$1,916	$(10,353)	$(919)	$(8,716)

SUCCESSOR:
Capitalization of Holdings in connection with acquisitions of Specialized Technology Resources, Inc. and subsidiaries	—	$—	—	$—	17,865	$178,649	—	$—	—	$—	$—	$—	$—	$—	$178,649
Share based compensation	—	—	—	—	—	—	294	1,171	—	—	—	—	—	—	1,171
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	4,111	4,111
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	1,451	—	—	1,451

Balance at December 31, 2007	—	$—	—	$—	17,865	$178,649	294	$1,171	—	$—	$—	$1,451	$—	$4,111	$185,382

Share based compensation	—	$—	—	$—	—	$—	98	$285	—	$—	$—	$—	$—	$—	$285
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	28,105	28,105
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	(1,805)	—	—	(1,805)

Balance at December 31, 2008	—	$—	—	$—	17,865	$178,649	392	$1,456	—	$—	$—	$(354)	$—	$32,216	$211,967

Share based compensation pre IPO	—	$—	—	$—	—	$—	98	$238	—	$—	$—	$—	$—	$—	$238
Conversion of membership units into common shares	—	—	—	—	(17,865)	(178,649)	(490)	(1,694)	36,745,031	367	182,906	—	—	—	2,930
Issuance of common stock pursuant to IPO, net of offering costs	—	—	—	—	—	—	—	—	3,300,000	33	24,980	—	—	—	25,013
Share based compensation	—	—	—	—	—	—	—	—	121,366	2	7,068	—	—	—	7,070
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	22,989	22,989
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	1,063	—	—	1,063

Balance at December 31, 2009	—	$—	—	$—	—	$—	—	$—	40,166,397	$402	$214,954	$709	$—	$55,205	$271,270

See accompanying notes to these consolidated financial statements.

STR Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

All amounts in thousands except share and per share amounts

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	Period from June 15 to December 31, 2007	Period from January 1 to June 14, 2007
OPERATING ACTIVITIES
Net income	$22,989	$28,105	$4,111	$732
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,878	9,745	3,857	2,314
Amortization of intangibles	11,503	11,503	6,231	50
Amortization of deferred financing costs	1,522	1,150	621	140
Stock-based compensation expense	7,308	1,752	2,634	33
Unrealized (gain) loss on interest rate swap	(1,995)	3,025	2,988	—
Earnings in equity investments	(317)	(178)	(84)	(46)
Loss (gain) on disposal of property, plant and equipment	67	(3)	—	3
Provision for bad debt expense	1,403	1,950	562	384
Provision for deferred taxes	(1,773)	(4,392)	(3,310)	(138)
Changes in operating assets and liabilities:
Accounts receivable	1,710	(10,517)	(5,820)	(3,752)
Inventories	6,607	(11,917)	(1,149)	(1,010)
Accounts payable	(3,240)	6,181	3,292	20
Accrued liabilities	(890)	7,044	(5,888)	5,992
Income taxes payable	(6,847)	3,543	2,635	493
Other, net	(2,067)	676	1,452	277

Net cash provided by operating activities	47,858	47,667	12,132	5,492

INVESTING ACTIVITIES
Acquisition of STRI, net of cash acquired	—	—	(316,980)	—
Capital expenditures	(17,833)	(35,288)	(10,064)	(3,510)
Purchase of investments	(1,001)	—	—	—

Net cash used in investing activities	(18,834)	(35,288)	(327,044)	(3,510)

FINANCING ACTIVITIES
Long-term debt borrowings	—	—	260,000	—
Long-term debt repayments	(16,850)	(1,850)	(62,425)	(6,000)
Principal payments on capital lease obligations	(165)	(155)	(74)	(76)
Proceeds received from issuance of common stock pursuant to IPO, net of offering costs	30,855	—	—	—
Other issuance costs	(2,458)	(3,266)	(7,933)	—
Proceeds from issuance of Class A units	—	—	145,697	—

Net cash provided by (used in) financing activities	11,382	(5,271)	335,265	(6,076)

Effect of exchange rate changes on cash	875	(420)	827	(190)

Net increase (decrease) in cash and cash equivalents	41,281	6,688	21,180	(4,284)
Cash and cash equivalents, Beginning of period	27,868	21,180	—	17,939

Cash and cash equivalents, End of period	$69,149	$27,868	$21,180	$13,655

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$15,820	$19,792	$12,661	$2,768

Income taxes	$15,647	$19,495	$5,466	$3,729

NON-CASH INVESTING AND FINANCING ACTIVITIES
Conversion of contingently redeemable units to common stock	$2,930	$—	$—	$—
Shares exchanged for stock interests in Predecessor	$—	$—	$32,952	$—

See accompanying notes to these consolidated financial statements.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 1—BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Basis of Presentation

        On June 15, 2007, DLJ Merchant Banking Partners IV, L.P. and affiliated investment funds, or ("DLJMB"), and its co-investors, together with members of STR Holdings, Inc.'s (the "Company") board of directors, its executive officers and other members of management, acquired 100% of the voting equity interests in the Company's wholly-owned subsidiary, Specialized Technology Resources, Inc. for $365.6 million, including transaction costs. They acquired Specialized Technology Resources, Inc. for investment purposes.

        In connection with the acquisition:

  •
  DLJMB and its co-investors contributed $145.7 million in cash for approximately 81.6% of the voting equity interests in STR Holdings LLC;

  •
  Dennis L. Jilot, the Company's Chairman, President and Chief Executive Officer, Barry A. Morris, the Company's Executive Vice President and Chief Financial Officer, and Robert S. Yorgensen, the Company's Vice President and President of STR Solar, exchanged a portion of their existing equity investments in Specialized Technology Resources, Inc., valued at approximately $11.5 million, for approximately 6.4% of the voting equity interests in STR Holdings LLC;

  •
  other stockholders of Specialized Technology Resources, Inc., including some current and former employees and former directors, exchanged a portion of their existing equity investments in Specialized Technology Resources, Inc., valued at approximately $21.5 million, for approximately 12.0% of the voting equity interests in STR Holdings LLC;

  •
  Specialized Technology Resources, Inc., as borrower, and STR Holdings LLC, as a guarantor, entered into a first lien credit facility providing for a fully drawn $185.0 million term loan facility and an undrawn $20.0 million revolving credit facility and a second lien credit facility providing for a fully drawn $75.0 million term loan facility, in each case, with Credit Suisse, as administrative agent and collateral agent; and

  •
  with the cash contributed from DLJMB and its co-investors and the borrowings under the Company's first lien and second lien credit facilities, STR Holdings LLC (i) purchased the remaining shares of stock in Specialized Technology Resources, Inc. for $324.7 million, (ii) repaid $61.7 million of debt held by Specialized Technology Resources, Inc., (iii) settled Specialized Technology Resources, Inc. stock options for $1.5 million, (iv) paid financing costs of $7.9 million and transaction costs of $4.4 million, and (v) retained the remaining $5.5 million in proceeds for working capital purposes.

        The Company refers to the foregoing transactions collectively as the "DLJ Transactions".

        Prior to November 5, 2009 the Company conducted its business through STR Holdings LLC and its subsidiaries. STR Holdings (New) LLC ("NewCo"), a Delaware limited liability company, was formed on September 30, 2009 as an indirect subsidiary of STR Holdings LLC and held no material assets and did not engage in any operations.

        Pursuant to the corporate reorganization on November 5, 2009, STR Holdings LLC liquidated. A subsidiary of NewCo merged with and into Specialized Technology Resources, Inc. and its subsidiaries

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 1—BASIS OF PRESENTATION AND NATURE OF OPERATIONS (Continued)

("STRI") and, as a result, STRI became a wholly-owned subsidiary of NewCo. The unitholders of STR Holdings LLC became unitholders of NewCo. NewCo converted from a limited liability company into a Delaware 'C' corporation, named STR Holdings, Inc., and the outstanding units of NewCo converted into a single class of common stock of STR Holdings, Inc ("Holdings").

        On November 12, 2009, the Company closed its initial public offering ("IPO") of 12,300,000 shares of common stock at an offering price of $10 per share, of which 3,300,000 shares were sold by the Company and 9,000,000 shares were sold by selling stockholders. The Company raised approximately $25.0 million in net proceeds after deducting underwriting discounts, commissions and other offering costs of approximately $7.8 million. Effective with the conversion of NewCo into STR Holdings, Inc., the outstanding units were automatically converted into shares of common stock and restricted common stock.

        These consolidated financial statements reflect the financial statements of Holdings and its subsidiaries on a consolidated basis. The consolidated financial statements presented for the period from January 1 to June 14, 2007, present the historical basis of accounting for the "predecessor" entity, STRI. The consolidated financial statements for the years ended December 31, 2009 and December 31, 2008, and the period from June 15 to December 31, 2007 represent the new basis of accounting for the "successor" entity. The consolidated financial statements of the predecessor entity are not comparable with the consolidated financial statements of the successor entity, STR Holdings, Inc. and its subsidiaries.

        The accompanying consolidated financial statements and the related information contained within the notes to the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the Unites States of America ("GAAP") and applicable rules and regulations of the Securities and Exchange Commission ("SEC") for financial information and annual reports on the Form 10-K.

        Certain prior periods' disclosures have been reclassified to conform to the current period's presentation.

Nature of Operations

        STRI was incorporated in 1944 as a plastics and industrial materials research and development company. The Company operates in two business segments: Solar and Quality Assurance ("QA").

        Solar designs, develops and manufactures encapsulants that protect the embedded semiconductor circuits of solar panels for sale to solar module manufacturers.

        QA provides product development, inspection, testing and audit services that enable retailers and manufacturers to determine whether products meet applicable safety, regulatory, quality, performance and social standards.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the Company's significant accounting policies is as follows:

        Basis of Accounting.    The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

        Principles of Consolidation.    The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. Intercompany transactions and account balances have been eliminated. The Company accounts for its 50% owned investments on an equity basis (See Note 6).

        The Company owns 51% of STR Registrar LLC ("Registrar"), a joint venture with Science Technology and Registration Holdings, Inc. Registrar operates in the United States for the purpose of providing globally accepted and accredited management system registration services. At December 31, 2009 and December 31, 2008, the non-controlling interest and financial performance of Registrar after elimination of intercompany transactions was deminimis.

        Use of Estimates.    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. The Company's significant estimates include its revenue recognition, allowance for doubtful accounts receivable, inventory valuation, the recorded amounts and amortization periods of its intangible assets, valuation of goodwill, product performance accrual, income taxes payable and deferred income taxes, its assessment of uncertain tax positions and its stock-based compensation costs. Actual results could differ materially from these estimates.

        Fair Value Estimates.    The Company adopted ASC 820-10—Fair Value Measurements, in the first quarter of 2008. As of December 31, 2009, the Company did not have any significant non-recurring measurements of nonfinancial assets and nonfinancial liabilities. ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820-10 classifies the inputs used to measure fair value into the following hierarchy:

Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities
Level 2:
Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability
Level 3:	Unobservable inputs for the asset or liability
(See Note 14).

        The carrying values for cash, accounts receivable, accounts payable, accrued liabilities and other current assets and liabilities approximate their fair values due to their short maturities.

        Foreign Currency Translation and Transactions.    The Company's international operations use the local currency as their functional currency other than our Malaysian subsidiary whose functional

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

currency is the U.S. Dollar. Assets and liabilities of international operations are translated at period-end rates of exchange; revenues and expenses are translated at average rates of exchange. The resulting translation gains or losses are reflected in accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in net income.

        Cash and Cash Equivalent and Short-Term Investments.    All highly-liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents. Instruments with a maturity of greater than three months are classified as short-term investments. Short-term investments include a compensating balance of $1.0 million held in a foreign country for the procurement of an overdraft facility. Although the compensating balance may be withdrawn, the availability of the overdraft facility is dependent upon maintenance of the compensating balance.

        Recognition of Revenue and Accounts Receivable.    The Company recognizes revenue when evidence of an arrangement exists, delivery of the product or service has occurred and title and risk of loss have passed to the customer, the sales price is fixed or determinable, and collectability of the resulting receivable is reasonably assured.

        Solar recognizes revenue from the manufacture and sale of its products either at the time of shipping or at the time the product is received at the customer's port or dock, depending upon terms of the contract.

        Quality Assurance performs testing, quality assurance and compliance consulting on a fixed-price, time and material, or a cost plus fixed-fee basis. The majority of the Company's Quality Assurance contracts provide one service deliverable to the client, and revenue is recognized upon completion of such service when a report is provided to the client.

        A limited number of Quality Assurance contracts include the performance of multiple service offerings in an integrated package and are more long term in nature. The amount of revenue recognized for these contracts amounted to $3.7 million, $5.0 million and $4.5 million for the year ended December 31, 2009, the year ended December 31, 2008 and the year ended December 31, 2007, respectively. These contracts are accounted for under ASC 605—Revenue Recognition. ASC 605 requires contract consideration in which multiple service offerings are provided under a single contract to be allocated to each specific service offering based on each portion of the contract's respective fair value in proportion to the contract's total fair value. The Company has determined that each deliverable under these contracts is a separate unit of accounting that possesses fair value that is represented by price lists and historical billing practices. The Company recognizes revenue on each contract deliverable when the services have been completed and communicated to our client. Contractual termination provisions exist by which either party may cancel the contract with written notice. Upon notice, the Company is contractually entitled to receive compensation for all services performed up to and through the termination period.

        Billing for these contracts occurs on a pre-determined schedule or at the end of the contractual term. Unbilled receivables represent revenue that has been recognized but not billed, while billings in excess of earned revenues represent billings to clients in excess of revenues recognized on contracts.

        Allowance for Doubtful Accounts.    The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

reviews the collectability of its receivables on an ongoing basis and writes off accounts receivable after reasonable collection efforts have been made and collection is deemed questionable or uncollectible.

        Inventories.    The Company's finished goods inventories are made-to-order and possess a shelf life of six to nine months from the date of manufacture. Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis and includes both the costs of acquisition and the costs of manufacturing. These costs include direct material, direct labor and fixed and variable indirect manufacturing costs, including depreciation and amortization.

        The Company will write down inventory to its net realizable value when it is probable that its finished goods inventories carrying cost is not fully recoverable through sale or other disposition. The Company's write down considers overall market conditions, customer inventory levels, legal or contractual provisions and age of the finished goods inventories.

        Prior to 2009, obsolescence was not a significant factor in the valuation of inventory. Due to the recessionary economic environment that existed during the first six months of 2009, some customers canceled or delayed the delivery of orders after the product was manufactured but not yet shipped. As such, $1.0 million of inventory write downs were recorded during the first half of the year ended December 31, 2009 with such amounts being fully utilized as of December 31, 2009.

        Property, Plant and Equipment.    Property, plant and equipment are recorded at cost and include expenditures for items that increase the useful lives of existing equipment. Maintenance and repairs are expensed as incurred. The property, plant and equipment accounts are relieved at cost, less related accumulated depreciation, when properties are disposed of or otherwise retired. Gains and losses from disposal of property, plant and equipment are included in net income.

        The Company incurs costs related to the development of computer software for internal use. These costs are accounted for under ASC 350 - 40—Intangibles—Goodwill and Other—Internal-Use Software. The Company capitalizes external direct costs of materials and services, internal payroll and payroll-related costs for employees who spend direct time working on the computer software project and a portion of interest cost incurred while developing the internal use computer software. Training costs are expensed as incurred.

        Goodwill.    Goodwill represents the excess of the purchase price consideration over the estimated fair value assigned to the individual assets acquired and liabilities assumed. The Company does not amortize goodwill, but instead tests goodwill for impairment in accordance with the two-step method described in ASC 350 Intangibles—Goodwill and Other. The Company performs its annual impairment review of goodwill in the fourth quarter, and will also perform a review if at any time facts and circumstances warrant. In assessing if there is an impairment of goodwill, the Company first determines the fair value of its two reporting units, which are also its reportable segments, Solar and QA. If the fair value of either of its two segments, were to be less than its carrying value, the Company would allocate the current fair value of the segment to the assets and liabilities of the segment to estimate the segment's goodwill. If such implied goodwill was less than the carrying value of such goodwill, the Company would record an impairment charge for the amount of such difference. The Company completed its required annual impairment testing in the fourth quarter of each of 2009, 2008 and 2007, which resulted in no impairments to the Company's goodwill.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Intangible Assets.    The Company accounts for business acquisitions using the purchase method of accounting and records definite-lived intangible assets separately from goodwill. Intangible assets are recorded at their estimated fair value at the date of acquisition.

        The Company's intangible assets include its customer relationships, trademarks, proprietary technology and accreditations and resulted from the DLJ Transactions that occurred in June of 2007.

        The Company's customer relationships consist of the value associated with existing contractual arrangements as well as expected value to be derived from future contract renewals of its Solar and QA customers. The Company determined their value using the income approach. Their useful life was determined by consideration of a number of factors, including the Company's long-standing customer base and attrition rates.

        The Company's trademarks represent the value of its STR® and Photocap® trademarks. The Company determined their value using the "relief-from-royalty" method. The useful life of trademarks was determined by consideration of a number of factors, including elapsed time and anticipated future cash flows.

        The Company's proprietary technology represents the value of its Solar manufacturing processes. The Company determined its value using the "relief-from-royalty" method. The useful life of proprietary technology was determined by consideration of a number of factors, including elapsed time, prior innovations and potential future technological changes.

        The Company's accreditations represent the value of QA's technical skills and ability to provide worldwide product testing, inspection and audits under applicable standards. The Company determined their value based on the cost approach. The useful life for accreditations was determined by consideration of a number of factors, including the duration such accreditations will be in effect and anticipated future cash flows.

        Long-lived Assets.    In accordance with ASC - 360—Property, Plant, and Equipment, the Company reviews the carrying value of its long-lived assets, including property, plant and equipment, for impairment when events or changes in circumstances indicate the carrying value of an asset may not be recoverable. If a long-lived asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value and the asset's fair value. Fair value is estimated based upon discounted future cash flows or other reasonable estimates of fair market value.

        Asset Retirement Obligations.    The Company accounts for asset retirement obligations in accordance with ASC 410—Asset Retirement and Environmental Obligations, which requires a company to recognize a liability for the fair value of obligations to retire tangible long-lived assets when there is a contractual obligation to incur such costs. The Company has recorded its asset retirement obligations relating to the cost of removing improvements from lease facilities at the end of the lease terms. The Company's conditional asset retirement obligations are not material.

        Deferred Financing Costs.    The Company capitalizes debt issuance costs and amortizes the costs as a component of interest expense over the term of the related debt facility. Amortization of deferred financing costs was $1,522, $1,150, $621, and $140 for the year ended December 31, 2009, the year

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ended December 31, 2008, the period from June 15 to December 31, 2007, and the period from January 1 to June 14, 2007, respectively.

        Leases.    The Company leases certain facilities and equipment used in its operations. The Company accounts for its leases under the provisions of ASC 840—Leases, which requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. Assets held under capital leases are included in property, plant and equipment, net. Operating lease expense is recorded on a straight-line basis over the lease term.

        Income Taxes.    The Company accounts for income taxes using the asset and liability method in accordance with ASC 740—Income Taxes. Under this method, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. The Company estimates its deferred tax assets and liabilities using the enacted tax laws expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled, and will recognize the effect of a change in tax laws on deferred tax assets and liabilities in the results of its operations during the period that includes the enactment date. The Company records a valuation allowance to reduce its deferred tax assets if it determines that it is more likely than not that some or all of the deferred tax assets will not be realized.

        The Company operates in multiple taxing jurisdictions and is subject to the jurisdiction of a number of U.S. and non-U.S. tax authorities and to tax agreements and treaties among those authorities. Operations in these jurisdictions are taxed on various bases, including income before taxes as calculated in accordance with jurisdictional regulations.

        In the first quarter of 2007, the Company adopted the provisions of ASC 740 related to uncertain tax positions. This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements, and how companies should recognize, measure, present and disclose uncertain tax positions that have been or are expected to be taken. Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the appropriate taxing authority has completed their examination even though the statute of limitations remains open, or the statute of limitation expires. Interest and penalties related to uncertain tax positions are recognized as part of the Company's provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized. (See Note 12)

        Product Performance Accrual.    The Company typically does not provide contractual warranties on its products. However, on limited occasions, the Company incurs costs to service its products in connection with specific product performance matters. Anticipated future costs are recorded as part of cost of sales and accrued liabilities for specific product performance matters when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. During the second half of 2008, the Company recorded an accrual of $5.6 million relating to specific product performance matters, which amount represents management's best estimate of the costs to repair or

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

replace such product. The majority of this accrual relates to a quality claim by one of the Company's customers in connection with a non-encapsulant product that the Company purchased from a vendor in 2005 and 2006 and resold. The Company stopped selling this product in 2006 and is currently attempting to resolve this matter.

        Cost of Sales—Solar.    The Company includes the cost of inventory sold and related costs for the distribution of its product in cost of product sales. These costs include raw materials and other components, direct labor, product performance matters, manufacturing overhead, salaries, other personnel-related expenses, write-off of excess or obsolete inventory, quality control, freight, insurance and depreciation and amortization of intangibles. Shipping and handling costs are classified as a component of cost of product sales. Customer payments for shipping and handling costs are recorded as a component of net product sales.

        Cost of Sales—Quality Assurance.    Included in the cost of sales of services are direct labor, operational overhead, laboratory supplies, salaries and other personnel-related expenses, travel expenses, insurance and depreciation and amortization of intangibles.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses consist primarily of salaries, travel, commissions and other personnel-related expenses for employees engaged in sales, marketing and support of the Company's products and services, trade shows and promotions. General and administrative expenses consist of outside professional fees and expenses for the Company's executive, finance, administrative, information technology, compliance and human resource functions.

        Share-Based Compensation.    In accordance with ASC 718—Compensation—Stock Compensation, the Company recognizes as compensation expense the grant date fair value of stock-based awards over the vesting period of the awards.

        Earnings Per Share.    The Company computes net income per share/unit in accordance with ASC 260—Earnings Per Share. Under the provisions of ASC 260, basic net income per share is computed by dividing the net income available to common stockholders by the weighted average common shares outstanding during the period. Diluted net income per common share adjusts basic net income per common share for the effects of stock options and restricted stock awards only in periods in which such effect is dilutive. ASC 260 also requires the Company to present basic and diluted earnings per share information separately for each class of equity instruments that participate in any income distribution with primary equity instruments (See Note 3).

        Comprehensive Income.    Comprehensive income consists of net income and the effects on the consolidated financial statements of translating the financial statements of the Company's international subsidiaries. Comprehensive income is presented in the consolidated statements of operations and comprehensive income. The Company's accumulated other comprehensive income is presented as a component of equity in its consolidated balance sheets and consists of the cumulative amount of the Company's foreign currency translation adjustments, net of tax impact.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements:

        In June 2009, the FASB issued The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FAS No. 162 which was codified as ASC 105. ASC 105 requires that the FASB Accounting Standards Codification (the "Codification") become the source of authoritative U.S. generally accepted accounting principles recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Company adopted the provisions of ASC 105 effective July 1, 2009, which did not have an impact on the Company's results of operations or financial position.

        In June 2009, the FASB issued a standard related to Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140. The standard requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor's beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. The standard must be applied as of the beginning of the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. The standard will not have an impact on the Company's consolidated financial statements.

        In June 2009, the FASB issued a standard related to Amendments to FASB Interpretation No. 46(R). The standard requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise's involvement in a variable interest entity. The enhanced disclosures are required for any enterprise that holds a variable interest in a variable interest entity. The standard is effective as of the beginning of the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The standard will not have an impact on the Company's consolidated financial statements.

        In October 2009, the FASB issued Accounting Standards Update No. 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. ASC 605-25 addresses the accounting for these arrangements and enables vendors to account for product and services (deliverables) separately rather than as a combined unit. The amendments will significantly improve the reporting of these transactions to more closely resemble their underlying economics, eliminate the residual method of allocation and improve financial reporting with greater transparency of how a vendor allocates revenue in its arrangements. The amendments in this update will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The standard will not have an impact on the Company's consolidated financial statements.

NOTE 3—EARNINGS PER SHARE

        In connection with the Company's IPO, existing holders of Class A, B, C, D, E and F units were issued shares of common stock in exchange for their units. Shares of common stock were issued for vested units and restricted common stock for unvested units based upon the equity value of the Company on the IPO date, in accordance with the STR Holdings LLC agreement relating to priority distribution of units for shares.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 3—EARNINGS PER SHARE (Continued)

        The impact of this issuance has been applied on a retrospective basis to determine earnings per share for the Successor Company periods presented. The number of common shares reflected in the calculation is the total number of shares (vested and unvested) issued to the Company's unitholders based upon their units held on the IPO date. The vesting provisions of the units have been applied to the total common shares issued to determine basic earnings per share (based upon vested common shares equivalent to vested units) and diluted earnings per share (based upon the treasury stock method for unvested restricted common shares equivalent to unvested units).

        The calculation of basic and diluted earnings per share for the periods presented is as follows:

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	Period from June 15 to December 31, 2007	Period from January 1 to June 14, 2007
Basic and diluted net income per share
Numerator:
Net income	$22,989	$28,105	$4,111	$732

Denominator:
Weighted-average shares outstanding	36,638,402	36,083,982	35,846,880	8,632,893
Add: dilutive effect of stock options	—	—	—	501,643
Add: dilutive effect of restricted common stock units	876,388	1,327,783	789,553	—

Weighted average shares outstanding with dilution	37,514,790	37,411,765	36,636,433	9,134,536

Basic earnings per share	$0.63	$0.78	$0.11	$0.08
Diluted earnings per share	$0.61	$0.75	$0.11	$0.08

        All 3,495,685 stock options issued in November 2009 were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive.

NOTE 4—INVENTORIES

        Inventories consist of the following:

	December 31, 2009	December 31, 2008
Finished goods	$2,547	$2,655
Raw materials	9,720	16,116

	$12,267	$18,771

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 5—PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consist of the following:

	Estimated Useful Lives	December 31, 2009	December 31, 2008
Land		$4,589	$3,095
Buildings and improvements	15 - 40	20,766	10,318
Machinery and equipment	5 - 8	45,175	41,170
Furniture, fixtures and computer equipment	3 - 5	8,242	3,118
Automobiles	5 - 7	342	245

		79,114	57,946
Less: accumulated depreciation		(21,525)	(11,695)

		57,589	46,251
Construction in progress		11,306	16,265

Property, plant and equipment, net		$68,895	$62,516

        Depreciation expense was $11,878, $9,745, $3,857 and $2,314 for the year ended December 31, 2009, the year ended December 31, 2008, the period from June 15 to December 31, 2007 and the period from January 1 to June 14, 2007, respectively.

NOTE 6—INVESTMENTS

Equity Method Investments

        The following is a summary of the Company's equity method investments all of which relate to the Quality Assurance segment. The carrying value of all investments accounted for using the equity method is equal to the underlying equity in the net assets of the particular investment at the balance sheet date, unless the Company's share of operating losses has reduced the carrying value of the investment to zero, in which case the investment is carried at zero. There is no readily determinable market value for the Company's equity method investments.

        The Company owns 50% of the shares of CTC-Asia, Ltd., a joint venture with Le Centre Technique Cuir Chaussure Maroquinerie ("CTC"), which operates a laboratory in Hong Kong primarily involved in the testing of leather products. At December 31, 2009 and December 31, 2008, the Company's investment in CTC-Asia, Ltd. was $866 and $549, respectively, and classified as Other noncurrent assets in the consolidated balance sheets.

        Specialised Technology Resources (UK) Limited ("STR-UK") owns 50% of the shares of STR (France) SAS ("STR France"). STR France, a joint venture with CTC, is incorporated in France for the purpose of carrying out studies, analyses, inspections and other provisions of services related to the manufacture and marketing of nonfood consumer products, primarily leather goods. At December 31, 2009 and December 31, 2008, the Company's investment in STR France was zero as STR-UK's proportionate share of the losses of STR France exceeded the amount invested.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 7—INTANGIBLE ASSETS AND GOODWILL

        The Company has recorded the estimated fair values of intangible assets acquired in connection with acquisitions. The amounts recorded, estimated lives, and amortization methods are as follows:

	December 31, 2009			December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net	Useful Lives
Customer relationships	$102,700	$13,051	$89,649	$102,700	$7,916	$94,784	20 years
Trademarks	65,800	5,575	60,225	65,800	3,381	62,419	30 years
Proprietary technology	70,300	8,934	61,366	70,300	5,419	64,881	20 years
Accreditations	6,600	1,677	4,923	6,600	1,018	5,582	10 years

	$245,400	$29,237	$216,163	$245,400	$17,734	$227,666

        The Company amortizes its intangible assets utilizing the straight line method as this method approximates the economic benefit derived from these assets. Amortization expense of such assets was $11,503, $11,503, $6,231 and $50 for the year ended December 31, 2009, the year ended December 31, 2008, the period ended from June 15, 2007 to December 31, 2007 and the period from January 1, 2007 to June 14, 2007, respectively.

        Estimated future amortization expense at December 31, 2009 is as follows:

2010	$11,503
2011	11,503
2012	11,503
2013	11,503
2014	11,503
Thereafter	158,648

$216,163

        Goodwill was $223,359 and $223,299 at December 31, 2009 and December 31, 2008, respectively. Goodwill was allocated to the Solar and QA segments as follows:

	Solar	Quality Assurance	Consolidated
Balance at December 31, 2008	$146,432	$76,867	$223,299
Purchase price adjustment	40	20	60

Balance at December 31, 2009	$146,472	$76,887	$223,359

        Goodwill was increased in 2009 by $60 to record additional amounts payable to the former Specialized Technology Resources, Inc. stockholders. Goodwill is not deductible for tax purposes.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 8—DEBT

        The Company's long-term debt consists of the following:

	December 31, 2009	December 31, 2008
First Lien Term Loan	$165,375	$182,225
Second Lien Term Loan	75,000	75,000
Capital Leases (Note 9)	131	296

	$240,506	$257,521
Less:
Current portion of long-term debt	(1,981)	(2,015)

Total long term debt, less current portion	$238,525	$255,506

        In connection with the Company's acquisition, on June 15, 2007 (the "Acquisition"), the Company entered into two credit agreements (collectively the "Agreements") with Credit Suisse as administrative and collateral agent. The First Lien Credit Agreement ("First Lien") consists of a $185,000 term loan and a $20,000 revolving credit facility, which includes a sublimit for issuance of letters of credit up to $15,000. The Second Lien Credit Agreement ("Second Lien") consists of a $75,000 term loan. Under the First Lien, the Company also has the ability to request the bank to extend the credit under another term loan facility from time to time in the amount of $10,000. The Company incurred $7,967 of costs relating to these financings that were deferred and are being amortized utilizing the straight line method over the remaining life of the loans.

        The Company incurred an additional $1,125 of costs relating to the Company entering into an amendment to the First Lien Agreement and the Second Lien Agreement on October 5, 2009. The amendments for both Agreements permitted the Company to enter into certain corporate reorganization transactions, including replacing STR Holdings LLC with STR Holdings (New) LLC as a guarantor under each Agreement. This amount that was deferred is also being amortized utilizing the straight line method over the remaining life of the loans.

        Subsequent to the closing of the Company's IPO, per the terms of the Company's First Lien Agreement, the Company has paid down $15,000 of its debt related to this facility and as result of the prepayment, the Company wrote off deferred financing costs of approximately $342.

        Borrowings under the Agreements are collateralized by substantially all of the Company's current and future acquired assets (as defined in the Agreements). The Company and its subsidiaries are guarantors of the obligations. The Company has no independent operations or assets other than through its interest in its subsidiaries. Accordingly, the ability of the Company to obtain funds from its subsidiaries is restricted by the First Lien and Second Lien agreements.

        The Agreements contain customary covenants, including, among other things, limits on the Company's and its subsidiaries' ability to incur additional indebtedness, incur liens, prepay subordinated debt, make loans and certain investments, merge or consolidate, sell assets, and restrict the payment of dividends. The Company is required to maintain financial covenants with respect to capital expenditures, an interest coverage ratio, a debt ratio and a maximum total leverage ratio.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 8—DEBT (Continued)

First Lien

        Borrowings under both the First Lien term loan and the First Lien revolving credit, at the Company's option, are comprised entirely of Alternate Base Rate ("ABR") or Eurodollar loans. The ABR loans bear interest at a rate equal to an applicable percentage rate plus a base rate of the greater of (1) the lender's prime rate or (2) the federal funds rate plus one half of 1%. Eurodollar loans bear interest at an applicable percentage rate plus a London Interbank Offered Rate Reserve Adjusted ("LIBO") rate as determined by the lenders. The initial applicable percentage for borrowings under the term loan facility and the revolving credit facility is 1.5% with respect to ABR borrowings and 2.5% with respect to Eurodollar loans. The weighted average interest rate for 2009 was 2.85% and was 2.73% as of December 31, 2009. The weighted average interest rate for 2008 was 5.0% and was 2.96% as of December 31, 2008.

        The applicable percentage for revolving credit facility borrowings may be reduced, subject to the Company attaining certain leverage ratios. Changes in the applicable percentage will be determined by the administrative agent on an annual basis. In the event of default, the interest rate increases by 2%. There is a commitment fee of 0.5% on the unused portion of the revolving loan facility. The revolving credit facility of $20 million was not used as of December 31, 2009 and December 31, 2008.

        The Company is required to prepay outstanding First Lien term loans, subject to certain exceptions and conditions, with excess cash flow, or in the event of certain asset sales and a public offering of equity securities. Prior to the IPO, the Company was required to make minimum repayments on the First Lien term loan in quarterly principal amounts of $463. However, no mandatory payment is required until June 30, 2011 due to the $15,000 payment made in conjunction with the IPO. Interest payments are due, depending on the type of loan, either monthly or quarterly. Optional prepayments may be made at any time without premium or penalty and in a minimum amount of $1 million. The First Lien term loan matures on June 15, 2014 and the revolving credit facility expires on June 15, 2012.

Second Lien

        Borrowings under the Second Lien term loan, at the Company's option, are comprised entirely of ABR or Eurodollar loans. The ABR loans bear interest at an applicable percentage rate plus a rate equal to a base rate of the greater of (1) the lender's prime rate or (2) the federal funds rate plus 1/2 of 1%. Eurodollar loans bear interest at an applicable percentage rate plus a LIBO rate as determined by the lenders. The initial applicable percentage is 6.0% with respect to base rate borrowings and 7.0% with respect to LIBO borrowings. In the event of default, the interest rate increases by 2%. The Company also has the option to pay interest entirely in cash or by increasing the outstanding principal amount. However, if interest is not paid in cash, the interest rate is increased by an additional 1.5% per annum. Interest payments are made either monthly or quarterly. The weighted average interest rate for 2009 was 7.35% and was 7.23% as of December 31, 2009. The weighted average interest rate for 2008 was 9.54% and was 7.46% as of December 31, 2008.

        The Second Lien term loan matures on December 15, 2014. A lump sum principal loan repayment is due on the maturity date only after all outstanding First Lien borrowings are repaid in full.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 8—DEBT (Continued)

        As of December 31, 2009, the Company was in compliance with all of its covenants and other obligations under the credit Agreements.

Interest Rate Swap

        Effective September 13, 2007, the Company entered into an interest rate swap contract for $200 million notional principal amount of its variable rate debt. The notional principal amount decreased to $130 million on October 1, 2008 and the contract terminates on September 30, 2010. The Company was required under the terms of both First Lien and Second Lien agreement to fix its interest costs on at least 50% of its funded indebtedness for a minimum of three years to economically hedge against the potential rise in interest rates. The interest rate swap was not designated by the Company as a cash flow hedge under ASC 815-10—Accounting for Derivative Instruments and Hedging Activities, as amended. As a result, changes in the fair value of the swap are recorded in the statement of operations. The fair value of the swap was a liability of $4,018 and $6,013 at December 31, 2009 and December 31, 2008, respectively. The resulting change in fair value has been recorded in the respective consolidated balance sheets and in the consolidated statements of operations and comprehensive income.

Other Debt

        One of the Company's foreign subsidiaries maintains a line of credit in the amount of approximately $483 (CHF500) bearing an interest rate of approximately 4.25% as of December 31, 2009 and 4.75% as of December 31, 2008. The purpose of the credit facility is to provide funding for the subsidiary's working capital as deemed necessary during the normal course of business. The facility was not used as of December 31, 2009 and December 31, 2008.

        Required principal repayments of long-term debt, excluding payments on capital lease obligations, as of December 31, 2009 are as follows:

2010	$1,850
2011	1,850
2012	1,850
2013	1,850
2014	232,975

Total	$240,375

        The fair value of the Company's debt was approximately $208.7 million and $200.0 million, determined by its mid-market bid/ask price as of December 31, 2009 and December 31, 2008, respectively.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 9—LEASES

        The Company leases certain machinery and equipment under capital leases which extend through 2010. Capital lease assets and related accumulated amortization, which are recorded as part of property, plant and equipment, are as follows:

	December 31, 2009	December 31, 2008
Capital lease assets	$556	$556
Accumulated amortization	(267)	(162)

Net capital lease assets	$289	$394

        Amortization expense on capital lease assets was $105, $105, $57 and $47 for the year ended December 31, 2009, the year ended December 31, 2008, the period from June 15 to December 31, 2007 and the period from January 1 to June 14, 2007, respectively.

        Future payments on capital leases as of December 31, 2009 are as follows:

Year Ended December 31, 2010	$134
Less amounts representing interest	(3)

Total	$131

        The Company leases various production and Quality Assurance laboratories and office space under non-cancelable operating leases. The leases require the Company to pay property taxes, common area maintenance and certain other costs in addition to base rent. The Company also leases certain machinery and equipment and office furniture and equipment under operating leases. Future minimum payments under all non-cancelable operating leases were as follows as of December 31, 2009:

2010	$4,428
2011	2,474
2012	1,422
2013	988
2014	462
Thereafter	1,446

$11,220

        Rental expense on office space and equipment operating leases was $4,933, $4,220, $2,159 and $1,817 for the year ended December 31, 2009, the year ended December 31, 2008, the period ended from June 15 to December 31, 2007 and the period from January 1 to June 14, 2007, respectively.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 10—STOCKHOLDERS' / UNITHOLDERS' EQUITY

Successor Company

Preferred Stock

        The Company's Board of Directors has authorized 20,000,000 shares of preferred stock, $0.01 par value, issuable in series. At December 31, 2009, there were no shares issued or outstanding.

Common Stock

        The Company's Board of Directors has authorized 200,000,000 shares of common stock, $0.01 par value. At December 31, 2009 there were 41,349,710 shares of issued and outstanding common stock. Each share of common stock is entitled to one vote per share. Included in the 41,349,710 shares are 40,166,397 vested common shares and 1,183,313 restricted unvested common shares.

Prior LLC Units

        Prior to the Company's IPO, the equity structure consisted of LLC member units:

        The Company had authorized a total of 17,864,924 Class A units, 199,766 Class B units, 1,487,750 Class C units, 530,016 Class D units, 530,016 Class E units, and 588,171 Class F units.

        The Class A, B, C, D, E and F units were subject to a priority distribution in the event of a distribution, conversion to shares of common stock upon an IPO, liquidation, partial liquidation, or dissolution of Holdings in three steps: first, 100% to all Class A units until each such unitholder had received an aggregate amount equal to their capital contributions; second, pro rata to each Class A, B, C, D and F unit until each Class A unit had received 2.5 times its capital contributions; third, pro rata to each Class A, B, C, D, E and F unit based upon units held by each unitholder. Such distribution or liquidation may have been in the form of cash, securities or other consideration. Dividends on unvested units were deferred and paid only upon vesting. Unvested units vested immediately upon a change of control.

        Each Class A unit had voting rights. The Class B, C, D, E and F units had no voting rights.

        Under certain circumstances, certain unitholders had the option to sell their units back to the Company at fair value. In addition, the Company had the right to repurchase vested units from a terminated employee at the greater of fair value, as determined by the Board of Managers, and the original purchase price paid to the Company if terminated without cause, or at the original purchase price paid to the Company, if terminated for cause. These contingent rights did not meet the criteria for the units to be "liability" classified under ASC 718-10 or as liabilities under ASC 480-10, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. However, they met the definition of redeemable equity securities to be classified as temporary equity in accordance with Rule 5-02.27 of SEC Regulation S-X.

        In connection with the Company's IPO, all units have been converted into shares of common stock.

        The following table presents the number of shares of common stock and unvested restricted common stock issued for the respective units upon conversion. The number of shares of common stock

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 10—STOCKHOLDERS' / UNITHOLDERS' EQUITY (Continued)

and unvested restricted common stock issued was based upon the vesting provisions of the outstanding units and reflect the units vested and unvested at the date of conversion:

Class of Units	Shares of Common Stock	Shares of Unvested Restricted Common Stock	Total Shares of Common Stock
A units	35,352,504	397,491	35,749,995
B units	195,053	—	195,053
C units	542,685	553,588	1,096,273
D units	176,211	217,884	394,095
E units	—	—	—
F units	478,578	95,716	574,294

Total	36,745,031	1,264,679	38,009,710

Predecessor Company

        Prior to the Acquisition, the Company's capital structure provided for a $10 per share liquidation preference for all class B common stockholders. If upon liquidation, dissolution, or winding up, the Company's assets were insufficient to permit this payment, then the assets available for distribution would be distributed ratably to all class B common stockholders. After all amounts owed to class B common stockholders were paid in full, the remaining net assets of the Company would be distributed ratably among all holders of the Company's class A common stock, class B common stock and class C common stock.

        Holders of all classes of the Company's common stock were entitled to receive special dividends, as from time to time may have been declared by the Company's Board of Directors.

        Holders of the class A common stock and class B common stock were required to vote as a class on all matters to be voted on by the stockholders of the Company. Each stockholder was entitled to one vote per share of class A common stock and/or class B common stock held. Class C common stockholders had no voting rights, except as required by applicable laws.

        Conversion features were available to class A common stockholders and class C common stockholders, such that at the option of the stockholders, each share of class A common stock could have been converted to one share of class C common stock and each share of class C common stock could have been converted to a share of class A common stock.

NOTE 11—STOCK-BASED COMPENSATION

        On November 6, 2009, the Company's Board of Directors approved the Company's 2009 Equity Incentive Plan (the "2009 Plan") which became effective on the same day. A total of 4,750,000 shares of common stock, subject to increase on an annual basis, are reserved for issuance under the 2009 Plan. The 2009 Plan is administered by the Board of Directors or any committee designated by the Board of Directors, which have the authority to designate participants and determine the number and type of awards to be granted, the time at which awards are exercisable, the method of payment and any other

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 11—STOCK-BASED COMPENSATION (Continued)

terms or conditions of the awards. The 2009 Plan provides for the grant of stock options, including incentive stock options and nonqualified stock options, collectively, "options," stock appreciation rights, shares of restricted stock, or "restricted stock," rights to dividend equivalents and other stock-based awards, collectively, the "awards." The committee will, with regard to each award, determine the terms and conditions of the award, including the number of shares subject to the award, the vesting terms of the award, and the purchase price for the award. Awards may be made in assumption of or in substitution for outstanding awards previously granted by us or our affiliates, or a company acquired by us or with which we combine. Options generally vest monthly over a five-year period and expire ten years from the date of grant.

        On November 6, 2009, the Company issued 3,495,685 options to purchase the Company's common stock at exercise prices ranging from $10.00 to $21.50 to certain employees and directors under the 2009 Plan. There were 1,214,315 shares available for grant under the 2009 Plan as of December 31, 2009.

        In connection with the 3,495,685 options granted on November 6, 2009, there are varying service and/or performance conditions. Following is a summary of the characteristics of each these shares:

Shares	Service/Performance Condition
199,766	Vests 100% on January 31, 2010.
371,010	Vests 5/6 on January 31, 2010 and the remaining 1/5 vests in June 15, 2010.
461,966	Vests 5/60 on January 31, 2010 and the remaining options vesting ratably in equal 1/55 installments as of the last day of each of the successive 55 months thereafter.
510,935	Vests 29/60 on January 31, 2010 and the remaining options vesting ratably in equal 1/31 installments as of the last day of each of the successive 31 months thereafter.
31,292	Vests 22/60 on January 31, 2010 and the remaining options vesting ratably in equal 1/38 installments as of the last day of each of the successive 38 months thereafter.
275,021	Vests 2/48 on January 31, 2010 and the remaining options vesting ratably in equal 1/46 installments as of the last day of each of the successive 46 months thereafter.
851,384	Vests 31/60 on January 31, 2010 and the remaining options vesting ratably in equal 1/29 installments as of the last day of each of the successive 29 months thereafter.
303,461	Vests 156,788 on January 31, 2010 and the remaining options vesting ratably in equal 1/29 installments as of the last day of each of the successive 29 months thereafter.
181,798	Vests 93,929 on January 31, 2010 and the remaining options vesting ratably in equal 1/29 installments as of the last day of each of the successive 29 months thereafter.
300,816	Vests 3/5 on January 31, 2010 and the remaining 2/5 will vest annually in equal installments over two years, commencing on 12/31/2010, subject to performance conditions per the stock option agreement.
8,236	Vests 1/5 on January 31, 2010 and the remaining 4/5 will vest annually in equal installments over two years, commencing on 12/31/2010, subject to performance conditions per the stock option agreement.

3,495,685

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 11—STOCK-BASED COMPENSATION (Continued)

        The fair value of the stock options issued upon the closing of the Company's IPO was determined using the Black-Scholes option pricing model. The Company's assumptions about stock-price volatility have been based exclusively on the implied volatilities of other publicly traded options to buy stock with contractual terms closest to the expected life of options granted to the Company's employees. The expected term represents the estimated time until employee exercise is estimated to occur taking into account vesting schedules and using the Hull-White model. The risk-free interest rate for periods within the contractual life of the award is based on the U.S. Treasury 10 year zero-coupon strip yield in effect at the time of grant. The expected dividend yield was based on the assumption that no dividends are expected to be distributed in the near future.

        The following table presents the assumptions used to estimate the fair values of the stock options granted subsequent to the IPO:

2009

Risk-free interest rate	1.96%
Expected volatility	61.61%
Expected life (in years)	2.7 to 4.9
Dividend yield	—
Weighted-average estimated fair value of options granted during the year	$4.59

        The following table summarizes the options activity under the Company's 2009 Plan subsequent to the IPO:

	Options Outstanding
	Number of Shares	Weighted- Average Exercise Price	Weighted - Average Remaining Contractual Term (in years)	Weighted Average Grant-Date Fair Value	Aggregate Intrinsic Value(1)
Balance at November 6, 2009	—	$—
Options granted	3,495,685	$10.65
Exercised	—	$—
Canceled/forfeited	—	$—

Balance at December 31, 2009	3,495,685	$10.65	9.83	$4.59	$17,697

Vested and exercisable as of December 31, 2009	—	$—	—	$—	$—
Vested and exercisable as of December 31, 2009 and expected to vest thereafter	3,495,685	$10.65	9.83	$4.59	$17,697

(1)
The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the closing stock price of $15.71 of the Company's common stock on December 31, 2009.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 11—STOCK-BASED COMPENSATION (Continued)

        The following table summarizes additional information regarding outstanding, exercisable, and exercisable and vested stock options at December 31, 2009:

	Options Outstanding			Options Exercisable		Options Exercisable and Vested
Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Life (Years)	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
$10.00	2,721,073	9.83	$10.00	—	$—	—	$—
$12.81	735,084	9.83	$12.81	—	$—	—	$—
$13.30	31,292	9.83	$13.30	—	$—	—	$—
$21.50	8,236	9.83	$21.50	—	$—	—	$—

$10.00 - $21.50	3,495,685	9.83	$10.65	—	$—	—	$—

        The total grant date fair value of stock options vested and unvested during 2009 was $0 and $16.1 million, respectively. The aggregate intrinsic value of all options exercised during 2009 was $0.

        As of December 31, 2009, there was $10.6 million of unrecognized compensation cost related to outstanding employee and director stock awards. This amount is expected to be recognized over a weighted-average vesting period of 3.46 years. To the extent the actual forfeiture rate is different from what the Company has anticipated, stock-based compensation related to these awards will be different from its expectations.

        On November 6, 2009, in connection with the IPO the Company issued 40,000 shares of restricted common stock with a fair value of $400 to four of its directors under the 2009 Plan.

        Effective as of April 1, 2009, a total of 223,464 Phantom A units, with an estimated grant date fair value of $6.0 million, were granted to the Company's Chief Executive Officer. This grant was accounted for as a liability—classified award and, accordingly, compensation expense and a liability of $552 was recorded prior to the IPO for the vested portion of the award. Upon the IPO, the Phantom A units converted to 441,656 shares of the Company's common stock and, as a result, the liability was reclassified as an equity-based award.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 11—STOCK-BASED COMPENSATION (Continued)

        The following table summarizes the restricted shares activities under the Company's 2009 Plan for the year ended December 31, 2009:

	Unvested Restricted Shares
	Number of Shares	Weighted- Average Grant-Date Fair Value
Unvested at November 6, 2009(1)	1,264,679	$10.00
Granted	40,000	$10.00
Vested	(121,366)
Canceled	—

Unvested at December 31, 2009	1,183,313	$10.00

Expected to vest after December 31, 2009(2)	1,183,313	$10.00

(1)
The 1,264,679 shares unvested as of November 6, 2009 represent the restricted shares issued to former LLC unitholders and the Company's Chief Executive Officer in connection with the conversion.

(2)
As of December 31, 2009, there was $6.2 million of unrecognized compensation cost related to employee and director unvested restricted shares. This amount is expected to be recognized over a weighted-average vesting period of 2.37 years. To the extent the actual forfeiture rate is different from what the Company has anticipated, stock-based compensation related to these awards will be different from its expectations.

        Stock-based compensation expense was included in the following consolidated statement of operations and comprehensive income categories:

	Years Ended December 31,
	2009	2008	2007
Selling, general and administrative expense	$7,308	$1,752	$2,634

Total recognized tax benefit	$—	$—	$—

LLC Units Prior to Initial Public Offering

        In connection with and subsequent to the DLJMB acquisition of the Company (the "Acquisition"), Class B, Class C, Class D, Class E and Class F incentive units were issued to employees and certain

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 11—STOCK-BASED COMPENSATION (Continued)

non-employee investors, each class of which had varying service and/or performance conditions. The following is a summary of the characteristics of each class of units:

Unit	Service/Performance Condition
Class B	Vested immediately upon issuance.
Class C	Vested ratably at month end in 1/60th installments beginning the month following the date of issuance.
Class D
Vested ratably in 1/5th annual installments beginning with the year ending on December 31, 2007 if the equity value performance target, as provided in the LLC agreement, was achieved. Equity value performance targets were based on a multiple of management's projections of Consolidated EBITDA for such fiscal year, less estimated net indebtedness. Performance targets were met if the Company's actual equity valuation is 85% or greater of the target equity value.
Class E	Vested ratably at month end in 1/60th installments beginning the month following the date of issuance.
Class F	Vested 50% immediately upon issuance and the remaining 50% vests one-third each year on the first, second and third anniversary of issuance.

        During the period from June 15 to December 31, 2007, 199,766 Class B units, 1,266,992 Class C units, 451,181 Class D units, 451,181 Class E units and 588,171 Class F units were awarded. There was no consideration required to be paid by the unitholders in connection with the awards.

        During the year ended December 31, 2008, 11,666 Class C, 4,167 Class D, and 4,167 Class E units were awarded.

        Valuation Assumptions:    The fair value of each unit granted during the period from June 15 to December 31, 2007 was retrospectively determined. To determine the fair value of the 2007 grants, the Company used the enterprise value ascribed by the purchase price for the contemporaneous transaction and subtracted the amount of total debt to determine the equity value. The Company then applied a Black-Scholes option-pricing model that used the assumptions noted in the following table, along with the associated weighted average fair values attributable to each class of incentive units. Historical data was used to estimate pre-vesting forfeitures. To the extent actual results of forfeitures differed from the estimates, such amounts were recorded as an adjustment in the period the estimates were revised. The expected volatilities are based on a peer group of companies, as the Company was a non-public entity. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the units. The expected term represented the estimated time until a liquidity event. The most likely liquidity event was an IPO in which units would be exchanged

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 11—STOCK-BASED COMPENSATION (Continued)

for restricted stock. The expected dividend yield was based on the assumption that no dividends were expected to be distributed in the near future.

Period from June 15 to December 31, 2007
Volatility	52.72%
Risk-free interest rates	4.98%
Expected term	3.47 Years
Dividend yield	0.00%
Weighted average grant-date fair value:
Service-based	$2.85
Performance-based	$3.22

        The fair value of the units granted in 2008 was determined contemporaneously with the grant. In order to determine the fair value of the 2008 grants, the Company determined the enterprise value of the Company based on the discounted cash flow and the prior transaction methods. The discounted cash flow method determined the present value of the Company's projected future free cash flow. The prior transaction method utilized the value at the time of the Acquisition and applied implied multiples to various financial metrics, including revenue, earnings before interest and taxes and Adjusted EBITDA and applied the multiples to the Company's results of operations for the more recent periods. The equity value was calculated based on a weighted average of the enterprise values ascribed by each method minus the total amount of debt on the relevant date. The Company then applied a Black-Scholes option-pricing model that used the assumptions noted in the following table, along with the associated weighted average fair values attributable to each class of incentive units. Historical data was used to estimate pre-vesting forfeitures. To the extent actual results of forfeitures differed from the estimates, such amounts were recorded as an adjustment in the period the estimates were revised. The expected volatilities were based on a peer group of companies, as the Company was a non-public entity at the time of the valuation. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the units. The expected term represented the estimated time until a liquidity event. The most likely liquidity event was an IPO in which units would be exchanged for restricted stock. The expected dividend yield was based on the assumption that no dividends were expected to be distributed in the near future.

March 2008
Volatility	60.00%
Risk-free interest rates	1.71%
Expected term	2.2 Years
Dividend yield	0.00%
Weighted average grant-date fair value:
Service-based	$7.26
Performance-based	$8.16

        There was no contractual term or expiration date for the Class B, C, D, E and F units that were issued.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 11—STOCK-BASED COMPENSATION (Continued)

        A summary of unit activity during the period from June 15 to December 31, 2007, the year ended December 31, 2008 and the period from January 1, 2009 through November 6, 2009 is presented below:

Service-Based Awards

	Class B Units	Class C Units	Class E Units	Class F Units	Total Units	Weighted Average Grant-Date Fair Value
Granted	199,766	1,266,992	451,181	588,171	2,506,110	$2.85
Vested	(199,766)	(116,744)	(41,562)	(294,086)	(652,158)	$3.09
Forfeited	—	—	—	—	—

Unvested as of December 31, 2007	—	1,150,248	409,619	294,085	1,853,952	$2.76
Granted	—	11,666	4,167	—	15,833	$7.26
Vested	—	(255,143)	(90,867)	(98,029)	(444,039)	$2.81
Forfeited	—	—	—	—	—

Unvested as of December 31, 2008	—	906,771	322,919	196,056	1,425,746	$2.80
Granted	—	—	—	—	—
Vested	—	(187,612)	(66,775)	(98,028)	(352,415)	$2.86
Forfeited	—	(144,239)	(51,515)	—	(195,754)	$2.67

Unvested as of November 6, 2009	—	574,920	204,629	98,028	877,577	$2.79

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 11—STOCK-BASED COMPENSATION (Continued)

  Performance-Based Awards

	Class D Units	Weighted Average Grant-Date Fair Value
Granted	451,181	$3.22
Vested	(90,231)	$3.22
Forfeited	—

Unvested as of December 31, 2007	360,950	$3.22
Granted	4,167	$8.16
Vested	(91,076)	$3.27
Forfeited	—

Unvested as of December 31, 2008	274,041	$3.28
Granted	—
Vested	—
Forfeited	(47,552)	$3.22

Unvested as of November 6, 2009	226,489	$3.29

Predecessor

        Prior to the June 15, 2007 Acquisition, the Company had a stock option and restricted stock purchase plan which provided selected employees the opportunity to be granted stock options or restricted stock awards of the Company. The Board of Directors determined the purchase or option exercise price. The awards generally vested over three to four years. The maximum term for all options was 10 years.

        Valuation Assumptions.    The fair value of each option was estimated on the date of grant using a Black-Scholes based option valuation model that used certain relevant assumptions. The fair value was determined based on a contemporaneous internal valuation prepared by management and approved by the Board of Directors. Expected volatilities were based on historical volatilities of comparable companies' stock and other factors. The Company used historical data to estimate option exercise and employee forfeitures within the valuation model. The expected term of options granted was estimated from past exercise activity and represented the period of time that granted options were expected to be outstanding. The risk free rate for periods within the contractual life of the option was based on the U.S. Treasury yield curve at the time of grant.

        There were no stock options granted in the period from January 1 to June 14, 2007.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 11—STOCK-BASED COMPENSATION (Continued)

        The following table summarizes the Company's stock option activity for the Predecessor:

	For the Period from January 1 to June 14, 2007
	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	95,000	$3.05
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at end of period	95,000	$3.05

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Terms	Aggregate Intrinsic Value
			(Years)
Vested or expected to vest at June 14, 2007	95,000	$3.05	4.75	$3,457
Exercisable at June 14, 2007	92,500	$3.13	4.73	$3,360

        The total intrinsic value of options exercised during the period ended June 14, 2007 was $0.

        The Company has issued restricted stock awards which vested over varying periods of time. Activity related to these awards is as follows:

Shares
Unvested at December 31, 2006	452,500
Vested	—

Unvested at June 14, 2007	452,500

        Stock-based compensation expense was included in the following consolidated statements of operations and comprehensive income categories:

Period from January 1 to June 14, 2007
Selling, general and administrative expense	$33
Total recognized tax benefit	$12

        In connection with the June 15, 2007 Acquisition, the Company's outstanding stock options and restricted stock awards were settled by the acquiror. Options totaling 55,000 were repurchased and converted into a deferred payment of $1,998. An additional 40,000 options were settled for a cash payment of $1,459. The Company's remaining unvested portion of its restricted stock awards was accelerated and the awards became fully vested.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 12—INCOME TAXES

        Income before income tax expense is as follows:

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	June 15 to December 31, 2007	January 1 to June 14, 2007
Domestic	$12,126	$11,444	$(7,796)	$41
Foreign	20,905	34,531	16,479	4,674

Total	$33,031	$45,975	$8,683	$4,715

        The provision for income taxes (benefit) consists of the following components:

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	June 15 to December 31, 2007	January 1 to June 14, 2007
Current tax expense
U.S. federal	$4,338	$10,515	$2,588	$2,065
Foreign	6,916	10,895	4,958	1,760
State and local	560	852	336	296

Total current tax expense	11,814	22,262	7,882	4,121
Deferred tax expense (benefit):
U.S. federal	(1,308)	(6,562)	(4,302)	(144)
Foreign	406	376	577	(35)
State and local	(870)	1,794	415	41

Total deferred tax benefit	(1,772)	(4,392)	(3,310)	(138)

Total income tax expense	$10,042	$17,870	$4,572	$3,983

        Tax benefits of $0, $0, $0 and $351 for the year ended December 31, 2009, the year ended December 31, 2008, the period from June 15 to December 31, 2007 and the period from January 1 to June 14, 2007, respectively, associated with the exercise of stock options were recorded to additional paid-in capital. Tax benefits associated with the "Windfall" for stock options exercised are determined on a "with and without" basis.

        A deferred tax expense of $572, a tax benefit of $972, and a tax expense of $782 relating to the cumulative translation adjustment of the Company's foreign subsidiaries financial statements is recorded in other comprehensive income for the year ended December 31, 2009, the year ended December 31, 2008 and the period from June 15, 2007 to December 31, 2007, respectively.

        During the year ended December 31, 2008, the Company recorded adjustments to income tax expense and deferred income taxes related to the Acquisition. Amounts recorded in 2008 were to recognize an income tax expense and deferred tax liability of $1,880 for Connecticut state income taxes and an income tax benefit and deferred tax asset of $735 for deferred compensation.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 12—INCOME TAXES (Continued)

        Following is a reconciliation of the Company's effective income tax rate to the United States federal statutory tax rate:

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	June 15, 2007 to December 31, 2007	January 1, 2007 to June 14, 2007
Expected tax at U.S. statutory income tax rate	35.0%	35.0%	35.0%	35.0%
U.S. state and local income taxes
—net of federal income tax effect	(1.5)%	3.7%	5.6%	4.7%
Foreign rate differential	(5.0)%	(5.7)%	(6.0)%	(0.8)%
Foreign unremitted earnings	5.0%	5.7%	6.0%	8.1%
Non-deductible fees and expenses	0.3%	1.4%	10.9%	35.9%
Unrecognized tax benefits	(1.4)%	1.1%	1.6%	1.5%
Other	(2.0)%	(2.3)%	(0.4)%	0.1%

Effective tax rate	30.4%	38.9%	52.7%	84.5%

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 12—INCOME TAXES (Continued)

        The effect of temporary differences is included in deferred tax accounts as follows:

	December 31, 2009	December 31, 2008
Deferred tax assets:
State tax loss and credit carryforwards	$23	$25
Accrued bonuses	314	538
Accrued lease liability	—	56
Product performance accrual	1,616	1,542
Bad debt reserves	568	440
Foreign deferred tax assets	—	14
Interest rate swap	1,465	2,212
Deferred compensation	728	735
Other reserves	515	761
Non-Qualified stock option compensation	1,696	—
Foreign tax credits	1,302	558

Total deferred tax assets	8,227	6,881
Deferred tax liabilities:
Fixed assets	(4,754)	(3,862)
Intangible assets	(78,801)	(83,760)
Foreign unremitted earnings	(6,842)	(4,628)
Earnings from equity owned entities	(279)	(165)
Restricted stock option compensation	(1,481)	—
Foreign deferred tax liabilities	(805)	(400)

Total deferred tax liabilities	(92,962)	(92,815)

Total net deferred tax liabilities	$(84,735)	$(85,934)

        Upon the implementation of guidance with respect to uncertain tax positions, codified under ASC 740, the Company recorded a liability for unrecognized tax benefits of $883 that was accounted for as a reduction to the Company's January 1, 2007 retained earnings. Approximately $305 is included in the unrecognized tax benefits recorded as of January 1, 2007, for the payment of interest and for penalties associated with those positions.

        The Company recognizes interest accrued related to its liability for unrecognized tax benefits and penalties in income tax expense. The Company recorded interest and penalties related to unrecognized tax benefits as a component of income tax expense in the amount of approximately $476, $130, $160 and $92 for the year ended December 31, 2009, the year ended December 31, 2008, the period from June 15 to December 31, 2007 and the period from January 1 to June 14, 2007, respectively. The Company had no accruals for interest or penalties prior to 2007. The Company had approximately $1,028 and $637 for the payments of interest and penalties accrued at December 31, 2009 and December 31, 2008, respectively.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 12—INCOME TAXES (Continued)

        A reconciliation of the beginning and ending amount of the Company's liability for unrecognized tax benefits (excluding interest and penalties) is as follows:

Predecessor
Balance at January 1, 2007	$1,090
Additions based on tax position related to the current year	73
Additions for tax position of prior years	—

Balance at June 14, 2007	$1,163

Successor
Balance at June 15, 2007	$1,163
Additions based on tax position related to the current year	178
Additions for tax position of prior years	—

Balance at December 31, 2007	$1,341

Additions based on tax position related to the current year	117
Additions for tax position of prior years	—
Reduction for tax position of prior years	(200)

Balance at December 31, 2008	$1,258

Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	2,653
Reductions for tax positions of prior years	(333)

Balance at December 31, 2009	$3,578

        The amount of unrecognized tax benefit that would potentially impact the Company's effective tax rate was $2,569, $811 and $745 (excluding interest and penalties) as of December 31, 2009, December 31, 2008 and January 1, 2007, respectively.

        The Company conducts its business globally and as a result, the Company and one or more of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is subject to examination by taxing authorities in each of these jurisdictions.

        The Company has open tax years from 2007-2009 for U.S. federal tax purposes. The Company has open tax years from 2005-2009 with various state tax jurisdictions. The Company has open tax years from 2000-2009 with various foreign tax jurisdictions. It is reasonably possible that a reduction of unrecognized tax benefits may occur within the next twelve months as a result of reductions of the uncertain tax positions. The Company estimates that unrecognized tax benefits, excluding interest and penalties, at December 31, 2009 could be reduced by approximately $276.

        In connection with the examination of the Company's tax returns, contingencies can arise that generally result from differing interpretations of applicable tax laws and regulations as they relate to the amount, timing or inclusion of revenues or expenses in taxable income, or the sustainability of tax credits to reduce income taxes payable. The Company believes it has sufficient accruals for its contingent tax liabilities. Annual tax provisions include amounts considered sufficient to pay assessments that may result from examination of prior year tax returns, although actual results may

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 12—INCOME TAXES (Continued)

differ. The Company does not expect that such differences would have a material effect on its consolidated financial position, results of operations, or cash flows.

        As a result of the June 15, 2007 acquisition, the Company anticipates increased cash flow needs in the United States and expects to repatriate foreign earnings in the future. As a result, as of June 15, 2007, the Company has provided for U.S. federal income tax on undistributed current earnings of foreign subsidiaries except for its Malaysia operations.

        As of December 31, 2009 the undistributed earnings of the Company's Malaysian subsidiary are considered to be indefinitely reinvested and, accordingly, no U.S. federal and state income taxes have been provided thereon. The Company is currently pursuing an Asian growth strategy that will include capacity expansion in the region and such expansion will be funded by its Malaysian subsidiary. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practical because of the complexities associated with its hypothetical calculation; however, unrecognized foreign tax credits would be available to reduce a portion of the U.S. tax liability.

        The Company's state tax loss and credit carryforwards total approximately $117, which if not utilized, will expire at various times through 2027.

NOTE 13—EMPLOYEE BENEFIT PLANS

        The Company maintains two defined contribution benefit plans covering substantially all U.S. domestic employees. The Company makes matching contributions to the plans and can also make discretionary contributions to the plans. The Company expense under these plans was $872, $823, $580 and $365 for the year ended December 31, 2009, the year ended December 31, 2008, the period from June 15 to December 31, 2007 and the period from January 1 to June 14, 2007, respectively.

        The Company also maintains defined contribution benefit plans for certain foreign employees. The expense under these plans was $1,111, $983, $503 and $377 for the year ended December 31, 2009, the year ended December 31, 2008, the period from June 15 to December 31, 2007 and the period from January 1 to June 14, 2007, respectively.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 14—FAIR VALUE MEASUREMENTS

        The following table provides the Company's financial assets and liabilities reported at fair value and measured on a recurring basis as of December 31, 2009 and December 31, 2008:

Description	Total	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap liability at December 31, 2008	$(6,013)	$—	$(6,013)	$—
Unrealized gain included in net income	1,995	—	1,995	—

Interest rate swap liability at December 31, 2009	$(4,018)	$—	$(4,018)	$—

        The fair value for the Company's interest rate swap is valued using observable current market information as of the reporting date.

NOTE 15—COMMITMENTS AND CONTINGENCIES

        The Company is a party to claims and litigation in the normal course of its operations. Management believes that the ultimate outcome of these matters will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

        The Company typically does not provide contractual warranties on its products. However, on limited occasions, the Company incurs costs to service its products in connection with specific product performance matters. Prior to 2008, the Company did not experience any material product performance matters. The Company has accrued for specific product performance matters incurred in 2008 and 2009 that are probable and estimable based on its best estimate of ultimate cash expenditures that it will incur for such items. The following table summarizes the Company's product performance liability that is recorded in accrued liabilities in the consolidated balance sheets:

	December 31, 2009	December 31, 2008
Balance as of beginning of period	$4,736	$—
Additions	572	5,616
Cash settlements	(1,098)	(880)

Balance as of end of period	$4,210	$4,736

NOTE 16—RELATED PARTIES

        Certain of the Company's shareholders with aggregate interests of 15,471,945 in shares are affiliated with the Company's First and Second Lien term loan lender. The Company has entered into an interest rate swap agreement with this lender. (See Note 8) One of these shareholders had an advisory services agreement until November 12, 2009, with the Company that provided for the payment of $423 in annual advisory fees. This shareholder had the right to appoint five of the seven Board members of the Company.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 16—RELATED PARTIES (Continued)

        Two of the Company's Board members had an advisory services agreement until November 12, 2009, with the Company that provided for the payment of $1.4 million in fees related to the DLJ Transactions in 2007 and provided for $150 in annual advisory fees. In 2007, these two Board members were also awarded a total of 517,510 of equivalent shares in connection with the Acquisition.

        A former Board member and shareholder with 1,068,771 shares had had an advisory services agreement until November 12, 2009 with the Company, which was terminated in September 2008 and provided for the payment of $164 in fees related to the Acquisition and annual advisory services fees of $36. This former Board member was also awarded 27,126 of equivalent shares in connection with the Acquisition.

        On November 12, 2009, the Company closed its IPO and paid $2.6 million to terminate all of the annual advisory services and monitoring agreements that it had entered into in connection with the Acquisition.

        Total expense under these advisory services agreements was $3,224, $638, $352 and $687 for the year ended December 31, 2009, the year ended December 31, 2008, the period from June 15 to December 31, 2007 and the period from January 1 to June 14, 2007, respectively.

NOTE 17—REPORTABLE SEGMENTS AND GEOGRAPHICAL INFORMATION

        ASC 280-10-50—Disclosure about Segments of an Enterprise and Related Information, establishes standards for the manner in which companies report information about operating segments, products, services, geographic areas and major customers. The method of determining what information to report is based on the way that management organizes the operating segments within the enterprise for making operating decisions and assessing financial performance. Based on the nature of its products and services, the Company has two reporting segments: Solar and Quality Assurance. Information as to each of these operations is set forth below.

        The accounting policies of the Company's business segments are the same as those described in the summary of significant accounting policies included elsewhere herein.

        Adjusted EBITDA is the main metric used by the management team and the board to plan, forecast and review the Company's business performance. Adjusted EBITDA represents net income before interest income and expense, income tax expense, depreciation, amortization, stock-based compensation expense, transaction fees, equity earnings on investments and certain non-recurring income and expenses from the results of operations.

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 17—REPORTABLE SEGMENTS AND GEOGRAPHICAL INFORMATION (Continued)

        The following table sets forth information about the Company's operations by its two reportable segments and by geographic area:

Operations by Reportable Segment

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	June 15 to December 31, 2007	January 1 to June 14, 2007
Segment Adjusted EBITDA
Solar	$67,253	$83,042	$28,999	$13,089
Quality Assurance	22,857	17,586	12,081	5,908

Segment Adjusted EBITDA	$90,110	$100,628	$41,080	$18,997

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	June 15 to December 31, 2007	January 1 to June 14, 2007
Reconciliation of Adjusted EBITDA to Net income
Segment Adjusted EBITDA	$90,110	$100,628	$41,080	$18,997
Corporate Adjusted EBITDA	(8,479)	(3,291)	(1,776)	(729)

Adjusted EBITDA	81,631	97,337	39,304	18,268
Depreciation and amortization	(23,381)	(21,248)	(10,088)	(2,364)
Interest income	136	249	203	143
Interest expense	(17,068)	(20,809)	(13,090)	(2,918)
Income taxes	(10,042)	(17,870)	(4,572)	(3,983)
Management advisory fees	(3,224)	(638)	(352)	(687)
Unrealized gain (loss) on interest rate swap	1,995	(3,025)	(2,988)	—
Stock-based compensation	(7,308)	(1,752)	(2,634)	(33)
(Loss) gain on disposal of property, plant and equipment	(67)	3	—	(3)
Earnings on equity-method investments	317	178	84	46
Purchase accounting adjustments	—	—	(1,302)	—
Non-recurring items	—	(4,320)	(454)	—
Transaction fees	—	—	—	(7,737)

Net Income	$22,989	$28,105	$4,111	$732

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 17—REPORTABLE SEGMENTS AND GEOGRAPHICAL INFORMATION (Continued)

Operations by Geographic Area

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	June 15 to December 31, 2007	January 1 to June 14, 2007
Net Sales
United States	$147,742	$146,383	$44,898	$28,997
Spain	57,056	89,116	27,853	11,394
Hong Kong	31,145	30,438	16,288	10,851
Other	29,002	22,641	20,245	13,518

Total Net Sales	$264,945	$288,578	$109,284	$64,760

Depreciation and Amortization by Reportable Segment

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	June 15 to December 31, 2007	January 1 to June 14, 2007
Depreciation and Amortization
Solar	$13,640	$12,403	$5,654	$482
Quality Assurance	9,212	8,316	4,165	1,682
Corporate	529	529	269	200

Total Depreciation and Amortization	$23,381	$21,248	$10,088	$2,364

Capital Expenditures by Reportable Segment

	Successor			Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2008	June 15 to December 31, 2007	January 1 to June 14, 2007
Capital Expenditures
Solar	$7,255	$25,886	$7,220	$1,818
Quality Assurance	10,469	8,946	2,637	1,245
Corporate	109	456	207	447

Total Capital Expenditures	$17,833	$35,288	$10,064	$3,510

STR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(All amounts in thousands except per share / unit amounts unless otherwise noted)

NOTE 17—REPORTABLE SEGMENTS AND GEOGRAPHICAL INFORMATION (Continued)

Total Assets by Reportable Segment

	December 31, 2009	December 31, 2008
Assets
Solar	$416,853	$405,538
Quality Assurance	214,787	203,417
Corporate	14,220	11,967

Total Assets	$645,860	$620,922

Long-Lived Assets by Reportable Segment

	December 31, 2009	December 31, 2008
Long-lived Assets
United States	$240,017	$246,983
Spain	22,308	19,699
Malaysia	9,576	6,820
China	7,038	4,230
Hong Kong	2,098	1,254
Other countries	4,021	11,196

Total Long-Lived Assets	$285,058	$290,182

        Foreign sales are based on the country in which the sales originated. Solar sales to one of the Company's major customers for the years ended December 31, 2009 and 2008 were $40,420 and $35,620, respectively. Accounts receivable from that customer amounted to $1,319 and $4,134 as of December 31, 2009 and December 31, 2008, respectively. Solar sales to two of the Company's major customers for the periods from June 15 to December 31, 2007 and January 1 to June 14, 2007 were $8,492 and $10,839, respectively.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The expenses, other than underwriting commissions, expected to be incurred by STR Holdings, Inc. (the "Registrant") in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

Securities and Exchange Commission Registration Fee		$11,438
Financial Industry Regulatory Authority, Inc. Filing Fee		16,542
Printing and Engraving		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Transfer Agent and Custodian Fees		*
Miscellaneous		*

Total	$	*

*
To be completed by amendment.

Item 14. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        The Registrant's bylaws authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL, as amended. The Registrant intends to enter into indemnification agreements with each of its directors and executive officers. These agreements, among other things, will require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

        Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

        The Registrant maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

        The proposed form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of the Registrant's directors and officers by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

        On September 30, 2009, STR Holdings (New) LLC, a Delaware limited liability company that converted into the Registrant in connection with the initial public offering of the Registrant on November 6, 2009, was formed. Specialized Technology Resources, Inc. purchased 10 units representing membership interests in STR Holdings (New) LLC for $1,000 in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act, as it was a transaction by an issuer that did not involve a public offering of securities.

        In connection with the corporate reorganization completed in connection with the initial public offering, STR Holdings (New) LLC issued units to the unitholders of STR Holdings LLC, which then converted into shares of STR Holdings, Inc.'s common stock, par value $0.01 per share. The issuance of the units of STR Holdings (New) LLC and the shares of common stock of STR Holdings, Inc. in the corporate reorganization were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, as it was a transaction by the issuer not involving a public offering of securities. The following share numbers of STR Holdings, Inc.'s common stock were issued based upon the initial public offering price of $10.00 per share:

          (1)   STR Holdings (New) LLC issued 17,864,924 of its Class A units to holders of Class A units in STR Holdings LLC, which converted into 35,308,339 shares of STR Holdings Inc.'s common stock, par value $0.01 per share.

          (2)   STR Holdings (New) LLC issued 223,464 of its Class A units to Dennis L. Jilot pursuant to his amended employment agreement, which converted into 441,656 shares of STR Holdings Inc.'s common stock, par value $0.01 per share.

          (3)   STR Holdings (New) LLC issued 199,766 of its Class B units to holders of Class B units in STR Holdings LLC, which converted into 195,053 shares of STR Holdings Inc.'s common stock, par value $0.01 per share.

          (4)   STR Holdings (New) LLC issued 1,134,419 of its Class C units to holders of Class C units in STR Holdings LLC, which converted into 1,096,273 shares of STR Holdings Inc.'s common stock, par value $0.01 per share.

          (5)   STR Holdings (New) LLC issued 407,796 of its Class D units to holders of Class D units in STR Holdings LLC, which converted into 394,095 shares of STR Holdings Inc.'s common stock, par value $0.01 per share.

          (6)   STR Holdings (New) LLC issued 403,833 of its Class E units to holders of Class E units in STR Holdings LLC, which were cancelled in the conversion.

          (7)   STR Holdings (New) LLC issued 588,171 of its Class F units to holders of Class F units in STR Holdings LLC, which converted into 574,294 shares of STR Holdings Inc.'s common stock, par value $0.01 per share.

Item 16. Exhibits and Financial Statement Schedules

        (a)   Exhibits

Number	Description
1.1*	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger, dated as of November 5, 2009, among STR Holdings (New) LLC, STR Merger, Inc. and Specialized Technology Resources, Inc. (filed as Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
2.2	Second Amended and Restated Limited Liability Company Agreement of STR Holdings (New) LLC, dated as of November 5, 2009. (filed as Exhibit 2.2 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
2.3	Plan of Conversion of STR Holdings (New) LLC, dated as of November 6, 2009. (filed as Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
3.1	Certificate of Incorporation of STR Holdings, Inc. (filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
3.2	Bylaws of STR Holdings, Inc. (filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
4.1	Form of Common Stock Certificate. (filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
4.2	Registration Rights Agreement, dated as of November 6, 2009, among STR Holdings, Inc. and the stockholders party thereto. (filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
5.1*	Opinion of Weil, Gotshal & Manges LLP.
10.1	Form of Indemnification Agreement between STR Holdings, Inc. and each of its directors and executive officers. (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).

Number	Description
10.2	2009 Equity Incentive Plan. (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001- 34529) and incorporated herein by reference).
10.3	Employment Agreement, dated as of July 18, 2008, between Specialized Technology Resources, Inc. and Dennis L. Jilot. (filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.4	Amendment, dated as of September 3, 2009, to the Employment Agreement between Specialized Technology Resources, Inc. and Dennis L. Jilot. (filed as Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.5	Employment Agreement, dated as of June 15, 2007, between Specialized Technology Resources, Inc. and Barry A. Morris. (filed as Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.6	Employment Agreement, dated as of June 15, 2007, between Specialized Technology Resources, Inc. and Robert S. Yorgensen. (filed as Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.7	Employment Agreement, dated as of August 17, 2009, between Specialized Technology Resources, Inc. and Mark A. Duffy. (filed as Exhibit 10.7 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.8	First Lien Credit Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the lenders party thereto, and Credit Suisse. (filed as Exhibit 10.8 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.9	Amendment No. 1 to the First Lien Credit Agreement, dated as of October 5, 2009, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the lenders party thereto, and Credit Suisse. (filed as Exhibit 10.9 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.10	First Lien Guarantee and Collateral Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the subsidiaries of the borrower from time to time party thereto, and Credit Suisse. (filed as Exhibit 10.10 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.11	Supplement No. 1, dated as of November 5, 2009, to the First Lien Guarantee and Collateral Agreement dated as of June 15, 2007, among Specialized Technology Resources, Inc., the subsidiaries of Specialized Technology Resources, Inc. party thereto, and Credit Suisse. (filed as Exhibit 10.11 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.12	Second Lien Credit Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the lenders party thereto, and Credit Suisse. (filed as Exhibit 10.12 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).

Number	Description
10.13	Amendment No. 1 to the Second Lien Credit Agreement, dated as of October 5, 2009, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the lenders party thereto, and Credit Suisse. (filed as Exhibit 10.13 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.14	Second Lien Guarantee and Collateral Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the subsidiaries of the borrower from time to time party thereto, and Credit Suisse. (filed as Exhibit 10.14 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.15	Supplement No. 1, dated as of November 5, 2009, to the Second Lien Guarantee and Collateral Agreement dated as of June 15, 2007, among Specialized Technology Resources, Inc., the subsidiaries of Specialized Technology Resources, Inc. party thereto, and Credit Suisse. (filed as Exhibit 10.15 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.16	Intercreditor Agreement, dated as of June 15, 2007, by and between Specialized Technology Resources, Inc., STR Holdings LLC and Credit Suisse. (filed as Exhibit 10.16 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.17	Assignment and Assumption Agreement, dated as of November 5, 2009, between STR Holdings LLC and STR Holdings (New) LLC. (filed as Exhibit 10.17 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.18†	Form of STR Holdings, Inc. Restricted Stock Agreement for executive officers that held incentive units in STR Holdings (New) LLC.
10.19	Form of STR Holdings, Inc. Restricted Stock Agreement for other holders of units in STR Holdings (New) LLC. (filed as Exhibit 10.19 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.20	Class A Unit Grant Agreement, dated as of November 5, 2009, between STR Holdings (New) LLC and Dennis L. Jilot. (filed as Exhibit 10.20 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.21	Restricted Stock Agreement, dated as of November 6, 2009, between STR Holdings, Inc, and Dennis L. Jilot. (filed as Exhibit 10.21 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.22	Form of Restricted Stock Agreement of STR Holdings, Inc. (filed as Exhibit 10.22 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.23	Specialized Technology Resources, Inc. Management Incentive Plan. (filed as Exhibit 10.23 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.24	Form of STR Holdings, Inc. Option Award Agreement for executive officers. (filed as Exhibit 10.24 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).

Number	Description
10.25	Form of STR Holdings, Inc. Incentive Stock Option Award Agreement. (filed as Exhibit 10.25 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.26	Form of STR Holdings, Inc. Non Qualified Stock Option Award Agreement. (filed as Exhibit 10.26 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.27	Subscription Agreement, dated as of September 30, 2009, by and between Specialized Technology Resources, Inc. and STR Holdings (New) LLC. (filed as Exhibit 10.27 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
11.1	Statement Regarding Computation of Per Share Earnings (incorporated by reference to the Notes to Consolidated Financial Statements included in Part I of this Registration Statement).
16.1†	Letter re change in certifying accountant.
21.1	List of Subsidiaries of STR Holdings, Inc. (filed as Exhibit 21 to the Company's Annual Report on Form 10-K filed on March 19, 2010 (file no. 001-34529) and incorporated herein by reference).
23.1†	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1 hereto).
24.1†	Power of Attorney of Dennis L. Jilot.
24.2†	Power of Attorney of Barry A. Morris.
24.3†	Power of Attorney of Joseph C. Radziewicz.
24.4†	Power of Attorney of Scott S. Brown.
24.5†	Power of Attorney of John A. Janitz.
24.6†	Power of Attorney of Andrew M. Leitch.
24.7†	Power of Attorney of Jason L. Metakis.
24.8†	Power of Attorney of Dominick J. Schiano.
24.9†	Power of Attorney of Susan C. Schnabel.
24.10†	Power of Attorney of Ryan M. Sprott.

*
To be filed by amendment.

†
Filed herewith.
  (b)
  Financial statement schedules.

          Schedule II—Valuation and Qualifying Accounts

Item 17. Undertakings

        The undersigned hereby undertakes as follows:

          (a)   To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (c)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Enfield, Connecticut on the 5th day of April, 2010.

STR Holdings, Inc.
By:	/s/ DENNIS L JILOT
Name: Dennis L. Jilot
Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on the 5th day of April, 2010.

Signature	Title
/s/ DENNIS L. JILOT Dennis L. Jilot	Chairman, President and Chief Executive Officer (Principal Executive Officer)
/s/ BARRY A. MORRIS Barry A. Morris	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ JOSEPH C. RADZIEWICZ Joseph C. Radziewicz	Controller and Principal Accounting Officer (Principal Accounting Officer)
/s/ SCOTT S. BROWN Scott S. Brown	Director
/s/ JOHN A. JANITZ John A. Janitz	Director
/s/ ANDREW M. LEITCH Andrew M. Leitch	Director
/s/ JASON L. METAKIS Jason L. Metakis	Director
/s/ DOMINICK J. SCHIANO Dominick J. Schiano	Director
/s/ SUSAN C. SCHNABEL Susan C. Schnabel	Director
/s/ RYAN M. SPROTT Ryan M. Sprott	Director

Schedule II—Valuation and Qualifying Accounts

STR Holdings, Inc. and Subsidiaries

	Beginning Balance	Additions/ Charged to Expenses	Deletions	Balance at End of Period
Successor
Year ended December 31, 2009
Accounts receivable allowance for doubtful accounts	$3,015	1,403	(1,950)	$2,468
Year ended December 31, 2008
Accounts receivable allowance for doubtful accounts	$1,867	1,950	(802)	$3,015
Period from June 15 to December 31, 2007
Accounts receivable allowance for doubtful accounts	$1,407	562	(102)	$1,867
Predecessor
Period from January 1 to June 14, 2007
Accounts receivable allowance for doubtful accounts	$1,074	384	(51)	$1,407

S-1

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
1.1*	Form of Underwriting Agreement
2.1
Agreement and Plan of Merger, dated as of November 5, 2009, among STR Holdings (New) LLC, STR Merger, Inc. and Specialized Technology Resources, Inc. (filed as Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
2.2
Second Amended and Restated Limited Liability Company Agreement of STR Holdings (New) LLC, dated as of November 5, 2009. (filed as Exhibit 2.2 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
2.3
Plan of Conversion of STR Holdings (New) LLC, dated as of November 6, 2009. (filed as Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
3.1
Certificate of Incorporation of STR Holdings, Inc. (filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
3.2	Bylaws of STR Holdings, Inc. (filed as Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
4.1	Form of Common Stock Certificate. (filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
4.2
Registration Rights Agreement, dated as of November 6, 2009, among STR Holdings, Inc. and the stockholders party thereto. (filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
5.1*	Opinion of Weil, Gotshal & Manges LLP.
10.1
Form of Indemnification Agreement between STR Holdings, Inc. and each of its directors and executive officers. (filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.2	2009 Equity Incentive Plan. (filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001- 34529) and incorporated herein by reference).
10.3
Employment Agreement, dated as of July 18, 2008, between Specialized Technology Resources, Inc. and Dennis L. Jilot. (filed as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.4
Amendment, dated as of September 3, 2009, to the Employment Agreement between Specialized Technology Resources, Inc. and Dennis L. Jilot. (filed as Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.5
Employment Agreement, dated as of June 15, 2007, between Specialized Technology Resources, Inc. and Barry A. Morris. (filed as Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).

Exhibit Number	Description of Exhibits
10.6	Employment Agreement, dated as of June 15, 2007, between Specialized Technology Resources, Inc. and Robert S. Yorgensen. (filed as Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.7
Employment Agreement, dated as of August 17, 2009, between Specialized Technology Resources, Inc. and Mark A. Duffy. (filed as Exhibit 10.7 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.8
First Lien Credit Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the lenders party thereto, and Credit Suisse. (filed as Exhibit 10.8 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.9
Amendment No. 1 to the First Lien Credit Agreement, dated as of October 5, 2009, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the lenders party thereto, and Credit Suisse. (filed as Exhibit 10.9 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.10
First Lien Guarantee and Collateral Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the subsidiaries of the borrower from time to time party thereto, and Credit Suisse. (filed as Exhibit 10.10 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.11
Supplement No. 1, dated as of November 5, 2009, to the First Lien Guarantee and Collateral Agreement dated as of June 15, 2007, among Specialized Technology Resources, Inc., the subsidiaries of Specialized Technology Resources, Inc. party thereto, and Credit Suisse. (filed as Exhibit 10.11 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.12
Second Lien Credit Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the lenders party thereto, and Credit Suisse. (filed as Exhibit 10.12 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.13
Amendment No. 1 to the Second Lien Credit Agreement, dated as of October 5, 2009, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the lenders party thereto, and Credit Suisse. (filed as Exhibit 10.13 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.14
Second Lien Guarantee and Collateral Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the subsidiaries of the borrower from time to time party thereto, and Credit Suisse. (filed as Exhibit 10.14 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.15
Supplement No. 1, dated as of November 5, 2009, to the Second Lien Guarantee and Collateral Agreement dated as of June 15, 2007, among Specialized Technology Resources, Inc., the subsidiaries of Specialized Technology Resources, Inc. party thereto, and Credit Suisse. (filed as Exhibit 10.15 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).

Exhibit Number	Description of Exhibits
10.16	Intercreditor Agreement, dated as of June 15, 2007, by and between Specialized Technology Resources, Inc., STR Holdings LLC and Credit Suisse. (filed as Exhibit 10.16 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.17
Assignment and Assumption Agreement, dated as of November 5, 2009, between STR Holdings LLC and STR Holdings (New) LLC. (filed as Exhibit 10.17 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.18†	Form of STR Holdings, Inc. Restricted Stock Agreement for executive officers that held incentive units in STR Holdings (New) LLC.
10.19
Form of STR Holdings, Inc. Restricted Stock Agreement for other holders of units in STR Holdings (New) LLC. (filed as Exhibit 10.19 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.20
Class A Unit Grant Agreement, dated as of November 5, 2009, between STR Holdings (New) LLC and Dennis L. Jilot. (filed as Exhibit 10.20 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.21
Restricted Stock Agreement, dated as of November 6, 2009, between STR Holdings, Inc, and Dennis L. Jilot. (filed as Exhibit 10.21 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.22
Form of Restricted Stock Agreement of STR Holdings, Inc. (filed as Exhibit 10.22 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.23
Specialized Technology Resources, Inc. Management Incentive Plan. (filed as Exhibit 10.23 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.24
Form of STR Holdings, Inc. Option Award Agreement for executive officers. (filed as Exhibit 10.24 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.25
Form of STR Holdings, Inc. Incentive Stock Option Award Agreement. (filed as Exhibit 10.25 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.26
Form of STR Holdings, Inc. Non Qualified Stock Option Award Agreement. (filed as Exhibit 10.26 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
10.27
Subscription Agreement, dated as of September 30, 2009, by and between Specialized Technology Resources, Inc. and STR Holdings (New) LLC. (filed as Exhibit 10.27 to the Company's Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).
11.1	Statement Regarding Computation of Per Share Earnings (incorporated by reference to the Notes to Consolidated Financial Statements included in Part I of this Registration Statement).
16.1†	Letter re change in certifying accountant.

Exhibit Number	Description of Exhibits
21.1	List of Subsidiaries of STR Holdings, Inc. (filed as Exhibit 21 to the Company's Annual Report on Form 10-K filed on March 19, 2010 (file no. 001-34529) and incorporated herein by reference).
23.1†	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1 hereto).
24.1†	Power of Attorney of Dennis L. Jilot.
24.2†	Power of Attorney of Barry A. Morris.
24.3†	Power of Attorney of Joseph C. Radziewicz.
24.4†	Power of Attorney of Scott S. Brown.
24.5†	Power of Attorney of John A. Janitz.
24.6†	Power of Attorney of Andrew M. Leitch.
24.7†	Power of Attorney of Jason L. Metakis.
24.8†	Power of Attorney of Dominick J. Schiano.
24.9†	Power of Attorney of Susan C. Schnabel.
24.10†	Power of Attorney of Ryan M. Sprott.

*
To be filed by amendment.

†
Filed herewith.